                                                                    EXHIBIT 99.2

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE COURT AND NO ONE MAY SOLICIT ACCEPTANCES OR REJECTIONS OF THE PLAN OF REORGANIZATION UNTIL THE DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE COURT AS CONTAINING ADEQUATE INFORMATION. IN ADDITION, THIS DISCLOSURE STATEMENT WILL BE REVISED TO REFLECT EVENTS THAT OCCUR AFTER THE DATE HEREOF, BUT PRIOR TO THE COURT'S APPROVAL OF THE DISCLOSURE STATEMENT.



                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

-----------------------------------x
In re:                              :
                                    :        Chapter 11 Cases
                                    :
FRUIT OF THE LOOM, INC., et al.,    :       No. 99-04497 (PJW)
                         -- ---
                                    :
                                    :     Jointly Administered

                   Debtors.         :
                                    :
-----------------------------------x



                        DISCLOSURE STATEMENT PURSUANT TO
               SECTION 1125 OF THE BANKRUPTCY CODE WITH RESPECT TO
                JOINT PLAN OF REORGANIZATION OF FRUIT OF THE LOOM
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                            MILBANK, TWEED, HADLEY & MCCLOY LLP
                                            1 Chase Manhattan Plaza New York,
                                            New York 10005-1413
                                            (212) 530-5000

                                                      -  and  -

                                            SAUL EWING LLP
                                            222 Delaware Street
                                            Wilmington, Delaware  19801
                                            (302) 421-6800

                                            Attorneys for Fruit of
                                            the Loom, Inc. et al.,
                                                           -- ---
                                            Debtors and Debtors-in-Possession

Dated:   New York, New York
         March 15, 2001

                                   DISCLAIMER

                  NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY
REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

                  ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT (INCLUDING ALL EXHIBITS) AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE EXECUTIVE SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, THE EXHIBITS ANNEXED TO THE PLAN, THE PLAN SUPPLEMENT AND THE OTHER EXHIBITS TO THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF. ALL CREDITORS SHOULD READ CAREFULLY AND CONSIDER FULLY THE "RISK FACTORS" SECTION HEREOF BEFORE VOTING FOR OR AGAINST THE PLAN. SEE SECTION X "CERTAIN FACTORS TO BE CONSIDERED."

                  THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NONBANKRUPTCY LAW. PERSONS OR ENTITIES TRADING IN, OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING SECURITIES OF FRUIT OF THE LOOM SHOULD NOT RELY UPON THIS DISCLOSURE STATEMENT FOR SUCH PURPOSES AND SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

                  THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

                  FURTHER INFORMATION REGARDING FRUIT OF THE LOOM AND ITS BUSINESSES, OPERATIONS AND MATERIAL EVENTS IS AVAILABLE IN PUBLIC FILINGS SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION. IF YOU WISH TO OBTAIN COPIES OF SUCH FILINGS, AT YOUR OWN EXPENSE, UNLESS OTHERWISE SPECIFICALLY REQUIRED BY BANKRUPTCY RULE 3017(D), PLEASE SEND A WRITTEN REQUEST FOR ANY SPECIFIC DOCUMENT(S) TO: MILBANK, TWEED, HADLEY & MCCLOY LLP, 1 CHASE MANHATTAN PLAZA, NEW YORK, NEW YORK 10005, ATTN.: RENA STRAPPAZON, LEGAL ASSISTANT, TELECOPY NO. (212) 530-5219.

                  AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT, LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN CONNECTION WITH SETTLEMENT NEGOTIATIONS.

                  THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE PLAN, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE PLAN, EVENTS IN FRUIT OF THE LOOM'S REORGANIZATION CASES, AND FINANCIAL INFORMATION. ALTHOUGH THE MEMBERS OF FRUIT OF THE LOOM BELIEVE THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF THE PLAN, SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY FRUIT OF THE LOOM'S MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. FRUIT OF THE LOOM BELIEVES THAT THE INFORMATION CONTAINED HEREIN IS CORRECT, BUT IS UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT INACCURACY OR OMISSION. FRUIT OF THE LOOM IS SOLELY RESPONSIBLE FOR ALL STATEMENTS IN THE DISCLOSURE STATEMENT.

                  THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THE DESCRIPTIONS SET FORTH HEREIN OF THE ACTIONS, CONCLUSIONS, OR RECOMMENDATIONS OF FRUIT OF THE LOOM OR ANY OTHER PARTY IN INTEREST HAVE BEEN SUBMITTED TO OR APPROVED BY SUCH PARTY, BUT NO SUCH PARTY MAKES ANY REPRESENTATION REGARDING SUCH DESCRIPTIONS.

                  THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING INVOLVING FRUIT OF THE LOOM OR ANY OTHER PARTY, NOR SHALL IT BE CONSTRUED TO BE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, FRUIT OF THE LOOM. YOU SHOULD CONSULT YOUR OWN COUNSEL OR TAX ADVISOR AS TO ANY QUESTIONS OR CONCERNS RESPECTING TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION ON HOLDERS OF CLAIMS OR EQUITY INTERESTS.

                               EXECUTIVE SUMMARY(1)

                  Fruit of the Loom, Ltd. (a Cayman Islands company) ("FTL Cayman"), Fruit of the Loom, Inc., (a Delaware corporation) ("FTL Inc."), and their other direct and indirect subsidiaries listed on the signature page hereof, debtors and debtors-in-possession (collectively, "Fruit of the Loom") commenced their Reorganization Cases (the "Reorganization Cases") by filing petitions for relief under Chapter 11 of title 11 of the United States Code, 11 U.S.C. Section 101-1330 (as amended, the "Bankruptcy Code") on December
29, 1999 (the "Petition Date") in the United States Bankruptcy Court for the District of Delaware (the "Court"). On December 30, 1999, FTL Cayman also commenced a proceeding under the Companies Law (the "Cayman Proceeding") in the Grand Court of the Cayman Islands (the "Cayman Court").

                  Fruit of the Loom is a leading international, vertically integrated basic apparel company, selling products principally under the Fruit of the Loom(R) brand name. It is the mass market leader in men's and boys' underwear, and is one of the largest producers of activewear for the screenprint T-shirt and fleece market, women's and girls' underwear, casualwear, and childrenswear.

                  Fruit of the Loom is a fully integrated manufacturer, performing most of its own yarn spinning, knitting, cloth finishing, cutting, sewing and packaging. Management considers Fruit of the Loom's primary strengths to be its excellent brand name recognition, ability to deliver large volumes of quality basic apparel at a low cost, and strong relationships with major discount chains and mass merchandisers. Management believes that consumer awareness of the value, quality and competitive prices of Fruit of the Loom's products will benefit Fruit of the Loom in any retail environment where consumers are value conscious.

                  During the past year, Fruit of the Loom's current management has achieved significant operational improvements in all areas of manufacturing; disposed of non-productive assets; consolidated production facilities to improve capacity

--------
1 Capitalized terms used in this Executive Summary and not defined herein shall have the meanings ascribed to such terms in the Disclosure Statement and the Plan.

utilization and reduce fixed costs; improved service levels to customers; eliminated or reduced product lines and SKU's to create efficiencies in manufacturing and distribution costs and improve working capital management; simplified manufacturing processes and improved production efficiencies; and lowered corporate overhead and SG&A spending. These actions by management resulted in a $435 million improvement in Adjusted EBITDA from 1999 to 2000. For a more complete description of the improvements in Fruit of the Loom's operational and financial performance, See Section V, "Improvements in the Business Since the Petition Date; Current Business Strategy."

                  Fruit of the Loom filed its joint plan of reorganization dated March 15, 2001 (the "Plan"), with the Court. The Joint Provisional Liquidators will also file, as to FTL Cayman ONLY, a Scheme of Arrangement in the Cayman Proceeding (the "Scheme of Arrangement"), which is coordinated with, and contingent upon the effectiveness of, the Plan. The Plan (and, as to FTL Cayman only, the Scheme of Arrangement) sets forth how Claims against and Equity Interests in Fruit of the Loom will be treated upon the emergence of Fruit of the Loom from Chapter 11.

                  The Plan and the Scheme of Arrangement are a result of extensive negotiations with the Informal Noteholders' Committee (the "Noteholders Committee") and the Unofficial Bank Steering Committee (the "Bank Steering Committee"), together representing the Prepetition Secured Creditors, and other constituencies in the Reorganization Cases and reflects the operational turnaround of Fruit of the Loom and strategic focus on core businesses, primarily men's and boys' underwear and activewear, since the Petition Date.

                  This Disclosure Statement describes certain aspects of the Plan and the Scheme of Arrangement, Fruit of the Loom's business operations, significant events occurring prior to and during the Reorganization Cases and related matters. This Executive Summary is intended solely as a summary of the Distribution and other provisions of the Plan and certain matters related to Fruit of the Loom's business. A copy of the Explanatory Statement provided by FTL Cayman in connection with the Scheme of Arrangement (the "Explanatory Statement") is attached as Exhibit F hereto for the convenience of creditors of FTL Cayman. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU

SHOULD READ THE DISCLOSURE STATEMENT, THE PLAN, AND THE EXHIBITS AND SCHEDULES THERETO IN THEIR ENTIRETY.

THE JOINT PLAN OF REORGANIZATION FOR FRUIT OF THE LOOM AND THE SCHEME OF ARRANGEMENT

                  THE PLAN AND THE SCHEME OF ARRANGEMENT HAVE THE SUPPORT OF FRUIT OF THE LOOM, THE JPLS, THE NOTEHOLDERS COMMITTEE, AND THE BANK STEERING COMMITTEE.

A.       OVERVIEW OF REORGANIZATION PLAN

                  The following is a brief summary of certain material provisions of the Plan. For a more detailed description of the terms of the Plan, see Section VIII, "Summary of Joint Plan of Reorganization for Fruit of the Loom." These descriptions are qualified in their entirety by the provisions of the Plan.

                  The Plan embodies a series of interconnected and interdependent settlements among the various creditor constituencies and between Fruit of the Loom and its creditors. The Plan is premised upon effecting a substantial deleveraging and strengthening of the balance sheet of Fruit of the Loom through the conversion of substantially all of Fruit of the Loom's Allowed Prepetition Secured Creditor Claims (which aggregate approximately $1.2 billion, subject to adjustment for Adequate Protection Payments, True Up, and Differential) into 99% of the New Common Stock of New FTL, Ltd. (before dilution for management shares) on the Effective Date. In addition, Holders of Allowed Prepetition Secured Creditor Claims will receive New Notes of Reorganized Fruit of the Loom in the aggregate principal amount of $275 million, subject to adjustment up to an amount not to exceed $300 million. The distributions under the Plan reflect Fruit of the Loom's belief that the value of Reorganized Fruit of the Loom is less than the aggregate amount of the Allowed Prepetition Secured Creditor Claims. Holders of Unsecured Claims (other than Holders of Allowed Trade Election Class Claims) will receive 1% of the New Common Stock of New FTL Ltd. (before dilution for management shares) on the Effective Date, in full settlement and discharge of the Committee Avoidance Action. Holders of Allowed Prepetition Secured Creditor Claims and Allowed Unsecured Claims (other than Allowed Trade Election Class Claims) will also be deemed to receive the New Union Underwear Common Stock (which will thereafter be renamed Fruit of the Loom, Inc.), which they will be deemed to contribute to New FTL Ltd. Holders of Allowed Trade Election Class Claims will receive payments totaling up to 25% of the principal amount of their Allowed Claims; provided that the maximum aggregate amount paid to holders of Allowed Trade Election Class Claims may not exceed $1.5 million. Finally, holders of Old Capital Stock of FTL Cayman, FTL Inc., and Union Underwear will not receive any distribution on account of their Equity Interests, and the Old Capital Stock of FTL Inc. will be cancelled on the Effective Date. The Old Capital Stock of FTL Cayman will be dealt with by the subsequent winding up of FTL Cayman following the Scheme of Arrangement as explained in Paragraph 4 (Equity Interests) of the Explanatory Statement.

                  The Plan also contemplates, and is contingent upon obtaining, a senior secured post-Effective Date credit facility that is adequate to fund working capital and other requirements for Reorganized Fruit of the Loom. See
Section VIII.D.17, "Means for Implementation of the Plan; Reorganized Fruit of the Loom - Exit Facility."

B.       OVERVIEW OF SCHEME OF ARRANGEMENT

                  The following is a brief summary of certain material terms of the provisions of the Scheme of Arrangement. For a more detailed description, see Section IX, "Summary of Scheme of Arrangement," and the Explanatory Statement, attached as Exhibit F. These descriptions are qualified in their entirety by the provisions of the Scheme of Arrangement.

                  The Scheme of Arrangement is applicable ONLY to FTL Cayman. It provides for a transfer on the Scheme of Arrangement effective date of substantially all of the assets of FTL Cayman to a newly formed Cayman Islands company ("New FTL Ltd."). The only asset remaining in FTL Cayman will be the right of unsecured creditors of FTL Cayman who have proved their claims to receive the distribution to which they would be entitled as a holder of an Allowed Claim against FTL Cayman under the Plan. Holders of Allowed Claims against FTL Cayman under the Plan will only be entitled to a single distribution on account of such Allowed Claim.

         The Scheme of Arrangement contemplates and is contingent upon confirmation of the Plan.

C.       SUMMARY OF CLASSIFICATION AND TREATMENT UNDER PLAN

                  The following table summarizes the classification and treatment of pre-petition Claims and Equity Interests under the Plan. The classification and treatment for all Classes are described in more detail in Section "VIII.C, General Description of Classification and Treatment of Claims and Interests." Estimated Claim amounts in Classes 1 through 5 are based upon Fruit of the Loom's books and records. There can be no assurance that the estimated amounts below are correct, and actual Claim amounts may be significantly different from the estimates and may be dependent upon and affected by actions taken and determinations made during the Reorganization Cases. This table is only a summary of the classification and treatment of Claims and Equity Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests. Accordingly, this summary is qualified in its entirety by reference to the provisions of the Plan, a copy of which is attached as Exhibit A hereto.

SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN


             Type of Claim or Equity
             Interest/ Estimated Amount of
   Class     Allowed Claims(2)                          Treatment
   -----     -----------------                          ---------

     1       Priority Non-Tax Claims

             1A:  Priority Non-Tax Claims       Unimpaired - not entitled to
             Against the Consolidated           vote; paid in full, in Cash, or
             Estate                             such other treatment as agreed
                                                upon by a holder of an Allowed
                                                Priority Non-Tax Claim
                                                Reorganized Fruit of the Loom.
                                                and the Debtors.

             Estimated Amount:
             Not more than
             $8,000,000

             1B:  Priority Non-Tax Claims     Unimpaired; not entitled to
             Which are NWI Land Mgmt. Claims  vote; paid in full in Cash from the net proceeds of the
                                              liquidation of NWI Land Mgmt.,
                                              or such other treatment as
                                              agreed upon by a holder and NWI

--------
2 This amount reflects the estimated aggregate amount of the Allowed Claims in a Class. Fruit of the Loom hereby expresses no opinion as to the value of any collateral securing Allowed Secured Claims and expressly reserves all of its rights with respect to such valuation.


             Type of Claim or Equity
             Interest/ Estimated Amount of
   Class     Allowed Claims(2)                          Treatment
   -----     -----------------                          ---------
                                                Land Mgmt. or the Liquidation Agent.


     2       Prepetition Secured Creditor       Impaired - entitled to vote;
             Claims                             each holder of an Allowed
                                                Prepetition Secured Creditor
                                                Claim will receive its pro rata
             Estimated Amount: Approximately    portion of (a) the New Notes,
             $1,200,000,000 (subject to         and (b) 99% of the Distributable
             adjustment for Adequate            Shares of the New Common Stock.
             Protection Payments, True-Up,      Holders of Allowed Prepetition
             Differential, and Farley           Secured Creditor Claims against
             Settlement Amount)                 NWI Land Mgmt. will also be
                                                entitled to proceeds of
                                                liquidation of NWI Land Mgmt.
                                                after payment in full of all
                                                Allowed Priority Claims and
                                                Allowed Administrative Expense
                                                Claims against NWI Land Mgmt.,
                                                on account of their liens on the
                                                assets of NWI Land Mgmt.

     3       Other Secured Claims               Impaired - entitled to vote; at
                                                the Debtors' option, each such
             Estimated Amount                   holder will receive on account
             $25,031,000                        of its Allowed Other Secured
                                                Claim (a) Cash payments made on
                                                the Effective Date; (b) secured
                                                notes on terms that satisfy
                                                Bankruptcy Code section
                                                1129(b)(2)(A); (c)
                                                reinstatement; (d) the
                                                Collateral securing its Allowed
                                                Other Secured Claim; or (e) such
                                                other treatment as may be agreed
                                                to in writing between such
                                                holder and Reorganized Fruit of
                                                the Loom; provided that if the
                                                Allowed Amount of an Other
                                                Secured Claim exceeds $250,000
                                                (provided all such Claims do not
                                                exceed $1,500,000 in the
                                                aggregate), Fruit of the Loom
                                                may not elect the treatment
                                                provided in (a) or (c) with
                                                respect to such Other Secured
                                                Claim without Accepting Secured
                                                Lender Consent.

                                                If the holder of an Allowed
                                                Secured Claim receives treatment
                                                as provided in (a) or (b) above,
                                                such holder will retain the
                                                Liens securing the Allowed
                                                Secured Claim until paid in
                                                full. Any deficiency amount
                                                relating to an Allowed Secured
                                                Claim will be treated either as
                                                a Class 4 Unsecured Claim or a
                                                Class 5 Trade Election Claim.


             Type of Claim or Equity
             Interest/ Estimated Amount of
   Class     Allowed Claims(2)                          Treatment
   -----     -----------------                          ---------
   4       Unsecured Claims

             4A:  Unsecured Claims Against       Impaired - entitled to vote;
             Consolidated Estate and             each holder of an Allowed
             Liquidating Debtors                 Unsecured Claim (other than NWI
                                                 Land Mgmt. Claims) will receive
             Estimated Amount:                   its pro rata interest in the
             $514,124,000                        Unsecured Creditors Trust
                                                 holding 1% of the Distributable
                                                 Shares of the New Common Stock.


             4B:  Unsecured Claims Which are     Impaired - entitled to vote.
             NWI Land Mgmt Claims                Each holder of an Allowed NWI
                                                 Land Mgmt. Claim will receive
             Estimated Amount:                   its pro rata share of the
             N/A                                 proceeds of liquidation of NWI
                                                 Land Mgmt. after (i) payment in
                                                 full of Allowed Priority and
                                                 Allowed Administrative Claims
                                                 which are NWI Land Mgmt. Claims,
                                                 and (ii) the payment in full of
                                                 the remaining Secured Claims of
                                                 the Prepetition Secured
                                                 Creditors after receipt of their
                                                 Distribution of New Notes and
                                                 New Common Stock. Fruit of the
                                                 Loom is unable to estimate the
                                                 value, if any, of the
                                                 Distribution to Holders of
                                                 Allowed Class 4B Claims.

     5       Trade Election Claims [Trade        Impaired - entitled to vote.
             Claims up to $2,500 or reduced      Each holder of an Allowed Trade
             to $2,500]                          Election Claim (or a holder of
                                                 an Allowed Unsecured Claim that
             Estimated Amount:                   is a Trade Claim, who elects to
             Not to exceed                       reduce its Allowed Claim to
             $6,000,000 (in the absence of       $2,500) will receive Cash
             elections to reduce their Claims    Distributions totaling up to 25%
             by Holders of Trade Claims in       of its Allowed Trade Election
             excess of $2,500; a complete        Claim; provided, however, that
             estimate cannot be made until       the maximum aggregate
             all Ballots have been returned)     distribution to holders of
                                                 Allowed Class 5 Claims shall not
                                                 exceed $1,500,000, and in the
                                                 event that Allowed Trade
                                                 Election Claims exceed
                                                 $6,000,000, the percentage
                                                 distribution to holders of Class
                                                 5 Claims shall be reduced on a
                                                 pro rata basis. No interest will
                                                 be paid on any Allowed Trade
                                                 Election Claim.


     6       Creditor Securities                Impaired - subordinated to all
             Fraud Claims                       other creditor claims pursuant
                                                to section 510(b) of the
             Estimated Amount: N/A              Bankruptcy Code; receives no
                                                distribution under the Plan and
                                                therefore deemed to have rejected
                                                the Plan


     7       Old Capital Stock:                 Impaired - deemed to reject the
                                                Plan; not entitled to vote. A
             Estimated Amount: N/A              holder of an Allowed Old Capital
                                                Stock interest will not receive
             Subclasses:                        or retain any property or
                                                distribution under the Plan.
             7A-Old FTL Cayman


             Type of Claim or Equity
             Interest/ Estimated Amount of
   Class     Allowed Claims(2)                          Treatment
   -----     -----------------                          ---------
             Common Stock

             7B-Old FTL Inc.
             Preferred Stock

             7C  - Old FTL Inc.
             Common Stock

     8       Subsidiary Equity Interests        Unimpaired - deemed to have
             (excluding Equity Interests        accepted the Plan and not
             in Liquidating Debtors             entitled to vote; each holder of
             and NWI Land Mgmt.)                Subsidiary Equity Interests will
                                                continue to hold them.


              Estimated Amount: N/A

     9        Other Equity Interests            Impaired - deemed to reject the
                                                Plan; not entitled to vote. A
              Estimated Amount: N/A             holder of an Allowed Other
                                                Equity Interest will not receive
                                                or retain any property or
                                                distribution under the Plan.


     10       NWI Land Mgmt. Claims             Unimpaired; not entitled to
              Entitled to Priority Under        vote; paid in full in Cash from
              section 507(a)(1) of              the net proceeds of the
              the Bankruptcy Code               liquidation of NWI Land Mgmt.,
                                                or such other treatment as
                                                agreed upon by a holder and NWI
                                                Land Mgmt. or the Liquidation
                                                Agent.

     11       NWI Land Mgmt. Entitled           Unimpaired; not entitled to
              to Priority Under section         vote; paid in full in Cash from
              507(a)(8) of the Bankruptcy       the net proceeds of the
              Code                              liquidation of NWI Land Mgmt.,
                                                or such other treatment as
                                                agreed upon by a holder and NWI
                                                Land Mgmt. or the Liquidation
                                                Agent. Liquidation Agent.

PLAN SUPPLEMENT

                  The Plan provides that a Plan Supplement, containing additional information and agreements, will be filed with the Court on or before the fifth (5th) day prior to the Voting Deadline. The additional information and agreements to be contained in the Plan Supplement include, among other documents, the Rejection/Assignment Schedule, the Amended Certificates of Incorporation, the Amended Bylaws, the Memorandum and Articles of Association of New FTL Ltd., the Exit Facility Commitment Letter, the New Indenture Agreement, the New Notes, the Farley Assignment, the list of the initial members of the boards of directors of Reorganized Fruit of the Loom, the treatment of the Indemnification Obligations under the Plan, and other supplemental documents and information. Copies of the Plan

Supplement will be made available to parties-in-interest making a written request to Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, Attn: Rena Strappazon, Legal Assistant, Facsimile No.
(212) 530-5219.

THE CONFIRMATION HEARING

                  The hearing to determine whether to confirm the Plan has been scheduled for [_________], 2001, at __:__ p.m. (New York time) before the Honorable Peter J. Walsh, Chief United States Bankruptcy Judge, United States Bankruptcy Court for the District of Delaware, 824 Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Court without further notice, except for an announcement of the adjourned date made at or prior to the Confirmation Hearing. In addition, except as expressly provided in the Plan, the Plan may be modified pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest. At the Confirmation Hearing, the Court will determine whether the requirements for confirmation of the Plan under section 1129 of the Bankruptcy Code have been satisfied and, if appropriate, will enter an order confirming the Plan. See Section XII, "VOTING REQUIREMENTS" and Section XIII, "CONFIRMATION OF THE PLAN." Both confirmation and consummation of the Plan are subject to certain conditions, which may either be waived by Fruit of the Loom in its discretion, or jointly waived by, as applicable, Fruit of the Loom, and/or certain of the Prepetition Secured Creditors. See Section VIII.J, "Conditions Precedent to Confirmation and Occurrence of Effective Date."

SUMMARY OF POST-CONSUMMATION OPERATIONS

                  Attached hereto as Exhibit B is projected financial information which forecasts the financial performance of Reorganized Fruit of the Loom and its Subsidiaries through December 31, 2003. These projections are based on the current business plan for Reorganized Fruit of the Loom and its Subsidiaries. ALL CREDITORS ARE ADVISED AND ENCOURAGED TO REVIEW THE PROJECTIONS SET FORTH IN EXHIBIT B IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. The ongoing post-Effective Date operations of Reorganized Fruit of the Loom will be financed through their business operations and exit credit facilities with the lenders under the Exit Facility. See

Section VIII.D.17, "Means for Implementation of the Plan; Reorganized Fruit of the Loom - Exit Facility."

                                TABLE OF CONTENTS


I. INTRODUCTION.................................................................................................     1
         A.       Notice to Holders of Claims and Equity Interests..............................................     2
         B.       Solicitation Package..........................................................................     4
II. BUSINESS AND OPERATIONS OF FRUIT OF THE LOOM AND REORGANIZED DEBTORS........................................     5
         A.       Overview......................................................................................     5
         B.       Products......................................................................................     7
                  1.       Retail Products......................................................................     7
                  2.       Activewear...........................................................................     8
                  3.       Europe...............................................................................     8
         C.       Manufacturing.................................................................................     9
         D.       Distribution..................................................................................     9
         E.       Trademarks and Licenses.......................................................................    10
         F.       Facilities and Employees......................................................................    11
III. OFFICERS AND DIRECTORS OF FRUIT OF THE LOOM AND THE REORGANIZED FRUIT OF THE LOOM..........................    12
         A.       Current Executive Officers and Directors......................................................    12
                  1.       Senior Management....................................................................    12
                  2.       Directors of FRUIT OF THE LOOM.......................................................    13
         B.       Post-Consummation Directors and Executive Officers of FRUIT OF THE LOOM.......................    14
                  3.       Executive Officers...................................................................    14
                  4.       Directors............................................................................    14
IV. EVENTS LEADING TO REORGANIZATION............................................................................    15
         A.       Changes in the Competitive Environment........................................................    16
         B.       Non-Performing Acquisitions...................................................................    16
         C.       Non-Operating Use of Cash.....................................................................    16
         D.       Inventory Adjustments and Operating Problems..................................................    17
         E.       Covenant Defaults and Liquidity...............................................................    18
V. IMPROVEMENTS IN BUSINESS SINCE THE PETITION DATE; CURRENT BUSINESS STRATEGY..................................    18
         A.       Improvements in Business Since the Petition Date..............................................    19
                  1.       Disposition of Non-Core Businesses...................................................    19
                  a.       Pro Player/Sports and Licensing Division.............................................    20
                  b.       Gitano...............................................................................    21
                  c.       Jet Sew..............................................................................    21
                  2.       Elimination of Unprofitable Product Lines............................................    22
                  3.       Reduction in Fixed Costs through Consolidation of Manufacturing Capacity.............    22
                  4.       Improvements in Manufacturing Processes and Efficiency...............................    23

                                     TOC i


                  a.       Improvements in Inventory Controls...................................................    23
                  b.       Improvements in Customer Order Fulfillment...........................................    24
                  5.       Reductions in Variable Costs.........................................................    24
                  6.       Rejection of Unfavorable Contracts and Leases........................................    24
         B.       Current Business Strategy.....................................................................    25
VI. CERTAIN PREPETITION OBLIGATIONS.............................................................................    26
         A.       Prepetition Financings........................................................................    26
                  1.       Senior Notes (Secured)...............................................................    26
                  2.       1997 Credit Agreement................................................................    27
                  3.       Farley Loan..........................................................................    27
                  4.       Synthetic Leases.....................................................................    28
                  5.       1999 Pledge Agreement................................................................    28
                  6.       Industrial Revenue Bonds.............................................................    30
                  7.       Unsecured Prepetition Notes..........................................................    30
         B.       Common and Preferred Stock....................................................................    31
         C.       Pension and Benefit Plans.....................................................................    31
                  1.       Prepetition Qualified Benefits and Pension Plans.....................................    31
                  2.       Non-qualified Plans..................................................................    34
         D.       Environmental Liabilities.....................................................................    35
                  1.       Velsicol/TSC.........................................................................    36
                  2.       MagneTek.............................................................................    37
         E.       Pro Player Prepetition Litigation.............................................................    38
                  1.       Fraud Claims Against Messrs. Strumeier and Lee.......................................    38
                  2.       Bonus Litigation.....................................................................    39
         F.       PrePetition Accounts Receivable Facility......................................................    40
VII. THE REORGANIZATION CASES...................................................................................    40
         A.       Parties In Interest...........................................................................    40
                  1.       Advisors to Fruit of the Loom........................................................    40
                  2.       The Creditors' Committee and its Advisors............................................    42
                  3.       The Joint Provisional Liquidators and Their Advisors.................................    43
                  4.       United States Trustee................................................................    43
                  5.       The Debtor-in-Possession Lenders and Their Advisors..................................    43
                  6.       The Farley Lenders and Their Advisors................................................    43
                  7.       Synthetic Lessors and Their Advisors.................................................    43
                  8.       Prepetition Bank Lenders and Their Advisors..........................................    44
                  9.       The Prepetition Collateral Agent and Its Advisors....................................    44
                  10.      Noteholders Committee and its Advisors...............................................    44
                  11.      Equity Holders of Fruit of the Loom..................................................    44
         B.       Significant "First Day" Court Orders..........................................................    45

                                     TOC ii


                  1.       The Interim and Final DIP Financing Orders...........................................    45
                  2.       The Interim and Final Adequate Protection Orders.....................................    46
                  3.       Interim and Final Orders Providing the Farley Lenders with Supplemental
                           Adequate Protection..................................................................    47
                  4.       Other Material First Day Orders......................................................    47
         C.       Debtor-In-Possession Financing................................................................    48
         D.       Disposition of Unexpired Leases and Executory Contracts.......................................    49
                  1.       Review of Contracts and Leases Generally.............................................    50
                  2.       Real Property Leases.................................................................    50
                  3.       Personal Property Leases.............................................................    51
                  4.       Significant Contracts................................................................    51
                  5.       Other Executory Contracts............................................................    52
         E.       Employee Matters..............................................................................    52
                  1.       Generally............................................................................    52
                  2.       Employee Retention and Executive Severance Program...................................    53
                  3.       Workers Compensation.................................................................    55
         F.       Schedules of Assets and Liabilities, Filing Deadline Order and Claims Procedures
                  Order.........................................................................................    56
                  1.       Schedules............................................................................    56
                  2.       Filing Deadline......................................................................    56
                  3.       Claims Objections and Procedures.....................................................    57
         G.       Other Legal Proceedings.......................................................................    57
                  1.       Class Actions Against Fruit of the Loom and its Officers and Directors...............    57
                  2.       Committee Avoidance Action Against Prepetition Secured Creditors.....................    60
                  3.       Farley Lenders' Suit Against Mr. Farley..............................................    61
                  4.       Farley Adversary Proceedings.........................................................    61
                  5.       Pro Player Post-Petition Date Litigation.............................................    65
         H.       FTL Investments...............................................................................    66
         I.       NWI Land Mgmt.................................................................................    66
                  1.       Retention of CEC.....................................................................    67
                  2.       Motions to Reject Certain Contracts Relating to Environmental Liabilities............    67
                  3.       The TSC Preferred Stock..............................................................    68
         J.       Preference Analysis and Other Avoidance Actions...............................................    68
         K.       Negotiation of the Plan.......................................................................    69
VIII. SUMMARY OF JOINT PLAN OF REORGANIZATION FOR FRUIT OF THE LOOM.............................................    70
         A.       Exit Financing and Emergence..................................................................    71
         B.       Securities Issued Under the Plan..............................................................    72

                                     TOC iii

                  1.       Debt Instruments to Be Issued Pursuant to the Plan:  New Notes.......................    72
                  2.       Equity Securities to be Issued Pursuant to Plan......................................    72
         C.       General Description of Classification and Treatment of Claims and Interests...................    74
                  1.       Treatment of Unclassified Claims.....................................................    75
                  2.       Unimpaired Classes of Claims.........................................................    78
                  3.       Treatment of Impaired Classes of Claims..............................................    78
                  4.       Impaired Classes of Interests........................................................    84
                  5.       Unimpaired Classes of Interests......................................................    85
                  6.       Claims Against NWI Land Mgmt.........................................................    85
         D.       Means for Implementation of the Plan; Reorganized Fruit of the Loom...........................    85
                  1.       Substantive Consolidation............................................................    86
                  2.       Reorganized Fruit of the Loom's Obligations  Under the Plan..........................    88
                  3.       Cancellation of Equity Interests.....................................................    88
                  4.       The Boards of Directors of Reorganized Fruit of the Loom.............................    88
                  5.       Operations of Fruit of the Loom Between Confirmation and the Effective
                           Date.................................................................................    88
                  6.       Exclusivity Period...................................................................    88
                  7.       Revesting of Assets..................................................................    89
                  8.       Creditors' Committee.................................................................    89
                  9.       Distributions Under the Plan.........................................................    89
                  10.      Effectuating Documents; Further Transactions.........................................    90
                  11.      Assumption of Obligations Under the Plan.............................................    90
                  12.      Treatment of Certain Claims Related to Mr. Farley....................................    91
                  13.      Substantial Consummation.............................................................    92
                  14.      Preservation of Certain Causes of Action and Defenses................................    92
                  15.      Cancellation of Existing Securities..................................................    92
                  16.      Scheme of Arrangement................................................................    93
                  17.      Exit Facility........................................................................    93
                  18.      Post-Consummation Key Employee Equity Incentive Compensation Program.................    94
                  19.      Liquidation of NWI Land Mgmt.........................................................    95
                  20.      Liquidation of the Liquidating Debtors...............................................    96
                  21.      Adequate Protection Payments.........................................................    97
                  22.      Unsecured Creditor Trust.............................................................    97
         E.       Distributions under the Plan..................................................................    98
                  1.       Timing of Distributions..............................................................    98
                  2.       Record Date for Distributions........................................................    99


                                     TOC iv

                  3.       Delivery of Distributions...........................................................     99
                  4.       Manner of Cash Payments Under the Plan..............................................    100
                  5.       Time Bar to Cash Payments by Check..................................................    100
                  6.       Disputed Reserves...................................................................    101
                  7.       Estimation of Claims................................................................    102
                  8.       Distributions After Effective Date..................................................    103
                  9.       Fractional Shares...................................................................    103
                  10.      Fractional Cents....................................................................    103
                  11.      Interest on Claims..................................................................    103
                  12.      No Distribution in Excess of Allowed Amount of Claim................................    104
                  13.      Ordinary Course Liabilities.........................................................    104
                  14.      Setoff and Recoupment...............................................................    104
                  15.      Payment of Taxes on Distributions Received  Pursuant to Plan........................    104
                  16.      Surrender of Senior Notes and 8-7/8% Notes..........................................    105
                  17.      Procedures for Treating Disputed Claims Under The Plan Objection Deadline...........    106
         F.       Class Action Claims..........................................................................    107
                  1.       Release and Discharge of All Class Action Claims Against Fruit of the Loom..........    107
                  2.       Release by Fruit of the Loom of its Directors, Officers and Employees
                           from all Class Action Claims........................................................    108
         G.       Executory Contracts and Leases under the Plan................................................    108
                  1.       General Treatment...................................................................    108
                  2.       Rejected or Assigned Executory Contracts; Rejection and Assignment
                           Schedule............................................................................    109
                  3.       Bar Date for Rejection Damages......................................................    110
                  4.       Fruit of the Loom's Corporate Indemnities...........................................    110
                  5.       Payments Related to Assumption of Executory Contracts and Unexpired Leases..........    110
         H.       Compensation and Benefit Programs............................................................    110
         I.       Retiree Benefits.............................................................................    111
         J.       Conditions Precedent to Confirmation and Occurrence of Effective Date........................    111
                  1.       Waiver of Conditions................................................................    111
                  2.       Conditions Precedent to the Confirmation of the Plan................................    111
                  3.       Conditions to the Effective Date of the Plan........................................    112
                  4.       Effect of Failure or Absence of Waiver of Conditions Precedent to the
                           Effective Date of the Plan..........................................................    113
         K.       Effects of Plan Confirmation.................................................................    114
                  1.       Reorganized Fruit of the Loom's Authority...........................................    114

                                     TOC v


                  2.       Vesting and Liens...................................................................    114
                  3.       Discharge of Fruit of the Loom......................................................    114
                  4.       Injunction..........................................................................    117
                  5.       Avoidance and Recovery Actions......................................................    118
                  6.       Release of Released Parties by Fruit of the Loom....................................    118
                  7.       Retention of Jurisdiction...........................................................    118
         L.       Miscellaneous Provisions of the Plan.........................................................    118
                  1.       Modification of the Plan............................................................    119
                  2.       Further Documents and Action........................................................    120
                  3.       Plan Supplement.....................................................................    120
                  4.       Plan Controls.......................................................................    120
                  5.       Reservation of Rights...............................................................    120
                  6.       Injunction Regarding Worthless Stock Deduction......................................    121
                  7.       Treatment of Intercompany Claims....................................................    121
IX. SUMMARY OF SCHEME OF ARRANGEMENT...........................................................................    121
         A.       Commencement of the Cayman Proceeding........................................................    122
         B.       The Scheme of Arrangement....................................................................    122
                  1.       Generally...........................................................................    122
                  2.       Summary of Terms....................................................................    123
         C.       Application of the Scheme of Arrangement.....................................................    123
         D.       Voting on the Scheme.........................................................................    124
                  1.       Ballot and Proxy....................................................................    125
                  2.       Record Date for Scheme Creditors....................................................    126
         E.       Court Approval and Filing with the Registrar of Companies of The Cayman Islands..............    126
X. CERTAIN FACTORS TO BE CONSIDERED............................................................................    127
         A.       General Considerations.......................................................................    127
         B.       Settlements Embodied in the Plan.............................................................    127
         C.       Certain Bankruptcy Considerations............................................................    131
                  1.       Risk of Liquidation.................................................................    132
                  2.       Risk of Non-Confirmation of the Plan; Feasibility...................................    132
                  3.       Non-Consensual Confirmation.........................................................    133
                  4.       Risk of Non-Occurrence of Consummation of the Plan..................................    133
         D.       Factors Affecting the Value of New Common Stock to Be Issued Under the Plan..................    134
                  1.       Competitive Conditions..............................................................    134
                  2.       Exchange Rate and Commodity Pricing Market Fluctuations.............................    134
                  3.       International Operations Risks......................................................    135
                  4.       Leverage; Ability to Service Indebtedness...........................................    136
                  5.       Restrictions Imposed by Indebtedness................................................    137


                                     TOC vi


                  6.       Lack of Trading Market..............................................................    137
                  7.       Dividend Policies...................................................................    137
         E.       Inherent Uncertainty of Financial Projections................................................    138
XI. RESALE OF SECURITIES RECEIVED UNDER PLAN...................................................................    138
XII. VOTING REQUIREMENTS.......................................................................................    141
         A.       Voting Deadline..............................................................................    142
         B.       Holders of Claims Entitled to Vote...........................................................    142
         C.       Vote Required for Acceptance by a Class......................................................    145
         D.       Voting Procedures............................................................................    146
                  1.       Ballots.............................................................................    146
                  2.       Withdrawal or Change of Votes on the Plan...........................................    147
                  3.       Voting Multiple Claims..............................................................    148
XIII. CONFIRMATION OF THE PLAN.................................................................................    148
         A.       Confirmation Hearing.........................................................................    148
         B.       Deadline to Object to Confirmation...........................................................    148
         C.       Requirements for Confirmation of the Plan....................................................    149
                  1.       Requirements of Section 1129(a) of the Bankruptcy Code..............................    149
                  2.       Acceptance by Impaired Classes......................................................    153
                  3.       Best Interests of Creditors.........................................................    153
                  4.       Feasibility.........................................................................    155
                  5.       Requirements of Section 1129(b) of the Bankruptcy Code..............................    156
                  6.       Valuation...........................................................................    157
XIV. ALTERNATIVES TO CONFIRMATION  AND CONSUMMATION OF THE PLAN................................................    158
         A.       Liquidation Under Chapter 7..................................................................    159
         B.       Alternative Plan of Reorganization or Liquidation............................................    160
XV. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..................................................................    160
         A.       Consequences to Reorganized Fruit of the Loom................................................    161
                  1.       Cancellation of Indebtedness Income.................................................    161
                  2.       NOL Limitations.....................................................................    162
                  3.       Alternative Minimum Tax.............................................................    162
         B.       Consequences to Holders of Claims............................................................    163
                  1.       Realization of Gain, Loss, etc......................................................    163
                  2.       Information Reporting and Backup Withholding........................................    163



                                    TOC vii

TABLE OF EXHIBITS

Exhibit A             The Plan
Exhibit B             Projections
Exhibit C             Liquidation Analysis
Exhibit D             Valuation Analysis
Exhibit E             The Scheme of Arrangement
Exhibit F             The Explanatory Statement
Exhibit G             Corporate Chart of Fruit of the Loom Debtors
Appendix 1            Form 10K dated March ___, 2001


                                    TOC viii

                      DISCLOSURE STATEMENT WITH RESPECT TO
                 JOINT REORGANIZATION PLAN OF FRUIT OF THE LOOM


                                       I.
                                 INTRODUCTION(3)

                  Fruit of the Loom hereby submits this Disclosure Statement, pursuant to section 1125(b) of the Bankruptcy Code, for use in the solicitation of votes on the Plan, which is attached as Exhibit A to this Disclosure Statement. Fruit of the Loom has not filed any other plan of reorganization in connection with its Reorganization Cases; however, FTL Cayman intends to file its Scheme of Arrangement in the Cayman Proceeding in order to fully implement the Plan.

                  This Disclosure Statement sets forth specific information regarding Fruit of the Loom's pre-bankruptcy history, significant events that have occurred during the Reorganization Cases, and anticipated operations and capital structure of Reorganized Fruit of the Loom after confirmation of the Plan and Fruit of the Loom's emergence from Chapter 11. This Disclosure Statement also describes the Plan, alternatives to the Plan, effects of confirmation of the Plan, certain risk factors associated with the New Common Stock and New Notes that Reorganized Fruit of the Loom will issue to certain Classes of Claims and the manner in which Distributions will be made under the Plan. This Disclosure Statement also sets forth summary information regarding the Scheme of Arrangement and the creation of New FTL Ltd. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of impaired Claims must follow for their votes to be counted.

--------

(3) Capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.

     A term used but not defined in this Disclosure Statement or the Plan has the meaning given it in the Bankruptcy Code and/or the Federal Rules of Bankruptcy Procedure.

     Each definition in the Disclosure Statement and in the Plan includes both the singular and the plural, and references in the Disclosure Statement include the masculine and feminine where appropriate. Headings are for convenience of reference and will not affect the meaning or interpretation of the Disclosure Statement.

                  FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS OR EQUITY INTERESTS, PLEASE SEE SECTION VIII "SUMMARY OF JOINT PLAN OF REORGANIZATION FOR FRUIT OF THE LOOM" AND SECTION X "CERTAIN FACTORS TO BE CONSIDERED." SECTIONS II THROUGH VII FOLLOWING THIS INTRODUCTION DISCUSS THE BACKGROUND OF FRUIT OF THE LOOM'S BUSINESSES AND REORGANIZATION CASES AND RECENT DEVELOPMENTS IN FRUIT OF THE LOOM'S OPERATIONAL AND FINANCIAL PERFORMANCE.

                  FOR A DESCRIPTION OF THE SCHEME OF ARRANGEMENT AND INFORMATION PERTAINING THERETO FOR CREDITORS OF FTL CAYMAN, PLEASE SEE SECTION IX, "SUMMARY OF SCHEME OF ARRANGEMENT", AND THE SCHEME OF ARRANGEMENT, AND THE EXPLANATORY STATEMENT WHICH ARE ATTACHED AS EXHIBITS E AND F TO THIS DISCLOSURE STATEMENT.

                  THE PLAN HAS THE SUPPORT OF FRUIT OF THE LOOM, THE JPLS, THE NOTEHOLDERS COMMITTEE, AND THE BANK STEERING COMMITTEE.

                  IN THE VIEW OF FRUIT OF THE LOOM, THE TREATMENT OF HOLDERS OF ALL CLAIMS UNDER THE PLAN CONTEMPLATES GREATER RECOVERY FOR SUCH HOLDERS THAN WOULD BE AVAILABLE IN LIQUIDATION. ACCORDINGLY, THE MEMBERS OF FRUIT OF THE LOOM BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF HOLDERS OF CLAIMS AND, THUS, RECOMMEND THAT ALL HOLDERS OF IMPAIRED CLAIMS THAT ARE ENTITLED TO CAST BALLOTS VOTE TO ACCEPT THE PLAN.

A.       NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS

                  This Disclosure Statement is being transmitted to (a) holders of impaired Claims who will receive Distributions of property under the Plan and thus are entitled to vote to accept or reject the Plan, (b) holders of Claims that are not impaired, who are conclusively presumed to have accepted the Plan and are not entitled to vote thereon, and (c) holders of Equity Interests who will receive or retain no Distribution or property under the Plan and, therefore, are presumed to have rejected the Plan and are not entitled to vote thereon. The primary purpose of this Disclosure Statement is to provide adequate information to enable you, as the holder of an impaired Claim, to make a reasonably informed decision with respect to the Plan prior to exercising your right to vote to accept or reject the Plan.

                  On [       ] ____, 2001,] the Court entered the Disclosure
Statement Approval Order approving this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable impaired Claim holders to make an informed judgment about the Plan. THE COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT CONSTITUTES NEITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN NOR AN ENDORSEMENT OF THE PLAN BY THE COURT.

                  EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN AND IN THE EXHIBITS HERETO HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

                  Under Chapter 11 of the Bankruptcy Code, only holders of Claims or Equity Interests that are "impaired" and are to receive a Distribution under the Plan are entitled to vote to accept or reject the Plan. To be confirmed, the Plan must be accepted by the holders of certain Classes of Claims and the Plan must be confirmed by the Court. For a discussion of these matters, see Section XII, "VOTING REQUIREMENTS" and Section XIII, "CONFIRMATION OF THE PLAN." Fruit of the Loom is seeking acceptances of the Plan from holders of Claims in the Classes 2, 3, 4, and 5. Certain holders of Claims and Equity Interests (Classes 6, 7, and 9) will receive no Distribution or benefits under the Plan and, therefore, are deemed to have rejected the Plan and are not entitled to vote. Because the Class 8 Equity Interests are held by members of Fruit of the Loom who are also proponents of the Plan, Class 8 is deemed to have accepted the Plan. The Claims in Classes 1, 10, and 11 are unimpaired, and the holders of such Claims are conclusively presumed under section 1126 of the Bankruptcy Code to have accepted the Plan. For a description of the Classes of Claims and Equity Interests and their treatment under the Plan, see Section VIII.C "GENERAL DESCRIPTION OF CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS."

         Each holder of a Claim within a Class entitled to vote should read the Disclosure Statement, the Plan, the Disclosure Statement Approval Order, the Notice of Confirmation Hearing, the instructions accompanying the Ballots, and for certain creditors of FTL Cayman ONLY, the Explanatory Statement, in their entirety before voting on the Plan and the Scheme of Arrangement. These documents contain important information concerning how Claims and Equity Interests are classified for voting purposes and how votes will be tabulated.

B.       SOLICITATION PACKAGE

         Accompanying this Disclosure Statement are copies of:

              1. The notice of entry of the Disclosure Statement Approval Order approving this Disclosure Statement and, among other things, establishing the voting procedures, scheduling the Confirmation Hearing and setting the Voting Deadline (as defined herein) and the deadline for objecting to confirmation of the Plan;

              2. The notice of, among other things, voting procedures and the dates set for objections to and the hearing on confirmation of the Plan (the "Notice of the Confirmation Hearing");

              3. One or more Ballots and a return envelope (provided only to holders of Claims that are entitled to vote on the Plan); and

              4. Letters from the Noteholders Committee and from the Bank Steering Committee.

                  If you hold Claims in more than one Class and are entitled to vote in more than one Class, a separate Ballot must be used for each Claim that you hold. IF YOU ARE A CREDITOR OF FTL CAYMAN, YOU WILL RECEIVE A COMBINED BALLOT AND PROXY, PERMITTING YOU TO VOTE ON BOTH THE PLAN AND THE SCHEME OF ARRANGEMENT, FOR EACH CLAIM YOU HOLD AGAINST FTL CAYMAN IN THE REORGANIZATION CASES. CREDITORS OF FTL CAYMAN WILL NOT BE PERMITTED TO SPLIT THEIR VOTE ON A SINGLE CLAIM, BUT MUST VOTE TO EITHER ACCEPT OR REJECT BOTH THE PLAN AND THE SCHEME OF ARRANGEMENT.

                  IN ORDER TO BE COUNTED AS VOTES TO ACCEPT OR REJECT THE PLAN, BALLOTS MUST BE PROPERLY FILLED OUT AND RECEIVED BY 4:00 P.M. (NEW YORK TIME) ON __________, 2001, BY THE BALLOT AGENT AS SET FORTH ON THE BALLOT, see Section XII.D, "Voting Procedures, Ballots, and Voting Deadline." Pursuant to the Disclosure Statement Approval Order, and notwithstanding Bankruptcy Rule 3018(a), whenever two or more Ballots are cast voting the same Claim prior to the Voting Deadline, the last Ballot received shall be deemed to reflect the voter's intent and thus shall supersede any prior Ballots. Persons wishing to change their votes can do so, if they meet the requirements of Bankruptcy Rule 3018(a), by filing a motion with the Court with sufficient advanced notice so that it can be heard prior to the Confirmation
Hearing scheduled for [      ] __, 2001. ANY SUCH APPLICATION MUST BE FILED AND
SERVED ON OR BEFORE ____ __, 2001 AT 4:00 P.M. (NEW YORK TIME), IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN DETAIL IN THE DISCLOSURE STATEMENT APPROVAL ORDER.

                  If you did not receive a Ballot in your package and believe
that you should have, please contact, [      ], by regular mail at [      ], or,
if delivered in person or by overnight courier, to [      ], at [      ],
Attention: [      ], or by telephone at the Creditors and Equity Holders Hotline
Telephone Number: [      ]. If you have questions about the procedures for
voting your Claim or Equity Interest, or the package of materials that you received, please contact the Ballot Agent, [TO BE INSERTED], or by telephone at the Creditors and Equity Holders Hotline Telephone Number: (212) __________.

                  If you have questions about the amount of your Claim, please contact [TO BE DESIGNATED] at ____________________.


                  If you wish to obtain additional copies of the Plan, this Disclosure Statement, or the exhibits to those documents, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), please contact Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, Attn.: Rena Strappazon, Legal Assistant, (212) 530-5000.

                  FOR ADDITIONAL INFORMATION REGARDING THE VOTING PROCESS, SEE
SECTION XII, "VOTING REQUIREMENTS."

                                       II.
                  BUSINESS AND OPERATIONS OF FRUIT OF THE LOOM
                             AND REORGANIZED DEBTORS

A.       OVERVIEW

                  Fruit of the Loom is a vertically integrated manufacturer of basic apparel products, performing most of its own spinning, knitting, cloth finishing, cutting, sewing and packaging. Fruit of the Loom's primary strengths are its excellent brand recognition, strong relationships with major discount chains and mass merchandisers, and its ability to produce significant volumes of products at a low cost. North America is Fruit of the Loom's principal market, comprising more than 80% of consolidated net sales in each of the last three years. For the North American market, capital-intensive spinning, knitting and cutting operations are located in highly automated facilities in the United States, while labor-intensive sewing and finishing operations are located in lower labor cost facilities in Central America, Mexico and the Caribbean. For the European market, capital intensive manufacturing operations are done in Ireland and Northern Ireland; sewing is principally performed in Morocco.

                  Fruit of the Loom has organized its business into three functional areas: (1) retail products (59% of 2000 net sales); (2) activewear products (30% of 2000 net sales); and (3) Europe (11% of 2000 net sales). Fruit of the Loom's products are generally sold to major discount chains, mass merchandisers and large wholesalers; Fruit of the Loom is among the market leaders in those markets. Fruit of the Loom has an estimated 45% domestic mass market share in men's and boys' underwear and an estimated 13% domestic mass market share in women's and girls' underwear. In 2000, Fruit of the Loom's domestic activewear market share was approximately 26% for T-shirts sold through wholesalers and 20% for fleecewear.

                  The "Fruit of the Loom" label has been used in the textile market since 1856 and was registered as a trademark in 1871. A predecessor to Fruit of the Loom began producing men's and boys' underwear under the Fruit of the Loom(R) brand in 1938. FTL Inc. was incorporated under the laws of the State of Delaware in 1985 as a result of the leveraged buyout of its conglomerate parent, Northwest Industries, Inc. ("Northwest"). After divesting the other operating businesses of Northwest, FTL Inc. became a publicly held company in 1987.

                  In order to create a more efficient global tax and financial structure, on March 4, 1999, FTL Cayman, a Cayman Islands company, became the parent holding company of FTL Inc. pursuant to a reorganization (the "Cayman Reorganization") approved by the stockholders of FTL Inc. on November 12, 1998. FTL Inc. transferred ownership of its Central American subsidiaries that perform essentially all of Fruit of the Loom's sewing and finishing operations for the U.S. market to FTL Caribe Ltd., a Cayman Islands company directly and wholly owned by FTL Cayman.

                  As originally planned, when fully implemented, the Cayman Reorganization would have transferred ownership from FTL Inc. to FTL Cayman, or a non-United States subsidiary of FTL Cayman, of essentially all businesses and subsidiaries of Fruit of the Loom located outside of the United States (other than certain operations in Canada and Mexico) and would have transferred beneficial ownership of certain trademarks from FTL Inc. to FTL Cayman. The Cayman Reorganization was not fully implemented before the Petition Date; neither the trademarks nor FTL Inc.'s indirect European subsidiaries were transferred to FTL Cayman.

B.       PRODUCTS

         1.       RETAIL PRODUCTS

                  Fruit of the Loom is a market leader in a number of product areas within the retail segment of the apparel industry. Fruit of the Loom is the mass market leader in men's and boys' underwear, with a 2000 domestic share in that distribution channel of approximately 45%. Fruit of the Loom is also one of the branded market leaders in the fragmented women's and girls' underwear market, with a 2000 domestic share in the mass merchandise market of approximately 13%. Only one other competitor had more than a 6% market share in that market in 2000.

                  a. Men's and Boys' Underwear. Fruit of the Loom offers a broad array of men's and boys' underwear including briefs, boxer shorts, boxer briefs, T-shirts and A-shirts, colored and "fashion" underwear. These products are primarily sold to major discount chains and mass merchandisers and represent approximately 42% of Fruit of the Loom's domestic total sales.

                  b. Women's and Girls' Underwear. Fruit of the Loom offers a variety of women's and girls' underwear under the Fruit of the Loom(R) brand name. These products are primarily sold to major discount chains and mass merchandisers and represent approximately 4% of Fruit of the Loom's domestic total sales. In addition, Fruit of the Loom has granted a license to Warnaco

Inc. for the manufacture and sale of bras, slips, camisoles and other products under the Fruit of the Loom(R) brand name in North America.

                  c. Casualwear. Fruit of the Loom markets knitwear (tees, tanks and shorts) and fleecewear (sweatshirts and pants) to mass merchandisers as casualwear primarily under the Fruit of the Loom(R) brand names. Casualwear is produced in separate Spring and Fall lines with updated color selections for each of the men's, women's, boys' and girls' categories.

                  The casualwear market is highly fragmented. Fruit of the Loom holds the number two branded mass market share in knitwear products with an approximate 5% market share, and the number three branded mass market share in fleece products with an approximate 11% market share.

                  d. Childrenswear. Fruit of the Loom offers a broad array of childrenswear including decorated underwear (generally with pictures of licensed movie or cartoon characters) under the FUNPALS(R), FUNGALS(TM) and UNDEROOS(R) brands.

         2.       ACTIVEWEAR

                  Fruit of the Loom produces and sells undecorated T-shirts and fleecewear under the Fruit of the Loom(R), LOFTEEZ(R) and BEST(R) by Fruit of the Loom(R) labels. These products are manufactured in a variety of styles and colors and are sold to large wholesale distributors, who break down bulk purchases for resale to the screenprint market and specialty retailers. In 2000, Fruit of the Loom's domestic market share was approximately 26% for T-shirts sold through wholesalers and 20% for fleecewear.

         3.       EUROPE

                  Approximately 80% of the Fruit of the Loom Group's European sales are in undecorated T-shirts, fleecewear, and knit sportshirts sold under the Screen Stars By Fruit of the Loom(R) label. These products are sold to wholesale distributors and screenprinters throughout Europe. European retail sales, which includes a variety of outerwear styles sold under the Fruit of the Loom(R) label, account for approximately 20% of the Fruit of the Loom Group's European business. In 2000, Fruit of the Loom began testing a line of Fruit of the Loom(R) men's underwear for the European market and has begun restructuring its retail sales efforts to focus on high volume basic styles.

C.       MANUFACTURING

                  Fruit of the Loom is one of the largest vertically integrated apparel manufacturers in the world. As a result of its integrated production process, all functions required to produce finished apparel and fabrics can be performed by Fruit of the Loom without reliance on outside contractors. The combination of efficient textile operations and low cost offshore sewing has combined to establish Fruit of the Loom as one of the lowest cost producers in the basic apparel product market.

                  As a vertically integrated operation, Fruit of the Loom converts raw fibers into finished apparel products primarily in its own facilities. Fruit of the Loom is one of the largest private purchasers of cotton in the United States, which management believes creates an advantage in managing raw material cost. Fruit of the Loom spins cotton into yarn and converts it into fabric. The fabric is then dyed, finished and cut before it is sewn into finished garments. Fruit of the Loom uses its automated textile manufacturing facilities in the United States for yarn spinning, knitting and cloth finishing. This textile process is capital intensive and requires minimal labor. During the last five years, Fruit of the Loom has transferred substantially all of its labor intensive sewing operations from the United States to locations in Mexico, the Caribbean and Central America. European textile manufacturing operations are located in Ireland and labor intensive assembly operations are located in lower cost Moroccan facilities.

D.       DISTRIBUTION

                  Fruit of the Loom sells its products to approximately 75 major accounts, including all major discount chains and mass merchandisers, wholesale clubs and screenprinters. In 2000, approximately 87% of Fruit of the Loom's domestic products sold through retail channels were sold to major discount chains and mass merchandisers, approximately 2% were sold to department stores, approximately 6% were sold to specialty stores, and approximately 5% were sold to other customers. Fruit of the Loom's products are principally sold by a nationally organized direct sales force of full-time employees. Fruit of the Loom's products are shipped from four (4) principal domestic distribution centers.

                  Management believes that one of Fruit of the Loom's primary strengths is its long-standing, excellent relationships with major discount chains and mass merchandisers. These mass merchants accounted for approximately 60% of men's and boys' underwear and approximately 60% of women's and girls' underwear sold in the United States in 2000. As described above, in these mass market channels, Fruit of the Loom supplied approximately 45% of men's and boys' underwear and 13% of women's and girls' underwear. Fruit of the Loom attributes its success within this channel to its high brand name recognition and customer loyalty as well as its ability to supply large quantities of high quality, value-oriented products from its strategically located distribution centers. In addition, Fruit of the Loom has implemented electronic data interchange with its major mass merchandizing and discount customers, which enables Fruit of the Loom to satisfy these customers' requirements for flexible product deliveries.

E.       TRADEMARKS AND LICENSES

                  Fruit of the Loom markets and sells products under licenses and trademarks it owns, as well as licenses and trademarks under contractual agreements. Products sold under the owned trademarks account for approximately 95% of Fruit of the Loom's overall retail revenues. Fruit of the Loom primarily operates under the Fruit of the Loom(R), Lofteez(R), BVD(R) and Best(TM) trademarks. A recent survey(4) found that the Fruit of the Loom(R) brand is one of the most recognized of 90 men's apparel brands, with 97% brand awareness. The high brand awareness associated with Fruit of the Loom(R) branded products has been developed over the years through marketing programs that emphasize the quality and consistency of the brand. Additionally, Fruit of the Loom receives significant royalty income on the licensing of its Fruit of the Loom(R) and BVD(R) brands for soft goods lines, both domestically and internationally.

                  Fruit of the Loom also operates under a number of license agreements, primarily utilized for Fruit of the Loom's childrenswear products. These license agreements provide Fruit of the Loom with the right to manufacture and market apparel

--------

(4)  2000 KSA/NPD Branding Report by Kurt Salmon Associates.

decorated with licensed characters, which currently include Spiderman(TM), Jackie Chan(TM), Sabrina(TM), Bob the Builder(TM), Superman(TM),
Teletubbies(TM), Sesame Street(TM) and Pokemon(TM).

F.       FACILITIES AND EMPLOYEES

                  Prior to the Petition Date, the Fruit of the Loom Group operated 74 properties and facilities around the world. The combination of manufacturing, warehouse and distribution, and sales and administration facilities occupied approximately 13.4 million square feet. The Fruit of the Loom Group's principal operations were in North and Central America, with the remaining properties in Europe. Of the 13.4 million square feet of total capacity, approximately 4.9 million square feet were under leases expiring through 2017.

                  Subsequent to the Petition Date, Fruit of the Loom closed several of its least efficient manufacturing facilities. The closed facilities (including facilities closed before the Petition Date) total 15 facilities and occupy approximately 3,942,000 square feet. The owned facilities which have been closed are currently held for sale.

                  Set forth below is a summary of the principal facilities owned or leased by Fruit of the Loom as of December 31, 2000, excluding closed facilities.

                                                                                                    SQUARE FEET
                                                                       NO. OF              -----------------------------
                                                                      LOCATIONS             OWNED                LEASED
                                                                      ---------            ---------           ---------
UNITED STATES
   Manufacturing.............................................             8                3,275,000           1,034,000
   Warehouse and distribution................................             7                1,720,000           1,152,000
   Sales and administration..................................             7                   86,000             102,000
WESTERN EUROPE
   Manufacturing.............................................             7                  375,000             483,000
   Warehouse and distribution................................             8                  349,000             370,000
   Sales and administration..................................             4                   52,000              77,000
CENTRAL AMERICA
   Manufacturing.............................................            14                  153,000           1,262,000
   Warehouse and distribution................................             1                       --              61,000
   Sales and administration..................................             3                    8,000               9,000
                                                                         --                ---------           ---------
TOTAL  ......................................................            59                6,018,000           4,550,000

                  As of March 1, 2001, the Fruit of the Loom Group employed approximately 27,000 employees worldwide. Of these employees, only approximately 2,000 employees (all located outside the United States) are covered by a collective bargaining agreement. As of the date hereof, none of the Fruit of the Loom Debtors are party to a collective bargaining agreement.

                                      III.
                   OFFICERS AND DIRECTORS OF FRUIT OF THE LOOM
                      AND THE REORGANIZED FRUIT OF THE LOOM

A.       CURRENT EXECUTIVE OFFICERS AND DIRECTORS

                  The following is a summary of the senior management for FTL Inc. as of this date, including a brief biography of certain key officers.

         1.       SENIOR MANAGEMENT

                  The executive officers of FTL Inc. as of January 1, 2001, were as follows:

NAME                                                                  POSITION
------------------------------------------------------------------------------------------------
Dennis S. Bookshester............................  Chief Executive Officer and President
John B. Holland..................................  Executive Vice President - Operations
Richard D. Medlin................................  Executive Vice President - Manufacturing
G. William Newton................................  Senior Vice President - Finance, Acting Chief
                                                   Financial Officer and Assistant Secretary
John D. Wigodsky.................................  Executive Vice President - Retail and
                                                   Activewear
Brian J. Hanigan.................................  Vice President - Treasurer and Assistant
                                                   Secretary
John J. Ray III..................................  Chief Administrative Officer, General Counsel
                                                   and Secretary


                  DENNIS S. BOOKSHESTER. Mr. Bookshester has been a director of FTL Cayman since January 1998, and has been a director of FTL Inc. since May 1992. In August 1999, he was appointed Acting Chief Executive Officer and President of Fruit of the Loom. Effective on or about April 25, 2000, he was appointed permanent CEO and President of Fruit of the Loom.

                  JOHN B. HOLLAND. Mr. Holland was a director of FTL Inc. from November 1992 through May 1997 and President and Chief Operating Officer of Fruit of the Loom from before 1994 through January 1996. In December 1999, Mr. Holland was appointed Executive Vice President - Operations and named as a director of Fruit of the Loom. He is also a director of Dollar General Corp., a retail company.

                  RICHARD D. MEDLIN. Mr. Medlin has more than 26 years experience in the textile industry in a variety of senior positions, including at Milliken & Company and at FTL Inc. prior to 1998. He rejoined Fruit of the Loom in September 1999 as Executive Vice President - Manufacturing.

                  G. WILLIAM NEWTON. Mr. Newton has served as Senior Vice President - Finance of Fruit of the Loom since August 1994 and as acting Chief Financial Officer since August 1998.

                  JOHN D. WIGODSKY. Mr. Wigodsky held senior positions at FTL Inc. for more than 10 years prior to 1997 and was Executive Vice President of Sales and Marketing of FTL Inc. until March 1997. In April 2000, he rejoined Fruit of the Loom as Executive Vice President - Retail and Activewear.

                  BRIAN J. HANIGAN. Mr. Hanigan was appointed Vice President and Treasurer of Fruit of the Loom in February 1997. He was Assistant Treasurer of Fruit of the Loom since before 1993 until February 1997.

                  JOHN J. RAY III. Mr. Ray was appointed Vice President and Assistant Secretary of Fruit of the Loom in February 1998. He was appointed Secretary in November 1998 and General Counsel in December 1998. In September 1999, Mr. Ray was appointed Chief Administrative Officer of Fruit of the Loom.

         2.       DIRECTORS OF FRUIT OF THE LOOM

                  The Directors of FTL Cayman and FTL Inc. as of December 31, 2000 were as follows:

                  SIR BRIAN WOLFSON. Sir Brian Wolfson has been a director of FTL Cayman and FTL Inc. since January 1998, and has been a director of FTL Inc. since May 1992. In January 2000, he was appointed Chairman of the Board.

                  DENNIS S. BOOKSHESTER. Mr. Bookshester has been a director of FTL Cayman and FTL Inc. since January 1998, and has been a director of FTL Inc. since May 1992. He is the Chief Executive Officer and President of FTL Cayman and FTL Inc.

                  WILLIAM F. FARLEY. Mr. Farley was Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer of Fruit of the Loom from January 1998 through August 1999 when he was removed as CEO, President and COO; prior to January 1998, he had been Chairman of the Board and Chief Executive Officer of FTL Inc. since May 1985. Mr. Farley continued as Chairman of the Board of FTL Cayman and FTL Inc. until January 2000. Mr. Farley currently serves as a director of FTL Cayman and FTL Inc.

                  A. LORNE WEIL. Mr. Weil has been a director of FTL Cayman and FTL Inc. since January 1998, and has been a director of FTL Inc. since October 1991.

                  JOHN B. HOLLAND. Mr. Holland had been a director of FTL Inc. from November 1992 through May 1997. In December 1999, Mr. Holland became a director of FTL Cayman. He is Executive Vice President - Operations for Fruit of the Loom.

                  ROBERT E. NASON. Mr. Nason was appointed as a director of FTL Cayman in February 2000, after the Petition Date.

                  HENRY A. JOHNSON. Mr. Johnson has been a director of FTL Cayman and FTL Inc. since 1998 and has been a director of FTL Inc. since 1988.

B.       POST-CONSUMMATION DIRECTORS AND EXECUTIVE OFFICERS OF FRUIT OF THE LOOM

         3.       EXECUTIVE OFFICERS

                  The executive officers of Reorganized Fruit of the Loom will be determined by the Board of Directors on or after the Effective Date.

         4.       DIRECTORS

                  On the Effective Date, the existing boards of directors of each of the members of Fruit of the Loom will be deemed to have resigned. The initial board of directors for

Reorganized Fruit of the Loom will consist of seven (7) directors selected jointly by the Bank Steering Committee and Noteholders Committee, including a minimum of two (2) directors who are senior officers of Reorganized Fruit of the Loom. If the Bank Steering Committee and the Noteholders Committee are unable to agree on the selection of the initial directors, using their best efforts, then the initial board of directors of Reorganized Fruit of the Loom shall consist of three (3) directors designated by the Bank Steering Committee, two (2) directors designated by the Noteholders Committee, and two (2) directors who are senior officers of Reorganized Fruit of the Loom designated jointly by the Bank Steering Committee and the Noteholders Committee (or if the Bank Steering Committee and the Noteholders Committee can not agree on the designation of the management directors, then each shall designate one). If the Bank Steering Committee and the Noteholders Committee fail to designate some or all of the members of the initial board of directors on or before 10 days before the first date set for the Confirmation Hearing, then the existing Board of Directors of FTL Inc. will designate the persons to fill any vacancies on the initial board of directors of Reorganized Fruit of the Loom. The identity of the proposed board of directors of Reorganized Fruit of the Loom has not been determined as of the date of this Disclosure Statement and shall be disclosed in the Plan Supplement.

                                      IV.
                        EVENTS LEADING TO REORGANIZATION

                  In the period leading up to the Petition Date, Fruit of the Loom's indebtedness increased substantially in connection with several acquisitions which did not achieve the cash flow levels anticipated at the time of the acquisitions. Proceeds from the issuance of debt were also used to finance significant legal settlement and environmental obligations related to discontinued operations, as well as open-market stock repurchases. After these expenditures, Fruit of the Loom was left with a highly leveraged capital structure. Changes in the competitive environment, inventory adjustments in 1998, and operating problems in 1999 reduced cash flow, resulting in covenant defaults and inadequate liquidity to continue to fund the ongoing operations of the business and debt requirements. As a result of these and other factors described below, Fruit of the Loom sought protection in the Reorganization Cases, to permit it to fix its operating problems and capital structure.

A.       CHANGES IN THE COMPETITIVE ENVIRONMENT

                  Beginning in the mid 1990's, prices for certain basic apparel products declined as a result of market consolidation and increased competition. Consolidation among the mass merchandisers in the retailing industry enabled those merchandisers to obtain price reductions from many of their suppliers, as the volume of the merchandisers' purchases increased as a percentage of the total market. Changes in international trade agreements, including the North American Free Trade Agreement ("NAFTA") adopted in 1995 (which have been expanded by the Caribbean Basin Initiative ("CBI") adopted in late 2000), removed certain tariff, quota, and other artificial trade barriers thereby increasing the supply of basic apparel products and consequently reducing prices. Fruit of the Loom was able to partially offset these price decreases with reductions in manufacturing costs. Nonetheless, these changes in industry dynamics negatively affected Fruit of the Loom's margins and cash flows.

B.       NON-PERFORMING ACQUISITIONS

                  In 1993 and 1994, FTL Inc. commenced a strategy of diversification into the sports licensing apparel market with the acquisitions of Salem Sportswear, Inc. ("Salem Sportswear"), Artex Manufacturing Co., Inc. ("Artex") and ProPlayer, Inc. ("ProPlayer") and ventured into women's jeanswear manufacturing and marketing with the acquisition of the Gitano(R) brand. These acquisitions cost approximately $350 million in cash, primarily financed by debt.

                  These acquisitions were intended to add higher gross margin apparel products to the Fruit of the Loom product portfolio. However, none of the businesses achieved the cash flows anticipated at the time of acquisition, and were dilutive to Fruit of the Loom's earnings over the period these businesses were owned.

C.       NON-OPERATING USE OF CASH

                  During the period from 1995 through 1999, Fruit of the Loom used approximately $450 million for non-operating purposes, including legal settlements, environmental liabilities related to operations sold by a former parent corporation, guarantees of a former subsidiary's indebtedness, and an open-market stock repurchase plan. All of these uses resulted in debt, in addition to the debt incurred to fund acquisitions such as Gitano and Pro Player.

D.       INVENTORY ADJUSTMENTS AND OPERATING PROBLEMS

                  The removal of certain trade barriers, as described above, provided domestic suppliers with an opportunity to reduce manufacturing costs by outsourcing the labor intensive components of production to offshore locations with lower labor rates. Fruit of the Loom participated in this opportunity, transitioning approximately 90% of its remaining assembly production to Mexico, Honduras and El Salvador between 1995 and 1999.

                  Operating problems during the fourth quarter of 1998 resulted from a decision by Fruit of the Loom to virtually shut down manufacturing operations for several weeks to reduce inventory levels. As a result of these layoffs, Fruit of the Loom experienced significant employee turnover of highly trained employees, because these employees had found other employment. The replacement workers were less experienced, requiring additional training, which caused inefficiencies in production. When manufacturing recommenced in the first quarter of 1999, the level of irregular inventory increased. The inefficiency in output from these plants and the need to rebuild inventory to service unexpectedly strong demand for key retail and activewear products, resulted in inventory shortages, which negatively impacted customer order fulfillment and required Fruit of the Loom to incur additional production, shipping and distribution costs. In order to maintain customer service at acceptable levels, Fruit of the Loom increased its usage of external contractors, overtime labor, and time-sensitive and expensive methods of transporting materials and products, all of which resulted in approximately $300 million of manufacturing cost overruns above budgeted costs.

                  During the critical selling season of spring (Activewear/tee shirts) and fall (Retail/back to school) 1999, Fruit of the Loom experienced significant servicing and delivery problems with its customers; Fruit of the Loom found itself out of stock or with an improper mix of inventory, and thus unable to fill customers' orders on a timely basis. This resulted in a loss of sales, as customers turned to other suppliers for short-term needs. The high cost of manufacturing and the lowered sales resulted in a net loss before discontinued operations of almost $500 million.

E.       COVENANT DEFAULTS AND LIQUIDITY.

                  In 1999, Fruit of the Loom recorded charges for provisions and losses on the sale of close-out and irregular inventory, impairment of certain European manufacturing facilities, severance, and other write-downs and reserves totaling approximately $350 million. These charges resulted in covenant defaults under the 1997 Credit Agreement, Fruit of the Loom's working capital facility.

                  The combination of poor operating performance in 1999 and the increased debt resulting from noncore acquisitions and other nonoperating uses of cash flow, resulted in a severe liquidity problem prior to the Petition Date. Fruit of the Loom's cash shortfall resulted in difficulties with key suppliers on payment terms, interruptions to the manufacturing operations, and covenant defaults under the various secured financings. In 1999, Fruit of the Loom's total financings, including secured and unsecured public debt, aggregated in excess of $1.4 billion. The interest payments on that debt aggregated over $100 million per year. The likely curtailment of production due to difficulties in obtaining key supplies, the inability to pay vendors on a timely basis, and other considerations resulted in the Board of Directors' approval for Fruit of the Loom to seek protection under the Bankruptcy Code on December 29, 1999, commencing the Reorganization Cases.

                                       V.
   IMPROVEMENTS IN BUSINESS SINCE THE PETITION DATE; CURRENT BUSINESS STRATEGY

                  Shortly before the Petition Date, a new management team was retained for Fruit of the Loom, to replace certain of the prior senior management, including Mr. Farley. The first goal of the new management team was to identify and, as quickly as possible, rectify the underlying causes of many of the operational difficulties experienced by Fruit of the Loom. Management has also implemented a re-focused business strategy, as described more fully below, to be the lowest-cost producer and marketer of high volume basic apparel, and thereby grow its core business.

                  Since the Petition Date, management has made dramatic changes to Fruit of the Loom's operations and business plan, including: (i) disposing of non-core businesses, (ii) consolidating production capacity, thereby reducing fixed costs, (iii) improving manufacturing processes and efficiency, thereby reducing variable costs, (iv) eliminating unprofitable product lines, (v) improving inventory controls, (vi) improving customer order fill rates, thereby restoring customer satisfaction, and (vii) rejecting unfavorable contracts and leases.

                  As a result of these changes, Fruit of the Loom's financial performance improved dramatically from 1999 to 2000. Manufacturing variances, a major contributor to Fruit of the Loom's poor financial performance in 1999, were reduced measurably as Fruit of the Loom experienced improvements of 26% to 66% across all of its key manufacturing statistics. In addition to the positive trends in manufacturing costs, Fruit of the Loom successfully streamlined its overhead costs, in effect reducing general and administrative expense (before consolidation costs) by approximately $110 million from 1999 to 2000. These significant changes to Fruit of the Loom's cost structure resulted in a substantial turnaround in financial performance, demonstrated by an approximate $435 million improvement in Adjusted EBITDA(5) from 1999 to 2000.

A.       IMPROVEMENTS IN BUSINESS SINCE THE PETITION DATE

         1.       DISPOSITION OF NON-CORE BUSINESSES

                  Since the Petition Date, under the direction of the new management team, Fruit of the Loom completed a strategic

--------

(5) "Adjusted EBITDA" means EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted to reflect net earnings from operations and the net cash impact of inventory and manufacturing cost variances in the period in which such variances were incurred, and excludes
     (a) gains or loss from the sale of any capital asset, business unit or line of business, (b) gain or loss from adjustment to book value of any asset,
     (c) severance costs, (d) consolidation costs from plant closings, (e) gain or loss from cancellation or forgiveness of debt or acquisition of Fruit of the Loom's debt or equity securities, (f) gains or losses of discontinued entities acquired by or merged with any part of Fruit of the Loom, (g) gain or loss from any extraordinary item, as determined in accordance with GAAP (generally accepted accounting principles), and (h) other material non-recurring and/or non-cash expenses.

review of its businesses and decided to focus its management and financial resources on its retail and activewear business units. As a result of this decision, Fruit of the Loom divested its Pro Player/Sports and Licensing Division, Gitano and Jet Sew operating businesses in 2000 and generated a total of approximately $45 million in cash proceeds, and stemmed the losses generated by those business units.

                  In addition, prior to the Petition Date, Fruit of the Loom had been operating under a number of licensing agreements which have been discontinued since the commencement of the Reorganization Cases. These agreements primarily relate to Pro Player/Sports and Licensing Division and Gitano businesses which have been liquidated.

                  a.  Pro Player/Sports and Licensing Division.

                  Pro Player/Sports and Licensing Division manufactured and marketed sports licensing apparel under the Pro Player(R) and Fans Gear(R) brands pursuant to license agreements with professional sports leagues and major colleges and universities. Fruit of the Loom acquired these companies (Pro Player, Salem Sportswear, and Artex) when values in that segment of the industry were at peak levels. The Sports and Licensing Division performed significantly below expectations during 1998 and 1999. Fruit of the Loom believes that the underperformance of the Sports and Licensing Division was caused, in part, by a shift in consumer preferences, which reduced demand for sports licensed products, created overcapacity, which resulted in many bankruptcies and liquidations throughout the industry, including the 1999 liquidation of Starter Corp., the largest sports apparel company at that time. In addition, Fruit of the Loom believes that high guaranteed minimum royalties to licensors and high marketing expenses and defalcations by certain members of prior management of the Sports and Licensing Division contributed to the underperformance of the Division. See Section VI.e.1 ("Pro Player - Fraud Claims Against Messrs. Strumeier and Lee") for a further discussion of the claims against certain prior management.

                  In 1999, the Sports and Licensing Division reported operating losses of approximately $31 million. As a result of the structural conditions described above and management's assessment that the business of Pro Player/Sports and Licensing Division could not become profitable, the Board of Directors directed Lazard Freres & Co. ("Lazard"), Fruit of the Loom's investment banker and financial advisor, to market the Sports and Licensing Division as a going concern. Ultimately, the prices offered to acquire the Sports and Licensing Division as a going concern were less than the estimated proceeds of liquidation, and the operations were wound down and liquidated pursuant to an Order of the Court dated February 28, 2000. The disposition of assets of Pro Player/Sports and Licensing Division resulted in net cash proceeds to Fruit of the Loom of approximately $25 million.

                  b.       Gitano.

                  In 1994, Fruit of the Loom acquired Gitano Fashions, Ltd. ("Gitano"), which manufactured women's and children's jeans and related sportswear under the Gitano(R) trade name and trademarks. Gitano never achieved the necessary sales volume and operating economies to become an efficient and profitable product line. The Board of Directors directed Lazard to seek a purchaser of the Gitano business assets on a going concern basis. After an auction and pursuant to an Order dated June 15, 2000, the Court approved the sale of substantially all of the Gitano assets to VF Corporation ("VF") for an initial cash purchase price of $17.2 million and additional consideration of $2.2 million for additional inventory (pursuant to a separate Order dated August 18, 2000), which was delivered over time.

                  Thereafter, by order dated November 14, 2000, Fruit of the Loom obtained Court approval to sell certain specialized laundry equipment, previously used by Gitano, to Ibis de Mexico, S.A. de C.V. for a purchase price of $625,000. This sale closed on December 11, 2000.

                  c.       Jet Sew.

                  FOL R&D, Inc., formerly known as Jet Sew Technologies, Inc. ("Jet Sew"), was engaged in the business of designing, manufacturing, and marketing automatic, modular sewing systems that are used to manufacture textile and apparel machinery. As a result of this loss and the non-core nature of its business, Fruit of the Loom determined that Jet Sew should be sold on a going concern basis, to best maximize value. Pursuant to an order dated December 13, 2000, Fruit of the Loom agreed to sell the assets of Jet Sew to Mohawk Partners, for a purchase price of $3.5 million, subject to adjustment. Pursuant to that Order, the sale closed on December 18, 2000.

         2.       ELIMINATION OF UNPROFITABLE PRODUCT LINES

                  Before the Petition Date, the number of style and product variations ("SKUs") offered by Fruit of the Loom increased as a result of prior management's strategy to, among other things, introduce higher fashion apparel. The proliferation of SKUs reduced manufacturing efficiency, as average production runs decreased and the number of changeovers increased. In 2000, Fruit of the Loom reduced total SKUs by 40%, in order to improve manufacturing efficiencies and refocus production on higher volume styles.

         3. REDUCTION IN FIXED COSTS THROUGH CONSOLIDATION OF MANUFACTURING CAPACITY

                  In 2000, Fruit of the Loom closed two yarn mills and two textile plants. During the first quarter in 2001, an additional yarn mill was closed. These closures were done to reduce textile capacity to the level of Fruit of the Loom's current manufacturing needs, after the discontinuation of unprofitable businesses and product lines. Textile production was realigned in Fruit of the Loom's remaining textile plants which have lower costs and lower labor turnover.

                  The closure of these plants and the resulting rationalization of production costs is expected to create greater financial flexibility for Fruit of the Loom through fixed overhead cost reductions. Fruit of the Loom believes the remaining plants can produce the volumes projected for 2001, with future capacity growth being generated by capital expenditures and efficiency improvements. In addition, Fruit of the Loom has reestablished balanced production, where peak demand is partially serviced by the build-up of core inventory during the off-peak season, which results in greater manufacturing and cost efficiencies.

                  Fruit of the Loom has also closed certain of its assembly operations in Mexico, shifting that production to lower cost operations in Central America. On October 25, 2000, the Court authorized the Fruit of the Loom to wind-down certain of Fruit of the Loom's assembly operations located in Mexico, and to amend and restate certain prepetition agreements by and among the Debtors, certain non-debtor Fruit of the Loom affiliates and certain unrelated parties, all pursuant to a Master Termination Agreement. At the present time, the only operating assembly facility in Mexico involves the assembly of fleece garments. As a part of the Master Termination Agreement, that operation will be acquired by Fruit of the Loom.

         4.       IMPROVEMENTS IN MANUFACTURING PROCESSES AND EFFICIENCY

                  Since the Petition Date, under the current management team, Fruit of the Loom has achieved a material improvement in virtually all operational categories in the United States and the Caribbean largely as a result of the centralization of key functional areas and the resulting standardization and simplification of manufacturing processes. Examples of these improvements are as follows:

                           2000 Improvement over 1999

Reduction in Knitting Defects                        66%
Reduction in Rework Bleach                           51%
Reduction in Rework Dye                              36%
Reduction in Waste Pounds per dozen shipped          26%
Total Employment Reduction                           32%
El Salvador Plant Efficiency Increase                52%
Honduras Plant Efficiency Increase                   39%

                  Fruit of the Loom has also significantly reduced its manufacturing cost structure by largely replacing contract assembly with owned assembly capacity in Central America. Management believes that the owned assembly plants are generally more efficient than outside contractors. Approximately 37% of 1999 annual production was assembled by 37 separate outside contract manufacturers. Through 2000, Fruit of the Loom continued to reduce its reliance on contract manufacturers, as productivity and overall efficiency increased at Fruit of the Loom's owned assembly plants. As of the end of 2000, Fruit of the Loom has reduced the number of outside contractors to 4, from the high of 37, resulting in lower production costs for 2000.

                  a.  Improvements in Inventory Controls.

                  Fruit has initiated several efforts that have resulted in more efficient inventory logistics, a lower investment in inventory, and better customer service. Specifically, Fruit of the Loom has reduced overall SKUs by 40%, reduced the number of packaging options, reduced the expense of in-store merchandisers and created company-wide standards for product packaging. As a result of these changes, Fruit of the Loom believes it will be able to more effectively balance inventories and control changes in packaging and other inventory components without experiencing significant inventory obsolescence.

                  As a result of these improved logistics and manufacturing efficiencies, capital investment in work in process inventory declined by $40 million since the Petition Date.

                  b.       Improvements in Customer Order Fulfillment.

                  As a result of the substantial manufacturing efficiency improvements and improvements in inventory control, Fruit of the Loom's customer order fulfillment rates in 2000 have averaged above 95%. Based on the improvement in these performance measures and the strong order flow from Fruit of the Loom's core retail customers since the Petition Date, management believes that customer satisfaction has increased measurably from the beginning of 1999.

         5.       REDUCTIONS IN VARIABLE COSTS

                  Fruit of the Loom has implemented a number of measures to reduce its variable cost structure. Through enhanced planning and improved manufacturing efficiencies, Fruit of the Loom has been able to reduce total freight expenditures over $65 million from 1999 to 2000, and reduce material loss by approximately $40 million from 1999 to 2000. Improvements in manufacturing processes have also enabled Fruit of the Loom to reduce headcount from a peak of approximately 40,000 in 1999 to approximately 27,000 by the beginning of 2001. Excluding consolidation costs of $88.3 million in 2000 and special charges of $67.2 million in 1999, Fruit of the Loom's selling, general and administrative expenses decreased, as a percentage of sales, from 16.4% in 1999 to 11.6% in 2000 as a result of these and other changes to Fruit of the Loom's variable cost structure.

         6.       REJECTION OF UNFAVORABLE CONTRACTS AND LEASES

                  Since the Petition Date, Fruit of the Loom successfully renegotiated or rejected numerous leases and executory contracts, resulting in a reduction in fixed costs. Specifically, Fruit of the Loom rejected several real estate leases, rejected a contract with a licensee of the BVD(R) trademark that was not performing to expectations, and rejected numerous licenses in its Sports and Licensing Division. See Section VII.D ("Disposition of Unexpired Leases and Executory Contracts").

B.       CURRENT BUSINESS STRATEGY

                  Fruit of the Loom's business strategy is to be the lowest cost producer and marketer of high volume basic apparel and to grow its core business within that segment. Fruit of the Loom plans to continue to focus on the high volume basic apparel segment due to its relatively low fashion risk, the relationships it has developed with high volume retailers and wholesale distributors, and the competitive advantage Fruit of the Loom believes it has attained through its low cost, vertically integrated operations.

                  Management believes that remaining among the lowest cost producers of basic apparel is essential to maintaining and increasing sales and profits. In this regard, Fruit of the Loom's strategy is to continue to implement the cost reduction initiatives begun in 2000, and to further drive down costs through new initiatives, including: (i) evaluating and rationalizing product categories and stockkeeping units to create further efficiencies in manufacturing and distribution costs and working capital management; (ii) consolidating production capacity to improve capacity utilization and reduce fixed costs; (iii) reducing variable costs; and (iv) consolidating high cost assembly operations into lower cost operations.

                  In addition to those improvements described above, Fruit of the Loom plans to invest approximately $200 million between 2001 and 2003, primarily in state-of-the-art yarn and textile equipment that will enable it to increase economies of scale and manufacturing efficiencies, and incremental expansion of existing capacity.

                  Fruit of the Loom believes that it is among the market leaders in branded, basic apparel due to its reputation for consistent quality and value. As such, Fruit of the Loom plans to leverage the Fruit of the Loom(R) brand to increase sales volume in 2001 and beyond. It is focused on reinvesting in advertising and promotions to strengthen the Fruit of the Loom(R) brand and increase volume. Fruit of the Loom plans to introduce new products that achieve certain volume minimums and profit targets, as well as explore high volume private label programs consistent with existing product lines. Fruit of the Loom also plans to utilize licensing to supplement its product line in non-core areas in smaller domestic and international markets. In Europe, Fruit of the Loom intends to maintain its imprints market share leadership and realize volume increases by refocusing on basic apparel products and participating in anticipated growth of its key retail accounts.

                                       VI.
                         CERTAIN PREPETITION OBLIGATIONS

A.       PREPETITION FINANCINGS

                  Prior to the Petition Date, Fruit of the Loom was a party to a number of public debt issues and to a working capital facility, described below.

         1.       SENIOR NOTES (SECURED)

                  FTL Cayman executed a guarantee of the obligations of FTL Inc. and certain of its Subsidiaries under each of the Senior Notes.

         a. 7-3/8% Debentures. Pursuant to the Indenture dated as of November 30, 1993, between FTL Inc. and Wells Fargo Bank Minnesota, National Association, f/k/a Norwest Bank Minnesota, National Association, as successor indenture trustee ("Wells Fargo"), FTL Inc. issued 7-3/8% Debentures due November 30, 2023, in the original principal amount of $150,000,000. As of the Petition Date, $148,085,011 was outstanding with respect to the 7-3/8% Debentures.

         b. 6-1/2% Notes. Pursuant to the Indenture dated as of November 30, 1993, between FTL Inc. and U.S. Bank Trust National Association, f/k/a First Trust National Association, as successor indenture trustee ("U.S. Bank"), FTL Inc. issued 6-1/2% Notes due November 30, 2003, in the original principal amount of $150,000,000. As of the Petition Date, $149,435,546 was outstanding with respect to the 6-1/2% Notes.

         c. 7% Debentures. Pursuant to the Indenture dated as of March 15, 1981, between Northwest (the predecessor to FTL Inc.) and United States Trust Company of New York, as successor indenture trustee ("U.S. Trust"), Northwest issued 7% Debentures due March 15, 2011, in the original principal amount of $125,000,000, which included unamortized original issue discount as of the Petition Date. See
Section VIII.C.3.b, "Treatment of Impaired Classes of Claims - Class 2:
Prepetition Secured Creditor Claims" for a discussion of the treatment of the 7% Debenture's unamortized original issue discount.

         2.       1997 CREDIT AGREEMENT

                  On September 19, 1997, FTL Inc., as borrower, and certain of its Subsidiaries (each of them Debtors in the Reorganization Cases), as guarantors, entered into a Credit Agreement (the "1997 Credit Agreement") with certain lenders (the "Prepetition Bank Lenders"), for up to $900 million of loans. FTL Cayman executed a guarantee of the obligations of Fruit of the Loom under the 1997 Credit Agreement. Bank of America, N.A. ("BofA") is the administrative agent for the lenders under the 1997 Credit Agreement. As of the Petition Date, $635,158,532 was outstanding under the 1997 Credit Agreement; as of February 28, 2001, the outstanding balance had increased to $646,195,062, as a result of post-Petition Date draws on letters of credit that had been issued under the 1997 Credit Agreement before the Petition Date. There remain issued and undrawn letters of credit issued under the 1997 Credit Agreement in the aggregate amount of $520,236.

         3.       FARLEY LOAN

                  On February 24, 1999, the Board of Directors, excluding Mr. Farley, authorized Fruit of the Loom to guarantee (the "Farley Guaranty") a bank loan of up to $65,000,000 to Mr. Farley in connection with Mr. Farley's refinancing and retirement of his $26,000,000 and $12,000,000 personal loans (which had previously been guaranteed by Fruit of the Loom) and other indebtedness of Mr. Farley (the "Farley Loan"). See Section VII G. 3, "Other Legal Proceedings - Farley Lenders Suit Against Mr. Farley" and VII.G. 4, "Other Legal Proceedings - Farley Adversary

Proceedings" for a discussion of the Farley Loan since the Petition Date.

         4.       SYNTHETIC LEASES

                  On September 30, 1994, Union Underwear entered into the Fruit of the Loom Equipment Acquisition Program to acquire, among other things, textile manufacturing equipment, distribution center equipment and fixtures used in Fruit of the Loom's facilities located in the United States pursuant to the CSFB Advantage Lease (Tax Ownership Operating Lease Agreement), dated as of September 30, 1994, between Wilmington Trust Company, as successor in interest to JP Morgan Chase f/k/a Chemical Bank, as stated lessor (the "Trustee") and [FTL Inc.], as stated lessee (the "Synthetic Lease"), and a Credit Agreement (the "Credit Agreement"), dated as of September 30, 1994, between the Trustee, on the one hand, and Credit Suisse First Boston, as Administrative Agent ("CSFB"), and various lenders (the "Synthetic Lease Lenders"), on the other hand. Pursuant to the Credit Agreement, the Trustee transferred, conveyed and assigned to CSFB, for the benefit of the Synthetic Lease Lenders, all of its right, title and interest in the Synthetic Lease. Pursuant to a Guaranty dated September 30, 1994, as thereafter amended, FTL Inc. and certain Subsidiaries (each a Debtor in the Reorganization Cases) guaranteed the obligations with respect to the Synthetic Lease. As of the Petition Date, $87,562,245 was outstanding under the Synthetic Lease. The obligations under the Synthetic Lease are secured by a security interest in the Leased Assets and also by the security interests and pledges granted under the 1999 Pledge Agreement and related documents.

                  Pursuant to the settlement reached with the Synthetic Lease Lenders which is embodied in the Plan, for purposes of the Plan and the Scheme of Arrangement, the Synthetic Lease is being treated as a financing transaction, not a true lease. In the absence of this settlement, if the Synthetic Lease were treated as a true Lease, a cash payment of not less than $87 million would be due to the Synthetic Lease Lenders in order to assume the Synthetic Lease.

         5.       1999 PLEDGE AGREEMENT

                  Fruit of the Loom's obligations to the Prepetition Secured Creditors under the 1997 Credit Agreement, the Senior

Notes, the Farley Loans, and the Synthetic Lease are secured pursuant to various security, pledge and collateral agreements, as amended, all referred to herein collectively, as the "1999 Pledge Agreement." Pursuant to an Amended and Restated Pledge Agreement, dated as of July 2, 1998, FTL, Inc. and 28 of its direct and indirect subsidiaries accepted joint and several liability on all Senior Noteholder Claims and all Prepetition Bank Lenders' Claims and each pledgor owning shares of the stock of members of the Fruit of the Loom Group described therein pledged some or all of those shares to support the repayment of the Senior Noteholder Claims and the Prepetition Bank Lenders' Claims, the pledges to become effective upon the occurrence of certain events. On or about March 10, 1999, Fruit of the Loom executed: (I) that certain Security Agreement dated March 10, 1999, pursuant to which Fruit of the Loom granted to BofA, as collateral agent (the "Prepetition Collateral Agent"), for the Ratable benefit of the Prepetition Secured Creditors, security interests in and liens upon substantially all of its personal property (both tangible and intangible), including without limitation certain accounts, copyrights, deposit accounts, equipment, fixtures, general intangibles, inventory, patents, trademarks, and proceeds of all of the foregoing; (II) the Second Amended and Restated Pledge Agreement, pursuant to which certain members of Fruit of the Loom pledged to the Prepetition Collateral Agent for the Ratable benefit of the Prepetition Secured Creditors substantially all or a portion of those members respective stock ownership interests and related rights in each of their respective subsidiaries; and (III) various mortgages and deeds of trust pursuant to which Fruit of the Loom granted the Prepetition Collateral Agent, for the Ratable benefit of the Prepetition Secured Creditors, mortgages upon certain real property to secure the obligations to the Prepetition Secured Creditors. The Second Amended and Restated Pledge Agreement, dated as of March 10, 1999, provided for joint and several liability and a pledge of certain shares by the pledgors with respect to the Senior Noteholder Claims and the Prepetition Bank Lenders' Claims and incorporated the claims of the Farley Lenders. The Collateral Agent acquired possession of the shares pledged pursuant thereto at various times in 1998 and 1999. See Section VII.B.2, "Significant First Day Court Orders - The Interim and Final Adequate Protection Orders" and Section VII.G.2, "Other Legal Proceedings
- Committee Avoidance Action Against Prepetition Secured Lenders" for a further discussion of the liens granted under the 1999 Pledge Agreement and the Committee Avoidance Action challenging those liens.

         6.       INDUSTRIAL REVENUE BONDS

                  Certain members of Fruit of the Loom entered into various transactions financed by the issuance of industrial revenue bonds (the "IRB(s)"). Although there were 11 separate IRB issues outstanding on the Petition Date, Fruit of the Loom held all the outstanding bonds for nine of the IRB issues. Since the Petition Date, Fruit of the Loom has exercised its purchase option for certain of the owned IRBs. Six of the IRBs owned by Fruit of the Loom are pledged to the Prepetition Secured Creditors under the 1999 Bond Pledge Agreement or under the Synthetic Lease.

                  As of the date hereof, Fruit of the Loom is lessee/guarantor in respect of the following IRB, where the bonds are not held by Fruit of the
Loom: County of Warren, Kentucky Variable/Fixed Rate Industrial Building Revenue Bonds 1987 Series A (Union Underwear Company, Inc. Project) (principal amount -- $7.64 million, lessee - Union Underwear). Pursuant to an order of the Court entered on October 11, 2000, Fruit of the Loom obtained a postpetition letter of credit under the Postpetition Credit Agreement to replace the prepetition letter of credit issued with respect to the Warren County IRB and that IRB remains outstanding as of the date hereof.

                  City of Jamestown Variable/Fixed Rate Industrial Building Revenue Bonds 1983 Series A (Union Underwear Company, Inc. Project) (principal amount -- $10 million; lessee - Union Underwear), is the only other IRB to which Fruit of the Loom was a party as of the Petition Date and where Fruit of the Loom did not hold all of the outstanding bonds. The trustee for the City of Jamestown IRBs drew down on a letter of credit issued by the Prepetition Bank Lenders securing the bond obligations in August, 2000 and paid the full amount of those IRBs to the holders thereof.

         7.       UNSECURED PREPETITION NOTES

                  Pursuant to the Indenture dated as of March 25, 1999, between FTL Inc. and State Street Bank and Trust Company as successor trustee (Bank of New York and HSBC Bank USA were each prior indenture trustees ("HSBC")), FTL Inc. issued 8-7/8% Senior Notes due 2006, in the original principal amount of $250,000,000 (the "8-7/8% Notes"). In connection with the

Cayman Reorganization, FTL Cayman executed a guarantee of the 8-7/8% Notes. As of the Petition Date, $248,503,369 was outstanding with respect to the 8-7/8% Notes.

B.       COMMON AND PREFERRED STOCK

                  In connection with the Cayman Reorganization, all outstanding shares of Class A Common Stock of FTL Inc. were automatically converted into Class A ordinary shares of FTL Cayman, and all outstanding shares of Class B Common Stock of FTL Inc. were automatically converted into shares of exchangeable participating preferred stock of FTL Inc. (the "FTL Inc. Preferred Stock"). The FTL Inc. Preferred shares are exchangeable for Class A Ordinary Shares of FTL Cayman (in the aggregate equal to an approximate 30% voting interest) and convertible into 4,981,000 shares of FTL Inc. Class A Common Stock with the right to vote on an as converted basis.

                  The holders of the FTL Inc. Preferred Stock also received, in the aggregate, four Class B redeemable ordinary shares of FTL Cayman. Except as provided by law or FTL Cayman's amended and restated memorandum and articles of association, the FTL Cayman Class B Shares, in the aggregate, have voting rights equal to five times the number of shares of FTL Inc. Preferred Stock held by such holders. Therefore, each FTL Cayman Class B share has voting rights equivalent to 6,536,776.3 Class A votes. As of December 31, 2000, there were 2,230 registered holders of record of the Class A ordinary shares of FTL Cayman.

C.       PENSION AND BENEFIT PLANS

         1.       PREPETITION QUALIFIED BENEFITS AND PENSION PLANS

                  Prior to the Petition Date, Fruit of the Loom maintained a number of qualified (for tax purposes) benefit and pension plans for the benefit of its employees.

                  a.       Union Underwear Pension Plan (#001).

                  This is a non-contributory defined benefit plan (the "UUPP"). United States employees are eligible after one year of service, provided they are age 21. The assets of the UUPP are held in the Fruit of the Loom, Inc. Master Retirement Trust.

                  The annual pension expense for the UUPP is not expected to exceed $5 million per year over the next five years. Pursuant to an order of the court dated December 30, 1999, Fruit of the Loom has continued to make required payments in respect of the UUPP. Fruit of the Loom expects contributions for 2000 and 2001 to be $6.4 million and zero, respectively.

                  As of the Petition Date, the UUPP was fully funded on a going concern basis.

                  b.       Fruit of the Loom, Inc. Retirement Savings Plan
                           (#002).

                  This is a defined contribution Section 401(k)-type plan. Only salaried, non-highly compensated employees (i.e., employees with an annual base salary of less than $85,000) may participate in the plan after completing one year of service. No union employees participate in the plan. All employees are fully vested from the time that they join the plan.

                  The estimated amount that was owed as employer contributions (i.e., employer matching contributions) through the Petition Date was $135,000 which was paid pursuant to an Order of the Court dated December 30, 1999. Fruit of the Loom estimates the annual cost of this plan at $550,000.

                  c.       Fruit of the Loom, Inc. 401(k) Plan (#003).

                  This plan was put in place to be effective as of January 1, 2000. Only non-salaried non-bargaining unit employees are eligible to participate and may defer up to 15% of compensation. There is no employer matching contribution in this plan.

                  d.       Union Underwear Welfare Plan (#501).

                  This qualified benefit plan includes a cafeteria plan (medical and dental premiums only) for all locations. The Welfare Plan includes long term and short term disability programs, including the following.

                  (i) Long Term Disability with Provident Life and Accidental Insurance Co. - Insured; Premiums paid by employees.

                  (ii) Group Long Term Disability with CIGNA - Insured; Premiums paid by employees.

                  (iii) Long Term Disability with UNUM - Self-insured. Closed to new participants; eleven current participants. The annual cost is approximately $170,000.00.

                  (iv) Executive Supplemental Long Term Disability with UNUM and MassMutual - Premium paid by Fruit of the Loom. The annual cost is approximately $116,000.

                  (v) Provident Life Insurance Co. - Insured; Closed to new participants (only New Jersey and New York employees were eligible). The annual cost is approximately $9,000.

                  (vi) Payroll Continuation Program - Program for salaried employees during first 20 weeks of disability. Self-insured effective January 1, 2000; minimum benefit of 12 weeks of full pay. The annual cost is approximately $50,000.

                  (vii) Fruit of the Loom also maintains both insured and self-insured dental, medical and prescription drug programs and limited retiree health programs to age 65.

                  e.  Other Qualified Employee Benefits.

                  In addition to the foregoing, Fruit of the Loom maintained, and maintains, a number of additional benefit policies and plans:

                  (i) Fruit of the Loom maintains various life insurance policies paid for directly by employees, except for a travel and accident policy issued by UNUM Life Insurance Co., which was paid by Fruit of the Loom.

                  (ii)     Tuition Reimbursement Program - Self funded.

                  (iii) Retiree Health Obligation Under Northwest Plan - A self-insured program covering eight former employees Northwest.

                  (iv) Workers Compensation - See Section VII.E.3 "Employee Matters - Workers Compensation" for a discussion of workers compensation issues.

                  (v) Travel and Expense Policy - for certain salary and hourly employees travel related expenses are reimbursed by Fruit of the Loom

                  (vi) Severance Benefit Plan (Salaried Employees) - for all salaried employees; provides for severance pay at employee's base rate for a set period (ranging from 13 to 52 weeks depending upon position and length of employment), continuation of certain existing benefits, and outplacement services.

         2.       NON-QUALIFIED PLANS

                  In addition to the qualified plans described above, as of the Petition Date, Fruit of the Loom maintained or maintains certain non-qualified (for tax purposes) plans for the benefit of senior officers and highly-compensated employees:

                  (i) Fruit of the Loom, Inc. Supplemental Executive Retirement Plan, dated January 1, 1995 (the "SERP Plan"), established by FTL Inc. as an unfunded plan providing unfunded retirement benefits in excess of the benefits provided by Fruit of the Loom's qualified retirement benefits;

                  (ii) Fruit of the Loom, Inc. Senior Executive Officer Deferred Compensation Plan, dated March 17, 1997 (the "Deferred Compensation Plan"), established by FTL Inc. as an unfunded plan, pursuant to which certain senior officers were permitted to defer all or a portion of their then current compensation to future years; and

                  (iii) Union Underwear Company, Inc. Supplemental Benefit Plan, effective January 1, 1985, established by Union Underwear as an unfunded plan providing for unfunded pension benefits with respect to that portion of a participant's compensation and benefits which are not covered by Fruit of the Loom's qualified retirement plan due to certain limitations under the Internal Revenue Code.

In connection with each of the foregoing unfunded plans described in parts (i) and (ii) above, FTL Inc. established the "rabbi" trusts described below:

                  (iv) Fruit of the Loom, Inc. Nonqualified Retirement and Deferral Trust, dated September 5, 1996, by and between FTL Inc. and Wachovia Bank of North Carolina, N.A., as trustee ("Wachovia"); and

                  (v) Fruit of the Loom, Inc. Senior Executive Officer Deferred Compensation Trust, dated March 17, 1997, by and between FTL Inc. and Wachovia, as trustee (the "Rabbi Trust").

                  The foregoing trusts were each a "rabbi" trust under the provisions of the Tax Code; the participants in the related plans have no right to the assets in the event of an insolvency of FTL Inc. On the Petition Date, FTL Inc. sent notice to Wachovia as the trustee for the foregoing trusts to advise the trustee of the commencement of the Reorganization Cases and directed the trustee to cease all payments to plan participants or their beneficiaries. For a further discussion of the Rabbi Trusts, See Section VII.G.4, "Other Litigation -- Farley Adversary Proceedings".

D.       ENVIRONMENTAL LIABILITIES

                  Fruit of the Loom and its subsidiaries, in particular, NWI Land Management, Inc. ("NWI Land Mgmt."), have certain contractual obligations, including indemnification obligations, related to certain environmental liabilities, such as those under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), regulations promulgated thereunder, and similar state statutes, both in connection with the sale of certain discontinued operations by Northwest, a predecessor to FTL Inc., or by FTL Inc. before the Petition Date, and with the continued ownership by NWI Land Mgmt. of certain real property. Fruit of the Loom and its subsidiaries have also retained certain contractual indemnification obligations related to the sale of products in connection with the sale of those discontinued operations. Fruit of the Loom's retained liability reserves related to discontinued operations at December 31, 2000 consist primarily of certain environmental reserves of approximately $31,800,000 and product liability reserves of approximately $2,000,000. Fruit of the Loom and NWI Land Mgmt. have insurance coverage, subject to certain deductibles and exclusions from coverage provisions, for potential cleanup cost expenditures in excess of current environmental reserves up to $100,000,000, in the aggregate, for certain sites with on-going remediation, pollution liability coverage for Claims arising out of pollution conditions at owned locations, including continuing operations, sold facilities and non-owned sites and product liability coverage for Claims arising out of products manufactured by the sold operations.

                  FTL Inc. and/or NWI Land Mgmt. are also obligated under certain prepetition executory agreements to indemnify MagneTek, Inc. and Velsicol and True Specialty Corporation ("TSC") for environmental liabilities relating to certain real property that was formerly owned by subsidiaries of Northwest located within the United States (collectively, the "Sites").

         1.       VELSICOL/TSC

                  In 1986, pursuant to the terms of a management buyout of Velsicol, NWI authorized the sale (the "Velsicol Stock Sale") of all issued and outstanding capital stock of Velsicol to TSC. As a part of the Velsicol Stock Sale, NWI Land Mgmt. agreed to take title to certain of the Sites previously owned by Velsicol. FTL, NWI Land Mgmt., and Velsicol entered into that certain Assumption and Indemnification Agreement (the "A&I Agreement"), dated as of December 12, 1986, pursuant to which, under certain circumstances, FTL and NWI Land Mgmt. may be contractually obligated to indemnify Velsicol and TSC for certain environmental and product liabilities comprising four categories: (i) "Assumed/Owned Liabilities" of NWI Land Mgmt., as current owner and indemnitor of Velsicol with respect to seven sites; (ii) "Assumed/Non-Owned Liabilities" relating to sites owned by Velsicol or other unrelated third parties, which consist primarily of third-party disposal sites and sites at which products were formulated for Velsicol; (iii) "Shared Liabilities" for which FTL and NWI Land Mgmt. were to pay a portion of the cost of certain environmental remediation expenses that Velsicol incurs at certain of its chemical manufacturing facilities during certain prescribed time periods; and (iv) "Products Liabilities" arising from the use of, and past exposure to, Velsicol's products.

         2.       MAGNETEK

                  Northwest (the predecessor in interest to FTL Inc.) was the former owner of all the issued and outstanding capital stock (the "Universal Stock") of Universal Manufacturing Corporation ("Universal"), a dry and wet capacitor manufacturer.

                  a.       Bridgeport.

                  Pursuant to that certain Stock Purchase Agreement, dated as of January 9, 1986 (the "Universal Stock Purchase Agreement"), FTL Inc. sold all of its rights, title, and interest in the Universal Stock to MagneTek, Inc. ("MagneTek"). Concurrently with the sale of the Universal Stock, FTL Inc., MagneTek, and Universal entered into that certain Environmental Agreement (the "Environmental Agreement"), pursuant to which FTL Inc. agreed, among other things, to take necessary steps to minimize or mitigate certain environmental liabilities at a Universal manufacturing facility located in Bridgeport, Connecticut (the "Bridgeport Facility"), and, under certain circumstances, FTL Inc. may be obligated to indemnify MagneTek and Universal for certain other environmental liabilities.

                  FTL Inc. and the State of Connecticut Department of Environmental Protection entered into that certain consent order, dated as of June 21, 1988, whereby NWI Land Mgmt. agreed to conduct a three-phase remediation program at the Bridgeport Facility. This remediation program has been substantially completed; a small groundwater recovery and treatment system continues to be operated at this Site.

                  b.       Totowa.

                  In connection with the sale of the Universal Stock, NWI Land Mgmt., MagneTek, and Universal also entered into that certain (i) Assignment of Lease and of Non-Disturbance, Attornment and Subordination Agreement; (ii) Assignment of Purchase and Sale Agreement and of Related Documents; and (iii) General Assignment, each dated as of January 27, 1986 (collectively, the "Totowa Transfer Documents"), pursuant to which Universal conveyed to FTL Inc. certain properties and rights related to a parcel of real property located in the Borough of Totowa, Passaic County, New Jersey (the "Totowa Facility"). Under the terms and conditions of the Universal Stock Purchase Agreement, FTL Inc. agreed to contractually assume certain liabilities and to indemnify Universal and MagneTek against certain liabilities arising in connection with the Totowa Transfer Documents and the Totowa Facility.

                  Pursuant to that certain (i) Purchase and Sale Agreement, dated July 19, 1983; (ii) Use and Occupancy Agreement, July 19, 1983; (iii) Letter Agreement, by and between Ferrulmatic, Inc. ("Ferrulmatic") and Universal, dated April 10, 1984; and (iv) Amendment, dated May 19, 1993 to the Universal/Ferrulmatic Purchase and Sale Agreement, by and between Ferrulmatic and FTL Inc. (as successor to Universal), Ferrulmatic acquired all of FTL Inc.'s rights and obligations with respect to the Totowa Facility and simultaneously acquired title to such property from Industrial Rental.

E.       PRO PLAYER PREPETITION LITIGATION

                  In 1994, Fruit of the Loom acquired the stock of Pro Player (then known as Daniel Young International Corp.) from David Strumeier ("Mr. Strumeier") and Ki Young Lee ("Mr. Lee"). Pro Player was in the business of manufacturing and selling goods under licenses with professional sports teams and leagues, such as the National Hockey League, Major League Baseball, National Basketball Association, and the National Football League.

                  At the time of the acquisition, Pro Player entered into employment and non-compete agreements with Mr. Strumeier and Mr. Lee, which agreements, among other things, provided for the payment of certain bonuses if sales and operating earnings by Pro Player met certain targets in fiscal years 1998 and 1999. To secure the bonus obligation under these employment agreements, in 1994 FTL Inc. caused two letters of credit in the amount of $10 million each to be issued by Bank of Nova Scotia ("BNS") for the benefit of Mr. Lee and Mr. Strumeier, respectively (each, a "Pro Player Letter of Credit"). In 1999, Fruit of the Loom International Ltd., a non-debtor subsidiary of FTL Inc., pledged substantially all of its assets to secure FTL Inc.'s reimbursement obligation to BNS on account of the Pro Player Letters of Credit.

         1.       FRAUD CLAIMS AGAINST MESSRS. STRUMEIER AND LEE

                  On or about October 8, 1998, Pro Player terminated Messrs. Lee and Strumeier for cause and commenced a civil action against them and other defendants (the "Civil Action") in the United States District Court for the District of New Jersey (the "NJ District Court") asserting claims for, among other things, fraud, misrepresentation, breach of fiduciary duty and civil violation of the Federal Racketeering Influenced and Corrupt Organizations Act, 18 U.S.C. Section 1961 et seq.

                  Following the Petition Date the automatic stay under section 362 of the Bankruptcy Code was modified to permit the Civil Action to proceed in the NJ District Court. Discovery is proceeding; no trial date has been set, as yet.

         2.       BONUS LITIGATION

                  Despite his termination for cause prior to the date on which the 1998 bonus could be earned and the pending District Court Action, in July 1999 Mr. Lee submitted a $5 million draw on the Pro Player Letter of Credit to the Bank of Nova Scotia for the 1998 bonus. On July 28, 1999, the NJ District Court issued a temporary restraining order (the "Restraining Order") enjoining Mr. Lee from making the draw. At a hearing held on August 6, 1999, Fruit of the Loom agreed to extend the Pro Player Letter of Credit (which was to expire on August 31, 1999) or post a bond or cash by August 20, 1999.

                  Fruit of the Loom initially deposited cash with the NJ District Court Registry, and on October 12, 1999, pursuant to an Order of the NJ District Court, Fruit of the Loom replaced that cash with a $5,000,000 bond issued by Frontier Insurance Company, (the "Bond" and "Frontier"). As part of the agreement between Fruit of the Loom and Frontier, Fruit of the Loom secured its obligations to Frontier with $2.5 million in cash (the "Bond Collateral"). The Bond Collateral was given to Frontier, not Mr. Lee, to secure Fruit of the Loom's obligation to Frontier if Frontier was required to make any payment on the Bond. The Bond expired by its terms on August 31, 2000. Thereafter, pursuant to order of the NJ District Court, the Bond Collateral and an additional $2.5 million of cash was deposited by Fruit of the Loom into the NJ District Court Registry. As a result of a second attempted draw by Mr. Lee on the Pro Player Letter of Credit, there is now a total of $10 million on deposit on the Registry of the NJ District Court.

                  As of the Petition Date, this litigation was still pending. See Section V.G.7 ("Other Legal Proceedings -- Pro

Player Litigation") for a discussion of the post-Petition Date developments with regard to this matter.

F.       PREPETITION ACCOUNTS RECEIVABLE FACILITY

                  On or about October 29, 1999, certain members of Fruit of the Loom, including Union Underwear Company, Inc. ("Union Underwear"), Pro Player and Salem Sportswear, entered into that certain Amended and Restated Purchase and Contribution Agreement with FTL Receivables Company ("FTL Receivables"), as purchaser, and FTL Receivables entered into that certain Loan and Security Agreement with Bank of America, N.A., as agent (the "AR Agent"), and Bank of America Securities LLC as Syndication Agent, Lead Arranger and Sole Book Runner and certain lenders named therein (the "AR Securitization Arrangement"). The accounts receivable that were subject to the AR Securitization Arrangement were not property of Fruit of the Loom's estates.

                  On the Petition Date, there was approximately $152,332,603 outstanding under the AR Securitization Arrangement including accrued interest, secured by approximately $240,189,182 of accounts receivable. This facility was repaid with proceeds of the DIP Facility and the accounts receivable were returned to Fruit of the Loom's estates, subject to the liens securing the DIP Facility.

                                      VII.
                            THE REORGANIZATION CASES

                  Following the commencement of the Reorganization Cases, all actions and proceedings against Fruit of the Loom and all acts to obtain any property of the Estates were automatically stayed under section 362 of the Bankruptcy Code; the Cayman Court has entered a similar order with respect to the Cayman Proceeding. Described below are certain of the important events that have occurred to date during the Reorganization Cases.

A.       PARTIES IN INTEREST

                  The parties described below have been major parties in interest in the Reorganization Cases to date.

         1.       ADVISORS TO FRUIT OF THE LOOM


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
                  On December 29, 1999, Fruit of the Loom filed applications to retain Katten Muchin Zavis ("KMZ") and Milbank, Tweed, Hadley & McCloy LLP ("Milbank") as counsel in the Reorganization Cases. Milbank's retention as general bankruptcy counsel for Fruit of the Loom in the Reorganization Cases was authorized pursuant to an order dated February 4, 2000. By order dated February 15, 2000, Fruit of the Loom retained KMZ as special counsel. In addition, by order dated February 17, 2000, Fruit of the Loom retained Saul Ewing LLP (f/k/a Saul, Ewing, Remick & Saul LLP) as Delaware counsel.

                  On March 14, 2000, the Court approved Fruit of the Loom's retention of Lazard nunc pro tunc as of December 29, 1999, as its investment banker and financial advisor. During the Reorganization cases, Lazard has, among other things, assisted Fruit of the Loom in the sale of non-core assets, evaluated Fruit of the Loom's debt capacity in light of its projected cash flows, determined a range of values for Fruit of the Loom on a going concern basis, assisted in the determination of an appropriate capital structure for Reorganized Fruit of the Loom, assisted Fruit of the Loom in the negotiation of the Plan, assisted Fruit of the Loom in the arrangement of exit financing, and provided other investment banking services as requested by Fruit of the Loom from time to time. In consideration for such services and pursuant to its engagement letter dated March 2, 2000, Lazard is entitled to a Restructuring Fee upon confirmation of the Plan, calculated as 0.5% of the prepetition debt obligations of Fruit of the Loom less any monthly and certain other fees received by Lazard through the Confirmation Date.

                  On March 3, 2000, the Court approved Fruit of the Loom's retention of Jay Alix & Associates ("Jay Alix"), as restructuring advisors. Jay Alix consultants were retained to provide a broad range of restructuring and turnaround consulting services including the evaluation and implementation of alternatives related to non-core assets (including Pro Player, Gitano and certain real estate and equipment), assistance with the development of a vendor management program, assistance with reviewing and developing Fruit of the Loom's fiscal year 2000 business plans, and assisting the Debtor with the evaluation of its executory contracts and unexpired leases. In consideration for such services and pursuant to its engagement letter, Jay Alix is entitled to a fee of $2,500,000 upon confirmation of the Plan.

                  On February 23, 2000, the Court approved Fruit of the Loom's retention of Ernst & Young LLP as its auditors and tax and accounting advisors.

                  On December 30, 1999, the Court approved Fruit of the Loom's retention of Donlin Recano & Company, Inc. as its claims and noticing agent.

                  On February 17, 2000, the Court approved Fruit of the Loom's retention of Truman Bodden & Company as special Cayman Islands' counsel to represent Fruit of the Loom in the Cayman Proceeding.

                  [On ______, 2001, the Court approved Fruit of the Loom's retention of ____ as balloting and solicitation agent in respect of the Plan.]

                  On December 30, 1999, the Court approved Fruit of the Loom's retention of various ordinary course professionals to represent it in matters outside the Reorganization Cases and the Cayman Proceeding. In addition, from time to time since the Petition Date, Fruit of the Loom has been authorized to retain specific law firms as special counsel for special projects outside of the Reorganization Cases.

         2.       THE CREDITORS' COMMITTEE AND ITS ADVISORS

                  On January 10, 2000, the United States Trustee appointed the Official Committee of Unsecured Creditors of Fruit of the Loom (the "Creditors' Committee") in the Reorganization Cases. The current members of the Creditors' Committee are: HSBC Bank; Teachers Insurance and Annuity Association of America; Miriam Conner, as Augustine et al. class action representative; Elastic Corporation of America, Inc.; Calcot, Ltd.; Staple Cotton Cooperative Association; NHL Enterprises, L.P.; NHL Enterprises, Canada, L.P.; and NHL Enterprises, B.V.

                  The Creditors' Committee has been authorized to retain the following professionals: (i) Otterbourg, Steindler, Houston & Rosen, P.C., to act as general bankruptcy counsel in the Reorganization Cases, by order dated February 18, 2000; (ii) Pepper Hamilton LLP, as Delaware counsel, by order dated March 7, 2000; (iii) Arthur Andersen, as financial advisors, by order dated March 7, 2000; (iv) Kasowitz Benson Torres & Friedman LLP, as Special Litigation Counsel, by order dated August 8, 2000; and (v) Chanin Capital Partners, also as financial advisors, by order dated September 7, 2000. In addition, On November 17, 2000, the Creditors' Committee filed an Application for Order Authorizing Employment & Retention of Rosenthal Monhait Gross & Goddess PA Effective as of August 23, 2000 as Local Special Litigation Counsel for Official Committee of Unsecured Creditors. This application was objected to by the U.S. Trustee and remains pending.

         3.       THE JOINT PROVISIONAL LIQUIDATORS AND THEIR ADVISORS

                  The Cayman Proceeding is pending before the Grand Court of the Cayman Islands. FTL Cayman sought and obtained an order in the Cayman Proceeding under which Simon Whicker and Theo Bullmore of KPMG were appointed as JPLs of FTL Cayman. The JPLs retained Greenberg Traurig, LLP as U.S. counsel. The JPLs have also retained Walkers, attorneys-at-law, to represent the JPLs in the Cayman Proceeding.

         4.       UNITED STATES TRUSTEE

                  Joseph McMahon, Esq., Assistant United States Trustee, has acted as United States Trustee in the Reorganization Cases.

         5.       THE DEBTOR-IN-POSSESSION LENDERS AND THEIR ADVISORS

                  Bank of America, N.A. (Business Credit Division) (the "DIP Agent")is agent for those lenders named in the Postpetition Credit Agreement. The DIP Agent retained Latham & Watkins as its counsel and The Bayard Firm as its Delaware counsel.

         6.       THE FARLEY LENDERS AND THEIR ADVISORS

                  The Farley Lenders retained Sidley & Austin, P.C. as their counsel and Richards, Layton & Finger, P.A. as their Delaware counsel.

         7.       SYNTHETIC LESSORS AND THEIR ADVISORS

                  The Synthetic Lease Lenders retained Winston & Strawn as their counsel and Morris, Nichols, Arsht & Tunnell as their Delaware counsel.

         8.       PREPETITION BANK LENDERS AND THEIR ADVISORS

                  The Prepetition Bank Lenders retained Wachtell, Lipton, Rosen & Katz, Richard, Layton & Finger, P.A. as their Delaware counsel,
PriceWaterhouseCoopers, LLP as their accountants and financial advisors, and Chilmark Partners ("Chilmark") as their financial advisors.

         9.       THE PREPETITION COLLATERAL AGENT AND ITS ADVISORS

                  The Prepetition Collateral Agent retained Moore & Van Allen, PLLC, as its counsel.

         10.      NOTEHOLDERS COMMITTEE AND ITS ADVISORS

                  The Unofficial Noteholders Committee comprises the indenture trustees for Fruit of the Loom's three secured public debt issues (Wells Fargo, U.S. Bank, and U.S. Trust, as well as certain noteholders that hold or manage, on behalf of certain discretionary accounts that hold or beneficially own, secured notes issued by Fruit of the Loom, consisting of the following entities, only some of which are restricted; American General Investment Management L.P., Bear Stearns & Co., Contrarian Capital Management, L.L.C., DDJ Capital Management, LLC, Lehman Brothers, Inc., Loomis Sayles & Company, L.P., National Western Life Insurance, Provident Investment Management, OTA, Ltd., Provident Mutual Life Insurance Company, Rothschild Recovery Fund L.P., and Wasserstein Perella Securities Inc. The Noteholders Committee retained Akin, Gump, Strauss, Hauer & Feld LLP as its counsel, Pachulski, Stang, Ziehl, Young & Jones P.C. as its Delaware counsel, and Houlihan, Lokey, Howard & Zukin LLP ("Houlihan") as its financial advisor.

         11.      EQUITY HOLDERS OF FRUIT OF THE LOOM

                  a.       FTL Inc.

                  FTL Cayman owns 100% of the common shares of FTL Inc. In addition, Farley and certain entities related to Farley collectively own 100% of the 5,229,421 outstanding shares of FTL Inc. Preferred Stock. Farley owns 47.95%, and Farley Inc. owns 52.05% of the FTL Inc. Preferred Stock.

                  b.       FTL Cayman.

                  As of the Petition Date, Farley and certain entities related to Farley owned all of the 4 outstanding Class B Ordinary Shares of FTL Cayman which are equal to a 28% Class A voting interest. Farley owned 1.92 Class B Ordinary Shares (48.0%) and Farley Inc. owned the remaining 2.08 shares (52.0%).

                  As of the Petition Date, FTL Cayman had 66,931,450 Class A Ordinary Shares outstanding. Of these Class A Ordinary Shares, all were held publicly.

                  c.       Other Debtors.

                  All other Fruit of the Loom Debtors are, directly or indirectly, wholly owned by FTL Inc. and, through FTL Inc., by FTL Cayman. A corporate chart, identifying the Debtors and their relationship to each other, is attached as Exhibit G.

                  d.       Delisting of Public Securities.

                  FTL Cayman's Class A Ordinary Shares were listed on the New York Stock Exchange ("NYSE"). The trading of FTL Cayman's Class A Ordinary Shares was suspended by the NYSE following the commencement of the Reorganization Cases and the shares thereafter were delisted. On April 26, 2000, FTL Cayman's Class A Ordinary Shares began trading as an over-the-counter equity security under the symbol "FTLAQ."

                  Effective June 14, 2000 Fruit of the Loom was notified by the NASDAQ - AMEX Market Group ("NASDAQ") that it had fallen below certain continued listing requirements and the 7% Debentures due March 15, 2011 issued by FTL Inc. were delisted.

B.       SIGNIFICANT "FIRST DAY" COURT ORDERS

         1.       THE INTERIM AND FINAL DIP FINANCING ORDERS.

                  On the Petition Date, Fruit of the Loom filed a motion with the Court seeking authority to enter into a $625,000,000 debtor in possession secured financing facility (the "DIP Facility") and emergency authority to make immediate borrowings of up to $275,000,000 thereunder. On December 30, 1999, the Court entered an Order approving the DIP Facility on an interim basis. Following a hearing held on January 28, 2000, the Court entered a final Order approving the DIP Facility.

                  Fruit of the Loom has filed a motion seeking approval of an Amendment to the DIP Facility, dated as of February 20, 2001, which provides for the extension of the DIP Facility termination date from June 30, 2001, to December 31, 2001, and a voluntary reduction in the borrowing limit under the DIP Facility from $625 million to $450 million.

         2.       THE INTERIM AND FINAL ADEQUATE PROTECTION ORDERS.

                  On the Petition Date, Fruit of the Loom filed a motion seeking authority to use the Cash Collateral of the Prepetition Secured Creditors, to grant priming liens in connection with the motion to approve the DIP Facility, and to provide adequate protection to the Prepetition Secured Creditors. On December 30, 1999, the Court entered the interim Order approving that use.

                  Following a hearing held on January 28, 2000, the Court entered a final Order, providing, among other things, that Fruit of the Loom would make certain payments as adequate protection, including fees and expenses incurred by the Prepetition Secured Creditors. The final Order also provided that parties in interest would have 240 days following the Petition Date to challenge the Claims and liens of the Prepetition Secured Creditors.

                           a. Committee Challenge to Liens and Claims of Prepetition Secured Creditors.

                  On August 24, 2000, in accordance with the time limit set in the Final Adequate Protection Order, the Creditors' Committee commenced an adversary proceeding (the "Committee Avoidance Action") seeking, among other things, to set aside the security interests held by the Prepetition Secured Creditors and to equitably subordinate their claims. For a further discussion of this adversary proceeding, see Section H.2, "Other Legal Proceedings - Committee Avoidance Action Against Prepetition Secured Creditors".

                           b.       Adequate Protection Payments.

                  In accordance with the Adequate Protection Order, Fruit of the Loom has made approximately $125,500,000 in adequate protection payments (the "Adequate Protection Payments") and reimbursement of expenses to the Prepetition Secured Creditors through February 28, 2001. As described above, these payments were based on the interest rates applicable to the various Claims instead of on a calculation of the decline in value (if any) of the collateral securing those Claims during the pendency of the Reorganization Cases. For example, the Prepetition Secured Bank Lenders have received payments of interest accruing at approximately 10.75% on their Claims and the Indenture Trustees have received payments of interest accruing at the various rates set by the Senior Notes (these differing payments are referred to in the Plan as a "Differential"). Pursuant to the Plan, the disputes regarding the Differential are to be settled. See Section VIII.C.3.b, "Treatment of Impaired Claims - Class 2: Prepetition Secured Claims."

         3. INTERIM AND FINAL ORDERS PROVIDING THE FARLEY LENDERS WITH SUPPLEMENTAL ADEQUATE PROTECTION.

                  On the Petition Date, Fruit of the Loom filed a motion to provide the Farley Lenders with limited supplemental adequate protection. On December 30, 1999, the Court entered its interim Order providing the Farley Lenders with supplemental adequate protection. Following a hearing held on January 28, 2000, the Court entered the interim supplemental adequate protection Order as a final Order (the "Supplemental Adequate Protection Order"). The Supplemental Adequate Protection Order authorized BofA, as agent for the Farley Lenders, to release Fruit of the Loom's security interest in certain assets of Mr. Farley that secured Mr. Farley's reimbursement obligations to Fruit of the Loom under the Farley Guaranty, upon the sale of those assets, and to apply the proceeds of the sale to reduce Mr. Farley's payment obligations to the Farley Lenders.

         4.       OTHER MATERIAL FIRST DAY ORDERS

                  a. Utilities. An order (the "Utilities Order") was signed on December 30, 1999 excusing Fruit of the Loom from any obligation to make any postpetition deposits with the Utilities (as defined in the motion pursuant to which the Utilities Order was entered) to secure future payments for utility services, but entitled the Utilities to an administrative expense priority under section 507(a)(1) of the Bankruptcy Code for any unpaid postpetition utility charges. The Utilities had until January 29, 2000 (30 days from the date of the Utilities Order) to request additional assurances of payment in the form of deposits or other security. Fruit of the Loom continues to negotiate and resolve issues with various utilities.

                  b. Employee Wages, etc. On the Petition Date, the Court granted Fruit of the Loom's motion to pay certain pre-petition employee obligations, including wages, salary, bonuses and other compensation, and to honor employee business reimbursement requests consistent with past practices. In an order dated December 30, 1999, the Court approved Fruit of the Loom's post-petition continuation, as modified by the Order, of certain pre-petition employee benefits, including, without limitation, the severance plan of Union Underwear Company, Inc., described in Section VI.C.1.e (the "Pre-Petition Severance Plan"). The order also authorized Fruit of the Loom to pay the costs of defense and related indemnity expenses in ordinary course litigation (such as employment matters, workers' compensation, and the like) in which employees of Fruit of the Loom have been named as defendants. The Pre-Petition Severance Plan provided for certain employees at the senior vice president and contract officer level to receive a multiple of up to one times their base pay upon their termination. For a further discussion of employee matters, see Section VII.C ("Employee Matters").

                  c. Critical Vendors. Also on the Petition Date, the Court entered an order authorizing, but not requiring, Fruit of the Loom to pay prepetition amounts owing to "critical venders", including the United States Customs Service. Since the Petition Date and through December 31, 2000, Fruit of the Loom has paid approximately $5.1 million pursuant to this order.

                  d. Rejection of Certain Contracts. On the Petition Date, the Court approved the rejection of the employment agreements of several former executives, including Mr. Farley's employment agreement, and the rejection of Fruit of the Loom's lease of office space in the Sears Tower, Chicago, Illinois.

C.       DEBTOR-IN-POSSESSION FINANCING

                  As described above, the members of Fruit of the Loom are parties to the DIP Facility with Bank of America, N.A. as

DIP Agent. The DIP Facility originally included a total commitment of up to $625,000,000, comprised of a revolving facility of up to $475,000,000 and a term facility of up to $150,000,000. By an Amendment to the DIP Facility dated as of February 20, 2001, which remains subject to Court approval, the commitment was voluntarily reduced to $450 million, comprised of $350 million and a term facility of up to $100,000,000. Letter of Credit obligations under the revolver portion of the DIP Facility are limited to $175,000,000.

                  The DIP Facility (along with cash generated from operations) provides Fruit of the Loom with the cash and liquidity needed to conduct its operations and pay for merchandise shipments at normal levels during the course of the Reorganization Cases. As part of the initial extension of Credit under the DIP Facility, approximately $152,300,000 was used to retire Fruit of the Loom's AR Securitization arrangement and approximately $10,200,000 was used to pay payroll and payroll taxes and bank and professional fees, and to purchase inventory.

                  The DIP Facility is secured by substantially all of the assets of FTL Cayman and its subsidiaries and a perfected pledge of the stock of FTL Inc., the Debtor Subsidiaries, and many of the Nondebtor Affiliates. In addition to a lien on all of the assets of Fruit of the Loom, the DIP Lenders have a superpriority Administrative Expense Claim against the Consolidated Estate for the repayments of obligations incurred by Fruit of the Loom under the DIP Facility. The DIP Facility was originally scheduled to expire on June 30, 2001. Fruit of the Loom has requested, and the DIP Lenders have agreed, subject to Bankruptcy Court approval, to extend the term of the DIP Facility to December 31, 2001. As of February 28, 2001, the total borrowings under the DIP Facility were approximately $100,000,000, excluding issued and undrawn letters of credit and undrawn reserves.

D.       DISPOSITION OF UNEXPIRED LEASES AND EXECUTORY CONTRACTS

                  Section 365 of the Bankruptcy Code affords Fruit of the Loom the power, subject to approval of the Court, to assume or reject unexpired leases and executory contracts. If an unexpired lease or executory contract is rejected, the non-debtor party to the agreement may file a claim for damages incurred by reason of the rejection. These claims for damages


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
are treated as pre-petition, general Unsecured Claims. In the case of rejection of unexpired leases of real property, such damage claims are subject to certain limitations imposed by section 502(b)(6) of the Bankruptcy Code.

                  As of the Petition Date, Fruit of the Loom was a party to numerous unexpired leases and executory contracts, including real property leases, information technology and telecommunications agreements, equipment leases, plant-related service and supply agreements, licenses (both as licensor and as licensee), and utility agreements. It was essential that Fruit of the Loom evaluate the costs and potential benefits of each of these agreements, including the availability of alternate services and more profitable end-users for its products, all without disrupting core business operations.

         1.       REVIEW OF CONTRACTS AND LEASES GENERALLY

                  Fruit of the Loom estimates that as of the Petition Date, it was a party to approximately 1,300 executory contracts and unexpired leases. Since the Petition Date, it has instituted an internal process to review all significant unexpired leases and executory contracts to evaluate the economic costs and benefits of each of them. Fruit of the Loom has completed its review of the executory contracts and unexpired leases.

                  Fruit of the Loom has, or will, implement the results of the review process in three ways: (a) it has assumed and assigned certain real property leases, resulting in proceeds of over $1.5 million to the estates; (b) it has filed seven omnibus rejection motions (and more are anticipated) to reject unnecessary contracts; and (c) under the terms of the wind-down of Pro Player (described below), Fruit of the Loom has also served notices rejecting substantially all of Pro Player's contracts.

                  By this process, Fruit of the Loom has realized significant savings without business interruption.

         2.       REAL PROPERTY LEASES

                  In order to complete its review of real property leases, Fruit of the loom sought, and was granted, an extension of the time set under section 365(d) of the Bankruptcy Code for the assumption or rejection of non-residential real property leases. By order of the Court dated January 23, 2001, the Court continued the extensions previously granted, and gave Fruit of the Loom until June 30, 2001 to assume or reject its non-residential real property leases.

                  During the Reorganization Cases, Fruit of the Loom has assumed and assigned its leases for office space in New York City and a facility in Hudson, New Hampshire for an aggregate consideration to Fruit of the Loom of approximately $1.9 million.

         3.       PERSONAL PROPERTY LEASES

                  Fruit of the Loom has also substantially completed the process of reviewing various agreements denominated personal property "leases" to ascertain whether each such agreement is a true lease or, alternatively, a financing transaction. Because true leases and financings are entitled to different rights and protections under the Bankruptcy Code, the proper characterization of each such agreement is imperative to enable Fruit of the Loom to determine how its obligations thereunder should be treated. See Section VI.A.4, "Certain Prepetition Obligations - Synthetic Lease", for a discussion of the Synthetic Lease.

         4.       SIGNIFICANT CONTRACTS

                  Fruit of the Loom has successfully negotiated assumptions of a number of agreements, particularly with respect to providers of information technology services and equipment, including a settlement of agreements with IBM and Oracle Corporation, resulting in economic benefit to the estates without disrupting crucial information services.

                  Fruit of the Loom has rejected a number of licensing agreements where it was a licensee, where the product was under- performing or was no longer part of the core Fruit of the Loom businesses, including the licenses held by the Sports and Licensing Division and certain character licenses. In addition, as licensor, Fruit of the Loom successfully rejected the long term license of the BVD(R) brand for hosiery granted to Adams-Millis Corp. That license had been underperforming for a number of years. Fruit of the Loom is exploring re-licensing possibilities which it believes will result in significantly increased income from this license.

                  Fruit of the Loom also successfully negotiated a settlement of its lease of a Canadair Regional Jet. Fruit of the Loom had determined that this aircraft was not required. It was returned to the lessor as part of a settlement pursuant to a Court order dated October 11, 2000.

         5.       OTHER EXECUTORY CONTRACTS.

                  Fruit of the Loom has filed seven omnibus motions to reject executory contracts and numerous additional motions to reject specific contracts which have resulted in the rejection of such contracts.

E.       EMPLOYEE MATTERS

         1.       GENERALLY

                  As of March 1, 2001, Fruit of the Loom and its non-debtor affiliates employs approximately 27,000 persons, world-wide. Immediately prior to the Petition Date, Fruit of the Loom and its non-debtor affiliates employed approximately 31,000 employees worldwide.

                  Fruit of the Loom had only one domestic collective bargaining agreement in effect as of the Petition Date, an Agreement between Aliceville Cotton Mill, Inc., and The Council of the United Textile Workers of America, United Food & Commercial Workers International Union, Local No. 500T. This collective bargaining agreement was terminated pursuant to a Closure Agreement dated November 8, 2000, and the plant subject to the agreement was shut down on January 7, 2001, affecting approximately 150 hourly workers.

                  Since the Petition Date, worldwide employment has been reduced by approximately 4,000 persons, due primarily to Fruit of the Loom's tremendous progress in overcoming the operational difficulties which had plagued it in 1998 and 1999. Fruit of the Loom has implemented various programs aimed at particularly increasing productivity and efficiencies of operations, particularly in the owned offshore plants. In response to surplus capacity caused by an adverse shift in demand, Fruit of the Loom has shifted work from third party contractors to owned offshore facilities, to increase efficiency, and has closed several of its less efficient yarn and textile facilities.

         2.       EMPLOYEE RETENTION AND EXECUTIVE SEVERANCE PROGRAM

                  On March 27, 2000, the Court entered an order, under sections 105(a) and 363(b)(1) of the Bankruptcy Code, approving and authorizing Fruit of the Loom to implement (i) the Retention Program and (ii) the Executive Severance Program.

                  a.       Summary of Retention Program.

                  After the Petition Date, Fruit of the Loom implemented a Retention Program to encourage key employees to remain in Fruit of the Loom's employ by providing them with periodic payments at specifically designated times during the course of the Chapter 11 Cases and with an emergence payment based on Fruit of the Loom's successful consummation of a plan of reorganization or other defined events. This program supplements existing performance - based programs.

                  Under the Retention Program, Key Employees in Tier IA (key senior executive officers (excluding the CEO position)) are entitled to retention and emergence payments of up to 80.0% of base pay. Key Employees in Tier IB (executive officers and key employees with employment contracts) are entitled to retention and emergence payments of up to 65% of base pay. Key Employees in Tier II (vice presidents, plant managers, and certain other key management employees) are entitled to retention and emergence payments of up to 55% of base pay. Key Employees in Tier III (directors and salaried direct support employees) are entitled to retention and emergence payments ranging from 15.625% up to and including 31.25% of base pay.

                  The Retention Program covers approximately 132 Key Employees out of a total current workforce of approximately 27,000. The maximum cost of the Retention Program is estimated to be approximately $7,168,051.

                  b.       Summary of Executive Severance Program.


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
                  Under the Executive Severance Plan, the Executive Employees(6) are entitled to cash payments equal to from one to two-times the amount of their base pay in the form of salary continuation, plus full target bonus, after a "qualifying termination of employment." Upon a qualifying termination of employment upon a change in control, eligible Key Employees receive their severance benefit equal to their severance multiple (1.5 or 2.0) multiplied by the employees' base pay plus full target bonus in a lump sum.

                  The Executive Severance Program is in lieu of the previously-approved Pre-Petition Severance Plan. In addition, the Executive Severance Program is in lieu of certain severance benefits (including a cash payment equal to a two-year multiple of base pay and bonus, payment of a pro-rata target bonus for year of termination), provided under employment contracts with five of the Executive Employees, which if assumed would be more costly to Fruit of the Loom than the benefits payable to those Key Employees under the Executive Severance Program.

                  c.       Emergence Bonus for CEO.

                   Pursuant to an order dated July 10, 2000, the Court approved the payment of a special emergence bonus (the "Emergence Bonus") to Dennis Bookshester, President and Chief Executive Officer ("CEO") of Fruit of the Loom. This bonus is in lieu of both the bonuses available to Tier 1 employees under the Retention Program and in lieu of severance. Mr. Bookshester was not included in the Retention Program because, at the time it was approved, he had not yet been appointed CEO of Fruit of the Loom.

                  The Emergence Bonus is in the amount of $800,000, if the Court confirms a Plan, provided that Mr. Bookshester is employed as CEO of Fruit of the Loom on the day that is immediately before the Effective Date or has previously been replaced as CEO, other than for cause (as such term is defined

--------

(6) The Executive Employees who are covered by the Executive Severance Program were entitled to at least 52 weeks of severance (not subject to mitigation) under the Pre-Petition Severance Plan which was previously approved by the Court, or by pre-Petition Date employment agreements providing for severance equal to two years base pay, plus bonus pay.

in the Employee Retention Order) or by reason of a voluntary withdrawal.

         3.       WORKERS COMPENSATION

                  Fruit of the Loom provides its employees with, among other benefits, workers' compensation coverage. As of the Petition Date, approximately 522 employees (former and current) were receiving benefits under Fruit of the Loom's workers' compensation policies. From and after January 1, 1999, Fruit of the Loom became fully insured for workers' compensation claims. Fruit of the Loom maintains, among other insurance policies, workers' compensation insurance with The Travelers Indemnity Company and its affiliates, including Constitution State Service Company (collectively, "Travelers"). Fruit of the Loom estimates that annual costs associated with its workers' compensation program prior to the Petition Date was $3.5 million per year.

                  a.       Maintenance of Benefits.

                  Pursuant to the Employee Wage Order, Fruit of the Loom is authorized to maintain workers' compensation benefits (premium-based and self-insurance) only for Fruit of the Loom employees who were current, active employees as of the Petition Date. Accordingly, Fruit of the Loom believes that the Court did not authorize it to pay workers' compensation-related claims of employees who left its employ (for whatever reason) before the Petition Date.

                  b.       State Actions.

                  Prior to January 1, 1999, Fruit of the Loom was self-insured in several states for certain workers' compensation-related claims. Many, if not all, of these states have statutorily established workers' compensation guaranty associations that take over the administration and payment of workers' compensation claims of self-insured companies that are or become insolvent. Many of the applicable statutes provide that the act of filing a bankruptcy petition is per se evidence that a company is insolvent for workers' compensation purposes and the guaranty associations will take over responsibility for the claims.


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
                  During the Reorganization Cases, several states (including Kentucky, North Carolina, Louisiana, and Alabama) have taken over the administration and payment of Fruit of the Loom's workers' compensation claims for periods during which Fruit of the Loom was self-insured in such states. Additionally, during the Reorganization Cases, several of theses states drew against collateral (i.e., pre-petition letters of credit or surety bonds) posted by Fruit of the Loom in connection with its self-insured status within those states. For example, an unsecured letter of credit for approximately $11 million was issued in favor of the Commonwealth of Kentucky to cover self-insured workers' compensation obligations of Fruit of the Loom. On April 4, 2000, the Department of Workers' Claims for the Commonwealth of Kentucky drew down on the letter of credit and transferred the proceeds to Kentucky's Self-Insurance Guaranty Fund. On August 28, 2000, the Court entered the Stipulation and Order to Modify Automatic Stay to Allow Administration of Self-Insured Kentucky Workers' Compensation Claims and Payment of Claims By State of Kentucky. Pursuant thereto, the Court granted the Commonwealth of Kentucky relief from the automatic stay to administer and pay workers' compensation claims.

F. SCHEDULES OF ASSETS AND LIABILITIES, FILING DEADLINE ORDER AND CLAIMS PROCEDURES ORDER

         1.       SCHEDULES

                  On April 6, 2000, Fruit of the Loom filed its Statements of Financial Affairs and Schedules of Assets and Liabilities (the "Schedules").

         2.       FILING DEADLINE

                  On June 5, 2000, the Court entered an order (the "Filing Deadline Order") setting August 15, 2000 (the "Filing Deadline Date") as the general filing deadline for creditors to file proofs of Claim in the Reorganization Cases. Pursuant to the Filing Deadline Order, which order also approved the form and manner of providing notice of the Filing Deadline Date, Fruit of the Loom, with the assistance of the Claims Agent, ensured that the claims forms and other notices were mailed out to all known potential claimants in a timely fashion. Fruit of the Loom also caused the notice of the Filing Deadline Date to be published as directed by the Court.

                  As of the Filing Deadline Date, more than 12,000 claims had been filed against the various Fruit of the Loom debtor entities, totaling in the aggregate more than $54 billion (including duplicate claims).

                  Fruit of the Loom has commenced the process of reviewing each of the claims filed, which is a prerequisite to reconciling them. Fruit of the Loom has substantially completed its internal review and reconciliation of Claims filed and has commenced objections to certain Claims.

         3.       CLAIMS OBJECTIONS AND PROCEDURES

                  By Order dated December 13, 2000 (the "Procedure Order"), the Court approved a simple and streamlined procedure for objecting to Claims. The Procedure Order also authorizes Fruit of the Loom to settle Claims in certain circumstances, so long as the difference between the settled amount of the Claim and amount of the undisputed Claim as shown in the Schedules is less than $75,000.

                  Since December 13, 2000, Fruit of the Loom has filed three Omnibus Objections to Claims, objecting to approximately 500 Claims, aggregating in excess of $585,000,000 in asserted amount. The Court has entered orders granting the First and Second Omnibus Objections to Claims, expunging all claims objected to therein, except for 50 Claims (held by 16 creditors) as to which the Second Omnibus Objection remains pending. The Third Omnibus Objection was filed on February 23, 2001.

                  Fruit of the Loom anticipates filing additional omnibus objections to claims prior to the Effective Date the Plan; the Plan reserves the right for Fruit of the Loom to file additional objections to claims for a period of six months after the Effective Date.

G.       OTHER LEGAL PROCEEDINGS

         1.       CLASS ACTIONS AGAINST FRUIT OF THE LOOM AND ITS OFFICERS AND
                  DIRECTORS

                  a.       New England Health Care.


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
                  On September 30, 1998, the New England Health Care Employees Pension Fund filed a purported class action on behalf of all those who purchased FTL Inc. Class A Common Stock and publicly traded options between July 24, 1996 and September 5, 1997 (the "Class Period") against Fruit of the Loom and William
F. Farley, Bernhard Hansen, Richard C. Lappin, G. William Newton, Burgess D. Ridge, Larry K. Switzer and John D. Wigodsky, each of whom is a current or former officer of Fruit of the Loom, in the United States District Court for the Western District of Kentucky (the "New England Action"). The plaintiff claims that the defendants engaged in conduct violating Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Act"), and that Fruit of the Loom and Mr. Farley are also liable under Section 20(a) of the Act.

                  Fruit of the Loom and counsel for the plaintiff reached agreement, so ordered by the Court on November 20, 2000 (the "105 Stipulation"), to stay the New England Action and certain other proceedings at least until January 15, 2001, (which has been extended on consent) subject, among other things, to certain limited document discovery against non-parties (other than any current or former officers and directors) being permitted to proceed, and to the right of the plaintiffs to amend the complaint to add additional parties.

                  Pursuant to the 105 Stipulation, as extended on consent, the New England Action has been stayed indefinitely as to all parties.

                  b.       Postpetition Class Actions.

                  In March, April and May 2000, nine putative class actions were filed on behalf of all those who purchased Fruit of the Loom, Inc. Class A common stock between September 28, 1998 and November 4, 1999 against William F. Farley and G. William Newton, each of whom is a current or former officer of Fruit of the Loom, in the United States District Court for the Western District of Kentucky. The actions allege that the defendants violated section 10(b) of the Act, and that Mr. Farley is also liable under Section 20(a) of the Act. The nine putative class action lawsuits have been consolidated under Bernard Fidel
v. William Farley, et al., Civil Action No. 1:00 CV-48M (W.D. Ky.), filed on March 22, 2000.


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
                 The Fidel v. Farley, et al. action, is subject to a stay due to a pending motion to dismiss. In addition, this action is stayed by the 105 Stipulation. By letter dated January 19, 2001, counsel for the class action plaintiffs agreed to continue the stay under the 105 Stipulation indefinitely pending settlement discussions.

                 c.        D&O Insurance.

                  Fruit of the Loom maintained, prior to the Petition Date, and continues to maintain, primary and excess directors' and officers' liability insurance (the "D&O Insurance"). Fruit of the Loom's aggregate policy coverage for the period of April 30, 1998 through April 30, 2001, is approximately $105 million, including primary and excess coverage. Fruit of the Loom has advised the issuers of the D&O Insurance of the class action lawsuits described above.

                  The primary carriers related to $30 million of the D&O Insurance coverage in place for policy year March 15, 1998 to March 15, 1999 (the "1998 Policy") have advanced certain defense costs and claims made under the 1998 Policy. Fruit of the Loom also maintains $35 million of D&O Insurance related to a 3-year aggregate policy for the period from April 30, 1998 to April 30, 2001 purchased from primary and excess carriers (the "1998 3- Year Policy"). The primary and excess carriers under the 1998 3-Year Policy have denied coverage for the New England Action and the Fidel Action and maintain that their coverages are void as of the date of procurement of this policy. Fruit of the Loom has disputed the denial of coverage by the carriers of the 1998 3-Year Policy. Fruit of the Loom and the 1998 3-Year Policy carriers have entered into a standstill agreement to stay the filing of any adversary proceedings related to the coverage dispute.

                  Fruit of the Loom also maintains $45 million of D&O Insurance policies procured from certain carriers in 1999 with a policy period from March 15, 1999 to April 30, 2001 (the "1999 Policy"). The 1999 Policy is an "excess policy" providing coverage in excess of the underlying 1998 3-Year Policy, but constitutes primary coverage in the event the 1998 3-Year Policy has been rescinded or voided, and in certain other circumstances. A carrier under the 1999 Policy has advised Fruit of the Loom that the Fidel case is not covered by the 1999 policy because the facts and circumstances relate to the same facts and circumstances arising under the New England Action and are therefore a continuation of the claim filed in the New England Action.

                  In addition, Fruit of the Loom procured $25 million of D&O Insurance coverage for the policy period from December 29, 1999 to April 30, 2001 (the "2000 Policy"). The 2000 policy is an "excess policy" providing coverage in excess of the underlying 1998 3-Year Policy and the 1999 Policy. The 2000 Policy has a "prior acts exclusion" which provides that claims occurring prior to the Petition Date are not covered by the 2000 Policy.

                  Fruit of the Loom is negotiating with certain of its carriers to extend the April 30, 2001 coverages through the Effective Date; however, no assurances can be given that such extensions will be procured.

         2.       COMMITTEE AVOIDANCE ACTION AGAINST PREPETITION SECURED
                  CREDITORS

                  On or about August 24, 2000, the Creditors' Committee initiated the Committee Avoidance Action against the Prepetition Secured Creditors (Adv. Proceeding No. 00-1022) by filing a complaint with the Court. In the Committee Avoidance Action, the Creditors Committee alleges that: (i) the guaranties made by FTL Cayman and the Debtor Subsidiaries of FTL Inc.'s obligations under the 1997 Credit Agreement are avoidable as fraudulently incurred obligations; (ii) the guaranties made by FTL Inc., FTL Cayman, and the Debtor Subsidiaries of Farley's obligations under the Farley Credit Agreement are avoidable as fraudulently incurred obligations; (iii) the grant of liens by Fruit of the Loom to support obligations owed to the Prepetition Secured Creditors are avoidable as fraudulent and/or preferential transfers; (iv) if any member of Fruit of the Loom provided to an Indenture Trustee or any Senior Noteholder any liens to support the Senior Notes pursuant to any provision of an Indenture requiring the granting of such liens "equally and ratably" to the extent liens were granted to other specified prepetition lenders to secure obligations owed to them, those liens are avoidable as fraudulent or preferential transfers; (v) any postpetition payments (or other transfers of property, including the granting of liens under the DIP Financing Order and the Adequate Protection Order) made by Fruit of the Loom to any of the Prepetition Secured Creditors on account of the obligations and liens described in the foregoing clauses (i)-(iv) should be avoided and recovered as transfers not authorized under the Bankruptcy Code or otherwise; and (vi) by reason of Prepetition Bank Lenders' conduct in shifting to the unsecured creditors the risk of loss with respect to their loans to Farley and various members of Fruit of the Loom, the Claims of the Prepetition Bank Lenders against Fruit of the Loom should be equitably subordinated to the payment in full of all unsecured claims in accordance with Bankruptcy Code section 510(c).

                  The reference with regard to this adversary proceeding was withdrawn by the United States District Court for the District of Delaware, and the matter was assigned to Chief District Court Judge Sue Robinson, effective September 27, 2000.

                  On January 17, 2001, the Creditors' Committee filed an amended complaint (the "Amended Complaint"), adding certain additional banks as defendants.

                  The defendants have filed their answers to the Complaint and the Amended Complaint, denying the allegations in the Complaint and Amended Complaint and asserting various affirmative defenses. Limited discovery has been undertaken as of the date hereof.

         3.       FARLEY LENDERS' SUIT AGAINST MR. FARLEY

                  On or about October 27, 2000, the Farley Lenders commenced an action in the Supreme Court for the State of New York, County of New York, entitled Bank of America, N.A. v. William F. Farley, Index No. 001604685, against Mr. Farley to enforce his obligations to the Farley Lenders. On December 8, 2000, this action was removed to the United States District Court for the Southern District of New York. The Farley Lenders assert that Mr. Farley is in default under the Farley Loan Agreements and seek repayment of the Farley Loan pursuant to the loan agreements in an amount equal to approximately $60 million. The case is currently pending.

         4.       FARLEY ADVERSARY PROCEEDINGS

                  As set forth in Section VI.A.3 above, pursuant to the Farley Guaranty, Fruit of the Loom guaranteed the Farley Loan. Mr. Farley's reimbursement obligations to Fruit of the Loom on account of the Farley Guaranty are collateralized by substantially all of Mr. Farley's assets, and certain assets of Farley-related entities. The FTL Inc. Preferred Stock and the FTL Cayman Class B Ordinary were pledged to Fruit of the Loom as security for Mr. Farley's reimbursement obligation to Fruit of the Loom in respect of the Farley Loan.

                  Mr. Farley has not paid Fruit of the Loom the guarantee fee due in 1999, 2000 or 2001 with respect to the Farley Loans and is in default under both the Farley Loan and his reimbursement agreement with Fruit of the Loom. Pursuant to the Adequate Protection Order, described in Section VII.B.2 above, Fruit of the Loom began paying interest on the Farley Loan in the first quarter of 2000, including interest that was outstanding from the fourth quarter of 1999. Through February 8, 2001, total payments made by Fruit of the Loom on account of the Farley Loan aggregated $5,917,579. In addition, the unpaid guarantee fees owed to Fruit of the Loom by Mr. Farley, through December 31, 2000, aggregated $1,625,000. On May 16, 2000, Fruit of the Loom sent a demand letter to Mr. Farley on account of his reimbursement obligation.

                  a.       Farley Investigation.

                  After the Petition Date, at the request of Fruit of the Loom, the Court directed William Farley, Farley Inc., and Farley Industries, Inc. to produce documents and submit to an oral examination, to which Farley objected. Over the course of June through September 2000, Mr. Farley produced approximately 3,000 documents in response to Fruit of the Loom's Rule 2004 request. Fruit of the Loom deposed Mr. Farley over a three day period on September 13-15, 2000 and the Creditors Committee also deposed Mr. Farley. This investigation is still open. Fruit of the Loom has commenced the litigation described below and is considering other claims. The Creditors Committee has also reserved its rights for further investigation.

                  b.       The Rabbi Trust.

                  On March 27, 1995, Mr. Farley and Fruit of the Loom entered into an employment agreement, effective as of December 18, 1994, which was subsequently amended and restated as of January 6, 1999 (the "Employment Agreement"). Fruit of the Loom terminated the Employment Agreement prior to the Petition Date and, as a protective measure, rejected it by order of the Court on December 30, 1999. Pursuant to the terms of the Employment

Agreement, Mr. Farley had the right to defer all or a portion of his compensation in a particular year in exchange for the right to receive benefits payable (if any) under the Deferred Compensation Plan and the Rabbi Trust. See
Section VI.C.2 ("Pension and Benefit Plans - Non-qualified Plans"). The Rabbi Trust provided that, in the event Fruit of the Loom becomes a "debtor" under the Bankruptcy Code, the assets of the Rabbi Trust would be held for the benefit of Fruit of the Loom's general creditors. Nonetheless, Mr. Farley has taken the position that the Rabbi Trust and its assets should not be considered property of Fruit of the Loom's estates. He has asserted a number of legal and equitable theories as to why the Rabbi Trust and its assets are his or should be held for his benefit.

                  On March 3, 2000, Fruit of the Loom moved for the entry of an order, pursuant to sections 105 and 543 of the Bankruptcy Code (the "Turnover Motion"), directing the turnover of the cash and securities held in the Rabbi Trust (the "Rabbi Trust Assets") from Wachovia. On or about June 30, 2000, the Court entered an order granting, in part, the Turnover Motion and directing that
(i) Wachovia turn over the Rabbi Trust Assets to Fruit of the Loom; (ii) Fruit of the Loom deposit the Rabbi Trust Assets in an escrow account (the "Escrow Account") and (iii) Fruit of the Loom commence an adversary proceeding seeking a declaratory judgment regarding the ownership of the Rabbi Trust Assets and Fruit of the Loom's ability to use such assets in the Reorganization Cases. As described more fully below, in furtherance of the Court's order, Fruit of the Loom commenced an adversary proceeding against Mr. Farley, which is pending, and deposited the Rabbit Trust Assets into the Escrow Account.

                  c.       Adversary Proceedings.

                  Fruit of the Loom has commenced adversary proceedings to permit it to exercise remedies against Mr. Farley in respect of his reimbursement obligation to Fruit of the Loom for payments made by Fruit of the Loom to the Farley Lenders under the Farley Guaranty and for turnover of assets held in the Rabbi Trust. Mr. Farley responded by filing a complaint seeking a declaratory judgment regarding his rights under the loan documents relating to the Farley Guaranty. The parties have filed answers, counterclaims and answers to the counterclaims in these adversary proceedings.

                  On September 7, 2000, the reference for all three adversary proceedings involving Fruit of the Loom and Mr. Farley was withdrawn to the United States District Court for the District of Delaware and they were assigned to Chief Judge Robinson, effective September 27, 2000. Discovery has commenced with respect to all of the adversary proceedings.

                  i. Adversary Proceedings Commenced By Fruit of the Loom Against Mr. Farley.

                  On July 17, 2000, Fruit of the Loom commenced an action against Mr. Farley in the Bankruptcy Court styled Fruit of the Loom, Inc. v. Farley, Case No. 99-04497, Adv. Proc. No. 00-724 (D. Del.) (the "Rabbi Trust Proceeding"). The Rabbi Trust Proceeding seeks a declaratory judgment that certain assets maintained and held in the Rabbi Trust are the property of Fruit of the Loom's estate and may be used immediately by Fruit of the Loom for the benefit of its estate and creditors. On August 21, 2000, Mr. Farley filed an answer and counterclaims against Fruit of the Loom.

                  On August 4, 2000, Fruit of the Loom commenced an action against Mr. Farley in the Bankruptcy Court styled Fruit of the Loom, Inc. v. Farley, Case No. 99-04497, Adv. Proc. No. 00-276 (D. Del.) (the "Artwork Proceeding"). The Artwork Proceeding seeks the return of certain pieces of art owned by Fruit of the Loom that Fruit of the Loom contends are in the possession of Mr. Farley. On September 2, 2000, Mr. Farley filed an answer and counterclaims against Fruit of the Loom.

                  ii. Adversary Proceeding Against Fruit of the Loom Commenced by Mr. Farley.

                  On May 30, 2000, Mr. Farley commenced an adversary proceeding against Fruit of the Loom in the Court styled Farley v. Fruit of the Loom, Inc., Case No. 99-04497, Adv. Proc. No. 00-646 (D. Del.) (the "Remedies Proceeding"). The Remedies Proceeding seeks a declaratory judgment that Mr. Farley is a third party beneficiary of certain documents with respect to Fruit of the Loom's guarantee of the Farley Loan, and thus those documents cannot be altered without his consent. Mr. Farley seeks a judgment that Fruit of the Loom is foreclosed from seeking reimbursement and repayment for payments made by Fruit of the Loom to the Farley Lenders pursuant to the Farley Guaranty until the Farley Lenders are paid in full. Fruit of the Loom has filed an answer and counterclaim seeking, among other things, a determination that Mr. Farley is in breach of his reimbursement obligations to Fruit of the Loom and a judgment requiring him to specifically perform his obligations under the reimbursement agreement.

                  On June 30, 2000, Fruit of the Loom filed a motion for summary judgment in the Remedies Proceeding. On July 21, 2000, Mr. Farley opposed Fruit of the Loom's summary judgment motion and filed a motion, pursuant to Rule 56(f) of the Federal Rules of Civil Procedure, seeking entry of an order postponing and continuing the Court's consideration of Fruit of the Loom's summary judgment motion. The District Court has reserved judgment on both motions.

         5.       PRO PLAYER POST-PETITION DATE LITIGATION

                  a.       K.Y. Lee.

                  Since July 2000, Mr. Lee has filed various motions both with this Court and the NJ District Court relating to the expiration of the Bond posted by Fruit of the Loom in the NJ District Court. The Bond was posted in connection with the Restraining Order issued by District Court Judge Cavanaugh to stay any draw on the Pro Player Letter of Credit. After hearings in this Court and in the NJ District Court, on or about September 1, 2000, Fruit of the Loom deposited the Bond Collateral and an additional $2.5 million borrowed from its DIP Lenders into the Court Registry of the NJ District Court.

         (i) Relief From the Stay. On August 18, 2000, the Court issued its oral order granting Mr. Lee limited relief from the automatic stay. By order dated November 22, 2000, the Court confirmed its prior order, and ordered, in relevant part, that the automatic stay be lifted, "provided, however, that no property of Fruit of the Loom or its estates, including, but not limited to, any funds deposited in the Court Registry of the District Court. . . shall be subject to any judgment or claim until further order of this Court."

         (ii) The Constructive Trust Motion. By Motion dated August 24, 2000 (the "Constructive Trust Motion"), Mr. Lee asked the Court to impose a constructive trust on the cash proceeds of the Bond Collateral deposited in the NJ District Court Registry as an interim measure of adequate protection for his disputed,


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
pre-petition claim against Fruit of the Loom. On or about February 28, 2001, the Constructive Trust Motion was withdrawn without prejudice (provided that Mr. Lee may only renew the Motion if he pays Fruit of the Loom in advance for the travel expenses of its witnesses for any hearing).

         (iii) Lee Proof of Claim. Mr. Lee also has filed an Unsecured Claims against Pro Player and FTL Inc. for an amount in excess of $17 million.

                  b.       Settlement with Mr. Strumeier.

                  Fruit of the Loom and Mr. Strumeier, Mr. Lee's co-defendant in the Civil Action, have entered into a Settlement Agreement of all matters in the Civil Action, which was approved by the Court on October 25, 2000. The Settlement Agreement, among other things, provides that Mr. Strumeier (a) will pay to Fruit of the Loom a total of $660,000, as reimbursement for the costs incurred by Fruit of the Loom to maintain the Pro Player Letter of Credit and
(b) waives all Claims against Fruit of the Loom, including all Claims under the Pro Player Letters of Credit and the Bond, and for any bonuses under his employment agreement. The settlement payment amount was negotiated based in part on Mr. Strumeier's affidavit of financial condition, which he provided to Fruit of the Loom.

H.       FTL INVESTMENTS

                  FTL Investments, Inc. ("FTL Investments"), one of the Fruit of the Loom Debtors, owns and manages investments in various securities and related assets. As of the Petition Date, FTL Investments had invested, directly or indirectly, in approximately 20 securities in development stage companies qualifying as venture capital investments, the majority of which were not publicly traded, for an aggregate invested amount of approximately $15,400,000.

                  Since the Petition date, FTL Investments has sold certain of its investments pursuant to orders of the Court. As of February 28, 2001, FTL Investments has realized approximately $16,700,000 from those sales.

I.       NWI LAND MGMT.


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
                  As described in Section VI.D. above, on the Petition Date, Fruit of the Loom had certain retained contractual indemnification obligations and liabilities related to environmental and product liability matters. These obligations are held primarily by NWI Land Mgmt., pursuant to the A&I Agreements, the Magnetek Agreements, and related consent orders.

         1.       RETENTION OF CEC

                   By order dated December 13, 2000, NWI Land Mgmt. retained CEC as environmental manager to perform certain of NWI's remediation management activities at certain properties owned by NWI Land Mgmt. within the United States (collectively, the "Covered Sites"). CEC performs two primary tasks relating to the Covered Sites: (a) project file transfer and maintenance, and
(b) environmental management services, including site file management, program reporting, project accounting, and contractor coordination, and such other related services as NWI Land Mgmt. may request from time to time.

                  Pursuant to the management agreement with CEC, certain employees of NWI Land Mgmt. have been retained by CEC. NWI Land Mgmt. has terminated all but 3 employees. Notwithstanding the foregoing, all records of NWI Land Mgmt. with respect to the Sites, including the Covered Sites, will be retained by NWI Land Mgmt., although CEC will have full access to those records. Pursuant to the order approving the retention of CEC, NWI Land Mgmt. agreed to make those documents available to Velsicol and TSC for inspection, subject to certain restrictions as set forth in the order.

         2. MOTIONS TO REJECT CERTAIN CONTRACTS RELATING TO ENVIRONMENTAL LIABILITIES

                  By Motion dated November 14, 2000, NWI Land Mgmt. and FTL Inc. moved to reject certain executory contracts, including the A&I Agreement, all relating to their prepetition indemnification and other obligations relating to environmental matters. Velsicol and TSC, among others, objected to this motion. By Motion dated December 12, 2000, Velsicol and TSC also moved for an Order immediately compelling assumption or rejection of the A&I Agreement and for related relief (the "Velsicol Motion"), seeking to compel NWI Land Mgmt. and FTL Inc. to assume or reject the A&I Agreement. The Velsicol Motion also sought a determination that if the A&I Agreement is rejected, then the TSC Preferred Stock would be cancelled. FTL Inc. and NWI Land Mgmt. filed a limited objection to the Velsicol Motion, objecting to the relief sought with respect to the TSC Preferred stock.

                  After extensive negotiations with all objecting parties, FTL Inc. and NWI Land Mgmt. reached an agreement resolving both their Motion and the Velsicol Motion, by the submission of an agreed-upon form of order to the Court. That order provides that the contracts, including the A&I Agreement are rejected, but reserves the parties' rights as to the effect of the rejection. The order was signed by the Court on March 14, 2001.

         3.       THE TSC PREFERRED STOCK

                  Northwest received a note, dated as of December 12, 1986, from Velsicol (the "Velsicol Note") in the principal amount of $12,000,000. In 1992, as part of a corporate restructuring of Velsicol and TSC, NWI Land Mgmt. exchanged the aggregate amount of the principal and interest outstanding under the Velsicol Note, as a capital contribution to TSC, for certain preferred stock of TSC (the "TSC Preferred Stock"), pursuant to the terms and conditions set forth in that certain Contribution Agreement (the "Contribution Agreement"), dated as of December 31, 1992, by and among NWI Land Mgmt., Velsicol, and TSC. Under the terms of the Contribution Agreement and the TSC Preferred Stock, NWI Land Mgmt. is entitled to a liquidation preference for the TSC Preferred Stock in the event of a sale of the TSC or Velsicol common stock.

J.       PREFERENCE ANALYSIS AND OTHER AVOIDANCE ACTIONS

                  Under the Bankruptcy Code, Fruit of the Loom, as debtors in possession, have the right to undo certain prepetition transactions and return any property (or value) transferred in those transactions to their respective estates for the benefit of their respective creditors. These rights and causes of action are referred to as "Avoidance Actions." Avoidance Actions may include actions to set aside (a) transfers made by Fruit of the Loom within the 90 days before the Petition Date, or within one year before the Petition Date if the transfer was to or for the benefit of any insider, (b) transfers made within one year before the Petition Date, not for reasonably equivalent value, may also be avoided and the


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
property recovered for the benefit of the estate and, (c) pursuant to section 544(b) of the Bankruptcy Code, transfers which are avoidable under applicable state law by any creditor of Fruit of the Loom.

                  Under the terms of the DIP Facility, Fruit of the Loom granted the DIP Lenders a first priority lien on all avoidance actions and the proceeds thereof.

                 Fruit of the Loom is reviewing the transactions potentially subject to Avoidance Actions. For a description of the Committee Avoidance Action commenced by the Creditors Committee, see Section VII.G.2 ("Other Legal Proceedings - Committee Avoidance Action Against Prepetition Secured Creditors").

K.       NEGOTIATION OF THE PLAN

                  Since the summer of 2000, Fruit of the Loom has had extensive discussions with the Noteholders Committee and the Bank Steering Committee, representing the Prepetition Secured Creditors, regarding the terms of a plan of reorganization for Fruit of the Loom, including the capital structure for Reorganized Fruit of the Loom and a myriad of intercreditor issues. Initially, in August of 2000, the Prepetition Secured Creditors requested that Fruit of the Loom defer the preparation of a formal term sheet for a plan of reorganization until the Prepetition Secured Creditors resolved certain intercreditor issues.

                  After numerous negotiating sessions and meetings during the fall of 2000 between Fruit of the Loom, its advisors, and the representatives of the Prepetition Secured Creditors, in November 2000 the representatives of the Prepetition Secured Creditors presented Fruit of the Loom with a formal proposed term sheet for a plan of reorganization that had the preliminary support of both the Bank Steering Committee and the Noteholders Committee. At the request of the representatives of the Prepetition Secured Creditors, however, Fruit of the Loom again delayed completion of the proposed term sheet to permit the representatives of the Prepetition Secured Creditors time to address certain intercreditor issues among themselves.

                  Negotiations with the representatives of the Prepetition Secured Creditors continued through December 2000 and January 2001. In January 2001, Fruit of the Loom prepared a term sheet reflecting the agreements reached (the "Plan Term Sheet"). Further negotiations followed, regarding the Plan Term Sheet.

                  In late January, new issues were raised. There were negotiations through February regarding the issues raised and certain remaining open points in the Plan Term Sheet. Finally, at the end of February, Fruit of the Loom reached agreement with both the Bank Steering Committee and the Noteholders Committee on the remaining open points. As of March 1, 2001, the Plan Term Sheet was finally agreed to, and approved, by the Bank Steering Committee , the Noteholders Committee and Fruit of the Loom. The Bank Steering Committee and the Noteholders Committee, by their approval of the Plan Term Sheet, agreed to support and recommend acceptance of, and (except for the Indenture Trustees) vote in favor of a plan of reorganization which included the terms and conditions set forth in the Plan Term Sheet.

                  Fruit of the Loom believes that the Plan is in compliance with the requirements of the Plan Term Sheet.

                                      VIII.
          SUMMARY OF JOINT PLAN OF REORGANIZATION FOR FRUIT OF THE LOOM

                  THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, TO THE EXHIBITS ATTACHED THERETO, AND TO THE PLAN SUPPLEMENT.

                  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

                  THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND EQUITY INTERESTS IN FRUIT OF THE LOOM UNDER THE PLAN AND WILL, UPON THE

EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN FRUIT OF THE LOOM, REORGANIZED FRUIT OF THE LOOM, AND OTHER PARTIES IN INTEREST.

A.       EXIT FINANCING AND EMERGENCE

                  Fruit of the Loom has assumed for purposes of the Plan and this Disclosure Statement that it will obtain a credit facility of up to $425 million upon emergence from the Reorganization Cases. The Exit Facility will be secured by substantially all of the real and personal property of Reorganized Fruit of the Loom. The proceeds of this facility, combined with available cash from Reorganized Fruit of the Loom's non-debtor operating entities (which will be borrowers under the anticipated Exit Facility) and cash from operations, will be used to repay the DIP Facility, fund payments to be made under the Plan on the Effective Date, and to meet working capital and other corporate needs of Reorganized Fruit of the Loom, thereby facilitating Reorganized Fruit of the Loom's emergence from bankruptcy. As of the date hereof, no formal commitment for exit financing had been obtained; such a commitment, however, is a condition to confirmation of the Plan. The Exit Facility Commitment Letter will be included in the Plan Supplement.

                  The Plan is the product of diligent efforts by Fruit of the Loom, the Prepetition Secured Creditors, and various creditor constituencies to formulate a plan which provides for a fair allocation of Fruit of the Loom's assets in an orderly manner, consistent with the provisions of the Bankruptcy Code and applicable nonbankruptcy law. The Plan embodies a series of interrelated and interdependent settlements, which are reflected in the Distributions to holders of Allowed Claims under the Plan.

                  Under the Plan, Claims against and Equity Interests in Fruit of the Loom are divided into Classes according to their seniority and other criteria. If the Plan is confirmed by the Court, and consummated, holders of Claims in Classes 1, 2, 3, 4, and 5 will receive Distributions of Cash, New Notes and/or New Common Stock. In conjunction with the Plan, Fruit of the Loom has made financial projections of earnings and cash flows for each of the fiscal years 2001 through 2003, which financial projections are attached as Exhibit B to the Disclosure Statement. Fruit of the Loom believes that its creditors will


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
receive greater and earlier recoveries under the Plan than under any other available alternative, including liquidation. See Section XIII ("Alternative to Confirmation and Consummation of the Plan").

B.       SECURITIES ISSUED UNDER THE PLAN.

         1.       DEBT INSTRUMENTS TO BE ISSUED PURSUANT TO THE PLAN: NEW NOTES.

                  The initial New Notes will be issued by Reorganized Union Underwear and will be guaranteed by each of the Reorganized Subsidiaries and New FTL Ltd. and the material non-debtor subsidiaries of Reorganized Union Underwear existing on and after the Effective Date. The New Notes will be in an aggregate initial principal amount of $275 million, subject to upward adjustment, as set forth below, up to $300 million, and will constitute senior, unsecured obligations of Reorganized Fruit of the Loom and the guarantors. They will mature on the seventh anniversary of the Effective Date, and will accrue interest at a rate per annum equal to 688 basis points over the imputed yield on the seven (7) year United States Treasury Note (as determined by an interpolation of the five (5) year and ten (10) year United States Treasury Note yield to maturity), fixed as of the Effective Date; provided that the interest rate shall not be less than 11% nor be more than 13%. No payments of principal shall be due prior to the maturity of the New Notes. The original principal amount of the new Notes will be adjusted to increase by an amount equal to the cash proceeds of certain sales of assets by Fruit of the Loom from and after January 1, 2001, through the Effective Date; provided, however, that the principal amount of the New Notes shall not exceed $300 million. Sales of assets will not trigger an adjustment to the principal amount of the New Notes unless
(a) the Cash proceeds of the assets sold in a single transaction exceed $200,000, and (b) the total Cash proceeds of all asset sales after January 1, 2001, exceed $15 million in the aggregate. Adjustments shall commence on a dollar for dollar basis for each triggering sale, once total Cash proceeds of such asset sales exceed $15 million. The form of the New Notes and the indenture governing the New Notes will be included in the Plan Supplement.

         2.       EQUITY SECURITIES TO BE ISSUED PURSUANT TO PLAN

                  a. New FTL Ltd. Common Stock. In accordance with the terms of the Scheme of Arrangement, New FTL, Ltd. shall be formed. The Memorandum and Articles of Association of New FTL, Ltd. shall authorize the issuance of 100 million shares of New Common Stock. On and after the Effective Date, holders of Claims in Classes 2 and 4 shall receive Stock Distributions of the Distributed Shares, consisting of 47 million shares of the New Common Stock, in accordance with Section V of the Plan.

                  b. New Union Common Stock. The charter of Reorganized Union Underwear shall authorize the issuance of shares of New Union Underwear Common Stock. On the Effective Date, Reorganized Union Underwear shall be deemed to issue the New Union Underwear Common Stock to holders of Allowed Claims in Classes 2 and 4 in the same amounts as the Distributions of New Common Stock to such holders, and such holders shall be deemed to contribute the New Union Underwear Common Stock to New FTL, Ltd., all in consideration of the Distributions of New Common Stock to be made by New FTL Ltd. to holders of Allowed Claims under the Plan; upon the deemed contribution to New FTL Ltd. of the New Union Underwear Common Stock, Reorganized Union Underwear shall change its name to Fruit of the Loom Inc. See also Section VIII.E ("Distributions under the Plan").

                  Fruit of the Loom anticipates that the equity ownership of New FTL, Ltd. will be distributed in the percentages described in the following chart. It is anticipated that the Effective Date will occur within one month after the Confirmation Date.

                                                                                                  Consolidated
                                                 Estimated Total         No. of Shares of New     Ownership (as % of
                                                 Amount of Allowed       Common Stock Issued to   Equity) (Subject to
Class Name                Nature of Claims       Claims                  Class                    dilution)
-----------------------------------------------------------------------------------------------------------------------

Class 2                   Prepetition Secured    Approximately           46,500,000               99
                          Creditor Claims        $1,200,000,00 (before
                                                 adjustment for
                                                 Adequate Protection
                                                 Payments, True-Up,
                                                 Differential, and
                                                 settlement amount)

Class 4A                  Unsecured Claims       $514,124,000            500,000                  1

The above chart does not take into account any shares of New Common Stock that may be distributed to key employees of Reorganized Fruit of the Loom pursuant to the Key Employee Equity Incentive Compensation Program. See Section VIII.D.18, "Means for Implementation of the Plan; Reorganized Fruit of the Loom - Post -- Consummation Key Employee Equity Incentive Compensation Program" for a description of the Key Employee Equity Incentive Compensation Program.

                  The New Common Stock shall have a par value of $0.01 per share. Holders of the New Common Stock will be entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the board of directors from legally available funds, and to share pro rata in any distribution of New FTL Ltd.'s assets after payment of all debts and other liabilities. Holders of the New Common Stock will not have preemptive rights or other rights to subscribe for additional shares, and the New Common Stock will not be subject to conversion or redemption. When issued, the shares of the New Common Stock will be fully paid and nonassessable. The shares of New Common Stock to be distributed under the Plan will be subject to dilution only by the Key Employee Equity Incentive Compensation Program.

C.       GENERAL DESCRIPTION OF CLASSIFICATION AND TREATMENT OF CLAIMS AND
         INTERESTS

                  In the Plan, Fruit of the Loom has classified the Claims against and Equity Interests in it in accordance with the Bankruptcy Code.

                  In all cases, the treatment of any Claim may be modified as agreed upon in writing between the holder of such Claim and Fruit of the Loom, subject, if necessary, to the approval of the Court after notice and a hearing or the Consent of the Prepetition Secured Creditors. In addition, in all cases, Fruit of the Loom and Reorganized Fruit of the Loom reserve the right, at their option, to prepay, without penalty or premium, any amount that the Plan provides will be paid after the Effective Date.

                  The treatment of any Claim or Equity Interest under the Plan will be in full satisfaction, settlement, release and discharge of and in exchange for such Claim or Equity Interest. The Confirmation Order will be a judicial determination of the discharge of all Liabilities of Fruit of the Loom, except as specifically provided in the Plan or the Confirmation Order and except for the Liquidating Debtors, FTL Cayman, and NWI Land Mgmt. On the Effective Date, members of Fruit of the Loom, other than the Liquidating Debtors, FTL Cayman, and NWI Land Mgmt. will be discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims and Equity Interests, except as specifically provided in the Plan or the Confirmation Order. All Distributions or other transfers to be made to holders of Allowed Claims or Allowed Equity Interests will be made by Reorganized Fruit of the Loom in accordance with the terms of the Plan.

                  Claims against NWI Land Mgmt. and Claims against FTL Inc. arising from its equity interest in, and other relationship with, NWI Land Mgmt. (collectively, the "NWI Land Mgmt. Claims") are classified in Classes 1B, 4B, 10, and 11, and otherwise will be considered a separate subclass of any class in which such Claims would otherwise be classified and shall be treated as provided in Section 8.22 of the Plan, through the liquidation of NWI Land Mgmt., in all instances in accordance with the absolute priority rule under section 1129 of the Bankruptcy Code.

         1.       TREATMENT OF UNCLASSIFIED CLAIMS

                  a.       Administrative Expense Claims.

                  Administrative Expense Claims include Claims for the costs and expenses of administration of the Reorganization Cases of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including, among other things, (a) any actual and necessary costs and expenses of preserving the Estates of Fruit of the Loom,
(b) any actual and necessary costs and expenses of operating the businesses of Fruit of the Loom in the ordinary course, (c) any indebtedness or obligations incurred or assumed by Fruit of the Loom in the ordinary course of business in connection with the conduct of its business, (d) claims for reclamation Allowed in accordance with section 546(c)(2) of the Bankruptcy Code and any Court order authorizing Fruit of the Loom's reconciliation procedure for allowing reclamation claims, (e) any "Professional Fees" of the kind described in clause (a) of the definition thereof, whether fixed before or after the Effective Date, (f) any fees or charges assessed against and payable by the Consolidated Estate under section 1930 of title 28, United States Code (including post-Confirmation Date and post-Effective Date fees and charges), and
(g) any Claim against Fruit of the Loom or any member thereof (i) has not been determined by a Final Order of the Court to constitute a Prepetition Claim and
(ii) the payment of which is or has been authorized by any applicable Final Order of the Court.

                  All Allowed Administrative Expense Claims will be paid in Cash, in full, on the Effective Date, or as soon as practicable after such Claims become Allowed Claims if the date of allowance is later than the Effective Date, or in such amounts and on such other terms either as may be agreed on between the holders of such Claims and Fruit of the Loom or Reorganized Fruit of the Loom, or according to the ordinary business terms agreed upon by, and in the ordinary course of business of, Fruit of the Loom or Reorganized Fruit of the Loom and such holders. For a further description of the treatment of NWI Land Mgmt. Claims which are Allowed Administrative Expense Claims, see subsection 6, below, and Section VIII.D.18, "Means for Implementation of the Plan; Reorganized Fruit of the Loom -Liquidation of NWI Land Mgmt." Fruit of the Loom estimates that the amount of Allowed Administrative Expense Claims that are unpaid as of the Effective Date will aggregate less than $50 million.

                  b.       DIP Facility Claims.

                  All Allowed DIP Facility Claims against the Debtors will be paid (a) on the Effective Date, in full, in Cash, or in a manner otherwise permitted pursuant to the terms of the DIP Facility and the Postpetition Credit Agreement, or (b) on such other terms as may be mutually agreed upon between (i) the holders of the DIP Facility Claims and (ii) Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be. Fruit of the Loom estimates that the amount of Allowed DIP Facility Claims will aggregate less than $250 million as of the Effective Date.

                  c.       Priority Tax Claims.

                  Priority Tax Claims consist of Claims entitled to priority under sections 502(i) and 507(a)(8) of the Bankruptcy Code. On the Effective Date, or as soon as practicable after an Allowed Priority Tax Claim (other than Allowed Priority Tax Claim which are NWI Land Mgmt. Claims) becomes an Allowed Claim if the date of allowance is later than the Effective Date, each holder of an Allowed Priority Tax Claim (other than Allowed Priority Tax Claim which are NWI Land Mgmt. Claims) shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim: (a) deferred Cash payments in an aggregate principal amount equal to the amount of the Claim plus interest on the unpaid portion thereof at the rate of six percent (6%) per annum from the Effective Date through the date of payment thereof; or (b) such other treatment as to which Fruit of the Loom or Reorganized Fruit of the Loom (as the case may be) and the holder shall have agreed upon in writing. If deferred Cash payments are made to a holder of an Allowed Priority Tax Claim, payments of principal shall be made in annual installments, the amount each installment being equal to ten percent (10%) of the Allowed Priority Tax Claim plus accrued and unpaid interest, with the first payment to be due on the first anniversary of the Effective Date and subsequent payments to be due on each successive anniversary of the first payment date or as soon thereafter as is practicable; provided, however, that any installments remaining unpaid on the date that is six years after the date of assessment of the tax that is the basis of the Allowed Priority Tax Claim shall be paid on the first Business Day following such date together with any accrued and unpaid interest to the date of payment; and provided further that Fruit of the Loom and Reorganized Fruit of the Loom reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance on any Allowed Priority Tax Claim, in full at any time on or after the Effective Date without premium or penalty. See subsection 6, below, and Section VIII.D. 18, "Means for Implementation of the Plan; Reorganized Fruit of the Loom
- Liquidation of NWI Land Mgmt." for a further description of the treatment of Priority Tax Claims which are NWI Land Mgmt. Claims.

                  Fruit of the Loom estimates that the amount of Priority Tax Claims asserted against it will aggregate not more than approximately $80 million; Fruit of the Loom estimates that the actual Allowed amount of Priority Tax Claims will be substantially less.

         2.       UNIMPAIRED CLASSES OF CLAIMS

                  a.       Class 1:  Priority Non-Tax Claims.

                  Class 1A consists of all Claims entitled to priority under section 507(a) of the Bankruptcy Code, other than Priority Tax Claims, Administrative Expense Claims, and NWI Land Mgmt. Claims. Class 1B consists of all NWI Land Mgmt. Claims entitled to priority under section 507(a) of the Bankruptcy Code, other than Priority Tax Claims and Administrative Claims. These Claims include, among other things, certain Unsecured Claims for wages, salaries, or commissions, including vacation, severance, and sick leave pay earned within 90 days of the Petition Date and subject to a maximum of $4,300 per individual, and certain unsecured claims for contribution to any employee benefit plan, subject to a maximum of $4,300 per covered employee.

                  On the Effective Date, each holder of an Allowed Class 1A Priority Non-Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim: (a) Cash equal to the Allowed amount of the Claim, or (b) such other treatment as to which Reorganized Fruit of the Loom and the holder shall have agreed upon in writing.

                  Each holder of an Allowed Class 1B Priority Non-Tax Claim shall receive, in full satisfaction discharge of and in exchange for its Claim:
(a) Cash proceeds of the liquidation of NWI Land Mgmt. equal to the Allowed amount of its Claim, or (b) such other treatment as the holder and the Liquidation Agent shall have agreed upon in writing.

                  Fruit of the Loom estimates that the amount of Allowed Priority Non-Tax Claims will aggregate not more than approximately $8 million.

         3.       TREATMENT OF IMPAIRED CLASSES OF CLAIMS

                  a.       Secured Claims in General.

                  A Secured Claim is a Claim against a member of Fruit of the Loom that is secured by a Lien on Collateral to the extent of the value of the Collateral, as determined in


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
accordance with section 506(a) of the Bankruptcy Code, or as otherwise agreed upon in writing by Fruit of the Loom and the holder of such Claim, subject to the approval of the Court. To the extent that the value of such interest is less than the amount of the Claim which has the benefit of such security, such Claim is an Unsecured Deficiency Claim unless, in any such case, a secured claimant makes a valid and timely election under section 1111(b) of the Bankruptcy Code to have its Claim treated as a Secured Claim to the extent Allowed.

                  b.       Class 2: Prepetition Secured Creditor Claims.

                  Subject to adjustment (as described below), each holder of a Prepetition Secured Creditor Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for its Claim: (a) a Ratable Proportion of New Notes in the original principal amount of $275 million, subject to adjustment upward to $300 million, to be issued by Reorganized Union Underwear, (b) a Ratable Proportion of 99% of the Distributed Shares of New Common Stock, and (c) net proceeds of the liquidation of NWI Land Mgmt. (collectively, a "Base Distribution"). Any deficiency amount relating to an Allowed Secured Claim in this Class shall be treated as a Class 4A Unsecured Claim; provided, however, that if Class 4A votes to accept the Plan, all members of Class 2 holding unsecured deficiency claims will waive those claims.

                  To the extent it is determined that the Prepetition Secured Creditor Claims were undersecured on the Petition Date, the distributions to holders of Allowed Class 2 Secured Claims will be adjusted to account for the varying amounts paid to holders under the final Adequate Protection Order, so that (a) all Adequate Protection Payments (excluding payments to professionals) shall be deemed to have been payments on the principal amount (determined as of the Petition Date) of each Prepetition Secured Claim (unless the Court determines otherwise), and (b) the Allowed amount of each Prepetition Secured Claim shall be adjusted, solely for the purposes of Section 5.4.2 of the Plan. In that event, there will be an adjustment (the "True-Up") in the amount of New Common Stock to be issued to each holder of a Prepetition Secured Claim to adjust for the fact that Adequate Protection Payments were made during the bankruptcy cases based on the interest rates set forth in the documents applicable to the various Prepetition Secured Claims rather than on a single rate applicable to all


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
Prepetition Secured Claims (the difference between the payments that were actually made and the payments that would have been made using a single rate being the "Differential"). The True-Up will be calculated, pursuant to a methodology agreed upon between Houlihan and Chilmark, at an amount equal to 75% of the Differential from the Petition Date through February 28, 2001, and 100% of the Differential from March 1, 2001 through the Confirmation Date. The True-Up adjustment will be made in shares of New Common Stock valued at a price per share equal to the reorganization value per share as determined by Lazard. The Allowed amount of the Claims of the holders of the 7% Debentures, including the calculation of the unamortized original issue discount as of the Petition Date, will be resolved or litigated by the Prepetition Secured Creditors after the filing of the Plan. If the Senior Noteholders and the other Prepetition Secured Creditors cannot agree before the Confirmation Date on the adjustments to be made, the dispute will be submitted to the Court for resolution and Fruit of the Loom shall make appropriate reserves of New Notes and New Common Stock to be issued under the Plan on account of the 7% bonds only until the dispute is resolved by a Final Order of the Court or by agreement among the Prepetition Secured Creditors. In addition, the Distribution to the Farley Lenders is subject to adjustment as provided in Section 8.16 of the Plan. This adjustment is described more fully in Section VIII.D.19, below.

                  Pursuant to the Plan, on the Confirmation Date, the Prepetition Secured Creditor Claims are to be deemed Allowed Prepetition Secured Creditor Claims in the aggregate amount of approximately $1,200,000,000; subject to the adjustments to be made for the Adequate Protection Payments, True-Up, Differential, and Farley Settlement Amount. Fruit of the Loom estimates the recovery to holders of the Allowed Prepetition Secured Claims (without adjustment for the Adequate Protection Payments, True-Up, Differential, and Farley Settlement Amount) to be 70.4% of their Allowed Claims, excluding any recovery on account of their Class 4A deficiency claims.

                  c.       Class 3:  Other Secured Claims.

                  Each holder of an Allowed Secured Claim against Fruit of the Loom that is not an Allowed Prepetition Secured Creditor Claim shall be treated as a separate subclass of Class 3. Each holder of an Allowed Other Secured Claim will receive (in each case, except with respect to Allowed Other Secured Claims that


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
are Reinstated, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim), either: (a) cash on the Effective Date equal to the allowed amount of its Other Secured Claim, (b) secured notes on terms that satisfy section 1129(b)(2)(A) of the Bankruptcy Code (or other treatment permitted thereunder), (c) Reinstatement of its Other Secured Claim, (d) the Collateral securing its Other Secured Claim, or (e) such other treatment as may be agreed upon in writing between the holder and Fruit of the Loom or Reorganized Fruit of the Loom; provided, however, that the holder of an Allowed Other Secured Claim may not receive the treatment set forth in clause (a), (c), or (e) if the Allowed amount of the Allowed Other Secured Claim exceeds $250,000 (or the aggregate amount of all Other Allowed Claims to receive such treatment exceed $1,500,000), unless the Prepetition Secured Creditors Consent to such treatment with respect to that Claim. Any deficiency amount relating to an Allowed Secured Claim in this Class shall be treated as a Class 4 Unsecured Claim or a Class 5 Trade Election Claim, as applicable.

                  Fruit of the Loom estimates that the aggregate amount of the Allowed Class 3 Secured Claims is approximately $25,031,000.

                  d.       Class 4:  General Unsecured Claims.

                  (i) Class 4A. Class 4A consists of all Unsecured Claims against any member of Fruit of the Loom other than NWI Land Mgmt. Claims. Class 4 Unsecured Claims include, among others, (i) Claims in respect of the rejection of leases of nonresidential real property and executory contracts; (ii) Claims relating to personal injury, property damage or products liability or other similar Claims that have not been compromised and settled or otherwise resolved;
(iii) deficiency Claims arising from undersecured Claims in Classes 2 and 3 (after giving effect to the election, if any such election is made, by Classes 3 or any members thereof to have their Claims treated in accordance with section 1111(b) of the Bankruptcy Code); and (iv) Claims of Fruit of the Loom's trade vendors, suppliers, and service providers.

                  Each holder of an Allowed Unsecured Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim and in full settlement of the Committee Avoidance Action, a beneficial


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
interest in the Unsecured Creditors Trust equal to its Ratable Proportion of 1% of the Distributed Shares of the New Common Stock. The deficiency claims of holders of the Prepetition Secured Creditor Claims are included in Class 4A. However, if Class 4A votes to accept the Plan, then the Plan provides that the holders of the Prepetition Secured Creditor Claims waive all right to receive a distribution as the holder of Class 4A Claims on account of their deficiency claims, and that Fruit of the Loom will waive its Avoidance Actions against holders of Class 4A Claims.

                  Fruit of the Loom estimates that the aggregate amount of Allowed Class 4 Unsecured Claims (other than deficiency claims of holders of Class 2 Secured Claims) is approximately $514,124,000. Fruit of the Loom estimates that the recovery to holders of Allowed Class 4A Claims will be 1.1% of their Allowed Claims, assuming that the deficiency claims of the holders of the Allowed Class 2 Claims are not included in Class 4A.

                  (ii) Class 4B. Class 4B consists of all Unsecured Claims which are NWI Land Mgmt. Claims. Each holder of an Allowed Class 4B Claim will receive, in full satisfaction, settlement, release and discharge of in exchange for its Claim, its Ratable Portion of the proceeds, if any, of the liquidation of NWI Land Mgmt. after payment in full of all Allowed Priority and Allowed Administrative Expense Claims which are NWI Land Mgmt. Claims and the satisfaction, through payment, compromise, or otherwise, of the unpaid portion of the Prepetition Secured Creditor Claims, after receipt of the New Notes and the Secured Creditor New Common Stock. Fruit of the Loom can not predict the Distributions, if any, that Class 4B will receive under the Plan.

                  e.       Class 5:  Trade Election Claims.

                  This class consists of Allowed Unsecured Claims against Fruit of the Loom (other than NWI Land Mgmt. Claims), which arise out of the provision of goods or services to Fruit of the Loom before the Petition Date. In order to be considered a Trade Election Claim, the Allowed amount of the Claim must be $2,500 or less, or must be reduced by the holder thereof to $2,500.

                  If this Class votes to accept the Plan, then in lieu of the treatment that would otherwise apply to a Claim but for


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
the fact that the Claim is also an Trade Election Claim (or a Claim that the holder thereof elects to have treated as an Trade Election Claim), and in full satisfaction, settlement, release, and discharge of and in exchange for its Claim, a holder of an Allowed Trade Election Claim shall receive Cash Distributions of up to 25% of its Allowed Trade Election Claim (subject to the Trade Election Claim Maximum Class Payment Amount, as defined below), subject to the following terms and conditions: A holder with an Allowed Claim in excess of the maximum amount applicable to Trade Election Claims ($2,500) may elect, by affirmatively so marking the Ballot it receives with respect to that Claim, to have that Claim treated as an Allowed Trade Election Claim. Such an election shall constitute the agreement of the holder to reduce the amount of its Claim to $2,500 and to waive any and all rights that it might otherwise have to receive any Distributions under the Plan with respect to the difference between the amount of its Allowed Claim and $2,500. Only an Entity holding a Class 4A Unsecured Claim which is a Trade Claim is eligible to make an election to have its Claim treated as a Class 5 Trade Election Claim. Once made, an election to have a Claim treated as an Trade Election Claim cannot be rescinded unless the Plan is revoked pursuant or, prior to confirmation, is modified or amended in a manner that results in the resolicitation of votes to accept or reject the Plan from one or more Classes (and, in case of any such resolicitation, only if the holder is a member of the Class from which votes to accept or reject the Plan are resolicited). No interest shall be paid on any Class 5 Trade Election Claim.

                  The total amount of Cash payments to be made to the members of Class 5 shall not exceed $1,500,000 (the "Trade Election Claim Maximum Class Payment Amount") and if the total amount of Allowed Trade Election Claims exceeds $6,000,000, each holder of a claim in this Class shall receive a pro rata share of Cash totaling $1,500,000.

                  If Class 5 votes to reject the Plan, all Trade Election Claims shall be placed in Class 4A in the amounts in which they would have been Allowed if no elections to reduce the amount of the Claims to the maximum amount set forth herein with respect to Trade Election Claims had been made, each holder thereof shall receive (upon and to the extent of the allowance of its Claim) its pro rata Distribution of the Trade Election Claim Maximum Class Payment Amount. However, if Class 5 votes to accept the Plan, Fruit of the Loom will waive its Avoidance


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
Actions against holders of Class 5 Claims.

                  Because the aggregate amount of the Trade Election Claims will depend on the number of claimants who elect to have their Claims treated as Trade Election Claims, Fruit of the Loom cannot estimate the amount of Allowed Trade Election Claims until all Ballots have been returned.

                  f.       Class 6: Creditors' Securities Fraud Claims.

                  Class 6 consists of Claims asserted by present and former holders of Claims against Fruit of the Loom for alleged violations of state and federal securities laws. All Creditors' Securities Fraud Claims shall be subordinated, pursuant to section 510(b) of the Bankruptcy Code, to all other Allowed Claims and holders of Creditors' Securities Fraud Claims will not receive or retain any Distribution under the Plan with respect their Creditors' Securities Fraud Claims.

         4.       IMPAIRED CLASSES OF INTERESTS

                  a.       Class 7:  Old Capital Stock.

                  Class 7 consists of all Equity Interests with respect to the Old Common Stock of FTL Cayman, the Old Preferred Stock of FTL Inc., and the Old Common Stock of FTL Inc., each of which shall be a separate subclass of Class 7. On the Effective Date, the certificates evidencing such Equity Interests (other than Subclass 7A - Old Common Stock of FTL Cayman) will be cancelled and the holders thereof shall receive no Distributions under the Plan on account of those interests. The Old Common Stock of FTL Cayman will be treated in accordance with a winding up of FTL Cayman following the consummation of the Scheme of Arrangement.

                  b.       Class 9:  Other Equity Interests.

                  Class 9 consists of any Equity Interest in any member of Fruit of the Loom not otherwise classified in Class 7 or Class 8 and specifically includes the Equity Interests in NWI Land Mgmt. On the Effective Date, the certificates, if any, evidencing such Equity Interests will be cancelled and the holders thereof shall receive no Distributions under the Plan on account of those interests.


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
         5.       UNIMPAIRED CLASSES OF INTERESTS

                  a.       Class 8: Subsidiary Equity Interests.

                  Class 8 consists of all equity interests with respect to the issued and outstanding shares of common stock of the members of Fruit of the Loom, except FTL Cayman, NWI Land Mgmt., FTL Inc., and the other Liquidating Debtors. The Subsidiary Equity Interests, which are held by members of Fruit of the Loom, shall remain outstanding except as provided in the Plan. Each holder of Subsidiary Equity Interests is a proponent of the Plan and a member of Fruit of the Loom and, as such, shall receive the benefit of the Distributions made under, and the settlements and transactions reflected in, the Plan. Such holders shall not be entitled to receive any other Distributions under the Plan on account of the Subsidiary Equity Interests.

         6.       CLAIMS AGAINST NWI LAND MGMT.

                  Pursuant to Section 8.22 of the Plan, NWI Land Mgmt.
will be liquidated by a liquidation agent (the "Liquidation Agent") appointed under the Plan. Upon the liquidation of NWI Land Mgmt., the net proceeds of the liquidation shall be applied in accordance with Bankruptcy Code section 1129(b), with the result that upon the satisfaction of the Allowed Claims of the Prepetition Secured Creditors against NWI Land Mgmt. (by Distributions under the Plan, compromise, or otherwise), such proceeds shall be used for the payment in full of Allowed NWI Land Mgmt. Claims that constitute Administrative Priority Claims (Class 10), Allowed NWI Land Mgmt. Claims that constitute Priority Non-Tax Claims (Class 1B), and Allowed NWI Land Mgmt. Claims that constitute Priority Tax Claims (Class 11). Any remaining proceeds of the liquidation shall be distributed, pro rata, to holders of Allowed Unsecured NWI Land Mgmt. Claims (Class 4B).

D.       MEANS FOR IMPLEMENTATION OF THE PLAN;
         REORGANIZED FRUIT OF THE LOOM

                  The members of Fruit of the Loom (other than the Liquidating Debtors, FTL Cayman, and NWI Land Mgmt.) will continue to exist after the Effective Date as Reorganized Fruit of the Loom, each with all of the powers of a corporation under applicable law. The Amended Bylaws and Amended Certificates of Incorporation for each member of Reorganized Fruit of the Loom (including the Articles of Association and Memorandum of


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
Association of New FTL Ltd.) will be filed as part of the Plan Supplement and will contain such provisions as are necessary to satisfy the provisions of the Plan and, to the extent necessary, to prohibit the issuance of nonvoting equity securities (other than any warrants) as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of the Amended Bylaws, the Amended Certificates of Incorporation, and the Memorandum of Association and Articles of Association after the Effective Date as permitted by applicable law. Except as otherwise provided in the Plan, the Amended Bylaws, Amended Certificates of Incorporation, and the Memorandum of Association and Articles of Association will contain such indemnification provisions applicable to the officers, directors, and employees of Reorganized Fruit of the Loom and such other Persons as the boards of directors of Reorganized Fruit of the Loom may, in their discretion, deem to be appropriate.

         1.       SUBSTANTIVE CONSOLIDATION

                  On the Effective Date, pursuant to section 105(a) of the Bankruptcy Code, the Estates of the members of Fruit of the Loom (other than NWI Land Mgmt. and the NWI Land Mgmt. Claims) will be substantively consolidated for all purposes related to the Plan, including for purposes of voting, confirmation, Distributions, and Claim determinations (such Estates, excluding NWI Land Mgmt. and the NWI Land Mgmt. Claims., collectively, the "Consolidated Estate"). The substantive consolidation of the Consolidated Estate shall have the following effects:

         (a) All assets and Liabilities of the Estates of the members of Fruit of the Loom (other than NWI Land Mgmt. and the NWI Land Mgmt. Claims) shall be treated as though they were assets and Liabilities of the single Consolidated Estate;

         (b) No Distributions shall be made under the Plan on account of intercompany Claims among the members of Fruit of the Loom;

         (c) No Distributions shall be made under the Plan on account of the Subsidiary Equity Interests except to the extent set forth in section 5.10 of the Plan;

         (d) All guaranties by any member of Fruit of the Loom of the obligations of any other member of Fruit of the


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
                  Loom and any Liability (whether primary or secondary, or individual or joint and several) of members of Fruit of the Loom with respect to members of the Fruit of the Loom Group shall be deemed to be one obligation of the Consolidated Estate; and

         (e) Each and every Claim filed, to be filed, or deemed to have been or to be filed in the Reorganization Cases against any member of Fruit of the Loom (other than NWI Land Mgmt. and the NWI Land Mgmt. Claims) shall be deemed filed against the Consolidated Estate, and shall be deemed to be one Claim against, and the Liability of, the Consolidated Estate.

The substantive consolidation provided for herein shall not (other than for purposes related to the Plan and Distributions to be made hereunder, other than with respect to clause (z) below) affect (v) the legal and corporate structures of Fruit of the Loom or Reorganized Fruit of the Loom, (w) the Subsidiary Equity Interests, (x) the obligations owed by any of the Nondebtor Affiliates to any members of Fruit of the Loom or any other Entity, (y) any obligations under any executory contract or unexpired leases assumed in the Plan or otherwise in the Reorganization Cases, and (z) the DIP Facility and the Exit Facility. The Estate of NWI Land Mgmt. will not be substantively consolidated with the Estates of Fruit of the Loom or any member thereof.

                  Fruit of the Loom believes that substantive consolidation of the members of Fruit of the Loom (other than NWI Land Mgmt.) is appropriate for several reasons. Fruit of the Loom conducted its business through a centralized cash management system. Although the members of Fruit of the Loom were maintained as distinct legal entities, they conducted business, and the business community treated the group, as one consolidated business entity. In addition, because the primary liabilities of Fruit of the Loom were shared among the members of Fruit of the Loom due to the existence of upstream, downstream, and cross-stream guaranties of many of the obligations incurred by individual members of Fruit of the Loom, Fruit of the Loom believes that substantive consolidation is required for purposes of the Plan and the Distributions to be made thereunder. Finally, no purpose would be served by imposing the substantial expenses and administrative burdens that would be borne by the Estates if separate valuations of each Estate's assets and liabilities were undertaken. To the extent required, Fruit of the Loom will adduce evidence in support of, and demonstrate the propriety of, substantive consolidation at the Confirmation Hearing.

         2.       REORGANIZED FRUIT OF THE LOOM'S OBLIGATIONS
                  UNDER THE PLAN

                  From and after the Effective Date, Reorganized Fruit of the Loom (which includes New FTL Ltd.) will perform the obligations of Fruit of the Loom under the Plan, except as to NWI Land Mgmt.

         3.       CANCELLATION OF EQUITY INTERESTS

                  On the Effective Date without any further action, all existing Equity Interests, except for the Old FTL Ltd. Capital Stock and except for the Subsidiary Equity Interests of members of Fruit of the Loom who are not Liquidating Debtors, will be cancelled, annulled, and extinguished, and any certificates representing such Equity Interests will be null and void.

         4.       THE BOARDS OF DIRECTORS OF REORGANIZED FRUIT OF THE LOOM

                  On the Effective Date, the existing Board of Directors of each member of Fruit of the Loom shall be deemed to have resigned. The initial Board of Directors for each member of Reorganized Fruit of the Loom shall be identical and shall consist of 7 directors. See Section III.B.2 ("Post-Consummation Directors and Executive Officers of Fruit of the Loom") for a description of the selection process for the initial Board of Directors of Reorganized Fruit of the Loom.

         5. OPERATIONS OF FRUIT OF THE LOOM BETWEEN CONFIRMATION AND THE EFFECTIVE DATE

                  Fruit of the Loom shall continue to operate as Debtors in Possession during the period from the Confirmation Date through and until the Effective Date.

         6.       EXCLUSIVITY PERIOD

                  Subject to further order of the Court, Fruit of the Loom will, pursuant to Section 1121 of the Bankruptcy Code,


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retain the exclusive right to amend the Plan and solicit acceptances thereof until the Effective Date (or until the earliest date on which the Effective Date can no longer occur pursuant to Section 13.4 of the Plan).

         7.       REVESTING OF ASSETS

                  Pursuant to section 1141(b) of the Bankruptcy Code, except as otherwise provided in the Plan, the property of the Estates (other than the Estates of NWI Land Mgmt. and FTL Cayman) and of Fruit of the Loom (other than NWI Land Mgmt. and FTL Cayman) will revest in Reorganized Fruit of the Loom on the Effective Date of the Plan. All property of FTL Cayman, other than the right of creditors in the Cayman Proceeding to receive distributions under the Plan, will be transferred to New FTL Ltd.

                  On the Effective Date, the assets of all Liquidating Debtors will be transferred to and vest in Reorganized Union Underwear, in satisfaction of the liens of the Prepetition Secured Creditors against the Liquidating Debtors.

                  From and after the Effective Date, Reorganized Fruit of the Loom may operate their businesses and may use, acquire, and dispose of property free of any restrictions imposed under the Bankruptcy Code, the Bankruptcy Rules, and the Court. As of the Effective Date, all property of Fruit of the Loom and Reorganized Fruit of the Loom will be free and clear of all Claims, Liens, and interests, except as specifically provided in the Plan or in the Confirmation Order. Without limiting the foregoing, Reorganized Fruit of the Loom may, without application to or approval by the Court, pay Professional Fees and expenses that Reorganized Fruit of the Loom may incur after the Effective Date. See Section IX (Summary of Scheme of Arrangement) and the Explanatory Statement attached as Exhibit F for more details regarding the Scheme of Arrangement.

         8.       CREDITORS' COMMITTEE

                  The duties of the Creditors' Committee shall terminate on and after the Effective Date, except with respect to any appeal of orders entered in the Reorganization Cases.

         9.       DISTRIBUTIONS UNDER THE PLAN

                  On the Effective Date, except as to NWI Land Mgmt. Claims, Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be, shall make, or shall make adequate reserve for, the Distributions required to be made under the Plan. Cash necessary to make the Distributions required under the Plan shall be provided from all excess Cash of Fruit of the Loom (if any), the Exit Facility, or any other source. All Distributions reserved pursuant to this Section shall be held by Fruit of the Loom or Reorganized Fruit of the Loom in trust for the benefit of the holders of Claims entitled to receive such Distributions. Cash Distributions reserved under the Plan shall be placed in the applicable Disputed Reserve. The Liquidation Agent shall make, or shall cause to be made, adequate reserve for the Distribution to be made on account NWI Land Mgmt. Claims. See subsection 19, below, for a further discussion of NWI Land Mgmt. Claims.

         10.      EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

                  The Plan provides that the Chairman of the Board of Directors, the President, the Chief Operating Officer, the Chief Executive Officer, the Chief Administrative Officer, the Chief Financial Officer, and any other appropriate officer of Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be, are authorized to execute, deliver, file, and record such contracts, instruments, releases, indentures, certificates, and other agreements or documents, and take such other actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan without the need for further action by the boards of directors or stockholders of any member of Fruit of the Loom or Reorganized Fruit of the Loom. The Secretary or Assistant Secretary of Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be, is authorized to certify or attest to any of the foregoing, if necessary.

         11.      ASSUMPTION OF OBLIGATIONS UNDER THE PLAN

                  On the Effective Date, the obligations to make the Distributions required by the Plan shall be assumed by Reorganized Fruit of the Loom, which shall have the liability for, and obligation to make, all Distributions of Cash, New Notes, New Common Stock, or other property to be issued or distributed by Reorganized Fruit of the Loom under the Plan. Reorganized Fruit of the Loom shall also assume the obligation to pay any expenses of Fruit of the Loom in consummating the Plan and in performing its duties set forth in the Plan.

         12.      TREATMENT OF CERTAIN CLAIMS RELATED TO MR. FARLEY

                  (a) Assignment of Claims Against Mr. Farley to the Farley Lenders

                  On the Effective Date and subject to the entry of an order (which may be the Confirmation Order) releasing and discharging all Debtors from any and all claims of Farley other than prepetition Unsecured Claims of Farley, Fruit of the Loom will assign absolutely to the Farley Lenders all of its rights, claims and collateral interests against Farley, Farley's Affiliates, and the assets of any of the foregoing arising under or in connection with Farley's reimbursement obligations owed to FTL Delaware. Such assignment shall expressly include all collateral pledged by Farley and Farley's Affiliates to secure such reimbursement obligations. After the Effective Date, the Farley Lenders shall have the right to pursue all such assigned claims and related collateral without further order of the court.

                  (b)      Distributions to the Farley Lenders Under the
                           Plan

                  Upon the Effective Date, Reorganized Fruit of the Loom shall reserve for distribution to the Farley Lenders New Notes and the New Common Stock. The amount and allocation of these reserved securities shall be based pro rata upon the Allowed amount of the secured claims of the Farley Lenders in respect of the Farley Guaranty (the "Farley Guaranty Claims") in relation to the Allowed Claims of the other Prepetition Secured Creditors. The securities shall be held in such reserve pending the final determination, collection, or settlement of the Farley Lenders' claims (including the assigned claims) against Farley; provided, however, each of the Farley Lenders shall be able to designate some or all of the shares of New Common Stock held in such reserve to be sold to the standby purchaser and participate in the standby purchase transaction, the proceeds of such participation to be held in a Disputed Reserve. The amount which the Farley Lenders collect from Farley, as determined either through litigation or settlement, is the "Farley Settlement Amount." The amounts of the New Notes and the New Common Stock (or the proceeds thereof) held in reserve by

Reorganized Fruit of the Loom shall be reduced to give effect to the reduction of the Farley Guaranty Claims by the Farley Settlement Amount (yielding the "Farley Deficiency Claim"). Upon such adjustment in the amounts of new Notes and New Common Stock to be issued to the Farley Lenders, (i) such reorganization securities (and any proceeds) shall be distributed to the Farley Lenders, and
(ii) the excess reorganization securities from the Disputed Reserve shall be allocated among the Prepetition Secured Creditors so that they are shared pro rata (using the Farley Deficiency Amount to determine the Farley Lenders' ratable shares).

         13.      SUBSTANTIAL CONSUMMATION

                  Substantial consummation of the Plan under section 1101(2) of the Bankruptcy Code will not be deemed to occur, the Reorganization Cases will remain open and not be deemed fully administered, and no final decree closing the Reorganization Cases will be entered pursuant to section 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022, until on or after the Effective Date.

         14.      PRESERVATION OF CERTAIN CAUSES OF ACTION AND DEFENSES

                  Except as otherwise specifically provided in the Plan and except as to NWI Land Mgmt., in accordance with section 1123(b) of the Bankruptcy Code, Reorganized Fruit of the Loom, in its capacity as successors in interest to Fruit of the Loom and the Consolidated Estate, shall retain and may enforce all claims, rights, and Causes of Action that are property of Fruit of the Loom or the Consolidated Estate, and Reorganized Fruit of the Loom shall retain and enforce all Excluded Claims and Defenses. Reorganized Fruit of the Loom may pursue, or otherwise assert in any manner, any of the Excluded Claims and Defenses as appropriate and in accordance with its best interests, as determined by the Board of Directors of Reorganized Fruit of the Loom. If Classes 4A or 5 vote to accept the Plan, the Plan provides that Avoidance Actions against holders of Class 4A or Class 5 (or both, if both Classes accept the Plan) Claims shall be deemed waived.

         15.      CANCELLATION OF EXISTING SECURITIES

                  On the Effective Date, except as otherwise provided in the Plan and, as to FTL Cayman only, the Scheme of Arrangement:


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(a) all existing securities, equity interests, notes, bonds, indentures, and other instruments or documents evidencing or creating any indebtedness, equity interest, or obligation of any member of Fruit of the Loom (except such notes or other instruments evidencing indebtedness or obligations of any member of Fruit of the Loom that are (i) Reinstated under the Plan, (ii) unaffected by the Plan, or (iii) obligations of any member of Fruit of the Loom under an executory contract or unexpired lease that is assumed in the Plan or otherwise) shall be extinguished and canceled; and (b) the obligations of members of Fruit of the Loom under any existing agreements, indentures, or certificates of designation governing any securities, equity interests, notes, bonds, indentures, and other instruments or documents evidencing or creating any indebtedness, equity interest, or obligation of the members of Fruit of the Loom (except notes or other instruments evidencing indebtedness or obligations of the members of Fruit of the Loom, of the kind described in clause (a)(i) and (ii) of Section 8.18 of the Plan, as the case may be, shall be discharged.

         16.      SCHEME OF ARRANGEMENT

                  The Scheme of Arrangement, substantially in the form attached as Exhibit E hereto, will be filed with the Grand Court of the Cayman Islands in the Cayman Proceeding with respect to FTL Cayman only, and not with respect to any other member of Fruit of the Loom, and will be submitted to that court for its approval with respect to FTL Cayman only. Pursuant to the Scheme of Arrangement, substantially all of the assets of FTL Cayman shall be transferred to New FTL Ltd., except the right of creditors of FTL Cayman in the Cayman Proceeding to receive a pro rata distribution under the Plan. See Section IX ("Summary of Scheme of Arrangement") and the Explanatory Statement for more information about the Scheme of Arrangement.

                  New FTL Ltd. shall be a part of Reorganized Fruit of the Loom and, for purposes of the Plan, all assets of FTL Cayman shall vest in New FTL Ltd., other than property Distributed under Plan.

         17.      EXIT FACILITY

                  As described in Section VIII.A, prior to the Confirmation Hearing, Fruit of the Loom expects to obtain a commitment for an Exit Facility (including a term loan and a


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revolver) in the total principal amount of up to $425 million. Outstanding letters of credit issued under the DIP Facility will be replaced by new letters of credit to be issued under the Exit Facility. Reorganized Fruit of the Loom's obligations under the Exit Facility will be secured by first-priority, perfected liens (or, to the extent such liens cannot be granted on certain of Reorganized Fruit of the Loom's property, the highest priority liens that can be granted with respect thereto) on all of the real and personal (both tangible and intangible) property of Reorganized Fruit of the Loom. Each member of Reorganized Fruit of the Loom and the Nondebtor Affiliates will be liable as either a co-borrower or a guarantor under the Exit Facility. For purposes of the Disclosure Statement, it is assumed that the term of the Exit Facility will be four (4) years. The Exit Facility will be used (a) to repay the outstanding balances under the DIP Facility as of the Effective Date, (b) to fund other payments contemplated by the Plan, (c) to meet working capital needs of Reorganized Fruit of the Loom, and (d) for other purposes as deemed necessary or appropriate by the Boards of Directors of Reorganized Fruit of the Loom and permitted by the documents to be executed in conjunction with the Exit Facility. The Exit Facility will contain such terms, conditions, and covenants as are usual and customary for financings of this type and will be on the terms and conditions set forth in the Exit Facility Commitment Letter, which will be filed in the Plan Supplement.

         18.      POST-CONSUMMATION KEY EMPLOYEE EQUITY INCENTIVE COMPENSATION
                  PROGRAM

                  Six percent of the New Common Stock, on a fully diluted basis, shall be reserved for the issuance of options after the Effective Date to certain key employees of Reorganized Fruit of the Loom pursuant to an incentive compensation program. The Board of Directors of Reorganized Fruit of the Loom shall establish such a program, identify the key employees entitled to receive distributions of options for the acquisition of New Common Stock thereunder, allocate the options, and make the distributions to the key employees within six months of the Effective Date. The options issued under this Section will (a) vest in three years from the date of issuance thereof, subject to earlier vesting upon the occurrence of certain triggering events, (b) have a term of ten years, (c) be priced in accordance with the fair market value of Reorganized Fruit of the Loom as determined by the Board of Directors of Reorganized


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Fruit of the Loom, and (d) provide that the options must be exercised on or before 90 days after a merger, sale, or other similar transaction involving Reorganized Fruit of the Loom.

         19.      LIQUIDATION OF NWI LAND MGMT.

                  On, or as soon as practicable after, the Effective Date, NWI Land Mgmt. shall be liquidated by the Liquidation Agent pursuant to the Liquidation Agent Agreement. For voting purposes, each NWI Land Mgmt. Claim shall be placed into a subclass of the Class into which the Claim would have been placed had it been asserted as a Claim against the Consolidated Estate or, as applicable, Classes 10 and 11. The Claims of the Prepetition Secured Creditors against NWI Land Mgmt. and FTL Inc. are secured by Liens on all of the assets of both Debtors.

                  Subject to the Plan, the Confirmation Order, the Liquidation Agent Agreement, or any other order of the Court entered pursuant to or in furtherance hereof, the Liquidation Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to implement the Plan, (ii) make Distributions contemplated thereby, (iii) establish and administer any necessary Disputed Reserves with respect to NWI Land Mgmt. Claims, (iv) comply with the Plan and with its obligations thereunder, (v) employ professionals to represent it with respect to its responsibilities, and (vi) exercise such other powers as may be vested in the Liquidation Agent or as deemed by Liquidation Agent to be necessary and proper to implement the provisions of the Plan. The Liquidation Agent shall be empowered to liquidate property as required to make Distributions contemplated under the Plan.

                  Except as otherwise ordered by the Court, the amount of any fees and expenses incurred by the Liquidation Agent on or after the Effective Date (including, without limitation, taxes) and any compensation and expense reimbursement claims (including, without limitation, reasonable fees and expenses of counsel) made by the Liquidation Agent shall be paid (i) first, out of the proceeds of the liquidation of NWI Land Mgmt., respectively, and (ii) second, by Reorganized Fruit of the Loom as set forth in the Liquidation Agent Agreement, without further application or motion to, or order of, the Court.


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                  The Liquidation Agent shall make quarterly reports to
Reorganized Fruit of the Loom regarding Distributions and file such reports with the Court.

                  All Equity Interests in NWI Land Mgmt. shall automatically be canceled and extinguished as of the NWI Effective Date without the need for any further action by the Court or any Entity.

                  The Liquidation Agent shall retain and may enforce all claims, rights, and Causes of Action that are property of NWI Land Mgmt., and all Excluded Claims and Defenses of NWI Land Mgmt., which it may pursue, settle, or otherwise assert in any manner.

                  All Reserves for Disputed NWI Land Mgmt. Claims shall be established and maintained by the Liquidation Agent from the assets of NWI Land Mgmt.

         20.      LIQUIDATION OF THE LIQUIDATING DEBTORS

                  Pursuant to Section 8.23 of the Plan, all Liquidating Debtors shall be deemed to have been liquidated as of the Effective Date and all Equity Interests in any Liquidating Debtor shall automatically be canceled and extinguished as of the Effective Date without the need for any further action by the Court or any Entity. The Liquidating Debtors are part of the Consolidated Estate pursuant to Section 8.1 of the Plan and all Allowed Claims against them shall be satisfied by the making of Distributions under the Plan to the holders thereof. Without limiting the generality of any applicable provision of Section XV of the Plan, all Claims against any member of Fruit of the Loom that is not a Liquidating Debtor and that arise out of or in any way based on or related to any Claim asserted against any Liquidating Debtor shall be discharged and released to the fullest extent provided for in Sections XIV and XV of the Plan.

                  Following the Effective Date, each of the Liquidating Debtors shall:

                       (i) File its certificate of dissolution, together with all other necessary corporate document, to effect its dissolution under the applicable laws of its state of incorporation. Such actions shall be taken by each Liquidating Debtor as soon as practical following the


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         Effective Date upon its completion of the actions required by the Plan.
         The filing by each Liquidating Debtor of its certificate of dissolution shall be authorized and approved in all respects without further action under applicable law, regulation, order or rule, including, without express or implied limitation, any action by the stockholders or the board of directors of each such Liquidating Debtor;

                       (ii) Transfer and assign to Reorganized Fruit of the Loom full title to, and Reorganized Fruit of the Loom shall be authorized to take possession of, all of the books and records of each Liquidating Debtor. For purposes of this section, books and records include computer generated or computer maintained books and records and computer data, as well as electronically generated or maintained books and records or data, along with books and records of any Liquidating Debtor maintained by or in the possession of third parties, wherever located;

                       (iii) Complete and file within 90 days after the Effective date (or such longer period as may be authorized by the Bankruptcy Court for cause) its final federal, state, and local tax returns, and pursuant to 11 U.S.C. Section 505(b), request an expedited determination of any unpaid tax liability of such Liquidating Debtor or its estate for any tax incurred during the administration of such Liquidating Debtor's bankruptcy case, as determined under applicable tax laws; and

                       (iv) Assign, transfer, and distribute any remaining assets, properties, or interests held or owned by each Liquidating Debtor to Reorganized Union Underwear.

         21.      ADEQUATE PROTECTION PAYMENTS

                  On the Effective Date, the Plan provides that the Adequate Protection Order shall be deemed modified such that no further adequate protection payments will be made to the Prepetition Secured Creditors.

         22.      UNSECURED CREDITOR TRUST

                  On the Effective Date, a trust shall be established (the "Unsecured Creditor Trust") pursuant to the Unsecured Creditor Trust Agreement, for the purpose of distributing the


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Unsecured Creditor New Common Stock to the Holders of Allowed Class 4A Claims in
accordance with the terms of the Plan. The beneficiaries of the Unsecured Creditor Trust shall be the Holders of Allowed Claims in Class 4A. On the Effective Date, each Holder of an Allowed Unsecured Claim in Class 4A shall, by operation of the Plan, (i) become a beneficiary of the Unsecured Creditor Trust,
(ii) be bound by the Unsecured Creditor Trust Agreement, and (iii) receive an uncertificated beneficial interest in the Unsecured Creditor Trust in proportion to its pro rata share of Allowed Unsecured Claims.

                  The trustee of the Unsecured Creditor Trust shall be designated by the Creditors' Committee on or before the Confirmation Date. If the Creditors' Committee fails to designate a trustee on or before the Confirmation Date, then Fruit of the Loom shall designate a trustee on the Confirmation Date. The trustee shall be the exclusive trustee of the assets of the Unsecured Creditor Trust for purposes of 31 U.S.C. Section 3713(b) and 26 U.S.C. Section 6012(b)(3), as well as the representative of the Consolidated Estate appointed pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code. Powers, rights, and responsibilities of the trustee shall be specified in the Unsecured Creditor Trust Agreement and shall include the authority and responsibility to: (a) receive, manage, invest, supervise, and protect trust assets; (b) pay taxes or other obligations incurred by the trust; (c) retain and compensate, without further order of the Bankruptcy Court, the services of professionals to advise and assist in the administration, prosecution and distribution of trust assets, and (d) calculate and implement distributions of trust assets. Other rights and duties of the trustee and the beneficiaries shall be as set forth in the Unsecured Creditor Trust Agreement.

                  Reorganized Fruit of the Loom shall fund the administration of the Unsecured Creditor Trust.

                  The corpus of the Unsecured Creditor Trust shall be comprised of the Unsecured Creditor New Common Stock.

E.       DISTRIBUTIONS UNDER THE PLAN

         1.       TIMING OF DISTRIBUTIONS

                  If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the


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making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

         2.       RECORD DATE FOR DISTRIBUTIONS

                  The Record Date for Distributions will be the Confirmation Date. Except as otherwise provided in a Final Order of the Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Record Date for any Distribution will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer may not have expired by the Record Date. Reorganized Fruit of the Loom and its agents and servicers shall have no obligation to recognize any transfer of any Claim occurring after the Record Date. In making any Distribution with respect to any Claim, Reorganized Fruit of the Loom and its agents and servicers shall be entitled instead to recognize and deal for all purposes hereunder with only the Entity who is listed on the proof of Claim filed with respect thereto or on Fruit of the Loom's Schedules as the holder thereof as of the close of business on the Record Date.

         3.       DELIVERY OF DISTRIBUTIONS

                  a.       General Provisions; Undeliverable Distributions.

                  Subject to Bankruptcy Rule 9010 and except as otherwise provided in the Plan, Distributions to holders of Allowed Claims shall be made at (a) the address of each holder as set forth in the Schedules filed with the Court unless superseded by the address set forth on proofs of Claim filed by such holder, or (b) the last known address of such holder if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address; provided, however, that with respect to Distributions of New Notes and New Common Stock to the members of Class 2, such distributions shall be made to (x) the Prepetition Agent, (y) each Indenture Trustee, acting as such with respect to the Senior Noteholders for which it is acting as Indenture Trustee, and (z) the Synthetic Lease Agent; and Distributions to holders of the 8-7/8% Notes shall be made to the 8-7/8% Notes Trustee.

                  If any Distribution is returned as undeliverable,


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Reorganized Fruit of the Loom may, in its discretion, make such efforts to determine the current address of the holder of the Claim with respect to which the Distribution was made as Reorganized Fruit of the Loom deems appropriate, but no Distribution to any holder shall be made unless and until Reorganized Fruit of the Loom has determined the then-current address of the holder, at which time the Distribution to such holder shall be made to the holder without interest. Amounts in respect of any undeliverable Distributions made through or by Reorganized Fruit of the Loom shall be returned to, and held in trust by, Reorganized Fruit of the Loom until such Distributions are claimed or are deemed to be unclaimed property under section 347(b) of the Bankruptcy Code as set forth herein.

                  b.       Undeliverable Distributions as Unclaimed Property.

                  Cash Distributions (other than amounts held in a Disputed Claim Reserve) that are not claimed by the expiration of one year from the Effective Date shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revest in Reorganized Fruit of the Loom. Distributions of New Notes and New Common Stock that are not claimed by the expiration of one year from the Effective Date shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revest in, and automatically be canceled and extinguished by, Reorganized Fruit of the Loom. After the expiration of the one-year period referenced in the two preceding sentences, the claim of any Entity to such Distributions shall be discharged and forever barred. Nothing contained in the Plan shall require Fruit of the Loom or Reorganized Fruit of the Loom to attempt to locate any holder of an Allowed Claim.

         4.       MANNER OF CASH PAYMENTS UNDER THE PLAN

                  Cash payments made pursuant to the Plan shall be in United States dollars by checks drawn on a domestic bank selected by Reorganized Fruit of the Loom or by wire transfer from a domestic bank, at the option of Reorganized Fruit of the Loom.

         5.       TIME BAR TO CASH PAYMENTS BY CHECK

                  Checks issued by either Fruit of the Loom, Reorganized


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Fruit of the Loom, or the Liquidation Agent on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Requests for reissuance of any check must be made in writing directly to Reorganized Fruit of the Loom by the holder of the Allowed Claim to whom the check was originally issued, on or before the later of the first anniversary of the Effective Date and the first anniversary of the date on which the Claim at issue became an Allowed Claim. After such date, all Claims in respect of void checks shall be discharged and forever barred and the proceeds of such checks shall revest in and become the property of Reorganized Fruit of the Loom as unclaimed property in accordance with Bankruptcy Code section 347(b).

         6.       DISPUTED RESERVES

                  On the Initial Distribution Date (or on any earlier date on which Distributions for any particular Class of Claims are made pursuant to the
Plan), and after making all Distributions required to be made on any such date under the Plan, Reorganized Fruit of the Loom or, as to NWI Land Mgmt. Claims, the Liquidation Agent shall establish a separate Disputed Reserve for each of the Classes, each of which Disputed Reserves shall be administered by Reorganized Fruit of the Loom or the Liquidation Agent, as applicable. The Liquidation Agent reserves will be governed by the Liquidation Agent Agreement. Reorganized Fruit of the Loom shall reserve the Ratable Proportion of all Cash, New Notes, and New Common Stock allocated for each Disputed Claim, or such amount as may be agreed by the holder of such Claim and Reorganized Fruit of the Loom or Fruit of the Loom, or as may otherwise be determined by order of the Court. All Cash, New Notes, and New Common Stock (as applicable) allocable to the relevant Class hereunder shall be distributed by Reorganized Fruit of the Loom to the relevant Disputed Reserve on the Initial Distribution Date (or such earlier date on which Distributions for any particular Class of Claims are made pursuant to the Plan). Each Disputed Reserve shall be closed and extinguished by Reorganized Fruit of the Loom upon the receipt of a written certification of Reorganized Union Underwear that all Distributions and other dispositions of all Cash, New Notes, or New Common Stock required to be made hereunder have been made in accordance with the terms of the Plan. Upon closure of a Disputed Reserve, (a) all Cash (including any Cash Investment Yield) held in that Disputed Reserve shall revest in and become the property of Reorganized


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Fruit of the Loom, and (b) all New Notes and New Common Stock shall revest in, become the property of, and automatically be canceled and extinguished by, Reorganized Fruit of the Loom.

                  a.       Limitations on Funding of Disputed Reserves.

                  Except as expressly set forth in the Plan, neither Fruit of the Loom nor Reorganized Fruit of the Loom, nor the Liquidation Agent shall have any duty to fund the Disputed Reserves or the reserves for NWI Land Mgmt. Claims.

                  b.       Tax Requirements for Income Generated by Disputed
                           Reserves.


                  Reorganized Fruit of the Loom shall pay, or cause to be paid, out of the funds held in a particular Disputed Reserve, any tax imposed by any federal, state, or local taxing authority on the income generated by the funds or property held in the Disputed Reserve. Reorganized Fruit of the Loom shall file, or cause to be filed, any tax or information return related to a Disputed Reserve that is required by any federal, state, or local taxing authority.

         7.       ESTIMATION OF CLAIMS

                  Any member of Fruit of the Loom or Reorganized Fruit of the Loom may, at any time, request that the Court estimate any contingent or unliquidated Claim for which any of them is or may be liable under the Plan (including any Claim for taxes) to the extent permitted by section 502(c) of the Bankruptcy Code regardless of whether Fruit of the Loom or Reorganized Fruit of the Loom has previously objected to the Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. If the Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on the Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on the Claim, Fruit of the Loom or Reorganized Fruit of the Loom may elect to pursue supplemental proceedings to object to the ultimate allowance of the Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and not exclusive of one another.


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Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Court.

         8.       DISTRIBUTIONS AFTER EFFECTIVE DATE

                  Distributions made after the Effective Date to holders of Claims that are not Allowed Claims as of the Effective Date but that later become Allowed Claims shall be deemed to have been made on the Effective Date or, if no Distribution with respect to such Claim is required to be made on the Effective Date, such other date as may be applicable to such Distribution.

         9.       FRACTIONAL SHARES

                  Notwithstanding any other provision of the Plan to the contrary, no fractional shares shall be issued pursuant to the Plan. Whenever any payment of a fraction of a share under the Plan would otherwise be required, the actual Distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of half of a share being rounded up.

         10.      FRACTIONAL CENTS

                  Notwithstanding any other provision of the Plan to the contrary, no payment of fractional cents shall be made pursuant to the Plan. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the actual Distribution made shall reflect a rounding of such fraction to the nearest whole penny (up or down), with half pennies or less being rounded down and fractions in excess of half of a penny being rounded up.

         11.      INTEREST ON CLAIMS

                  Except as specifically provided for in the Plan or the Confirmation Order, interest shall not accrue on Claims and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Petition Date to the date a final Distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim. Except as expressly provided in the Plan or in a Final Order of the Court, no prepetition Claim shall be Allowed to the extent that it is for postpetition interest or other similar


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charges.

         12.      NO DISTRIBUTION IN EXCESS OF ALLOWED AMOUNT OF CLAIM

                  Notwithstanding anything to the contrary contained in the Plan or herein, no holder of an Allowed Claim shall receive in respect of the Claim any Distribution (of a value set forth herein or in the Disclosure Statement) in excess of the Allowed amount of that Claim.

         13.      ORDINARY COURSE LIABILITIES

                  Except as otherwise specifically provided in the Plan, holders of Claims against the Debtors (other than Claims for Professional Fees or NWI Land Mgmt. Claims) based on Liabilities incurred after the Petition Date in the ordinary course of the Debtors' businesses shall not be required to file any request for payment of such Claims. Such Claims shall be assumed and paid by Reorganized Fruit of the Loom in the ordinary course of business of Reorganized Fruit of the Loom, in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to the transactions underlying such Claims, without any further action by the holders of such Claims.

         14.      SETOFF AND RECOUPMENT

                  Except as otherwise provided in the Plan, the Debtors and Reorganized Fruit of the Loom (as the case may be) may, but shall not be required to, set off against, or recoup from, any Claim and the Distributions to be made pursuant to the Plan in respect of that Claim, any claims or defenses of any nature whatsoever that the Debtors or Reorganized Fruit of the Loom may have against the holder of thereof, but neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or Reorganized Fruit of the Loom of any right of setoff or recoupment any of them may have against the holder of such Claim. NWI Land Mgmt. Claims shall be paid from the proceeds of the liquidation of NWI Land Mgmt.

         15.      PAYMENT OF TAXES ON DISTRIBUTIONS RECEIVED
                  PURSUANT TO PLAN

                  All Entities that receive Distributions under the Plan


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shall be responsible for reporting and paying, as applicable, taxes on account of such Distributions.

         16.      SURRENDER OF SENIOR NOTES AND 8-7/8% NOTES

                  a.        General Requirement of Surrender

                  As a condition precedent to receiving any Distribution pursuant to the Plan on account of any of the Senior Notes or 8-7/8% Notes, the holder of the applicable note shall deliver it to Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be pursuant to a letter of transmittal (each one, a "Letter of Transmittal") furnished by Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be (either directly or through the applicable Indenture Trustee or 8-7/8% Notes Trustee). Each Letter of Transmittal shall be accompanied by instructions for the proper completion, execution, and delivery thereof and shall specify that delivery of any Senior Note or 8-7/8% Note will be effected, and the risk of loss and title thereto will pass, only upon the proper delivery of such Note and the Letter of Transmittal in accordance with such instructions. Each Letter of Transmittal shall also include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Senior Note or 8-7/8% Note to act and the authenticity of any signatures required on the Letter of Transmittal Each surrendered Senior Note or 8-7/8% Note shall be marked as cancelled and delivered to the applicable Indenture Trustee or 8-7/8% Notes Trustee; provided, however, that the cancellation of the Senior Notes shall not affect any rights of the Indenture Trustees assertable against any Senior Noteholder pursuant to the Indentures.

                  b.  Lost, Stolen, Mutilated, or Destroyed Notes

                  In addition to any requirements imposed by any applicable indenture, any holder of an Allowed Claim evidenced by a Senior Note or 8-7/8% Note that has been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such note, deliver to Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be, (i) an affidavit of loss and indemnity or such other evidence reasonably satisfactory to Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be, of the loss, theft, mutilation, or destruction, and (ii) such security or indemnity as may reasonably be required by Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be,


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to hold it and its agents harmless from any damages, liabilities, or costs incurred in treating such Entity as a holder of such note. Upon compliance with the foregoing by a holder of a Claim evidenced by a Senior Note or an 8-7/8% Note, such holder shall, for all purposes of the Plan, be deemed to have surrendered such note in accordance with the provisions of Section 9.19 of the Plan.

         17. PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PLAN OBJECTION DEADLINE

                  a.       Filing of Objections.

                  As soon as practicable, but in no event later than 180 days after the Effective Date, unless otherwise ordered by the Court, objections to Claims shall be filed with the Court and served upon the holders of each Claim to which an objection is made.

                  b.       Prosecution of Objections after the Effective
                           Date.

                  On and after the Effective Date, except as to applications for allowances of Professional Fees, NWI Land Mgmt. Claims, Claims against FTL Cayman filed solely in the Cayman proceeding, or as otherwise ordered by the Court, the filing, litigation, settlement, or withdrawal of all objections to Claims, including pending objections, shall be the responsibility of Reorganized Fruit of the Loom. Any Claim (other than a Claim for Professional Fees or a NWI Land Mgmt. Claim) that is not an Allowed Claim shall be determined, resolved, or adjudicated by Reorganized Fruit of the Loom. Prior to the Effective Date, the filing, litigation, settlement, or withdrawal of all objections shall be the responsibility of Fruit of the Loom. The Liquidation Agent shall be responsible for the filing, litigation, settlement of Withdrawal of all objections to NWI Land Mgmt. Claims including pending objections, but only with the consent of Reorganized Fruit of the Loom.

                  c.       No Distributions Pending Allowance.

                  Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or Distribution provided hereunder shall be made on account of the


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portion of the Disputed Claim unless and until it becomes an Allowed Claim, but the making of Distributions provided for in the Plan shall be made only on account of the portion of the Claim that is Allowed.

                  d.       Withholding of Allocated Distributions.

                  Reorganized Fruit of the Loom or the Liquidation Agent, as the case may be, shall withhold from the property to be distributed on the Initial Distribution Date (or such earlier date on which Distributions for any particular Class of Claims are made) under the Plan an amount sufficient to be distributed on account of Disputed Claims, which amount shall be deposited in the applicable Disputed Reserve.

                  e.       Distributions When a Disputed Claim Becomes an
                           Allowed Claim.

                  Distributions to each holder of a Disputed Claim, to the extent that the Disputed Claim ultimately becomes an Allowed Claim (and to the extent that the holder of the Disputed Claim has not received prior Distributions on account of that Claim), shall be made in accordance with the provisions of the Plan governing the Class of Claims in which the Claim is classified. On each Quarterly Distribution Date, Reorganized Fruit of the Loom or the Liquidation Agent, as the case may be, shall make Ratable Proportion Distributions (or other Distributions in accordance with the provisions of the Plan) of Cash, New Notes, or New Common Stock reserved for any Disputed Claim that has become an Allowed Claim during the preceding quarterly period to the holder of such Allowed Claim, but only to the extent that the holder of any such Claim has not received prior distributions on account of such Claim.

F.       CLASS ACTION CLAIMS

         1. RELEASE AND DISCHARGE OF ALL CLASS ACTION CLAIMS AGAINST FRUIT OF THE LOOM

                  In accordance with their classification and treatment as Class 6 Creditors' Securities Fraud Claims or Class 9 Other Equity Interests and pursuant to section 510(b) of the Bankruptcy Code, all Securities Claims against Fruit of the Loom or any member thereof, whether held by the Securities Class Action Plaintiffs, the holders of any of the Senior Notes or the


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8-7/8% Notes (including any Entity acting as a trustee or other agent with respect thereto), or any other Entity, will be discharged on the Effective Date, and Fruit of the Loom will be released from all such Claims, which discharge and release will be effective and binding on the Effective Date.

         2. RELEASE BY FRUIT OF THE LOOM OF ITS DIRECTORS, OFFICERS AND EMPLOYEES FROM ALL CLASS ACTION CLAIMS

                  On the Effective Date, Fruit of the Loom shall be deemed to have released its present and former directors, officers, and employees other than Farley (unless all claims of Fruit of the Loom or any member thereof against Farley shall have been satisfied in full) from any and all Class Action Claims that are property of Fruit of the Loom or any member thereof, the Consolidated Estate, or the Estate of NWI Land Mgmt. (including derivative claims and claims that Fruit of the Loom or any member thereof otherwise has legal authority to assert, compromise, or settle in connection with the Reorganization Cases), and any and all such released Class Action Claims shall be deemed waived and extinguished as of the Effective Date.

G.       EXECUTORY CONTRACTS AND LEASES UNDER THE PLAN

         1.       GENERAL TREATMENT

                  The Plan constitutes a motion by each member of Fruit of the Loom (other than NWI Land Mgmt.) to assume, as of the Effective Date, all executory contracts and unexpired leases to which any member of Fruit of the Loom is a party except for: (a) the executory contracts and unexpired leases specifically listed on the Rejection and Assignment Schedule, which shall either be rejected or assumed and assigned as described therein; (b) any executory contracts and unexpired leases dealt with by a Final Order of the Court entered on or before the Effective Date;(c) any executory contract or unexpired lease of NWI Land Mgmt; and (d) any executory contract or unexpired lease to which FTL Inc. is, or is deemed to be, a party which arises from or relates to NWI Land Mgmt. or FTL Inc.'s equity ownership in or other relationship with NWI land Mgmt. The Confirmation Order shall constitute an order of the Court approving such rejections and assumptions (and, as applicable, assignments) pursuant to section 365 of the Bankruptcy Code as of the Effective Date. Each assumed executory contract and unexpired lease of Fruit of


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the Loom that relates to the use or occupancy of real property shall include (i)
all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements, or franchises, and any other interests in real estate or rights in rem related to such premises.

         2. REJECTED OR ASSIGNED EXECUTORY CONTRACTS; REJECTION AND ASSIGNMENT SCHEDULE

                  Except as otherwise provided in the Plan or pursuant to a Final Order of the Court, effective as of the Effective Date, all executory contracts and unexpired leases of the Debtors specifically listed on the Rejection and Assignment Schedule and all executory contracts and unexpired leases of NWI Land Mgmt. (including any executory contract or unexpired lease to which FTL Inc. is, or is deemed to be, a party which arises from or relates to NWI Land Mgmt. or FTL Inc.'s equity ownership in or other relationship with NWI land Mgmt.) shall be deemed to be automatically rejected or assumed and assigned, as the case may be, as of the Confirmation Date. The Confirmation Order shall constitute an order of the Court approving such rejections and assumptions and assignments (as the case may be) pursuant to section 365 of the Bankruptcy Code as of the Confirmation Date. Fruit of the Loom may at any time on or before the Confirmation Date amend the Rejection and Assignment Schedule to delete therefrom or add thereto any executory contract or unexpired lease, in which event such executory contract or unexpired lease shall be deemed to be rejected, assumed and assigned, or assumed, as the case may be. Fruit of the Loom shall provide notice of any amendments to the Rejection and Assignment Schedule to the parties to the executory contracts or unexpired leases affected thereby, counsel to the Creditors' Committee, and to parties who have requested notice pursuant to Bankruptcy Rule 2002. The fact that any contract or lease is listed on the Rejection and Assignment Schedule shall not constitute or be construed to constitute an admission that such contract or lease is an executory contract or unexpired lease within the meaning of section 365 or 502 of the Bankruptcy


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Code or that Fruit of the Loom or any successor in interest to any member of
Fruit of the Loom (including Reorganized Fruit of the Loom) has any liability thereunder.

         3.       BAR DATE FOR REJECTION DAMAGES

                  If the rejection by Fruit of the Loom, pursuant to the Plan, of an executory contract or unexpired lease results in a Claim, such Claim shall be discharged and barred forever and shall not be enforceable against Fruit of the Loom, Reorganized Fruit of the Loom, or any of their respective properties unless a proof of Claim or proof of Administrative Expense Claim is filed with the clerk of the Court and served upon counsel to Fruit of the Loom within thirty (30) days after the Confirmation Date.

         4.       FRUIT OF THE LOOM'S CORPORATE INDEMNITIES

                  Notwithstanding anything in the Plan to the contrary, the Corporate Indemnities shall be treated in accordance with the terms of the Plan Supplement.

         5. PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default shall be satisfied by Cure pursuant to section 365(b)(1) of the Bankruptcy Code. If there is a dispute regarding (a) the nature or the amount of any Cure, (b) the ability of Fruit of the Loom or Reorganized Fruit of the Loom (and, as applicable, any assignee thereof) to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption or assignment, Cure shall occur following the entry of a Final Order resolving the dispute and shall be made in accordance with the applicable Final Order.

H.       COMPENSATION AND BENEFIT PROGRAMS

                  Except as to NWI Land Mgmt. and except for the SERP Plan, the Deferred Compensation Plan, and the other executory contracts which are to be listed on the Rejection and Assignment Schedule, all employment and severance practices and policies, and all compensation and qualified pension, 401(k), and benefit


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plans, policies, and programs, of Fruit of the Loom applicable to their directors, officers, or employees are treated as executory contracts under the Plan and are hereby assumed pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

I.       RETIREE BENEFITS

                  Payments, if any, due to any Entity for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by Fruit of the Loom prior to the Petition Date shall be continued for the duration of the period Fruit of the Loom is obligated to provide such benefits.

J.       CONDITIONS PRECEDENT TO CONFIRMATION AND OCCURRENCE OF EFFECTIVE DATE

         1.       WAIVER OF CONDITIONS

                  Each of the conditions precedent to confirmation and to the Effective Date may be waived or modified, in whole or in part, by Fruit of the Loom, upon the receipt of written Consent for such waiver by the Prepetition Secured Creditors (which Consent shall not be unreasonably withheld); and may be effected at any time, without notice (other than to the Creditors' Committee), without leave or order of the Court, and without any other formal action.

         2.       CONDITIONS PRECEDENT TO THE CONFIRMATION OF THE PLAN

                  The following are the conditions precedent to confirmation of the Plan that must be satisfied unless waived in accordance with Section 13.3 of the Plan:

                  a. The Confirmation Order will be in form and substance Acceptable to Fruit of the Loom and the Prepetition Secured Creditors and shall contain the provisions set forth in Section 13.1(a) of the Plan. For purposes of the Plan, a document is "Acceptable" if the required parties have Consented to its form.


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                  b.       A binding Exit Facility Commitment Letter, on terms
                           Acceptable to Fruit of the Loom and the Prepetition Secured Creditors, will have been obtained and will not have been terminated and the lenders committing to provide such financing must be reasonably acceptable to Fruit of the Loom.

         3.       CONDITIONS TO THE EFFECTIVE DATE OF THE PLAN

                  The following are the conditions precedent to the Effective Date, each of which must be satisfied unless waived in accordance with Section
13.3 of the Plan:

                  a. Confirmation Order. The Confirmation Date shall have occurred and the Confirmation Order, in form and substance Acceptable to Fruit of the Loom and the Prepetition Secured Creditors and consistent with section 13.1 of the Plan, shall have been signed by the judge presiding over the Reorganization Cases, and shall have become a Final Order.

                  b. Closing of the Exit Facility. The Exit Facility shall have closed, or shall be closed concurrently with the Effective Date of the Plan, with the terms and in an amount Acceptable to Fruit of the Loom and the Prepetition Secured Creditors and the lenders providing such financing being acceptable to Fruit of the Loom.

                  c. Scheme of Arrangement. All conditions to the effectiveness of the Scheme of Arrangement (other than the effectiveness of the Plan) shall have been satisfied or waived in accordance with the terms of the Scheme of Arrangement.

                  d. Conditions to the Confirmation of the Plan Remain Satisfied. All conditions precedent to the Confirmation of the Plan shall have been satisfied and shall continue to be satisfied.

                  e. Completion and Execution of Documents. All actions, documents, and agreements necessary to implement the provisions of the Plan to be


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                           effectuated on or prior to the Effective Date shall
                           be reasonably satisfactory to Fruit of the Loom and Acceptable to the Prepetition Secured Creditors and such actions, documents, and agreements shall have been effected or executed and delivered. All documents to be contained in the Plan Supplement shall be completed and in final form and, as applicable, executed by the parties thereto and all conditions precedent contained in any of the foregoing shall have been satisfied or waived.

                  f. Amended Charter Documents. The Memorandum of Association, the Articles of Association, and the Amended Certificates of Incorporation and Amended Bylaws shall have been adopted by the members of Reorganized Fruit of the Loom.

                  g. Selection of New Board of Directors. The new Board of Directors for Reorganized Fruit of the Loom shall have been selected as set forth herein.

                  h. Designation of Trustees and Liquidation Agent. An indenture trustee shall have been designated and agreed to serve as such with respect to the New Trust Indenture. A trustee shall have been designated and agreed to serve as such under the Unsecured Creditor Trust Agreement. A Liquidation Agent shall have been selected to serve as such with respect to NWI Land Mgmt. and the Liquidating Debtors.

         4. EFFECT OF FAILURE OR ABSENCE OF WAIVER OF CONDITIONS PRECEDENT TO THE EFFECTIVE DATE OF THE PLAN

                  If one or more of the conditions to the Effective Date shall not have occurred or been waived on or before 60 days after the Confirmation Date, subject to extension by Fruit of the Loom for an additional 30 days, upon notification submitted by Fruit of the Loom to the Court, the United States Trustee, counsel for the Prepetition Secured Creditors, and counsel for the Creditors' Committee, then: (a) the Confirmation Order shall be vacated and shall be of no further force or effect, (b) no Distributions under the Plan shall be made, (c) the Debtors and


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all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (d) Fruit of the Loom's obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Causes of Action or any other claims of or against Fruit of the Loom or any other Entity or to prejudice in any manner the rights of Fruit of the Loom or any Entity in any further proceedings involving Fruit of the Loom.

K.       EFFECTS OF PLAN CONFIRMATION

         1.       REORGANIZED FRUIT OF THE LOOM'S AUTHORITY

                  Until the Effective Date, the Court shall retain custody and jurisdiction of Fruit of the Loom and their properties, interests in property, and operations. On and after the Effective Date, Reorganized Fruit of the Loom and their properties, interests in property, and operations shall be released from the custody and jurisdiction of the Court, except for those matters as to which the Court specifically retains jurisdiction under the Plan or the Confirmation Order; provided, however, that the Cash, New Notes, and New Common Stock to be distributed pursuant to the Plan and which, to the extent not distributed by Reorganized Fruit of the Loom, shall be held in trust by Reorganized Fruit of the Loom, shall remain subject to the jurisdiction and custody of the Court until they are Distributed or become unclaimed property as provided in the Plan and Bankruptcy Code section 347(b).

          2.      VESTING AND LIENS

                  On the Effective Date, all property of Fruit of the Loom (other than the property of NWI Land Mgmt. and FTL Cayman) will be vested in Reorganized Fruit of the Loom free and clear of all Liens other than Liens granted to secure the Exit Facility or that are expressly provided for herein.

         3.       DISCHARGE OF FRUIT OF THE LOOM

                  a.       Scope.

                  Except as otherwise provided in the Plan or the Confirmation Order and in accordance with section 1141(d)(1) of


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the Bankruptcy Code, entry of the Confirmation Order shall discharge, effective as of the Effective Date, all debts of, Claims against, Liens on the property of, and Equity Interests or any other interests in Fruit of the Loom (and each member thereof, excluding and NWI Land Mgmt.) and their assets and properties that arose at any time before the entry of the Confirmation Order (including, without limiting the generality of the foregoing, all claims that have been, may be, or could have been asserted against NWI Land Mgmt. and on which any member of Fruit of the Loom or Reorganized Fruit of the Loom is or may be liable in any amount and for any reason). The discharge of Fruit of the Loom shall be effective as to each and all Claims and Equity Interests, regardless of whether a proof of Claim or Equity Interest therefor was filed, whether the holder thereof votes to accept the Plan, or whether the Claim or Equity Interest. On the Effective Date, as to every discharged Claim and Equity Interest, any holder of such Claim or Equity Interest shall be precluded from asserting against Fruit of the Loom and Reorganized Fruit of the Loom (and each member of either of the foregoing), their successors, or their assets or properties, any other or further Claim or Equity Interest based upon any document, instrument, act, omission, transaction, or other action or inaction of any kind or nature that occurred before the Effective Date.

                  b.       Injunction.

                  Except as otherwise provided in the Plan or the Confirmation Order or a separate order of the Court, as of the Effective Date, all entities that have held, currently hold, or may hold a Claim or other debt or Liability that is discharged or an Equity Interest or other right of an equity security holder that is terminated and canceled pursuant to the terms of the Plan, are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or Liabilities, or terminated and canceled Equity Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against any member of Fruit of the Loom, Reorganized Fruit of the Loom, the Consolidated Estate or the Estate of any member of Fruit of the Loom, or any properties and interests in properties of any of the foregoing; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the any member of Fruit of the Loom, Reorganized Fruit of the Loom, the Consolidated Estate, or any properties and interests in


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properties of any of the foregoing; (c) creating, perfecting, or enforcing any lien or encumbrance against any member of Fruit of the Loom, Reorganized Fruit of the Loom, the Consolidated Estate or the Estate of any member thereof, or any properties and interests in properties of any of the foregoing; (d) asserting a setoff, right of subrogation, or recoupment of any kind against any obligation due to any member of Fruit of the Loom, Reorganized Fruit of the Loom, the Consolidated Estate, or any properties and interests in properties of any of the foregoing; and (e) commencing or continuing any action, in any manner or in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order.

                  c.       Release of Collateral.

                  Unless a particular Secured Claim is Reinstated: (a) each holder of a Secured Claim or a Claim that is purportedly secured shall on or immediately before the Effective Date, (i) turn over and release to the relevant member of Fruit of the Loom (or its successor, as the case may be) any and all property of the relevant member of Fruit of the Loom that secures or purportedly secures such Claim, and (ii) execute such documents and instruments as Reorganized Fruit of the Loom may reasonably require to evidence such holder's release of such property; and (b) on the Effective Date, all claims, right, title, and interest in such property shall revert to the relevant member of Reorganized Fruit of the Loom (or any other successor to any member of Fruit of the Loom, as the case may be) free and clear of all Claims and Equity Interests, including, without limitation, Liens, charges, pledges, interests, encumbrances, security interests, and any other interests of any kind.

                  d.       Term of Injunctions or Stays

                  Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Reorganization Cases pursuant to sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                  e. Release of Fruit of the Loom and Reorganized Fruit of the Loom.

                  Without limiting the provisions of Section 14.3 of the


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Plan, described above, from and after the Effective Date, Fruit of the Loom and
Reorganized Fruit of the Loom are released from all Liabilities from the beginning of time, except as expressly provided herein.

                  f. Limited Release of Released Parties by Persons Accepting Distribution Under the Plan.

                  Except as otherwise specifically provided for by the Plan, upon confirmation of the Plan, all Entities shall be conclusively presumed to have released the following parties (but solely to the extent set forth below):
(a) Fruit of the Loom and Reorganized Fruit of the Loom; (b) the Creditors' Committee and the present and former members thereof (including ex officio members), (c) the Unofficial Bank Steering Committee and the members thereof,
(d) the Informal Noteholders' Committee and the members thereof, (e) the Indenture Trustees, (f) the DIP Agent and the DIP Lenders, (g) the Prepetition Secured Creditors, (h) the Prepetition Agent, the Synthetic Lease Agent, and the Farley Agent, (i) the JPLs, and (j) all directors, officers, agents, attorneys, affiliates, employees, accountants, advisors, financial advisors of any of the foregoing (other than Farley, unless the claims of Fruit of the Loom against Farley shall have been fully satisfied) (each of the foregoing, a "Released Party"), from any claim or Cause of Action based on, arising from, or in any way connected with, (A) the Reorganization Cases and the Cayman Proceeding (including, without limitation, any actions taken and/or not taken with respect to the administration of any Estate or the operation of the business of any Debtor), (B) the Plan or the Scheme of Arrangement, or (C) the negotiation, formulation, and preparation of the Plan, the Scheme of Arrangement, or the Postpetition Credit Agreement (including any of the terms, settlements, and compromises reflected in any of the foregoing and any orders of the Court related thereto), except to the extent any such claim or Cause of Action against any Released Party arises solely as a direct result of that Released Party's fraud or willful misconduct; and, in all respects, Fruit of the Loom, Reorganized Fruit of the Loom, and each of the Released Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         4.       INJUNCTION


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                  The satisfaction, release, and discharge pursuant to the Plan shall also act as an injunction against any Entity commencing or continuing any action, employment of process, or other act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under the Plan.

         5.       AVOIDANCE AND RECOVERY ACTIONS

                  As of the Effective Date, Reorganized Fruit of the Loom shall retain and may prosecute and release on behalf of themselves and the Estates of Fruit of the Loom any Avoidance Actions (except for Avoidance Actions of NWI Land Mgmt.) that could have been raised by or on behalf of Fruit of the Loom or their Estates. Notwithstanding the foregoing, if Class 4A or 5 vote to accept the Plan, the right to bring Avoidance Actions will be waived as to the accepting Class(es); provided, however, that Reorganized Fruit of the Loom may assert the claim or Cause of Action underlying any Avoidance Action as a defense or counterclaim to any Claim or Cause of Action, including any rights under section 502(d) of the Bankruptcy Code, whether or not Avoidance Actions have been waived as described above. The Liquidation Agent will retain all Avoidance Actions of NWI Land Mgmt.

         6.       RELEASE OF RELEASED PARTIES BY FRUIT OF THE LOOM

                  As of the Effective Date, Fruit of the Loom and Reorganized Fruit of the Loom hereby release and are permanently enjoined from any prosecution or attempted prosecution of any and all Causes of Action which they have, may have, or claim to have, which are property of, assertable on behalf of, or derivative of Fruit of the Loom, against the Released Parties (but solely in their capacity as Released Parties).

         7.       RETENTION OF JURISDICTION

                  Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Court may retain jurisdiction, and if the Court exercises its retained jurisdiction, will have exclusive jurisdiction, of all matters arising out of, and relating to, the Reorganization Cases and the Plan, as more specifically described in Section 16.1 of the Plan.

L.       MISCELLANEOUS PROVISIONS OF THE PLAN


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         1.       MODIFICATION OF THE PLAN

                  a.       Modification Before the Confirmation Date.

                  Fruit of the Loom may alter, amend, or modify the Plan or any provision or portion thereof under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date; provided, however, that Fruit of the Loom shall make no Material modification to the Plan without the Consent of the Prepetition Secured Creditors. Fruit of the Loom shall provide parties in interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or any order of the Court and shall, in any event, provide such notice to counsel for the Creditors' Committee and the Prepetition Secured Creditors. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended, modified, or clarified, unless the proposed alteration, amendment, modification, or clarification materially and adversely changes the treatment of the Claim of such holder.

                  b. Modification After the Confirmation Date and Before Substantial Consummation.

                  After the Confirmation Date and prior to substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of the Plan, Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be, may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of holders of Claims or holders of Equity Interests under the Plan; provided, however, that, to the extent required, prior notice of such proceedings will be served in accordance with the Bankruptcy Rules or an order of the Court; and provided further, that Fruit of the Loom shall seek no Material modification to the Plan without the Consent of the Prepetition Secured Creditors. A holder of a Claim or Equity Interest that has accepted the Plan will be deemed to have accepted the Plan, as altered, amended, modified or clarified, if the proposed alteration, amendment, modification or clarification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.


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         2.       FURTHER DOCUMENTS AND ACTION

                  Fruit of the Loom and Reorganized Fruit of the Loom will execute, and are authorized to file with the Court, such agreements and other documents, take or cause to be taken such action, and deliver such documents or information, as may be necessary or appropriate to effect and further evidence the terms and conditions of the Plan and to consummate the transactions and transfers contemplated by the Plan. Fruit of the Loom and Reorganized Fruit of the Loom, and all other parties, will execute any and all documents and instruments that must be executed under or in connection with the Plan in order to implement the terms of the Plan or to effectuate the Distributions under the Plan, provided that such documents and instruments are reasonably acceptable to such party or parties.

         3.       PLAN SUPPLEMENT

                  Except as otherwise provided in the Plan, forms of the following documents shall be contained in the Plan Supplement and filed with the Clerk of the Court at least five days prior to the Voting Deadline: the Rejection and Assignment Schedule, the Mutual Release, the Amended Certificates of Incorporation, the Amended Bylaws, the Exit Facility Commitment Letter, the form of the New Notes, the Farley Assignment, the list of the initial members of the boards of directors of Reorganized Fruit of the Loom, and the treatment of the Indemnification Obligations under the Plan. Upon its filing with the Court, the Plan Supplement may be inspected in the office of the Clerk of the Court during normal Court hours. Holders of Claims may obtain a copy of the Plan Supplement upon written request to Fruit of the Loom in accordance with Section
17.4 of the Plan.

         4.       PLAN CONTROLS

                  To the extent the Plan is inconsistent with this Disclosure Statement, the provisions of the Plan will be controlling.

         5.       RESERVATION OF RIGHTS

                  If the Plan is not confirmed by a Final Order, or if the Plan is confirmed and does not become effective, the rights of all parties in interest in the Reorganization Cases are and will be reserved in full. Any concessions or settlements


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reflected in the Plan, if any, are made for purposes of the Plan only, and if the Plan does not become effective, no party in interest in the Reorganization Cases will be bound or deemed prejudiced by any such concession or settlement.

         6.       INJUNCTION REGARDING WORTHLESS STOCK DEDUCTION

                  Fruit of the Loom may request that the Court include in the Confirmation Order a provision enjoining any "50-percent shareholder" of FTL Cayman within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, from claiming a worthless stock deduction with respect to Old Common Stock for any taxable year of such shareholder ending prior to the Effective Date.

         7.       TREATMENT OF INTERCOMPANY CLAIMS

         Consistent with the substantive consolidation of Fruit of the Loom (other than NWI Land Mgmt.) and to the extent necessary to avoid adverse tax consequences to the Consolidated Estate and Reorganized Fruit of the Loom, (a) certain intercompany Claims between members of Fruit of the Loom, at the option of Fruit of the Loom, may be contributed by one member of Fruit of the Loom to one or more other members of Fruit of the Loom prior to substantive consolidation pursuant to Section 8.1 of the Plan; and (b) all intercompany Claims not so contributed shall be extinguished and no distribution shall be made under the Plan with respect to any such Claim. Claims of any member of Fruit of the Loom against any Nondebtor Affiliates and Claims of Nondebtor Affiliates against any member of Fruit of the Loom shall be setoff against each other in accordance with Bankruptcy Code section 553 and any applicable nonbankruptcy law. If, after giving effect to such setoff, a Nondebtor Affiliate has any remaining intercompany Claim against any member of Fruit of the Loom, that Claim shall be contributed by or on account of the Nondebtor Affiliate to the appropriate member of Fruit of the Loom. If Fruit of the Loom has a net claim against a Nondebtor Affiliate, such net claim shall be unaffected by Plan.

                                      IX.
                        SUMMARY OF SCHEME OF ARRANGEMENT

                  This is a summary only of the Scheme of Arrangement. IF YOU ARE A CREDITOR OF FTL CAYMAN YOU SHOULD READ THE EXPLANATORY STATEMENT AND THE SCHEME OF ARRANGEMENT, COPIES OF


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WHICH ARE ATTACHED AS EXHIBITS E AND F HERETO, IN THEIR ENTIRETY. In the event of any contradiction between this summary and the Scheme of Arrangement, the terms of the Scheme of Arrangement will govern.

A.       COMMENCEMENT OF THE CAYMAN PROCEEDING

                  Pursuant to an order of the Cayman Court made on December 30, 1999 and following the presentation of a winding up petition, Simon Whicker and Theo Bullmore were appointed as the Joint Provisional Liquidators (the "JPLs") for FTL Cayman in the Cayman Proceeding. FTL Cayman is accordingly the subject of formal bankruptcy cases both in the United States and The Cayman Islands.

                  The Cayman Proceeding was commenced because the Cayman Islands is the country of incorporation of FTL Cayman and the Cayman Proceeding was necessary to facilitate the coordinated reorganization of FTL Cayman. The appointment of the JPLs created a moratorium that among other things, prevents creditors from taking or continuing any legal proceedings in the Cayman Islands against FTL Cayman or its assets. The JPLs have now decided, after taking advice from their professional advisers, and in conjunction with FTL Cayman and its professional advisers, that the best course of action in the Cayman Islands is for there to be a scheme of arrangement pursuant to the Cayman Companies Law (2000 Revision) as a mechanism for making distributions to FTL Cayman's Scheme Creditors and in order to assist the implementation of the Chapter 11 reorganization for Fruit of the Loom.

B.       THE SCHEME OF ARRANGEMENT

         1.       GENERALLY

                 FTL Cayman's assets are subject to two different legal systems, one in the Cayman Islands and the other in the United States. Although both systems have as a basic principle the fair distribution of a company's assets among its creditors, there are differences between the two systems. In order to ensure that all FTL Cayman's creditors are treated in the same manner as in the Plan (and that there are no double recoveries), the Scheme of Arrangement and the Plan together will enable a common system of distribution to be established for Scheme Creditors of FTL Cayman. However, it is possible for a creditor


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of FTL Cayman who is not otherwise subject to the jurisdiction of the Court to assert a claim in the Cayman Proceeding only.

         2.       SUMMARY OF TERMS

                  FTL Cayman's Scheme Creditors who have asserted claims in both the Cayman Proceeding and the Reorganization Cases will be asked to vote in both. A single ballot/proxy form will allow such creditors to vote to accept or reject both of the Plan and the Scheme of Arrangement; they will not be permitted to split their vote and vote to accept the Scheme of Arrangement but reject the Plan, or vice versa. However, all creditors of FTL Cayman, whether they have made claims in the Reorganization Cases or the Cayman Proceeding will only receive a single distribution in respect of such a Claim. FTL Cayman's Scheme Creditors who have claimed only in the Scheme of Arrangement will not be prejudiced as a result and will receive a single distribution in the same way as all Claims against FTL Cayman which are Allowed in the Reorganization Cases.

                  The Scheme of Arrangement and the subsequent winding up of FTL Cayman effects and implements the provisions of the Plan. All of the provisions and procedures contained in the Plan which govern, inter alia, the treatment of claims, the procedures for treating and resolving disputed claims and the means for implementation, are respected and given effect to in the Scheme of Arrangement by reference to the Plan.

                  The Scheme of Arrangement and the Plan are mutually conditional; one will not become effective without the other.

C.       APPLICATION OF THE SCHEME OF ARRANGEMENT

                  The Scheme of Arrangement will apply to all FTL Cayman's Scheme Creditors. The Scheme of Arrangement will not impair the claims of those creditors of FTL Cayman who have Priority Claims, Priority Tax Claims, Administrative Claims or Secured Claims in the Reorganization Cases.

                  The Scheme of Arrangement provides for the transfer of substantially all of the assets of FTL Cayman to New FTL Cayman. In exchange, the creditors of FTL Cayman will receive the distribution rights set forth in the Plan. Separate distributions from FTL Cayman will not be made and creditors


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will be entitled to only one recovery -- the recovery provided for under the
Plan.

                  Under the terms of the Scheme of Arrangement New FTL Ltd. will transfer to FTL Cayman a proportion of 1% of the New Common Stock representing the entitlement of the unsecured creditors of FTL Cayman to their pro rata distribution under the Plan, which shall be dealt with in the context of the unsecured creditors of FTL Cayman's rights to a pari passu distribution of the assets of FTL Cayman in its winding up/liquidation. The costs of the liquidation shall not be paid out of the assets of FTL Cayman but shall be paid in accordance with the terms of the Scheme of Arrangement and the Plan.

                  It is proposed that immediately after the Scheme of Arrangement is approved by the Cayman Court, FTL Cayman shall apply to the Cayman Court to have a final liquidation order made under the Companies Law. Simon Whicker and Theo Bullmore will thereafter become Joint Official Liquidators of FTL Cayman.

D.       VOTING ON THE SCHEME

                  FTL Cayman's Cayman Islands Scheme Creditors will be entitled to attend and vote at a meeting to be held to consider and, approve the Scheme of Arrangement, provided their Claim has been allowed for voting purposes in the Cayman Proceeding. Under the Scheme of Arrangement, Scheme Creditors of FTL Cayman will be invited to complete a special proxy to vote at the creditors' meeting or may attend in person. In order to assist Creditors, the JPLs and FTL Cayman have prepared a combined ballot/proxy form. A claim can become allowed for voting purposes in the Scheme of Arrangement in any of the following ways:

                  (i) if it is listed by FTL Cayman in the Schedules (as amended from time to time) as neither contingent, unliquidated nor disputed;

                  (ii) if the Scheme Creditor has filed a proof of claim on or before the Filing Deadline Date in accordance with the Filing Deadline Order and that proof of claim has not been objected to or has been allowed for voting purposes in accordance with the provisions of the Plan;


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                  (iii) alternatively, if a creditor has lodged a Notice of
Claim with the JPLs in accordance with appropriate directions of the Cayman Court, issued from time to time.

                  The Chairman of the Scheme Creditors' meeting may, for voting purposes only, reject a claim in whole or in part, if he considers that it does not constitute a fair and reasonable assessment of the sums owed to the relevant creditor by FTL Cayman. The Chairman's decision is final and binding. The Chairman will, however, advise the creditor of his decision prior to the meeting, where possible, and, in any event, afterwards.

                  The value of a Claim for voting purposes in the Scheme of Arrangement will be taken net of any set-off rights. The value attributed to the claim will appear on the ballot/proxy form accompanying this Disclosure Statement and the Explanatory Statement. If a creditor does not agree with the value so stated, or it wishes to give a general proxy or vote only in the Scheme of Arrangement, the Scheme Creditor should contact the JPLs.

                  The amount of a claim admitted for voting purposes by the Chairman of the meeting of FTL Cayman's Scheme Creditors does not constitute an admission of the existence or amount of any liability of FTL Cayman and will not bind FTL Cayman, the JPLs or the Scheme Creditors.

                  THE MEETING IS SCHEDULED TO TAKE PLACE ON ___________, 2001. YOU MAY EITHER ATTEND THE MEETING IN PERSON OR YOU MAY VOTE BY PROXY. THE JPLS RECOMMEND THAT YOU VOTE IN FAVOR OF THE SCHEME OF ARRANGEMENT.

         1.       BALLOT AND PROXY

                  At the same time that the Scheme Creditors of FTL Cayman receive copies of the Disclosure Statement, the Plan, the Explanatory Statement and the Scheme of Arrangement, they will also receive a combined ballot/proxy form. Whether or not Scheme Creditors intend to appoint a proxy to attend the Scheme Creditors meeting on their behalf, they should complete the form of ballot/proxy in accordance with the instructions given, and return it as soon as possible and, in any event, by ___________, 2001 to the address shown on the form. If for any reason this


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cannot be done, proxies may be handed in at the registration desk at the Scheme
Creditors meeting, prior to its commencement.

                  Appointing a proxy will not prevent Scheme Creditors from attending and voting in person at the Scheme Creditors meeting should they wish to do so. However, the proxy will not be entitled to vote if the Scheme Creditors votes in person.

                  Instructions for completing the form of ballot/proxy are set out on it.

         2.       RECORD DATE FOR SCHEME CREDITORS

                  The amount, for voting purposes, of Scheme of Arrangement claims will be established at $_______________. However, the Record Date for establishing those Scheme Creditors entitled to vote in the Scheme of Arrangement will be December 30, 1999. The JPLs believe that it is in the best interests of all creditors of FTL Cayman for the Scheme of Arrangement and the Plan to be as closely coordinated as possible. The JPLs are also satisfied that no Scheme Creditors will be prejudiced by the setting of the Record Date in this way. Only Scheme Creditors whose Scheme Claims have been allowed for voting purposes will be entitled to vote on the Scheme of Arrangement.

E.       COURT APPROVAL AND FILING WITH THE REGISTRAR OF COMPANIES OF THE CAYMAN
         ISLANDS

                  In order for the Scheme of Arrangement to become effective, the Cayman Court must sanction the Scheme of Arrangement after it has been approved by the requisite majority. The Cayman Court may impose such conditions as it thinks fit to the Scheme of Arrangement but cannot impose any material changes. A copy of the order sanctioning the Cayman Scheme of Arrangement must then be delivered to the Registrar of Companies for the Cayman Island (the "Cayman Registrar").

                  If the Scheme of Arrangement is sanctioned by the Cayman Court and delivered to the Cayman Registrar, subject to the approval of the Plan by the Court, it will be effective and binding on all of the Scheme Creditors, including those who may have voted against the Scheme of Arrangement or the Plan, as appropriate, or who did not vote.


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                                       X.
                        CERTAIN FACTORS TO BE CONSIDERED

                  HOLDERS OF CLAIMS AGAINST FRUIT OF THE LOOM SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH OR INCORPORATED BY REFERENCE, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.       GENERAL CONSIDERATIONS

                  The formulation of a reorganization plan is the principal purpose of a Chapter 11 case. The Plan sets forth the means for satisfying the various Claims against and Equity Interests in Fruit of the Loom. See Sections VI, VII, and IX of the Plan. Reorganization of Fruit of the Loom under the proposed Plan also avoids the potentially adverse impact of a liquidation on employees of Fruit of the Loom and many of its customers, suppliers, and trade vendors.

B.       SETTLEMENTS EMBODIED IN THE PLAN

                  The Plan contains debtor-creditor and inter-creditor settlements that are reflected in the relative recoveries of the creditor groups and that are designed to achieve a global resolution of the Reorganization Cases, through settlement, rather than litigation. The Plan represents, in effect, an interdependent series of concessions by secured creditors in favor of both Fruit of the Loom and unsecured creditors of Fruit of the Loom. In proposing the Plan, Fruit of the Loom intends to offer a non-litigation alternative to creditors in the context of the reorganization of Fruit of the Loom's business.

                  Fruit of the Loom, the Noteholders Committee, and the Bank Steering Committee believe that settlement of these disputes is the best way to ensure a prompt resolution of the Reorganization Cases and is in the best interests of all creditors. Fruit of the Loom further believes that although the results of litigation can never be predicted with complete certainty and could (but are not likely to) produce somewhat different absolute and relative recoveries from those embodied in the Plan, such litigation would not be resolved for years,

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delaying distributions and exposing Fruit of the Loom, its assets and business to the continued negative effects of operating under chapter 11 of the Bankruptcy Code and the supervision of the Caymans Court, further depressing sales and market share in key product areas. The Creditors Committee, the plaintiff in the Committee Avoidance Action, is likely to take the position that the Court may not approve some of the settlements embodied in the Plan. Fruit of the Loom believes that, under applicable standards, the Court can approve the settlements embodied in the Plan notwithstanding the lack of consent by the Creditors Committee.

                  The settlement of the following disputes is the cornerstone of the Plan:

                  (a) The dispute regarding the treatment of the Synthetic Lease as a true lease or a financing;

                  (b) The dispute regarding the enforceability, value, extent, and priority of the Prepetition Secured Creditors Claims against the assets of various members of Fruit of the Loom, including regarding alleged preferential transfer and fraudulent transfer claims against certain of the Prepetition Secured Creditors;

                  (c) The dispute regarding the substantive consolidation of the various assets and liabilities of Fruit of the Loom and the elimination of indebtedness and ownership interests by and among the members of Fruit of the Loom; and

                  (d) The dispute regarding preferential transfer and fraudulent transfer claims against persons that provided goods or services to Fruit of the Loom and the propriety of pursuing such claims.

                  It is a condition to consummation of the Plan that the Confirmation Order specifically approve as fair and reasonable the settlements set forth in the Plan of all the above-described potential litigation and disputes.

         1.       SETTLEMENT WITH THE SYNTHETIC LEASE LENDERS

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
                  As described above in Section VI.A.4, "Prepetition Financings
- Synthetic Leases", the Synthetic Lease was entered into among the parties in 1994. The Synthetic Lease covers equipment and property that is necessary to the continued operations of Fruit of the Loom (and Reorganized Fruit of the Loom). The outstanding balance of the Synthetic Lease is not less than $87 million, and it matured, by its terms on September 30, 2000. If the Synthetic Lease were characterized as a true lease, to retain this essential equipment, Fruit of the Loom would be required to make cash payments to the Synthetic Lease Lenders of in excess of $87 million on the Effective Date.

                  Fruit of the Loom has reviewed the Synthetic Lease and its constituent documents and believes that the proper characterization as either a true lease or a financing is not free from doubt, although it is more likely than not that the Synthetic Leases would be characterized as a financing; however, the Synthetic Lease Lenders would, of course, take the opposite view. Any litigation of these issues would be costly and time-consuming. In addition to the costs of litigation, if the Effective Date of the Plan were to occur while the litigation were pending, Fruit of the Loom would likely be required to pay the full cash amount payable to the Synthetic Lease Lenders, greatly increasing its immediate cash needs and straining Reorganized Fruit of the Loom's working capital availability.

                  Many of the Synthetic Lease Lenders (e.g., CSFB, BofA) are also holders of other Prepetition Secured Creditor Claims, as lenders under the 1997 Credit Agreement or the Farley Loan. The representatives of the Synthetic Lease Lenders have agreed that the Synthetic Lease can be treated as a secured claim under the Plan, and to waive their right to be paid in full in Cash on the Effective Date, all as a part of, and contingent upon, the integrated settlements provided for in the Plan. Instead, the Synthetic Lease will be treated as a financing and the Synthetic Lease Lenders will receive a mix of New Notes (with a seven year term) and common stock of Reorganized Fruit of the Loom, in a pro rata distribution with the other Prepetition Secured Creditor Claims, rather than receiving over $87 million in Cash.

         2.       SETTLEMENT WITH THE PREPETITION SECURED CREDITORS

                   As described above in Section VII.G.2, "Other Legal Proceedings - Committee Avoidance Action Against Prepetition Secured Creditors", the Creditors Committee has challenged the

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validity and enforceability of the liens granted to the Prepetition Collateral
Agent to secure the Prepetition Secured Creditor Claims and the guarantee of those Claims by certain of the members of Fruit of the Loom, alleging that the transfers and guarantees are either preferential transfers or fraudulent transfers. Since the filing of the Committee Avoidance Action on August 24, 2000, the Creditors Committee has not sought discovery from Prepetition Secured Creditors or taken any steps to prosecute the Creditor Avoidance Action other than the filing of the Amended Complaint.

                  Fruit of the Loom has reviewed these issues, and the Secured Bank Lenders have provided documents to the Creditors Committee. After review of these issues, and considering the effect on potential distributions of, among other things, (i) the treatment of the Synthetic Lease Lender Claims, (ii) the waiver, under certain circumstances, by the Prepetition Secured Creditors of their right to receive Distributions from Class 4A on account of any unsecured deficiency claim they may have, (iii) the release, under certain circumstances, of preference claims against Trade Creditors, and (iv) the relative merits of the Claims asserted by the Creditors Committee in the Committee Avoidance Action against the Prepetition Secured Creditors and the defenses raised by the Prepetition Secured Creditors, Fruit of the Loom and the representatives of the Prepetition Secured Creditors reached an agreement to resolve these alleged claims as a part of, and contingent upon, the integrated settlements provided for in the Plan.

                  As a part of these settlements, the Prepetition Secured Creditors agreed to a Distribution to Unsecured Creditors, agreed, under certain circumstances, to waive their unsecured Class 4A deficiency claims against Fruit of the Loom, allowing the Class 4A Distribution to go to the other Unsecured Creditors, and also agreed to the Cash Distribution to holders of Allowed Trade Election Claims. In addition, the Prepetition Secured Creditors have agreed to the substantive consolidation of Fruit of the Loom (other than NWI Land Mgmt.), thereby eliminating the multiple Claims that the Prepetition Secured Creditors could have asserted on account of the guarantees issued by each member of Fruit of the Loom.

         3.       SETTLEMENT OF POTENTIAL CLAIMS AGAINST VENDORS

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

                  As described in Section VII.J, "Preference Analysis and Other Avoidance Actions", Fruit of the Loom has potential Avoidance Actions against various entities who supplied goods and services to Fruit of the Loom before the Petition Date. Under, among other things, section 547 of the bankruptcy Code, Fruit of the Loom may bring actions to recover for the benefit of the Consolidated Estate the property transferred (i.e., Cash), or its value, from a person who received such property (or the benefit of such transfer) during the 90 day period before the Petition Date, if the applicable member of Fruit of the Loom was insolvent within the meaning of the Bankruptcy Code at the time of the transfer. If Fruit of the Loom were successful, the person receiving the transfer or the benefit of the transfer would be required to pay to Fruit of the Loom the value of the transfer or return it in kind.

                  There are various defenses to the Avoidance Actions, including that the transfer was made in the ordinary course of business for both Fruit of the Loom and the recipient, or if the recipient gave new value after the date of the transfer.

                  As a part of, and contingent upon, the integrated settlements provided for in the Plan, if Classes 4A and 5 vote to accept the Plan, Fruit of the Loom will waive the potential Avoidance Actions against its prepetition vendors, including holders of Trade Claims in those Classes.

         4.       SETTLEMENT OF SUBSTANTIVE CONSOLIDATION DISPUTES

                  Because the Plan reflects a compromise and settlement of controversies regarding, among other things, substantive consolidation of Fruit of the Loom (other than NWI Land Mgmt.), it necessarily embodies certain features of a "substantive consolidation plan", but it also contains elements of a traditional plan, because such elements were negotiated as a part of the integrated settlement and compromise which is the core of the Plan. The Plan provides that Holders of Claims against all the members of Fruit of the Loom (other than NWI Land Mgmt.) will be treated in a uniform manner and will receive only a single distribution, regardless of whether a Holder of a Claim holds a guarantee from one or more of the members of Fruit of the Loom.

C.       CERTAIN BANKRUPTCY CONSIDERATIONS

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

         1.       RISK OF LIQUIDATION

                  If the Plan is not confirmed and consummated, there can be no assurance that the Reorganization Cases will continue rather than be converted to chapter 7 liquidation cases, or that any alternative plan of reorganization would be on terms as favorable to holders of Claims as the terms of the Plan. If a liquidation or protracted reorganization were to occur, the Distributions to holders of Allowed Claims could be drastically reduced. Fruit of the Loom believes that, in a liquidation under chapter 7, holders of Allowed Claims would receive substantially less because of the inability in a liquidation to realize the greater going-concern value of Fruit of the Loom's assets. In addition, administrative expenses of a chapter 7 trustee and the trustee's attorneys, accountants, and other professionals would cause a substantial erosion of the value of the Consolidated Estate. In addition, certain Claims would arise by reason of the liquidation and from the rejection of unexpired leases and other executory contracts (including lease and contracts already assumed in the Reorganization Cases) in connection with the cessation of Fruit of the Loom's operations.

                  Fruit of the Loom's liquidation analysis, prepared with Lazard's assistance, is premised on a hypothetical liquidation in a chapter 7 case and is attached as Exhibit C hereto.

         2.       RISK OF NON-CONFIRMATION OF THE PLAN; FEASIBILITY

                  Even if all impaired Classes of Claims and Equity Interests accept or are deemed to have accepted the Plan, or, with respect to a Class that rejects or is deemed to reject the Plan, the requirements for "cramdown" are met, the Court, which can exercise substantial discretion, may determine that the Plan does not meet the requirements for confirmation under section 1129(a) and (b) of the Bankruptcy Code. See Section XIII.C.5, "Requirements of Section 1129(b) of the Bankruptcy Code." Section 1129(a) of the Bankruptcy Code requires, among other things, a demonstration that the confirmation of the Plan will not be followed by liquidation or need for further financial reorganization of Fruit of the Loom, except as contemplated by the Plan, and that the value of Distributions to creditors and equity security holders who vote to reject the Plan not be less than the value of distributions such creditors and equity security holders would receive if Fruit of the Loom were

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
liquidated under chapter 7 of the Bankruptcy Code. See Section XIII.C.1, "Requirements of Section 1129(a) of the Bankruptcy Code." Although Fruit of the Loom believes that the Plan will meet the requirements for confirmation, there can be no assurance that the Court will reach the same conclusion. Although there is no formal commitment for the provision of the exit financing, such a commitment is, however, a condition to confirmation of the Plan and is anticipated to be included in the Plan Supplement.

         3.       NON-CONSENSUAL CONFIRMATION

                  If any impaired Class of Claims or Equity Interests does not accept the Plan by the requisite statutory voting thresholds provided in section 1126(c) or (d) of the Bankruptcy Code or is deemed to reject the Plan pursuant to section 1126(f) or (g) of the Bankruptcy Code, as applicable, Fruit of the Loom will (i) seek confirmation of the Plan from the Court by employing the "cramdown" procedures set forth in section 1129(b) of the Bankruptcy Code and/or
(ii) modify the Plan in accordance with Section 16.2 thereof (subject to the consent of the Prepetition Secured Creditors). In order to confirm the Plan under section 1129(b), the Court must determine that, in addition to satisfying all other requirements for confirmation, the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired Class that has not accepted the Plan. See Section XIII.C.5, "Requirements of Section 1129(b) of the Bankruptcy Code."

                  If the Court determines that the Plan violates section 1129 of the Bankruptcy Code in any manner, including, but not limited to, the cramdown requirements under section 1129(b) of the Bankruptcy Code, Fruit of the Loom reserves the right to amend the Plan (subject to the consent of the Prepetition Secured Creditors) in such manner so as to satisfy the requirements of section 1129 of the Bankruptcy Code.

         4.       RISK OF NON-OCCURRENCE OF CONSUMMATION OF THE PLAN

                  Consummation of the Plan is conditioned upon, among other things, the closing of the Exit Facility and approval of the Scheme of Arrangement by the Cayman Court. See Section VIII.D, "Means for Implementation of the Plan; Reorganized Fruit of the Loom" and Section IX "Summary of Scheme of Arrangement". There can be no assurance, however, that the Exit Facility will close or that the Cayman Court will take the necessary action to approve the Scheme of Arrangement. Accordingly, even if the Plan is confirmed by the Court there can be no assurance that the Plan or the restructuring contemplated therein will be consummated.

D.       FACTORS AFFECTING THE VALUE OF NEW COMMON STOCK TO BE ISSUED UNDER THE
         PLAN

         1.       COMPETITIVE CONDITIONS

                  All of Fruit of the Loom's markets are highly competitive. Fruit of the Loom's operations may be negatively impacted by changes in the financial strength of the retail industry, particularly the mass merchant channel, the level of consumer spending for apparel, the amount of sales of Fruit of the Loom's activewear screenprint products, the competitive pricing environment within the basic apparel segment of the apparel industry, Fruit of the Loom's ability to develop, market and sell new products, and Fruit of the Loom's successful planning and execution of production necessary to maintain inventories at levels sufficient to meet customer demand and the success of planned advertising, marketing and promotional campaigns, the effective income tax rate of Fruit of the Loom, the success of planned advertising, marketing and promotional campaigns, international activities and the resolution of legal and other contingent liabilities and changes in laws and regulations.

                  The loss of one of its major customers could have a significant adverse effect on Fruit of the Loom. Fruit of the Loom's largest 100 customers accounted for approximately 77% of Fruit of the Loom's net sales in 2000. Sales to Fruit of the Loom's largest and second largest customers represented approximately 24.7% and 11%, respectively, of Fruit of the Loom's net sales in 2000.

         2.       EXCHANGE RATE AND COMMODITY PRICING MARKET FLUCTUATIONS

                  a.       Foreign Currency Exchange Rates.

                  Foreign currency exposures arising from transactions include firm commitments and anticipated transactions denominated in a currency other than an entity's functional

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
currency. Fruit of the Loom and its subsidiaries generally enter into transactions denominated in their respective functional currencies. Therefore, foreign currency exposures arising from transactions are not material to Fruit of the Loom. However, Fruit of the Loom does have foreign currency exposure arising from the translation of foreign denominated revenues and profits into U.S. dollars. The primary currencies to which Fruit of the Loom is exposed include the Euro and the British pound.

                  Fruit of the Loom generally views as long-term its investments in foreign subsidiaries with a functional currency other than the U.S. dollar. As a result, Fruit of the Loom does not generally hedge these net investments. However, Fruit of the Loom manages its net investment in foreign currencies as considered necessary. The net investment in foreign subsidiaries and affiliates translated into dollars using the year-end exchange rates was $279 million at December 30, 2000, and $283,600,000 at January 1, 2000. The potential loss in value of Fruit of the Loom's net investment in foreign subsidiaries resulting from a hypothetical 10% adverse change in quoted foreign currency exchange rates amounts to $9.1 million at January 30, 2000 and $7.8 million at January 1, 2000.

                  b.       Commodity Prices.

                  The availability and price of cotton is subject to fluctuations due to unpredictable factors such as weather conditions, governmental regulations, economic climate or other unforeseen circumstances. To reduce price risk caused by market fluctuations, prior to the Petition Date, Fruit of the Loom entered into futures contracts to cap prices on varying proportions of its cotton needs, thereby minimizing the risk of decreased margins from cotton price increases.

         3.       INTERNATIONAL OPERATIONS RISKS

                  Sales from international operations during 2000 were approximately $256,300,000 and were principally generated from products manufactured at Fruit of the Loom's foreign facilities. These international sales accounted for approximately 17% of Fruit of the Loom's net sales in 2000. Operations outside the United States are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws,

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possible limitations on foreign investment and income repatriation, government price or foreign exchange controls and restrictions on currency exchange. In addition, Fruit of the Loom's operations, particularly in Central America have been, and will continue to be, exposed to extreme weather and other conditions (i.e., hurricanes and earthquakes), which could have material adverse impact on operations generally. Fruit of the Loom's operations also involve the use of ocean-going transport to ship fabric to off-shore assembly plants and to return finished goods to both Europe and the United States; such maritime transport is inherently subject to risk from weather and other conditions.

         4.       LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

                  Reorganized Fruit of the Loom will have material levels of debt subsequent to emergence from the Reorganization Cases due to the New Notes and Exit Facility. Reorganized Fruit of the Loom also may incur additional indebtedness in the future. The degree to which Reorganized Fruit of the Loom will be leveraged could have important consequences, including, but not limited to, the following: (i) a substantial portion of Reorganized Fruit of the Loom's cash flow from operations will be required to be dedicated to debt service and will not be available to Reorganized Fruit of the Loom for its operations, (ii) Reorganized Fruit of the Loom's ability to obtain additional financing in the future for acquisitions, capital expenditures, working capital or general corporate purposes could be limited, and (iii) Reorganized Fruit of the Loom will have increased vulnerability to adverse general economic and industry conditions. Reorganized Fruit of the Loom's ability to make scheduled payments of principal of, to pay interest on, or to refinance its indebtedness (including the New Notes), depends on its future performance and financial results, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory and other factors beyond Fruit of the Loom's control. There can be no assurance that Reorganized Fruit of the Loom's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable Reorganized Fruit of the Loom to service its indebtedness, including the New Notes, or to make necessary capital expenditures.

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         5.       RESTRICTIONS IMPOSED BY INDEBTEDNESS

                  The New Notes and Exit Facility are expected to contain covenants that, among other things and subject to certain exceptions, limit the ability of Reorganized Fruit of the Loom to (i) incur additional indebtedness, (ii) permit subsidiaries to issue debt and/or preferred stock,
(iii) pay dividends or make other restricted payments, (iv) sell its assets or subsidiary stock, (v) enter into transactions with certain affiliates, (vi) create liens, (vii) enter into sale and leaseback transactions and (viii) restrict its subsidiaries from making distributions to Reorganized Fruit of the Loom. In addition, under the Exit Facility, Reorganized Fruit of the Loom may be required to satisfy certain financial covenants, including a maximum level of net worth ratio coverage ratio and a minimum level of net worth. The ability of Reorganized Fruit of the Loom to comply with any of the foregoing provisions may be affected by events beyond Reorganized Fruit of the Loom's control. The breach of any of these covenants could result in a default under the Exit Facility, which may result in amounts borrowed under the Exit Facility being declared due and payable. A default under the Exit Facility or any instruments governing Reorganized Fruit of the Loom's other indebtedness could constitute a cross-default under the New Notes and any instruments governing Reorganized Fruit of the Loom's other indebtedness, and a default under the New Notes could constitute a cross-default under the Exit Facility and any instruments governing Reorganized Fruit of the Loom's other indebtedness.

         6.       LACK OF TRADING MARKET

                  There is no existing trading market for the New Common Stock, nor is it known whether or when one would develop. Further there can be no assurance as to the degree of price volatility in any such market. No assurance can be given as to the market prices that will prevail following the Effective Date.

         7.       DIVIDEND POLICIES

                  Reorganized Fruit of the Loom does not anticipate paying any dividends on the New Common Stock in the foreseeable future. In addition, covenants in the New Notes or the Exit Facility may limit the ability of Reorganized Fruit of the Loom to pay dividends. Certain institutional investors may only

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invest in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in the New Common Stock.

E.       INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS

                  The Projections forecast Reorganized Fruit of the Loom's operations through the period ending December 31, 2003. The Projections are based on numerous assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized Fruit of the Loom, industry performance, general business and economic conditions, continued viability of the tax structure of Reorganized Fruit of the Loom, competition, adequate financing, continued supply and replenishment of inventory at assumed prices, and other matters, many of which will be beyond the control of Reorganized Fruit of the Loom and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement was approved by the Court may affect the actual financial results of Fruit of the Loom's or Reorganized Fruit of the Loom's operations. These variations may be material and may adversely affect the value of the New Common Stock and the ability of Reorganized Fruit of the Loom to pay the obligations owing to certain holders of Claims entitled to Distributions under the Plan. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.

                                       XI.
                    RESALE OF SECURITIES RECEIVED UNDER PLAN

                  Under section 1145(a) of the Bankruptcy Code, the issuance of securities to be distributed under the Plan and the subsequent resale of such securities by Entities that are not "underwriters" (as defined in section 1145(b) of the Bankruptcy Code) are not subject to the registration requirements of section 5 of the Securities Act. Thus, the securities issued under the Plan may be freely transferred by most recipients following Distribution under the Plan, and all resales and subsequent transactions in such securities will be exempt from registration under federal and state securities laws, unless the


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holder is an "underwriter" with respect to such securities.

                  Section 1145(b) of the Bankruptcy Code provides, in pertinent part:

         (1) Except as provided in paragraph (2) of this subsection and except with respect to ordinary trading transactions of an entity that is not an issuer, an entity is an underwriter under section 2(11) of the Securities Act of 1933, if such entity --

                  (A) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest;

                  (B) offers to sell securities offered or sold under the plan for the holders of such securities;

                  (C) offers to buy securities offered or sold under the plan from the holders of such securities, if such offer to buy is --

                           (i)      with a view to distribution of such
                                    securities; and

                           (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or

                  (D) is an issuer, as used in such section 2(11), with respect to such securities.

         (2) An entity is not an underwriter under section 2(11) of the Securities Act of 1933 or under paragraph (1) of this subsection with respect to an agreement that provides only for
                  --

                  (A)      (i)      the matching or combining of fractional
                                    interests in securities offered or sold
                                    under the plan into whole interests, or

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
                           (ii) the purchase or sale of such fractional interests from or to entities receiving such fractional interests under the plan; or

                  (B) the purchase or sale for such entities of such fractional or whole interests as are necessary to adjust for any remaining fractional interests after such matching.

         (3) An entity other than an entity of the kind specified in paragraph (1) of this subsection is not an underwriter under section 2(11) of the Securities Act of 1933 with respect to any securities offered or sold to such entity in the manner specified in subsection (a)(1) of this section.

                  To the extent that Entities deemed to be "underwriters" receive securities pursuant to the Plan, resales by such Entities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. However, Entities deemed to be underwriters may be able to sell such securities without registration subject to the provisions of Rule 144 promulgated under the Securities Act, which permits the public sale of securities received pursuant to the Plan by persons who would be deemed to be "underwriters" pursuant to section 1145 of the Bankruptcy Code, subject to the availability to the public of current information regarding the issuer and to volume limitations and certain other conditions.

                  Whether or not any particular Entity would be deemed to be an "underwriter" with respect to any security issued under the Plan would depend upon various facts and circumstances applicable to that Entity. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, FRUIT OF THE LOOM MAKES NO REPRESENTATION CONCERNING THE ABILITY OF ANY ENTITY TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN. FRUIT OF THE LOOM RECOMMENDS THAT RECIPIENTS OF SECURITIES UNDER THE PLAN CONSULT WITH THEIR OWN LEGAL COUNSEL CONCERNING THE LIMITATIONS ON THEIR ABILITY TO DISPOSE OF SUCH SECURITIES.

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

                                      XII.
                               VOTING REQUIREMENTS

                  On the Disclosure Statement Approval Date, the Court entered the Disclosure Statement Approval Order that, among other things, approved this Disclosure Statement, set voting procedures, and scheduled the Confirmation Hearing. A copy of the notice of the Disclosure Statement Approval Order and the Notice of the Confirmation Hearing are enclosed with this Disclosure Statement as part of the solicitation package. The Disclosure Statement Approval Order sets forth in detail, among other things, procedures governing voting deadlines, and objection deadlines. The Disclosure Statement Approval Order, the Notice of the Confirmation Hearing, and the instructions attached to the Ballot should be read in connection with this Section of this Disclosure Statement.

                  If you have any questions about the procedure for voting your Claim or the packet of materials you received, please contact: [BALLOT AGENT], by regular mail at [ADDRESS], or, if delivered in person or by overnight courier, to [ ]Attention: [ ], or by telephone at the Creditors and Equity Holders Hotline Telephone Number: [ ].

                  If you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents at your own expense (unless otherwise specifically required by Bankruptcy Rule 3017(d)), please contact Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, Attn: Rena Strappazon, Legal Assistant, (212) 530-5196.

                  The Court may confirm the Plan only if it determines that the Plan complies with the requirements of chapter 11 of the Bankruptcy Code and that the disclosures of Fruit of the Loom concerning the Plan have been adequate and have included information concerning all Distributions made or promised by Fruit of the Loom in connection with the Plan and the Reorganization Cases. In addition, the Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law.

                  In particular, in order to confirm the Plan, the Bankruptcy Code requires the Court to find, among other things, that the Plan: (i) has been accepted by the requisite votes of

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all Classes of impaired Claims and Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in respect of one or more dissenting Classes, which may be the case under the Plan; (ii) is "feasible," which means that there is a reasonable probability that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization; and (iii) is in the "best interests" of all holders of Claims or Equity Interests, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under Chapter 7 of the Bankruptcy Code. See Section XIII.C.1, "Requirements of Section 1129(a) of the Bankruptcy Code." Fruit of the Loom believes that the Plan satisfies all these conditions.

A.       VOTING DEADLINE

                  This Disclosure Statement and the appropriate Ballot(s) are being distributed to all holders of Claims that are entitled to vote on the Plan. There is a separate Ballot designated for each impaired voting Class in order to facilitate vote tabulation; however, all Ballots are substantially similar in form and substance (except that, as noted below, the Ballots sent to holders of Trade Claims will permit them to elect to have their Claims treated as Trade Election Claims), and the term "Ballot" is used without intended reference to the Ballot of any specific Class of Claims. With respect to Creditors holding Claims against FTL Cayman, a combined ballot permitting creditors to vote with respect to the Plan and the Scheme of Arrangements will be tabulated by the JPLs only to the extent that the Creditor voting has a claim which is recognized in the Cayman Proceeding.

                  IN ACCORDANCE WITH THE DISCLOSURE STATEMENT APPROVAL ORDER, IN ORDER TO BE CONSIDERED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN, ALL BALLOTS MUST BE RECEIVED BY THE VOTING AGENT NO LATER THAN 4:00 P.M. (NEW YORK
TIME) ON [______ __,] 2001, THE VOTING DEADLINE. ONLY THOSE BALLOTS ACTUALLY RECEIVED BY THE BALLOT AGENT BEFORE THE VOTING DEADLINE WILL BE COUNTED AS EITHER ACCEPTING OR REJECTING THE PLAN.

B.       HOLDERS OF CLAIMS ENTITLED TO VOTE

                  Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be "impaired" under a plan unless (1) the plan leaves unaltered the legal, equitable,

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and contractual rights to which such claim or interest entitles the holder thereof; or (2) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan (a) cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy), (b) reinstates the maturity of such claim or interest as it existed before the default, (c) compensates the holder of such claim or interest any damages resulting from such holder's reasonable reliance on such legal right to an accelerated payment, and
(d) does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.

                  In general, a holder of a claim or interest may vote to accept or reject a plan if (1) the claim or interest is "allowed," which means generally that it is not disputed, contingent, or unliquidated, and (2) the claim or interest is impaired by a plan. If the holder of an impaired claim or interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan and provides that the holder of such claim or interest is not entitled to vote. If the claim or interest is not impaired, the Bankruptcy Code conclusively presumes that the holder of such claim or interest has accepted the plan and provides that the holder is not entitled to vote.

                  The holder of a Claim against any member of Fruit of the Loom that is "impaired" under the Plan is entitled to vote to accept or reject the Plan if (1) the Plan provides a distribution in respect of such Claim; and
(2)(a) the Claim has been scheduled by Fruit of the Loom (and is not scheduled as disputed, contingent, or unliquidated), or (b) the holder filed a proof of Claim on or before August 15, 2000, pursuant to sections 502(a) and 1126(a) of the Bankruptcy Code and Bankruptcy Rules 3003 and 3018 and there is not, as of the Voting Deadline, an objection pending with respect to the Claim (unless and to the extent the Claim is temporarily allowed for voting purposes under Bankruptcy Rule 3018(a)). AS SET FORTH IN THE NOTICE OF CONFIRMATION HEARING AND IN THE DISCLOSURE STATEMENT APPROVAL ORDER, HOLDERS OF CLAIMS THAT ARE THE SUBJECT OF AN OBJECTION THAT HAS BEEN FILED ON OR BEFORE [_________ __, 2001] MUST FILE MOTIONS TO HAVE THEIR CLAIMS TEMPORARILY ALLOWED FOR VOTING PURPOSES ON OR BEFORE [__________ __, 2001].

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

                  Each holder of an Allowed Claim (and each holder of a Claim that has been temporarily allowed for voting purposes only under Bankruptcy Rule 3018(a)) in an impaired Class of Claims with respect to which any Distribution shall be made hereunder shall be entitled to vote separately to accept or reject the Plan as provided in the Disclosure Statement Approval Order. In accordance with section 1126(g) of the Bankruptcy Code, Classes 6, 7, and 9 are deemed to have rejected the Plan and the holders of Claims and Equity Interests in those Classes are not entitled to vote thereon. In accordance with section 1126(f) of the Bankruptcy Code, Classes 1, 10, and 11 are deemed to have accepted the Plan and the holders of Claims in those Classes are not entitled to vote on the Plan. Each of Classes 2, 3, 4A, 4B, and 5 is impaired under the Plan and the holders of Allowed Claims (and holders of Claims that have been temporarily allowed for voting purposes only under Bankruptcy Rule 3018(a)) in those Classes are entitled to vote on the Plan. Because the Class 8 Equity Interests are held by members of Fruit of the Loom who are also proponents of the Plan, Class 8 is deemed to have accepted the Plan and, accordingly, the holders of Equity Interests in this Class are not entitled to vote on the Plan.

                  Pursuant to the Filing Deadline Order, holders of Equity Interests (which interests are based exclusively on the ownership of common stock in Fruit of the Loom, or warrants, options, or rights to purchase, sell, or subscribe to a security interest in Fruit of the Loom), were excused from filing proofs of interest on or before the Filing Deadline Date; provided, however, that holders of Equity Interests who wished to assert a Claim against any member of Fruit of the Loom that arises out of or relates to the ownership or purchase of an Equity Interest, including Claims arising out of or relating to the sale, issuance or distribution of the Equity Interest, were required to file a proof of Claim on or before the Filing Deadline Date, unless another exception set forth in the Filing Deadline Order applied.

                  A vote on the Plan may be disregarded if the Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Disclosure Statement Approval Order also sets forth assumptions and procedures for tabulating Ballots that are not completed fully or correctly.

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
                  Holders of Claims in the following Classes are impaired by the Plan, and are therefore entitled to vote on the Plan:

                  Class 2:          Prepetition Secured Creditor Claims;
                  Class 3:          Other Secured Claims
                  Class 4:          Unsecured Claims; and
                  Class 5:          Trade Election Claims.

                  Holders of Claims and Equity Interests in the following Classes are impaired by the Plan and conclusively deemed to have rejected the Plan and are not entitled to vote:

                  Class 6:          Creditor Securities Fraud Claims;
                  Class 7:          Old Capital Stock; and
                  Class 9:          Other Equity Interests.

                  Holders of Claims in Classes 1, 10, and 11 are unimpaired under the Plan, and each such Class is conclusively deemed to have accepted the Plan and are not entitled to vote. The holders of Class 8 Subsidiary Equity Interests are proponents of the Plan and are deemed to have accepted the Plan.

C.       VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

                  As a condition to confirmation, the Bankruptcy Code requires that each Class of impaired Claims and Equity Interests vote to accept the Plan, except under certain circumstances. See Section XII.B, "Holders of Claims Entitled to Vote."

                  Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose, counts only those who actually vote to accept or reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in dollar amount and a majority in number actually voting cast their ballots in favor of acceptance. Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan or in determining whether the requisite majorities have voted to accept the Plan.

                  Section 1126(e) of the Bankruptcy Code provides that, in determining whether a class of claims has accepted or rejected the plan, the vote of any holder of a claim that is

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designated by the Court because the holder's acceptance or rejection of the plan was not in good faith, or was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code, shall not be counted.

D.       VOTING PROCEDURES

         1.       BALLOTS

                  All votes to accept or reject the Plan with respect to any Class of Claims must be cast by properly submitting the duly completed and executed form of Ballot designated for such Class. Holders of impaired Claims voting on the Plan should complete and sign the Ballot in accordance with the instructions thereon, being sure to check the appropriate box entitled "Accept the Plan" or "Reject the Plan."

                  ANY BALLOT RECEIVED WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR WHICH INDICATES BOTH ACCEPTANCE AND REJECTION OF THE PLAN WILL BE COUNTED AND WILL BE DEEMED TO BE CAST AS AN ACCEPTANCE OF THE PLAN.

                  ANY BALLOT RECEIVED WHICH IS NOT SIGNED OR WHICH CONTAINS INSUFFICIENT INFORMATION TO PERMIT THE IDENTIFICATION OF THE CLAIMANT OR EQUITY HOLDER WILL BE AN INVALID BALLOT AND WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING ACCEPTANCE OR REJECTION OF THE PLAN.

                  Ballots must be delivered to the Ballot Agent, at its address set forth above, and received by the Voting Deadline. THE METHOD OF SUCH DELIVERY IS AT THE ELECTION AND RISK OF THE VOTER. If such delivery is by mail, it is recommended that voters use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery.

                  In accordance with Rule 3018(c) of the Bankruptcy Rules, the Ballots are based on Official Form No. 14, but have been modified to meet the particular needs of these cases. PLEASE CAREFULLY FOLLOW THE DIRECTIONS CONTAINED ON EACH ENCLOSED BALLOT.

                  In most cases, each Ballot enclosed with this Disclosure Statement has been encoded with the amount of the Allowed Claim for voting purposes (if the Claim is a Disputed

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
Claim, this amount may not be the amount ultimately Allowed for purposes of Distribution) and the Class into which the Claim Interest has been placed under the Plan. For the convenience of the holders of Claims entitled to vote on the Plan, the Ballots are color-coded. The Ballots with respect to Claims in Class 2 are [yellow]; the Ballots with respect to Claims in Class 3 are [green]; the Ballots with respect to Claims in Class 4A are [pink]; the Ballots with respect to claims in Class 4B are [blue]; and the Ballots with respect to Claims in Class 5 are [white].

                  The Ballots sent to holders of Trade Claims in Class 4A will permit such holders to elect to elect to have their Claims treated as Trade Election Class Claims.

                  For creditors of FTL Cayman, the Ballots will combine the vote on the Plan and a vote and proxy in respect of the Scheme of Arrangement. A creditor of FTL Cayman will not be permitted to split the vote on a single Claim, but must vote to either accept or reject BOTH the Plan and the Scheme and Arrangement.

         2.       WITHDRAWAL OR CHANGE OF VOTES ON THE PLAN

                  A Ballot may be withdrawn by delivering a written notice of withdrawal to the Ballot Agent, so that the Ballot Agent receives the notice prior to the Voting Deadline. Thereafter, withdrawal may be effected only with the approval of the Court.

                  In order to be valid, a notice of withdrawal must (i) specify the name of the holder who submitted the Ballot to be withdrawn, (ii) contain a description of the Claim(s) to which it relates, and (iii) be signed by the holder in the same manner as on the Ballot. Fruit of the Loom expressly reserves the absolute right to contest the validity of any such withdrawals of votes on the Plan.

                  Any holder who has submitted to the Ballot Agent prior to the Voting Deadline a properly completed Ballot may change its vote by submitting to the Ballot Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received with respect to the same Claim, the Ballot that bears the latest date will be

                                      147
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counted for purposes of determining whether sufficient acceptances required to confirm the Plan have been received.

         3.       VOTING MULTIPLE CLAIMS

                  Separate forms of Ballots are provided for voting the various Classes of Claims. A SEPARATE Ballot must be used for each Claim. Ballot forms may be copied (in color only) if necessary. Any person who holds Claims in more than one Class or multiple Claims within a Class is required to vote separately with respect to each Claim. Please sign, and return in accordance with the instructions in this Section, a separate Ballot on the appropriate form to vote with respect to each such Claim. Only Ballots with original signatures will be accepted. Ballots with copied signatures will NOT be accepted.

                                      XIII.
                            CONFIRMATION OF THE PLAN

A.       CONFIRMATION HEARING

                  The Bankruptcy Code requires the Court, after notice, to hold a confirmation hearing with respect to the Plan. At the Confirmation Hearing, the Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code described below are met.

                  The Confirmation Hearing has been scheduled to begin on [___________ __, 2001], at [__:_] .m. (New York time) before the Honorable Peter
J. Walsh, Chief United States Bankruptcy Judge, United States Bankruptcy Court for the District of Delaware, 824 Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing.

B.       DEADLINE TO OBJECT TO CONFIRMATION

                  Any objection to the confirmation of the Plan must be made in writing and specify in detail (i) the name and address of the objector, (ii) all grounds for the objection and (iii) the amount of the Claim or number and class of shares of stock of Fruit of the Loom held by the objector. Any such objection must be filed with the Court, with a copy to Judge Walsh's chambers, and served so that it is received by the Court,


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chambers, and the following parties on or before [________ __,] 2001 at 4:00
p.m. (New York time): (i) counsel to Fruit of the Loom, (a) Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005-1413,
Attn: Luc A. Despins, Esq. and (b) Saul Ewing LLP, 222 Delaware Avenue, Suite 1200, Wilmington, Delaware 19801, Attn: Norman L. Pernick, Esq.; (ii) counsel to the Creditors' Committee, (a) Otterbourg Steindler Houston & Rosen PC, 230 Park Avenue, 29th Floor, New York, New York 10169, Attn: Scott L. Hazan, Esq., and
(b) Pepper & Hamilton, 1201 Market Street, Suite 1600, P.O. Box 1709, Wilmington, Delaware 19899, Attn: David Stratton, Esq.; (iii) Office of the United States Trustee, 601 Walnut Street, Suite 950 West, Philadelphia, Pennsylvania 19106, Attn: Joseph McMahon, Esq.; and (iv) Counsel to the Prepetition Secured Creditors (a) Sidley & Austin, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, 60603, Attn: Bryan Krakauer; (b) Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601, Attn: Thomas F. Blakemore, Esq., (c) Akin, Gump, Strauss, Hauer & Feld, LLP, 590 Madison Avenue, 20th Floor, New York, New York 10022, Attn: Fred Hodara, Esq., (d) Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street New York, New York 10019, Attn:
Richard D. Feintuch, Esq., and (e) Moore & Van Allen, PLLC, 100 North Tryon Street, Floor 47, Charlotte, North Carolina 28202-4003, Attn: David S. Walls, Esq.

C.       REQUIREMENTS FOR CONFIRMATION OF THE PLAN

                  Among the requirements for confirmation of the Plan are that the Plan (i) is accepted by all impaired Classes of Claims and Equity Interests or, if rejected by an impaired Class, that the Plan "does not discriminate unfairly" and is "fair and equitable" as to such Class, (ii) is feasible, and
(iii) is in the "best interests" of creditors and stockholders that are impaired under the Plan.

         1.       REQUIREMENTS OF SECTION 1129(a) OF THE BANKRUPTCY CODE

                  The following requirements must be satisfied pursuant to
section 1129(a) of the Bankruptcy Code before the Court may confirm a reorganization plan:

                  (1) The plan complies with the applicable provisions of the Bankruptcy Code.

                  (2) The proponent of a plan complies with the applicable provisions of [the Bankruptcy Code.]

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                  (3)      The plan has been proposed in good faith and not by
                           any means forbidden by law.

                  (4) Any payment made or to be made by the proponent, by the debtor, or by a person issuing securities or acquiring property under a plan, for services or for costs and expenses in or in connection with the case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the court as reasonable.

                        (5)(A)      (i)     The proponent of a plan has
                                            disclosed the identity and
                                            affiliations of any individual
                                            proposed to serve, after
                                            confirmation of the plan, as a
                                            director, officer or voting trustee
                                            of the debtor, an affiliate of the
                                            debtor participating in a joint plan
                                            with the debtor, or a successor to
                                            the debtor under the plan; and

                                    (ii)    the appointment to, or continuance
                                            in, such office of such individual,
                                            is consistent with the interests of
                                            creditors and equity security
                                            holders and with public policy; and

                           (B) The proponent of the plan has disclosed the identity of any insider (as defined in section 101 of the Bankruptcy Code) that will be employed or retained by the reorganized debtor, and the nature of any compensation for such insider.

                  (6) Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor has approved any rate change provided for in the plan, or such rate change is expressly conditioned on such approval.

                  (7) With respect to each impaired class of claims or interests --

                           (A)    each holder of a claim or interest of
                                  such class --

                                  (i) has accepted the plan; or

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

                                    (ii)    will receive or retain under the
                                            plan on account of such claim or
                                            interest property of a value, as of
                                            the effective date of the plan, that
                                            is not less than the amount that
                                            such holder would so receive or
                                            retain if the debtor were liquidated
                                            under Chapter 7 of [the Bankruptcy
                                            Code] on such date (See Section
                                            IX.C.5. "Requirements of Section
                                            1129(b) of the Bankruptcy Code")];
                                            or

                           (B) if section 1111(b)(2) of [the Bankruptcy Code] applies to the claims of such class [due to its election to retain a lien], each holder of a claim of such class will receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less the value of such holder's interest in the estate's interest in the property that secures such claims.

                  (8)      With respect to each class of claims or interests --

                                    (A)     such class has accepted the plan; or
                                    (B)     such class is not impaired under the
                                            plan [(subject to the "cramdown"
                                            provisions discussed below, see
                                            Section IX.C.5, "Requirements of
                                            Section 1129(b) of the Bankruptcy
                                            Code")].

                  (9) Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that --

                           (A) with respect to [an administrative claim and certain claims arising in an involuntary case], on the effective date of the plan, the holder of the claim will receive on account of such claim cash equal to the allowed amount of such claim;

                           (B) with respect to a class of [priority wage, employee benefit, consumer deposit and certain other claims described] in sections 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6)
                                    or 507(a)(7) of [the Bankruptcy Code], each

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

                                    holder of a claim of such class will receive
                                    --

                                    (i)     if such class has accepted the plan,
                                            deferred cash payments of a value,
                                            as of the effective date of the
                                            plan, equal to the allowed amount of
                                            such claim; or

                                    (ii)    if such class has not accepted the
                                            plan, cash on the effective date of
                                            the plan equal to the allowed amount
                                            of such claim; and

                           (C) with respect to a [priority tax] claim of a kind specified in section 507(a)(8) of [the Bankruptcy Code], the holder of such claim will receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

                  (10) If a class of claims is impaired under the plan, at least one class of claims that is impaired under the plan has accepted the plan, determined without including any acceptance of the plan by any insider.

                  (11) Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

                  (12) All fees payable under [28 U.S.C. Section 1930], as determined by the court at the hearing on confirmation of the plan, have been paid or the plan provides for the payment of all such fees on the effective date of the plan.

                  (13) The plan provides for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of [the Bankruptcy Code], at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114 of [the Bankruptcy Code], at

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
                           any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.

                  Fruit of the Loom believes that the Plan meets all the applicable requirements of section 1129(a) of the Bankruptcy Code other than those pertaining to voting (which has not yet taken place).

         2.       ACCEPTANCE BY IMPAIRED CLASSES

                  Classes 2, 3, 4A, 4B, and 5 of the Plan are impaired under the Plan and entitled to vote to accept or reject the Plan. Classes 1, 8, 10, and 11 are conclusively deemed to have voted to accept the Plan. Classes 6, 7 and 9 are conclusively deemed to have voted to reject the Plan. Because of the deemed rejection of the plan by Classes 6, 7 and 9, whether or not any Class of Claims votes to reject the Plan, Fruit of the Loom intends to seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code, see
Section XIII.C.5, "Requirements of Section 1129(b) of the Bankruptcy Code."

         3.       BEST INTERESTS OF CREDITORS

                  Section 1129(a)(7) of the Bankruptcy Code requires that any holder of an impaired claim or interest voting against a proposed plan of reorganization must be provided in the plan with a value, as of the effective date of the plan, at least equal to the value that the holder would receive if the debtor's operations were terminated and its assets liquidated under chapter 7 of the Bankruptcy Code. To determine what the holders of claims and interests in each impaired Class would receive if Fruit of the Loom were liquidated, the Court must determine the dollar amount that would be generated from a liquidation of Fruit of the Loom's assets in the context of a hypothetical liquidation. Such a determination must take into account the fact that Secured Claims, and any administrative priority Claims resulting from the original chapter 11 cases and from the chapter 7 cases, would have to be paid in full from the liquidation proceeds before the balance of those proceeds were made available to pay unsecured creditors and make Distributions to holders of Equity Interests.

                  Set forth in Exhibit C hereto, Fruit of the Loom and Lazard have developed an analysis that assumes that the

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
Reorganization Cases are converted to Chapter 7 cases and Fruit of the Loom's assets are liquidated under the direction of a court-appointed trustee. THE LIQUIDATION VALUATIONS HAVE BEEN PREPARED SOLELY FOR USE IN THIS DISCLOSURE STATEMENT AND DO NOT REPRESENT VALUES THAT ARE APPROPRIATE FOR ANY OTHER PURPOSE. NOTHING CONTAINED IN THIS ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION BY OR ADMISSION OF FRUIT OF THE LOOM FOR ANY PURPOSE. The assumptions used in developing this analysis are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of Fruit of the Loom or a chapter 7 trustee. Accordingly, there can be no assurances that the values assumed in the liquidation analysis would be realized if Fruit of the Loom were actually liquidated. In addition, any liquidation would take place under future circumstances that cannot presently be predicted. A description of the procedures followed and the assumptions and qualifications made by Fruit of the Loom in connection with the liquidation analysis are set forth in the notes thereto.

                  To determine if a plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the hypothetical liquidation of the assets (after subtracting the amount attributable to secured claims and administrative costs of the bankruptcy case) must be compared with the present value of the consideration offered to such classes under the Plan. See Exhibit D and subsection 6 below, setting forth the Liquidation Analysis, for a further discussion of the effects of a hypothetical liquidation on the recoveries to holders of Allowed Claims.

                  After consideration of the effect that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to Fruit of the Loom's creditors and equity interest holders, including (a) increased cost and expenses of liquidation under chapter 7 arising from fees payable to the chapter 7 trustee and the attorneys and other professional advisors to such trustee, (b) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation, and from the rejection of unexpired leases and executory contracts in connection with the cessation of the operations of Fruit of the Loom, (c) the erosion of the value of Fruit of the Loom's assets in the context of an expedited liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, (d) the adverse effects on the salability of portions of the business that could

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
result from the possible departure of key employees and the loss of customers and vendors, (e) the cost and expense attributable to the time value of money resulting from what is likely to be a more protracted proceeding, and (f) the application of the rule of absolute priority to distributions in a Chapter 7 liquidation, Fruit of the Loom has determined that confirmation of the Plan will provide each holder of a Claim in an impaired Class entitled to vote with a greater recovery than such holder would have received under a chapter 7 liquidation of Fruit of the Loom.

         4.       FEASIBILITY

                  Fruit of the Loom believes that Reorganized Fruit of the Loom will be able to perform its obligations under the Plan and continue to operate its business without further financial reorganization or liquidation. In connection with confirmation of the Plan, the Court will have to determine that the Plan is feasible pursuant to section 1129(a)(11) of the Bankruptcy Code, which requires that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of Reorganized Fruit of the Loom.

                  To support its belief in the Plan's feasibility, Fruit of the Loom, with the assistance of Lazard, has prepared the Projections for Reorganized Fruit of the Loom for fiscal years 2001 through 2003, as set forth in Exhibit B attached to this Disclosure Statement.

                  THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY FRUIT OF THE LOOM'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH HAVE NOT BEEN ACHIEVED TO DATE AND MAY NOT BE ACHIEVED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY FRUIT OF THE LOOM, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

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
         5.       REQUIREMENTS OF SECTION 1129(b) OF THE BANKRUPTCY CODE

                  The Bankruptcy Code permits confirmation of a plan even if it is not accepted by all impaired classes, as long as (a) the plan otherwise satisfies the requirements for confirmation, (b) at least one impaired class of claims has accepted it without taking into consideration the votes of any insiders in such class, and (c) the plan is "fair and equitable" and does not "discriminate unfairly" as to any impaired class that has not accepted the plan. These so-called "cramdown" provisions are set forth in section 1129(b) of the Bankruptcy Code.

                           a.       Fair and Equitable.

                  The Bankruptcy Code establishes different "cramdown" tests for determining whether a plan is "fair and equitable" to dissenting impaired classes of secured creditors, unsecured creditors, and equity interest holders as follows:

                           (i) Secured Creditors. A plan is fair and equitable
to a class of secured claims that rejects the plan if the plan provides: (a) that each of the holders of the secured claims included in the rejecting class
(i) retains the liens securing its claim to the extent of the allowed amount of such claim, whether the property subject to those liens is retained by the debtor or transferred to another entity, and (ii) receives on account of its secured claim deferred cash payments having a present value, as of the effective date of the plan, of at least equal to such holder's interest in the estate's interest in such property; (b) that each of the holders of the secured claims included in the rejecting class realizes the "indubitable equivalent" of its allowed secured claim; or (c) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of such liens with such liens to attach to the proceeds of the sale, and the treatment of such liens on proceeds in accordance with clause (a) or (b) of this paragraph.

                           (ii) Unsecured Creditors. A plan is fair and
equitable as to a class of unsecured claims that rejects the plan if the plan provides that: (a) each holder of a claim included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan,

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
equal to the amount of its allowed claim; or (b) the holders of claims and interests that are junior to the claims of the rejecting class will not receive or retain any property under the plan.

                           (iii) Holders of Equity Interests. A plan is fair and
equitable as to a class of equity interests that rejects the plan if the plan provides that: (a) each holder of an equity interest included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of (i) any fixed liquidation preference to which such holder is entitled, (ii) the fixed redemption price to which such holder is entitled, or (iii) the value of the interest; or (b) the holder of any interest that is junior to the interests of the rejecting class will not receive or retain any property under the plan.

                  Fruit of the Loom believes that the Plan and the treatment of all Classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan.

                  b.       Unfair Discrimination.

                  A plan of reorganization does not "discriminate unfairly" if a dissenting class is treated substantially equally with respect to other classes similarly situated and no class receives more than it is legally entitled to receive for its claims or equity interests. Fruit of the Loom does not believe that the Plan discriminates unfairly against any impaired Class of Claims or Equity Interests.

                  CERTAIN CLASSES (CLASSES 6, 7 AND 9) WILL BE DEEMED TO HAVE REJECTED THE PLAN. THEREFORE, THE COURT WILL HAVE TO DETERMINE AT THE CONFIRMATION HEARING WHETHER THE PLAN IS FAIR AND EQUITABLE WITH RESPECT TO, AND DOES NOT DISCRIMINATE UNFAIRLY AGAINST, THOSE CLASSES. IN ADDITION, FRUIT OF THE LOOM MAY SEEK CONFIRMATION OF THE PLAN UNDER THE FOREGOING CRAMDOWN PROVISIONS IN THE EVENT THAT ANY IMPAIRED CLASS OF CLAIMS VOTES TO REJECT THE PLAN.

         6.       VALUATION

                  A VALUATION ANALYSIS, TOGETHER WITH A DESCRIPTION OF


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METHODOLOGY AND ASSUMPTIONS, IS ATTACHED AS EXHIBIT D. The summary attached as
Exhibit D does not purport to be a complete description of the analysis performed by Fruit of the Loom or Lazard. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. In performing its analysis, Fruit of the Loom and Lazard made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Fruit of the Loom and Lazard was not necessarily indicative of actual values or future results, which may be significantly more or less favorable suggested by such analyses.

                  THE VALUATIONS REPRESENT ESTIMATED GOING-CONCERN VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUES ASCRIBED IN THE ANALYSIS DO NOT PURPORT TO BE ESTIMATES OF THE POST-REORGANIZATION MARKET TRADING VALUES. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE ASSOCIATED WITH THE VALUATION ANALYSIS.

                  The valuation information contained in this Disclosure Statement and the Exhibits hereto is not a prediction or guarantee of the future value of Reorganized Fruit of the Loom or the market price of the New Common Stock; such value and price is subject to many unforeseeable circumstances and, therefore, cannot be accurately predicted. In addition, the actual amounts of Allowed Claims could materially exceed the amounts estimated by Fruit of the Loom. Accordingly, no representation can be or is being made with respect to whether any percentage recoveries estimated in this Disclosure Statement will actually be realized by the holders of Claims receiving Distributions under the Plan.

                  THERE CAN BE NO ASSURANCE THAT THE NEW COMMON STOCK WILL TRADE AT THE ESTIMATED EQUITY VALUE PER SHARE OR WHAT THE TRADING VOLATILITY OF THE NEW COMMON STOCK WILL BE.

                                      XIV.
                          ALTERNATIVES TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

                  Fruit of the Loom believes that the Plan affords

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holders of Claims the greatest opportunity for realization on Fruit of the
Loom's assets and, therefore, is in the best interests of such holders. If the Plan is not confirmed, however, the theoretical alternatives include: (a) liquidation of Fruit of the Loom under chapter 7 of the Bankruptcy Code or (b) alternative plans of reorganization or liquidation under Chapter 11 of the Bankruptcy Code.

A.       LIQUIDATION UNDER CHAPTER 7

                  If no plan is confirmed, the Reorganization Cases may be converted to cases under chapter 7 of the Bankruptcy Code. Upon conversion to chapter 7, a trustee or trustees will be elected or appointed to liquidate the assets of Fruit of the Loom. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against Fruit of the Loom.

                  Fruit of the Loom believes that in liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustee(s) would cause a substantial diminution in the value of the Estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, that would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of Fruit of the Loom's operations and the failure to realize the greater going concern value of Fruit of the Loom's assets.

                  Fruit of the Loom's liquidation analysis, prepared with the assistance of Lazard, is premised on a hypothetical liquidation in a Chapter 7 case and is attached as Exhibit C to this Disclosure Statement. In the analysis, Fruit of the Loom has taken into account the nature, status, and underlying value of its assets, the ultimate realizable value of its assets, and the extent to which such assets are subject to liens and security interests.

                  Fruit of the Loom believes that a liquidation of Fruit of the Loom's assets would produce significantly less value for distribution to creditors than that recoverable under the Plan. In the opinion of Fruit of the Loom, the recoveries projected to

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be available in liquidation are not likely to afford holders of Allowed Claims and Equity Interests as great a realization potential as does the Plan.

B.       ALTERNATIVE PLAN OF REORGANIZATION OR LIQUIDATION

                  If the Plan is not confirmed, Fruit of the Loom or (if the Court were not to grant further extensions of Fruit of the Loom's exclusive periods in which to file and solicit a plan of reorganization) any other party in interest in the cases could propose a different plan or plans. Such plans might involve either a reorganization and continuation of Fruit of the Loom's businesses, or an orderly liquidation of its assets, or a combination of both.

                  Fruit of the Loom may be liquidated pursuant to the provisions of a chapter 11 liquidating plan. In liquidations under chapter 11, Fruit of the Loom's assets could be sold in an orderly fashion over a more extended period of time than in liquidations under chapter 7. Thus, chapter 11 liquidations might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and high administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially. Fruit of the Loom believes that a Chapter 11 liquidation would not produce Distributions as favorable as those under the Plan.

                                       XV.
                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

                  The following is a general summary of certain significant federal income tax consequences of the Plan for Fruit of the Loom, its creditors, and Fruit of the Loom's stockholders to assist them in evaluating the effect U.S. federal income taxes may have on them and the financial condition of Reorganized Fruit of the Loom if the Plan is consummated. This summary does not discuss all aspects of federal income taxation that may be relevant to Fruit of the Loom, to a particular creditor, or to a particular stockholder in light of its investment circumstances, or to creditors or shareholders subject to special treatment under the federal

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income tax laws, such as tax-exempt entities, foreign corporations or individuals who are not citizens or residents of the United States. Except as expressly stated below, this discussion does not address any state, local or foreign tax matters. All references to taxes are solely to United States Federal income taxes.

                  This discussion is based upon information received from various sources and has not been audited or verified; any material inaccuracies in the information may affect the matters and the stated conclusions regarding the tax consequences of the Plan. The discussion is based on the provisions of the Internal Revenue Code of 1986 (as amended, the "Tax Code"), proposed, temporary and final Treasury Regulations, public and private Internal Revenue Service (the "IRS") rulings and pronouncements and relevant judicial decisions, all of which are subject to change, possibly with retroactive effect. Moreover, the tax consequences of certain aspects of the Plan are uncertain because of the lack of applicable legal precedent.

                  Because of the complexity of the transactions contemplated by the Plan, the differences in the nature of the claims of the various creditors, their taxpayer status and methods of accounting and prior actions taken by creditors with respect to their claims, the described tax consequences are subject to significant uncertainties and variations in their application. Fruit of the Loom has not received an opinion of counsel or a ruling from the IRS as to the consequences of the Plan and does not intend to seek a ruling from the IRS or opinion of counsel with respect thereto. There can be no assurance the treatment discussed below will be accepted by the IRS.

                  HOLDERS OF CLAIMS AND HOLDERS OF EQUITY INTERESTS ARE ADVISED TO CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES TO THEM, INCLUDING FOREIGN, STATE AND LOCAL TAXES.

A.       CONSEQUENCES TO REORGANIZED FRUIT OF THE LOOM

         1.       CANCELLATION OF INDEBTEDNESS INCOME

                  Upon implementation of the Plan, the amount of Fruit of the Loom's aggregate outstanding indebtedness will be substantially reduced. Fruit of the Loom will realize cancellation of indebtedness income ("CODI") to the extent that

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the indebtedness discharged exceeds any consideration given in exchange therefor. Because Fruit of the Loom are debtors in a bankruptcy case at the time they realize CODI, they will not be required to include such CODI in their gross income, but instead the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes (such as NOL carryforwards and current year NOLs, tax credits, and tax basis in assets) by the amount of any CODI. As a result of the discharge of Claims pursuant to the Plan, Fruit of the Loom will suffer CODI and attribute reduction, except to the extent that one or more statutory exceptions to CODI and attribute reduction apply (such as where the payment of the cancelled debt would have given rise to a tax deduction). We cannot now determine the amount of the reduction of the tax attributes of Reorganized Fruit that will be caused by CODI.

         2.       NOL LIMITATIONS

         Following the implementation of the Plan, any consolidated NOL carryforwards and certain other tax attributes of Fruit of the Loom allocable to periods ending on or prior to the Effective Date will be subject to the limitations imposed by section 382 of the Tax Code. Under Tax Code section 382, if a corporation undergoes an "ownership change," the amount of its pre-change losses (possibly including certain "built-in" losses) that may be utilized to offset future taxable income is, in general, subject to an annual limitation. The issuance of the New Common Stock pursuant to the Plan will cause an ownership change of Fruit of the Loom. The amount of the annual limitation to which Reorganized Fruit of the Loom would be subject generally (assuming Fruit of the Loom makes a proper election under Tax Code regulation section 1.382-9(i)) should be equal to the product of (i) the lesser of the value of the equity of Reorganized Fruit of the Loom immediately after the ownership change or the value of Reorganized Fruit of the Loom's consolidated gross assets immediately before such change (with certain adjustments) and (ii) the "long-term tax exempt rate" in effect for the month in which the ownership change occurs. However, if Reorganized Fruit of the Loom does not continue its historic business or use a significant portion of its business assets in a new business for two years after the ownership change, the annual limitation will be zero.

         3.       ALTERNATIVE MINIMUM TAX

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                  A corporation may incur alternative minimum tax liability even where NOL carryovers and other tax attributes are sufficient to eliminate its taxable income as computed under the regular corporate income tax. It is possible that Reorganized Fruit of the Loom will be liable for the alternative minimum tax.

B.       CONSEQUENCES TO HOLDERS OF CLAIMS

         1.       REALIZATION OF GAIN, LOSS, ETC.

                  A holder of an Allowed Claim may realize income, gain, loss or deduction as a result of the Plan, which income, gain, loss or deduction may or may not be recognized, depending on the circumstances giving rise to the Allowed Claim, the type of consideration received under the Plan, and such holder's federal income tax accounting method.

         2.       INFORMATION REPORTING AND BACKUP WITHHOLDING

                  Certain payments, including the payments with respect to Claims pursuant to the Plan, are generally subject to information reporting by the payor (Fruit of the Loom) to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the Tax Code's backup withholding rules, a holder of a Claim may be subject to backup withholding at a rate of 31% with respect to distributions or payments made pursuant to the Plan, unless the holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct U.S. taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.

         Holders of Claims that are Non-U.S. Persons, as defined in the Tax Code, that receive payments or distributions under the Plan from Fruit of the Loom will not be subject to backup withholding, provided that the holders furnish certification of their status as Non-U.S. Persons or are otherwise exempt from backup withholding. Generally, such certification is provided on IRS Form W-8BEN.

         Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder's U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

                          CONCLUSION AND RECOMMENDATION

                  Fruit of the Loom believes that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims. Any alternative to confirmation of the Plan, such as liquidation or attempts to confirm another plan of reorganization, would involve significant delays, uncertainty, and substantial additional administrative costs. Moreover, as described above, Fruit of the Loom believes that its creditors will receive greater and earlier recoveries under the Plan than those that could be achieved in a liquidation. FOR THESE REASONS, FRUIT OF THE LOOM URGES ALL HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE PLAN TO RETURN THEIR BALLOTS ACCEPTING THE PLAN.

Dated:   Wilmington, Delaware
         March 15, 2001

                                          FRUIT OF THE LOOM, LTD.



                                          By: /s/ John J. Ray III
                                             ----------------------------
                                          Name:  John J. Ray III
                                          Title: Chief Administrative Officer,
                                                 General Counsel & Secretary

                                          FRUIT OF THE LOOM, INC., A
                                          DELAWARE CORPORATION

                                          By: /s/ John J. Ray III
                                             ----------------------------
                                          Name:  John J. Ray III
                                          Title: Chief Administrative Officer,
                                                 General Counsel & Secretary

                                          NWI LAND MANAGEMENT CORP.


                                          By: /s/ John J. Ray III
                                             ----------------------------
                                          Name:  John J. Ray III
                                          Title: Vice President

                                          UNION UNDERWEAR COMPANY, INC.

                                          By: /s/ John J. Ray III
                                             ----------------------------
                                          Name:  John J. Ray III
                                          Title: Vice President

                                          ALICEVILLE COTTON MILL INC.


                                          By: /s/ John J. Ray III
                                             ----------------------------
                                          Name:  John J. Ray III
                                          Title: Vice President

                                          FRUIT OF THE LOOM ARKANSAS, INC.

                                          By: /s/ John J. Ray III
                                             ----------------------------
                                          Name:  John J. Ray III
                                          Title: Vice President

                                          THE B.V.D. LICENSING CORP.

                                          By: /s/ John J. Ray III
                                             ----------------------------
                                          Name:  John J. Ray III
                                          Title: Vice President

                                           FOL CARIBBEAN CORP.



                                          By: /s/ John J. Ray III
                                             ----------------------------
                                          Name:  John J. Ray III
                                          Title: Vice President

                                          FAYETTE COTTON MILL, INC.



                                          By: /s/ John J. Ray III
                                             ----------------------------
                                          Name:  John J. Ray III
                                          Title: Vice President

                                           FRUIT OF THE LOOM TEXAS, INC.


                                          By: /s/ John J. Ray III
                                             ----------------------------
                                          Name:  John J. Ray III
                                          Title: Vice President

                                          FRUIT OF THE LOOM CARIBBEAN, INC.



                                          By: /s/ John J. Ray III
                                             ----------------------------
                                          Name:  John J. Ray III
                                          Title: Vice President

                                          FTL SALES COMPANY, INC.


                                          By: /s/ John J. Ray III
                                             ----------------------------
                                          Name:  John J. Ray III
                                          Title: Vice President

                                          UNION YARN MILLS, INC.

                                          By: /s/ John J. Ray III
                                             ----------------------------
                                          Name:  John J. Ray III
                                          Title: Vice President

                                          GREENVILLE MANUFACTURING, INC.


                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                          WINFIELD COTTON MILL, INC.


                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                          MARTIN MILLS, INC.


                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                          LEESBURG KNITTING MILLS, INC.


                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                          SALEM SPORTSWEAR CORPORATION


                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                          RABUN APPAREL, INC.


                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                          WHITMIRE MANUFACTURING, INC.

                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                          PRO PLAYER, INC.

                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                          GITANO FASHIONS LTD.


                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                          FOL R&D, INC., F/K/A
                                          JET SEW TECHNOLOGIES, INC.

                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President


                                          UNION SALES, INC.



                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                          ARTEX MANUFACTURING CO., INC.

                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                          FTL INVESTMENTS, INC.


                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                          FTL REGIONAL SALES CO., INC.
                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                          LEESBURG YARN MILL, INC.



                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President


                                          SALEM SPORTSWEAR, INC.



                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                          FRUIT OF THE LOOM TRADING CO.


                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                          DEKALB KNITTING CORP.

                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                          FTL SYSTEMS, INC.



                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                          SHERMAN WAREHOUSE CORP.


                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President


                                          FRUIT OF THE LOOM, INC., A NEW
                                          YORK CORPORATION

                                          By:/s/ John J. Ray III
                                             ----------------------------
                                          Name:John J. Ray III
                                          Title:Vice President

                                    EXHIBIT B

                                   PROJECTIONS

I.       PRO FORMA CONSOLIDATED BALANCE SHEET

                  The following pro forma consolidated balance sheet of Fruit of the Loom as of June 30, 2001 has been adjusted to give effect to the Restructuring as if it had occurred on such date (the "Pro Forma Consolidated Balance Sheet"). The Pro Forma Consolidated Balance Sheet makes certain reorganization assumptions and assumes the adoption of "fresh start" reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." The fresh start adjustments are preliminary and the amounts reflected in the Pro Forma Consolidated Balance Sheet may differ from the amounts ultimately determined. The fresh start accounting treatment is adopted because holders of existing voting shares of Fruit of the Loom Common Stock immediately before filing and confirmation of the Plan will receive less than 50% of the voting shares of reorganized Fruit, thereby resulting in a new control group, and the reorganization value of Reorganized Fruit is less than Fruit of the Loom's aggregate pre-petition liabilities and allowed claims.

                  The Pro Forma Consolidated Balance Sheet is based on currently available information and on certain assumptions that management of Fruit of the Loom believes are reasonable under the circumstances. The Pro Forma Consolidated Balance Sheet and accompanying notes should be read in conjunction with Fruit of the Loom's audited consolidated financial statements attached as Appendix 1 to the Disclosure Statement. The Pro Forma Consolidated Balance Sheet does not purport to be indicative of the results that actually would have been obtained had the restructuring been completed as of the date and for the period presented or that may be obtained in the future.

                  The Pro Forma Consolidated Balance Sheet was prepared to give effect to the Plan as if it became effective on June 30, 2001 and includes (a) the new Exit Facility, (b) the exchange of approximately $1.2 billion in principal amount of prepetition secured indebtedness for $275 million in New Notes and New Common Stock, (c) the exchange of approximately $500 million in principal amount of prepetition unsecured indebtedness for New Common Stock, (d) the continuation of adequate protection payments to prepetition secured lenders through the assumed

Effective Date, (e) the write-off of existing deferred financing costs, (f) the write-off of goodwill, (g) the write-off of a portion of the deferred tax benefit, (h) the write-down of certain other non-current assets, (i) the payment of fees and other Administrative Claims related to the Plan, (j) the write-up of inventory to reflect fresh start accounting, and (k) the write-down of all non-current assets to reflect Reorganized Fruit of the Loom's reorganization value.

                  The amount of shareholders' equity in the Pro Forma Consolidated Balance Sheet is not an estimate of the trading value of the New Common Stock after confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonably estimated at this time. Fruit of the Loom does not make any representation as to the trading value of shares of New Common Stock to be issued pursuant to the Plan.

                  THE PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF REORGANIZED FRUIT OF THE LOOM, THE FAIR VALUE OF ITS ASSETS AND ITS ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. REORGANIZED FRUIT OF THE LOOM WILL BE REQUIRED TO MAKE SUCH ESTIMATIONS AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES.

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES
                      PROJECTED CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2001
                            (IN MILLIONS OF DOLLARS)



                                                                                             ADJUSTMENTS TO RECORD
                                                                                               PLAN CONFIRMATION
                                                                          PROJECTED        -------------------------
                                                                       PRECONFIRMATION        DEBT       FRESH START    REORGANIZED
                           ASSETS                                       BALANCE SHEET       DISCHARGE      AND OTHER   BALANCE SHEET
                                                                      -----------------    -----------   -----------   -------------
 Current Assets
       Cash and cash equivalents                                           $ 30.0               $--             $--           $ 30.0
       Notes and accounts receivable - net                                  221.6                --              --            221.6
       Inventories                                                          589.8                --            35.0            624.8
       Other                                                                 16.0                --              --             16.0
                                                                          -------           -------         -------          -------
             Total current assets                                           857.4                --            35.0            892.4
                                                                          -------           -------         -------          -------
 Property, Plant and Equipment - Net                                        280.5                --          (141.6)           138.9
                                                                          -------           -------         -------          -------
 Other Assets
       Goodwill - net                                                       594.2                --          (594.2)              --
       Trademark                                                               --                --            74.3             74.3
       Deferred debt fees                                                    10.8               5.0              --             15.8
       Other                                                                 60.7                --           (23.3)            37.4
                                                                          -------           -------         -------          -------
             Total other assets                                             665.7               5.0          (543.2)           127.5
                                                                          -------           -------         -------          -------
                                                                        $ 1,803.6             $ 5.0        $ (649.8)       $ 1,158.8
                                                                         ========            ======         ========        ========
                            LIABILITIES & STOCKHOLDERS' DEFICIT
 Current Liabilities
       Current maturities of long-term debt                               $ 646.4            (639.3)            $--            $ 7.1
       DIP Facility                                                         181.0            (181.0)             --               --
       Trade accounts payable                                                43.0                --              --             43.0
       Net liabilities of discontinued operations                             5.1              (5.1)             --               --
       Other payables and accruals                                          206.1            (125.3)             --             80.8
                                                                          -------           -------         -------          -------
           Total current liabilities                                      1,081.6            (950.7)             --            130.9
                                                                          -------           -------         -------          -------
 Noncurrent Liabilities
       Long-term debt                                                       411.1            (379.4)             --             31.7
       New revolver                                                             -             124.5              --            124.5
       New bank term loan                                                       -              93.7              --             93.7
       New long-term debt                                                       -             275.0              --            275.0
       Net liabilities of discontinued operations                            11.9             (11.9)             --               --
       Other liabilities                                                     11.6             (11.6)             --               --
                                                                          -------           -------         -------          -------
           Total noncurrent liabilities                                     434.6              90.3              --            524.9
                                                                          -------           -------         -------          -------
 Liabilities subject to compromise                                          524.2            (524.2)             --               --
                                                                          -------           -------         -------          -------
 Minority Interest (Preferred Stock)                                         71.7             (71.7)             --               --
                                                                          -------           -------         -------          -------
 Common Equity (Deficit)
       Ordinary shares and capital in excess of par value
           Old                                                              257.5            (257.5)             --               --
           New                                                                 --             762.3          (259.3)           503.0
       Retained earnings (deficit)                                         (496.1)            886.6          (390.5)              --
       Accumulated other comprehensive income                               (69.9)             69.9              --               --
                                                                          -------           -------         -------          -------
           Total common equity (deficit)                                   (308.5)          1,461.3          (649.8)           503.0
                                                                          -------           -------         -------          -------
                                                                        $ 1,803.6             $ 5.0        $ (649.8)       $ 1,158.8
                                                                          =======           =======         =======         ========

II.      FINANCIAL PROJECTIONS


         The Bankruptcy Code requires as one of the conditions to confirmation of a plan of reorganization that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. For the purposes of determining whether the Plan meets this feasibility standard, and to assist the holders of Claims and Equity Interests in determining whether to vote to accept or reject the Plan, Fruit of the Loom's management has analyzed the ability of the Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business pursuant to their current business plan.

         Set forth below are certain financial projections for Reorganized Fruit of the Loom. The projections should be read in conjunction with the assumptions and qualifications to the tables contained herein, the risk factors described in
Section X of the Disclosure Statement, and the historical consolidated financial information for the fiscal years ended January 1, 2000 and December 30, 2000. The following projections were prepared in good faith based on assumptions believed to be reasonable and applied in a manner consistent with past practice.

         THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS' INDEPENDENT ACCOUNTANTS, ERNST & YOUNG LLP, HAVE NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAVE NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

         THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR FINANCIAL PROJECTIONS. ACCORDINGLY, THE DEBTORS DO NOT INTEND, AND DISCLAIM ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW NOTES, NEW COMMON STOCK OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE. THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT AND THE

EXHIBITS THERETO HAVE BEEN PREPARED EXCLUSIVELY BY FRUIT OF THE LOOM'S MANAGEMENT WITH THE ASSISTANCE OF LAZARD. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND FRUIT OF THE LOOM'S CONTROL. FRUIT OF THE LOOM CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR AS TO REORGANIZED FRUIT OF THE LOOM'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES
                 Projected Consolidated Statement of Operations
                            (In millions of dollars)

                                                                                                         REORGANIZED
                                                                                        ------------------------------------------
                                                                                 SIX MONTHS ENDED
                                                                             -----------------------
                                                                  FISCAL     JUNE 30,   DECEMBER 29,  FISCAL     FISCAL  FISCAL
                                                                   2000        2001         2001       2001       2002    2003
                                                                 -----------------------------------------------------------------
 Net sales                                                       $ 1,549.8    $ 718.3     $ 654.3     $1,372.6  $1,458.8  $1,512.5
 Cost of sales                                                     1,301.3      567.4       518.8      1,086.2   1,073.3   1,098.8
                                                                  --------   --------     -------     --------  --------  --------
           Gross earnings                                            248.5      150.9       135.5        286.4     385.5     413.7
 Selling, general and administrative expenses                        268.1      108.0       102.0        210.0     210.3     214.9
 Goodwill / trademark amortization                                    24.6       12.3         7.4         19.7      14.9      14.9
                                                                  --------   --------     -------     --------  --------  --------
           Operating earnings (loss)                                 (44.2)      30.6        26.1         56.7     160.3     183.9
 Interest expense                                                   (124.3)     (65.0)      (25.5)       (90.5)    (47.2)    (43.6)
 Other expense  - net                                                 (0.9)      (5.3)      (11.4        (16.7)     (5.8)     (2.4)
                                                                  --------   --------     -------     --------  --------  --------
           Earnings (loss) from continuing operations
                before reorganization items
                and income tax provision                            (169.4)     (39.7)      (10.8)       (50.5)    107.3     137.9
 Reorganization items                                                (48.2)     (29.7)         --        (29.7)       --        --
 Fresh-start valuation change                                           --     (390.5)         --       (390.5)       --        --
                                                                  --------   --------     -------     --------  --------  --------
           Earnings (loss) from continuing operations
                before income tax provision                         (217.6)    (459.9)      (10.8)      (470.7)     107.3     137.9
 Income tax provision                                               (114.0)       0.9         0.8          1.7       6.7      28.4
                                                                  --------   --------     -------     --------  --------  --------
           Earnings (loss) before discontinued operations
                and extraordinary item                              (103.6)    (460.8)      (11.6)      (472.4)    100.6     109.5
 Discontinued operations                                             (22.8)        --          --           --        --        --
                                                                  --------   --------     -------     --------  --------  --------
           Earnings (loss) before extraordinary item                (126.4)    (460.8)      (11.6)      (472.4)    100.6     109.5
 Extraordinary gain on discharge of debt                                --      886.6          --        886.6        --        --
                                                                  --------   --------     -------     --------  --------  --------
           Net earnings (loss)                                    $ (126.4)  $  425.8     $ (11.6)    $  414.2   $ 100.6   $ 109.5
                                                                  ========    =======     =======     ========   =======   =======
 Adjusted EBITDA                                                   $ 224.3     $ 94.9      $ 81.1     $  176.0   $ 212.0   $ 248.6
                                                                  ========    =======     =======     ========   =======   =======

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES
                      Projected Consolidated Balance Sheet
                            (In millions of dollars)

                                                                              REORGANIZED                         REORGANIZED
                                                                     ------------------------------       --------------------------
                                                    December 30,      June 30,         December 29,        December 28,    January 3
                       ASSETS                           2000            2001               2001                2002            2004
                                                    -----------------------------------------------        -------------------------
 Current Assets
          Cash and cash equivalents                  $ 134.0           $ 30.0             $ 30.0             $  98.6         $ 232.3
          Notes and accounts receivable - net          143.4            221.6              148.3               154.3           159.0
          Inventories                                  565.4            624.8              626.1               597.1           568.2
          Other                                         26.1             16.0               16.0                16.0            16.0
                                                    --------         --------           --------            --------         -------
                Total current assets                   868.9            892.4              820.4               866.0           975.5
                                                    --------         --------           --------            --------         -------
 Property, Plant and Equipment - Net                   276.6            138.9              139.3               168.9           175.4
                                                    --------         --------           --------            --------         -------
 Other Assets
          Goodwill - net                               606.6               --                 --                  --              --
          Trademark                                       --             74.3               66.9                52.0            37.1
          Deferred debt fees                            15.1             15.8               14.7                12.6            10.5
          Other                                         62.2             37.4               37.9                35.3            32.6
                                                    --------         --------           --------            --------         -------
                Total other assets                     683.9            127.5              119.5                99.9            80.2
                                                    --------         --------           --------            --------         -------
                                                   $ 1,829.4        $ 1,158.8          $ 1,079.2           $ 1,134.8       $ 1,231.1
                                                    ========         ========           ========            ========         =======
 LIABILITIES & STOCKHOLDERS' DEFICIT
 Current Liabilities
          Current maturities of long-term debt       $ 646.4            $ 7.1             $ 13.3              $ 13.5          $ 13.6
          DIP Facility                                 100.0               --                 --                  --              --
          Trade accounts payable                        33.5             43.0               71.0                68.0            65.0
          Net liabilities of discontinued
           operations                                    5.1               --                 --                  --              --
          Other payables and accruals                  236.6             80.8               81.4                86.9            89.9
                                                    --------         --------           --------            --------         -------
                Total current liabilities            1,021.6            130.9              165.7               168.4           168.5
                                                    --------         --------           --------            --------         -------
 Noncurrent Liabilities
          Long-term debt                               410.3             31.7               31.3                30.7            29.9
          New revolver                                    --            124.5               34.6                  --              --
          New bank term loan                                             93.7               81.2                68.7            56.2
          New long-term debt                              --            275.0              275.0               275.0           275.0
          Net liabilities of discontinued
           operations                                   11.9               --                 --                  --              --
          Other liabilities                             11.5               --                 --                  --              --
                                                    --------         --------           --------            --------         -------
                Total noncurrent liabilities           433.7            524.9              422.1               374.4           361.1
                                                    --------         --------           --------            --------         -------
 Liabilities subject to compromise                     540.7               --                 --                  --              --
                                                    --------         --------           --------            --------         -------
 Minority Interest (Preferred Stock)                    71.7               --                 --                  --              --
                                                    --------         --------           --------            --------         -------
 Common Equity (Deficit)
          Ordinary shares and capital in
           excess of par value
                Old                                    257.5               --                 --                  --              --
                New                                       --            503.0              503.0               503.0           503.0
          Retained earnings (deficit)                 (425.9)              --              (11.6)               89.0           198.5
          Accumulated other comprehensive
           income                                      (69.9)              --                 --                  --              --
                                                    --------         --------           --------            --------         -------
                Total common equity (deficit)         (238.3)           503.0              491.4               592.0           701.5
                                                    --------         --------           --------            --------         -------
                                                   $ 1,829.4        $ 1,158.8          $ 1,079.2           $ 1,134.8       $ 1,231.1
                                                   =========        =========          =========            ========         =======

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES
                 PROJECTED CONSOLIDATED STATEMENT OF CASH FLOWS
                            (IN MILLIONS OF DOLLARS)



                                                                                                      REORGANIZED
                                                                                                      ------------
                                                                                           SIX MONTHS ENDED
                                                                                        --------------------------
                                                                         FISCAL         JUNE 30,      DECEMBER 29,
                                                                          2000            2001           2001
                                                                        ------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES
         Net earnings (loss)                                           $  (126.4)        $ 425.8       $ (11.6)
         Adjustments to reconcile to net operating cash flows:
              Loss from discontinued operations                             22.8              --            --
              Extraordinary gain                                              --          (886.6)           --
              Fresh-start valuation change                                    --           390.5            --
              Depreciation and amortization                                116.5            54.4          25.2
              Deferred income tax provision                                  0.2              --            --
              Decrease (increase) in working capital                       190.9          (154.4)        100.6
              Cash flows of discontinued operations                         25.4              --            --
              Gains on marketable equity securities                        (14.8)             --            --
              Net decrease in liabilities subject to compromise           (130.5)             --            --
              Consolidation of operations
                   - writedowns and reserves                                75.0              --            --
              Other - net                                                   12.2            44.8           5.4
                                                                         -------         -------        ------
              Net operating cash flows
                  before reorganization items                              171.3          (125.5)        119.6
              Net cash used for reorganization items:
                  Professional fees paid                                   (29.0)          (53.5)           --
                                                                         -------         -------        ------
              Net operating cash flows                                     142.3          (179.0)        119.6
                                                                         -------         -------        ------
 CASH FLOWS FROM INVESTING ACTIVITIES
         Capital expenditures                                              (26.8)          (37.0)        (28.0)
         Proceeds from sale of marketable equity securities                 16.6              --            --
         Proceeds from sale of Gitano                                       18.1              --            --
         Proceeds from sale of property, plant and equipment                 9.3              --           5.0
         Other - net                                                         1.8              --            --
                                                                         -------         -------        ------
              Net investing cash flows                                      19.0           (37.0)        (23.0)
                                                                         -------         -------        ------
 CASH FLOWS FROM FINANCING ACTIVITIES
         DIP financing proceeds                                          1,381.2            93.7            --
         DIP financing payments                                         (1,443.7)         (193.7)           --
         Net proceeds (payments)
             under line-of-credit agreements                                (8.7)          212.3         (89.9)
         Principal payments on
             long-term debt and capital leases                              (0.6)           (0.3)         (6.7)
                                                                         -------         -------        ------
              Net financing cash flows                                     (71.8)          112.0         (96.6)
                                                                         -------         -------        ------
 Net increase in Cash and
         cash equivalents (including restricted cash)                       89.5          (104.0)           --
 Cash and cash equivalents (including restricted cash)
         at beginning of period                                             44.5           134.0          30.0
                                                                         -------         -------        ------
 Cash and cash equivalents (including restricted cash)
         at end of period                                                $ 134.0          $ 30.0        $ 30.0
                                                                         =======         =======        ======


                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES
                 PROJECTED CONSOLIDATED STATEMENT OF CASH FLOWS
                            (IN MILLIONS OF DOLLARS)



                                                                                       REORGANIZED
                                                                         --------------------------------------
                                                                          FISCAL         FISCAL         FISCAL
                                                                           2001           2002           2003
                                                                         --------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES
         Net earnings (loss)                                             $ 414.2         $ 100.6        $ 109.5
         Adjustments to reconcile to net operating cash flows:
              Loss from discontinued operations                               --              --             --
              Extraordinary gain                                          (886.6)             --             --
              Fresh-start valuation change                                 390.5              --             --
              Depreciation and amortization                                 79.6            60.2           73.3
              Deferred income tax provision                                   --              --             --
              Decrease (increase) in working capital                       (53.8)           25.3           24.1
              Cash flows of discontinued operations                           --              --             --
              Gains on marketable equity securities                           --              --             --
              Net decrease in liabilities subject to compromise               --              --             --
              Consolidation of operations
                   - writedowns and reserves                                  --              --             --
              Other - net                                                   50.2             0.1           (0.1)
                                                                         -------         -------        -------
              Net operating cash flows
                  before reorganization items                               (5.9)          186.2          206.8
              Net cash used for reorganization items:
                  Professional fees paid                                   (53.5)             --             --
                                                                         -------         -------        -------
              Net operating cash flows                                     (59.4)          186.2          206.8
                                                                         -------         -------        -------
 CASH FLOWS FROM INVESTING ACTIVITIES
         Capital expenditures                                              (65.0)          (70.0)         (60.0)
         Proceeds from sale of marketable equity securities                   --              --             --
         Proceeds from sale of Gitano                                         --              --             --
         Proceeds from sale of property, plant and equipment                 5.0              --             --
         Other - net                                                          --              --             --
                                                                         -------         -------        -------
              Net investing cash flows                                     (60.0)          (70.0)         (60.0)
                                                                         -------         -------        -------
 CASH FLOWS FROM FINANCING ACTIVITIES
         DIP financing proceeds                                             93.7              --             --
         DIP financing payments                                           (193.7)             --             --
         Net proceeds (payments)
             under line-of-credit agreements                               122.4           (34.6)            --
         Principal payments on
             long-term debt and capital leases                              (7.0)          (13.0)         (13.1)
                                                                         -------         -------        -------
              Net financing cash flows                                      15.4           (47.6)         (13.1)
                                                                         -------         -------        -------
 Net increase in Cash and
         cash equivalents (including restricted cash)                     (104.0)           68.6          133.7
 Cash and cash equivalents (including restricted cash)
         at beginning of period                                            134.0            30.0           98.6
                                                                         -------         -------        -------
 Cash and cash equivalents (including restricted cash)
         at end of period                                                $  30.0          $ 98.6        $ 232.3
                                                                         =======         =======        =======

                         NOTES TO FINANCIAL PROJECTIONS

         1. OVERVIEW

         The Projections incorporate changes made during the Reorganization Cases as well as anticipated changes to management structure, manufacturing capacity, plant configuration, and operating procedures. The Projections assume Fruit of the Loom does not make any acquisitions or divestitures during the projection period, other than plants that were closed in 2000.

         Fruit of the Loom's business strategy is to be the lowest cost producer and marketer of high volume basic apparel and to grow its core business within that segment. Fruit of the Loom plans to continue to focus on the high volume basic apparel segment due to its relatively low fashion risk, the relationships it has developed with high volume retailers and wholesale distributors, and the competitive advantage Fruit of the Loom believes it has attained through its low cost, vertically integrated operations.

         Management believes that remaining among the lowest cost producers of basic apparel is essential to maintaining and increasing sales and profits. In this regard, Fruit of the Loom's strategy is to continue to implement the cost reduction initiatives begun in 2000, and to further drive down costs through new initiatives, including: (i) evaluating and rationalizing product categories and stockkeeping units to create further efficiencies in manufacturing and distribution costs and working capital management; (ii) consolidating production capacity to improve capacity utilization and reduce fixed costs; (iii) reducing variable costs; and (iv) consolidating high cost assembly operations into lower cost operations.

         In addition to those improvements described above, Fruit of the Loom plans to invest approximately $200 million between 2001 and 2003, primarily in state-of-the-art yarn and textile equipment that will enable it to increase economies of scale and manufacturing efficiencies, and incremental expansion of existing capacity.

         Fruit of the Loom believes that it is among the market leaders in branded, basic apparel due to its reputation for consistent quality and value. As such, Fruit of the Loom plans to leverage the Fruit of the Loom(R) brand to increase sales volume in 2001 and beyond. It is focused on reinvesting in advertising and promotions to strengthen the Fruit of the Loom(R) brand and increase volume. Fruit of the Loom plans to introduce new products that achieve certain volume minimums and profit targets, as well as explore high volume private label programs consistent with existing product lines. Fruit of the Loom also plans to utilize licensing to supplement its product line in non-core areas in smaller domestic and international markets. In Europe, Fruit of the Loom intends to maintain its imprint market share leadership and realize volume increases by refocusing on basic apparel products and participating in anticipated growth of its key retail accounts.

         2. METHODOLOGY

         Sales forecasts were developed by sales and marketing management by product style and customer account and then reviewed for consistency with Fruit of the Loom's pricing and trade spending plans, Fruit of the Loom's relative market share, and the competitive environment. Sales forecasts were reviewed by production management to determine an optimal production plan. Cost of goods sold was based on actual cost estimates which were calculated by manufacturing location. The financial planning and analysis department used the resulting sales and production plans to generate the Projections, which have been reviewed and challenged by the senior management, and presented to the Board of Directors of Fruit of the Loom.

         3. EFFECTIVE DATE

         The Projections assume an Effective Date of June 30, 2001. Prior to the Effective Date, expenses associated with the reorganization are incorporated in the Projections. Thereafter, the Projections assume that Fruit of the Loom does not incur any ongoing expenses related to the reorganization.

         4. FRESH-START ACCOUNTING.

         The projections have been prepared using the principles of "fresh start" accounting as required by AICPA Statement of Position No. 90-7 on "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Under Fresh Start accounting guidelines, Fruit of the Loom's reorganization value was determined at the Effective Date. The value was then allocated, based on estimated fair market values, to Fruit of the Loom's assets and liabilities to determine the Pro Forma Reorganized Balance Sheet. Subsequent to the

Effective Date, amortization of capitalized balance sheet accounts, such as PP&E, was calculated from the new fresh start balances.

         5. REORGANIZATION VALUE

         The reorganization value of the reorganized Debtors is estimated to be $1,035 million. See "Exhibit D to the Disclosure Statement, "Valuation Analysis."

         6. INCOME STATEMENT

            a. SALES

            Sales are expected to decrease by approximately 11.4% in 2001 as a result of the continued rationalization of unprofitable SKU's, the sale of certain non-core, discontinued subsidiaries during 2000 and the anticipation of continued weakness in retail point of sale experienced in the last half of 2000. Thereafter, sales are expected to rebound as a result of (i) anticipated improvement in market conditions in the latter half of 2001; (ii) increased advertising and promotional spending on branded products in 2001; (iii) the introduction of new retail and private label products; and (iv) aggressive marketing and pricing programs designed to drive business with wholesalers and end users.

            b. GROSS MARGIN

            Through aggressive cost cutting measures, a strong focus on improving manufacturing efficiency and the consolidation of manufacturing capacity, Fruit of the Loom's gross margin increased from 5.2% in 1999 to 16% in 2000. Fruit of the Loom's gross margin for 2000, calculated on a cash basis (expensing variances in the period in which they were incurred) was approximately 24.5%. In 2001, management believes Fruit of the Loom will achieve a manufacturing cost structure in the range it experienced prior to its operating problems incurred in 1999. The lower cost structure, continued manufacturing efficiency improvement due to the capital expenditure plan, and fewer sales of lower margin closeout and discontinued products result in a projected increase in gross margin to 27.4% of sales by 2003.

         The Projections assume that cost increases are consistent with estimated annual inflation rates of the respective countries in which Fruit of the Loom operates. In addition, annual material costs are assumed to increase by 3.2% in 2001 and to be passed on to customers thereafter. Due to the continued stabilization of manufacturing costs, 2001 standard costs are assumed to be equivalent to 2000 standard costs.

         c. SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         In 2000, total selling, general and administrative ("SG&A") expenses (excluding restructuring charges and amortization of goodwill) were reduced to 11.6% of sales from 16.4% in 1999. Fruit of the Loom expects to increase selling expenses in 2001 as it introduces a consumer advertising program to renew awareness of the Fruit of the Loom(R) brand. However, Fruit of the Loom expects to offset a portion of these advertising expenditures with reductions in other SG&A expenses as a result of further consolidation of capacity, reductions in overhead and increases in productivity.

         d. INTEREST EXPENSE

         Interest expense is calculated at the following interest rates: (i) revolving credit portion of the Exit Facility at a rate of LIBOR + 250 basis points, (ii) the term loan portion of the Exit Facility at LIBOR + 275 basis points and (iii) the New Notes at 12% payable in cash throughout the forecast period. For purposes of these projections, LIBOR was assumed to be 5.5% throughout the forecast period.

         e. INCOME TAXES

         The projections assume that Fruit of the Loom will maintain its current organizational structure and will continue to benefit from its incorporation under Cayman Islands law. In addition, the projections assume that Fruit of the Loom will be able to utilize the benefit of its net operating loss carryforwards, subject to an annual limitation under Section 382 of the Internal Revenue Code. In accordance with these assumptions, the income tax projections are based on an effective consolidated federal and state tax rate ranging from 0% in 2001 to 20.6% in 2003.

         f. REORGANIZATION FEES AND EXPENSES

         A significant amount of non-recurring fees and expenses are expected to be paid in connection with Fruit of the Loom's reorganization. Approximately $75 million in adequate protection payments to Pre-Petition Secured Creditors are included in the Projections for the six month period ending on the Effective Date. These payments are expensed monthly throughout the forecast period and paid at the end of January, April and on the Effective Date. Approximately $30 million in professional fees and management retention payments are also assumed to be paid on or prior to the Effective Date. On the Effective Date, an additional $15.8 million in administrative expenses are assumed to be paid. After the Effective Date, the projections do not take into account the financial impact, if any, associated with disruptions in the business and increased costs related to implementing the Plan.

         g. EBITDA

         EBITDA is defined for purposes of these projections as earnings from operations before depreciation and amortization, interest expense, reorganization fees and expenses, income taxes and extraordinary items. In 2000, a number of adjustments were made to reported EBITDA(1) in an effort to remove non-recurring and non-cash expenses so that historical EBITDA could be compared to projected. Specifically, the $224.3 million of Adjusted EBITDA is derived by adjusting reported EBITDA to (i) back out consolidation expenses and other non-recurring expenses or income of $88.3 million, (ii) remove the gain recognized in 2000 from the reversal of certain accruals taken in 1999 of approximately $48.1 million, and (iii) adjust manufacturing expenses to reflect the cash impact of variances in the year in which were incurred by adding $149.1 million of variances incurred in 1999 but expensed in 2000 and subtracting $17.6 million of variances incurred in 2000 that otherwise would be expensed in 2001. Adjusted EBITDA reflects what management believes is a better representation of operating cash flow and a better basis for comparing future performance to actual results.

         Adjusted EBITDA is expected to grow in the projected three year period to approximately $248.6 million in 2003 as a result of growth in revenues from continuing operations, improved gross margins and reductions in SG&A expenses in accordance with Fruit of the Loom's business strategy. The Adjusted EBITDA margin is expected to increase to 16.4% from 14.5% for the same projected period.

         7. BALANCE SHEET

--------
(1) As adjusted, "Adjusted EBITDA," which is defined in footnote 5 of the Disclosure Statement.

         a. CASH AND EQUIVALENTS

         The Projections assume that $30 million in cash balances are required to cover accounts payable and payroll float.

         b. ACCOUNTS RECEIVABLE

         Fruit of the Loom has historically collected its accounts receivable within an average of 50 to 60 days of initial sale, depending on the month in which it was measured. Projected accounts receivable balances were determined by applying this historical collection experience to forecasted revenues.

         c. INVENTORY

         Projected inventory balances, as a percentage of cost of sales, are expected to deviate from historical patterns due to recent changes in manufacturing strategy. In 2000, Fruit of the Loom implemented a balanced production strategy that is expected to reduce monthly inventory fluctuations from those observed in recent history. Future inventory levels were determined by balancing finished goods inventory with sales demands forecasts, while allowing the maximum utilization of the yarn and textile facilities.

         d. PROPERTY, PLANT & EQUIPMENT

         Property, Plant & Equipment is assumed to be written down on Confirmation with fresh start accounting adjustments. Thereafter, Property, Plant & Equipment increases with certain capital expenditures include investments in new equipment, maintenance, and replacement of existing equipment in certain existing facilities. Management believes that the timely maintenance and replacement of existing equipment is necessary to achieve the level of operating profit contained in the projections. Fruit of the Loom also intends to implement a long-term capital spending strategy to strengthen its high volume, vertical manufacturing capabilities and enable it to continue to consolidate capacity. Projected average annual capital expenditures are expected to be $65 million, or approximately 4.5% of sales, over the forecast period. In 2000, Fruit invested $26.8 million in capital expenditures, or 1.7% of sales.

         e. ACCOUNTS PAYABLE

         Upon exit from Chapter 11, it is assumed Fruit of the Loom will be receiving normal and customary trade credit terms. Accounts payable are estimated to increase from 6.5% of gross inventory to 10.5% over the six month period after the Effective Date. Management believes that the 10.5% rate is in accordance with historical experience.

         f. LONG TERM DEBT

         Pursuant to the Plan, it is contemplated that Reorganized Fruit will issue $275 million of New Notes. The New Notes have a maturity of seven years from the Effective date of the Plan. Interest on the New Senior Notes is payable in cash, at a rate assumed to be 12% per annum, semi-annually on December 31 and June 30 of each year beginning on December 31, 2001 (assuming an Effective Date of June 30, 2001). The New Notes are unsecured and do not have any amortization.

         In addition, Reorganized Fruit intends to refinance its existing debtor-in-possession credit facility with a post-petition term loan and revolving credit Exit Facility. For purposes of these Projections, it is assumed that the Exit Facility will be $425 million. Based on conversations with potential exit lenders, management expects that the initial term loan and revolving credit facility balances will be approximately $100 million and $125 million (after assumed Cash emergence costs).

                                    EXHIBIT C

                              LIQUIDATION ANALYSIS

         Pursuant to section 1129(a)(7) of the Bankruptcy Code (sometimes called the "Best Interests Test"), the Bankruptcy Code requires that each holder of an impaired claim or equity interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date. The first step in meeting this test is to determine the dollar amount that would be generated from the hypothetical liquidation of Fruit of the Loom's assets and properties in the context of a Chapter 7 liquidation case. The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtors' assets and the cash held by Fruit of the Loom at the time of the commencement of the Chapter 7 case. Such amount is reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of Fruit of the Loom's business and the use of Chapter 7 for the purposes of a hypothetical liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.

         The Liquidation Analysis reflects the estimated cash proceeds, net of liquidation related costs, available to creditors of Fruit of the Loom if it were to be liquidated through a Chapter 7 proceeding. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management and Lazard, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of Fruit of the Loom and its management, which could be subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF FRUIT OF THE LOOM WAS, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

         The Liquidation Analysis was prepared by management with the assistance of Lazard, based on the assumption that

Fruit of the Loom ceased operations on January 1, 2001. The liquidation of Fruit of the Loom is assumed to commence under the direction of a Court appointed Trustee and to continue for six months, during which time all the major assets would either be sold or conveyed to the respective lien holders and the cash proceeds, net of liquidation related costs, would be distributed to creditors. While some assets may be liquidated in less than six months, other assets may be more difficult to collect or sell, requiring a liquidation period substantially longer than six months; this time would allow for the collection of receivables, sale of assets and wind down of daily operations. For certain assets, estimates of the liquidation proceeds were made for each asset individually. For other assets, liquidation values were assessed for general classes of assets by estimating the percentage recoveries which a trustee might achieve through their disposition. The liquidation analysis was performed on a consolidated basis and assumes that liquidation proceeds would be distributed among creditor groups in the same relative percentages as the consideration under the Plan is allocated, based on the fact that the Court will approve the compromise and settlement of the various inter-creditor and debtor-creditor disputes embodied in the Plan as being fair and reasonable; as such, the relative recoveries under the Plan represent the best estimate, short of a final determination on the merits after litigation, of how those inter-creditor and debtor-creditor issues would be resolved. Even if certain adjustments were made to reduce the recovery of certain of the Prepetition Secured Creditors in a liquidation, the level of recoveries in the Liquidation Analysis clearly shows that the "best interests of creditors" test is met as to all Classes of Claims. The Liquidation Analysis assumes that there are no proceeds from recoveries of any potential preferences, fraudulent conveyances or other causes of action.

                            FRUIT OF THE LOOM GROUP
                       HYPOTHETICAL LIQUIDATION ANALYSIS
                                 (IN US$ 000'S)

                                           Balance                    Hypothetical            Hypothetical
                                            Sheet                      Liquidation             Liquidation
LIQUIDATION PROCEEDS                      12-31-00 (a)                   Recovery                Amount
                                          ---------                   ------------            ------------
  Cash and cash equivalents                $134,033                         87% (b)               $116,138
  Accounts Receivable, Net                  143,395                         81% (c)                116,141
  Inventories, Net                          565,385                         39% (d)                218,230
  Other Current Assets                       26,119                         25% (e)                  6,611
  Property, Plant & Equipment, Net          276,589                         25% (f)                 70,119
  Net Goodwill (Including Trademark)        606,564                          8% (g)                 49,801
  Other Non-Current Assets                   77,313                         66% (h)                 51,307

  TOTAL OF LIQUIDATION PROCEEDS          $1,829,398                         34%                   $628,346
                                         ==========                                             ==========

DISTRIBUTION OF LIQUIDATION PROCEEDS

  Liquidation Fees and expenses (i)                                                                $42,385
                                                                                                ----------

  NET ESTIMATED LIQUIDATION PROCEEDS AVAILABLE FOR DISTRIBUTION                                   $585,961

                                                                                                   Claim
                                                                                                ----------
  Secured Claims (j)
    Debtor-in-posession Credit Agreement                                                           100,000
    Letters of Credit                                                                               25,173

    Banks
      Sr. Credit Agreement                                                                         645,652
    Public Debt
      6.5% Senior Notes due 11/15/03                                                               149,436
      7.0% Senior Notes due 3/15/11                                                                 78,587
      7.375% Senior Notes due 11/15/23                                                             148,085
    Other
      Synthetic Lease                                                                               87,562
      Farley Loan                                                                                   59,332
      Capital Leases                                                                                32,798
                                                                                                ----------
    Total Secured Claims                                                                         1,326,625

    PROCEEDS AVAILABLE FOR PAYMENT OF ADMINISTRATIVE CLAIMS                                      ($740,664)

    Administrative and Priority Claims (k)
      Post-petition Accounts Payable                                                                33,514
      Post-petition Accrued Expenses                                                               117,830
      Administrative Expense Claims (filed)                                                         20,766
      Priority Claims (filed)                                                                        7,628
      Priority Tax Claims (filed)                                                                   79,790
                                                                                                ----------
    Total Administrative and Priority Claims                                                       259,528

    PROCEEDS AVAILABLE FOR PAYMENT OF GENERAL UNSECURED CLAIMS (l)                             ($1,000,192)

      Pre-petition Accounts Payable                                                                102,700
      Senior Notes and Accrued Interest                                                            254,749
      Vacation Claims                                                                                7,429
      Rejection Claims                                                                             108,576
      Credit Suisse L/C and Related Liabilities                                                     17,421
      Other General Unsecured Claims                                                                23,249
                                                                                                ----------
    Total General Unsecured Claims                                                                 514,124

    PROCEEDS AVAILABLE FOR DISTRIBUTION TO PREFERRED AND COMMON EQUITY                         ($1,514,316)

FOOTNOTES TO LIQUIDATION ANALYSIS

A summary of the assumptions used by Lazard and Fruit of the Loom's management in preparing the liquidation analysis is set forth below.

Note A - Book Values as of December 31, 2000

         Unless stated otherwise, the book values used in this Liquidation Analysis are the audited book values as of December 31, 2000, and are assumed to be representative of Fruit of the Loom's assets and liabilities as of the Effective Date.

Note B - Cash and Cash Equivalents

         Cash consists of all cash in banks or operating accounts and liquid investments with maturities of three months or less. Cash is assumed to be fully recoverable except for checks already written of $17.9 million, recorded on the balance sheet as a cash overdraft.

Note C - Accounts Receivable

         The accounts receivable analysis assumes that the Chapter 7 Trustee would retain a staff to process the collection of outstanding accounts receivable. Proceeds from the collection of trade accounts receivable were estimated in accordance with a borrowing base certificate prepared as of 12/31/00 for the DIP Agent. The borrowing base certificate is assumed to be a good proxy for the amount of proceeds available to a secured lender in the event of a liquidation as it is generally deemed adequate to cover the amount of net proceeds advanced. Based on the borrowing base certificate, certain ineligible items were subtracted and a discount based on the borrowing base advance rate was applied to the net receivables amount. The discount accounts for the likelihood that collection efforts would be negatively impacted by customers deducting unauthorized sales discounts and credits, and initiating unauthorized merchandise returns.

         Other miscellaneous receivables are comprised primarily of miscellaneous domestic and international receivables, royalty receivables, employee advances and deposits and bids. The Liquidation Analysis assumes an average recovery rate of approximately 41% on other miscellaneous receivables.

Note D - Inventories

         Inventories are comprised of raw materials, work-in-process and finished goods. Raw material inventory is generally assumed to be commodity materials, including thread, cotton and dyes, and are assumed to be recovered at 65% of book value based on the borrowing base advance rate. Work-in-process inventory is assumed to be sold at 6% of cost based on the extrapolation of quotes from vendors on rag and remnant inventory for specific product categories. The finished goods inventory recovery applies different recovery rates to irregular, close out, seasonal or slow moving and first quality inventory. Management estimated recovery rates for each category by major product line, based on analyses of historical prices paid, Fruit of the Loom's experience in the liquidation of its Sports and Licensing Division inventory, and discussions with Fruit of the Loom's sales department. The liquidation of Fruit of the Loom's substantial investment in inventory is estimated to require significant funds including the costs of retaining a sales force and operating the distribution centers during the liquidation period. These costs are discussed in Note I - Liquidation Fees and Expenses.

Note E - Other Current Assets

         Other current assets include building and machine rentals, parts houses, miscellaneous manufacturing and shipping supplies, prepaid royalties, insurance and taxes, vendor deposits and other. Parts houses and miscellaneous manufacturing and shipping supplies are assumed to have a 10% recovery rate, vendor deposits are assumed to have a 65% recovery rate, and other current assets are assumed to equal 20% of book value. All other current assets are assumed to have no recovery.

Note F - Property, Plant & Equipment, Net

         Property plant and equipment includes owned land and buildings, machinery and equipment, and furniture and fixtures. The recovery rates for property, plant and equipment were determined on a site by site basis as follows:

- Land and Buildings - The valuation estimate considered recoveries on recent plant liquidations and recent quotes from auctioneers on certain facilities. The results of recent liquidations and auctioneer quotes were extrapolated to other locations based on square footage and other qualitative factors such as each plant's location, age and the effects of the Chapter 7 environment.

- Machinery and Equipment - Machinery and equipment include manufacturing equipment and office fixtures. The value of machinery and equipment was estimated by plant managers and management based upon recent liquidations and recent quotes from auctioneers on equipment at other facilities. The results of recent liquidations and auctioneer quotes were extrapolated to other locations while taking into account the machinery's location, age, difficulty inherent in removal and transportation and the effects of the Chapter 7 environment. The analysis also takes into account the excess supply of used equipment currently on the market given recent turmoil in the domestic apparel manufacturing industry which in several cases has resulted in liquidations.

- Furniture and Fixtures - Furniture and fixtures were assumed to have a liquidation value of $500,000.

Note G - Net Goodwill

         Net Goodwill consists primarily of unamortized costs (which are assumed to have no liquidation value) and trademarks, brand names and related intangibles ("Trademarks"). The Trademarks are assumed to have considerably less value in a liquidation than on a going concern basis due to the negative perception surrounding a liquidation, the inability of Fruit of the Loom to control quality and other aspects of production by licensees, and the high likelihood that the Fruit of the Loom(R) brand would lose a significant number of its current customers. Based on a forecast of potential future royalty fees and related administrative costs, which takes into account both current licensees and Fruit of the Loom's own business plan, the combined liquidation value of the Fruit of the Loom(R) and BVD(R) brand names was estimated to be approximately $49.8 million.

Note H - Other Non-Current Assets

         Other non-current assets includes deferred debt fees, pension assets, capitalized software, the Rabbi Trust investment portfolio, FTL Investments, Fruit's seat on the NY Cotton Exchange, notes receivable, and assets available for sale. The liquidation value of FTL Investments and Rabbi Trust were determined as follows: (i) public market value of public market securities, plus
(ii) an assumed value for private securities of the average of cost and 65% of the latest round of financing for the private securities. A discount was taken to the latest round of financing due to the illiquid nature of these private investments and recent financial market turmoil. Fruit of the Loom's seat on the NY Cotton Exchange is estimated to be liquidated for $45,000. The notes receivable and assets available for sale are estimated to have recovery rates of 50% and 20%, respectively. All other non-current assets, including Fruit's preferred ownership position in Velsicol Chemical Corporation, are assumed to have no recovery.

Note I - Liquidation Fees and Expenses

         Liquidation fees include assumptions for Chapter 7 Trustee fees, legal fees, wind-down costs and other expenses. Chapter 7 Trustee fees are estimated at 2% of liquidation proceeds, other than cash or proceeds from the sale of inventory. Wind-down costs include sales force salaries, the cost of operating distribution centers in order to liquidate inventory, finance, legal and MIS staff salaries, severance, stay bonuses, and other related costs to be incurred during the Chapter 7 liquidation period.

         The cost of administering the liquidation is estimated as follows:


             Trustee Fees                           $ 6.0 million
             Legal Fees                             $ 2.4 million
             Wind-down costs                        $34.1 million
                                                     ------------
             Total                                  $42.5 million


Note J - Secured Claims

         Secured claims are assumed to be reduced by the amount of Adequate Protection Payments made during the Reorganization Cases through December 31, 2000. The liquidation analysis does not incorporate the substantial Adequate Protection Payments made to the Prepetition Secured Creditors in early January 2001. The Liquidation Analysis assumes that all secured creditors share the same collateral.


Note K - Administrative and Priority Claims

         Administrative and priority claims include post-petition trade payables and accrued expenses, priority tax claims and other claims. Postpetition accrued expenses include estimates of additional administrative and priority claims in a Chapter 7 proceeding.


Note L - General Unsecured Claims

         General unsecured claims include pre-petition accounts payable, the 8-7/8% Notes, vacation claims and rejection claims. The Liquidation Analysis does not include additional contract rejection or other claims that would result from the liquidation, including rejection Claims arising from the rejection of contracts and leases entered into after the Petition Date, which would be entitled to priority over unsecured claims. These additional claims could be substantial. The priority portion of the claims would be required to be paid in full prior to any distribution to holders of general unsecured claims.

                                    EXHIBIT D

                               VALUATION ANALYSIS

         Fruit of the Loom has been advised by Lazard, its financial advisor, with respect to the reorganization value of Reorganized Fruit of the Loom on a going concern basis. Solely for purposes of the Plan, the estimated range of reorganization values of Reorganized Fruit of the Loom was assumed to be approximately $920 million to $1,150 million (with a midpoint value of $1,035 million) as of the date of this Disclosure Statement. The reorganization value is comprised of a total enterprise value range of $875 million to $1,075 million and a range of approximately $45 million to $75 million for various non-operating assets of Fruit of the Loom.

         THE ASSUMED RANGE OF REORGANIZATION VALUES REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF FRUIT OF THE LOOM AVAILABLE TO LAZARD AS OF MARCH 13, 2001.

         Based upon the assumed range of reorganization values of Reorganized Fruit of the Loom of between $920 million and $1,150 million and $480 million of assumed total debt (including the New Notes, capitalized operating lease obligations and the Projected average estimated borrowings under the Exit Facility), Lazard has estimated the range of equity values for Reorganized Fruit of the Loom between $440 million and $670 million, with a mid-point value of $555 million. Assuming a distribution of 47,000,000 shares of New Common Stock pursuant to the Plan, Lazard has estimated the range of equity value on a per share basis for Reorganized Fruit of the Loom as between $9.35 and $14.25 per share, with a midpoint value of $11.80 per share.

         For purposes of determining reorganization value, Lazard assumed that the impact on the equity value of Reorganized Fruit of the Loom from the issuance of the Management Options would be minimal.

         The foregoing estimate of the reorganization value of Reorganized Fruit of the Loom is based on a number of assumptions, including a successful reorganization of Fruit of the Loom's business and capital structure in a timely manner, the implementation of Reorganized Fruit of the Loom's business plan, the achievement of the forecasts reflected in the Projections, market conditions as of March 13, 2001 continuing through the assumed Effective Date, and the Plan becoming effective in accordance with the estimates and other assumptions discussed herein.

         IN ESTIMATING THE RANGE OF THEORETICAL REORGANIZATION VALUES OF REORGANIZED FRUIT OF THE LOOM, LAZARD: (I) REVIEWED CERTAIN HISTORICAL FINANCIAL INFORMATION OF FRUIT OF THE LOOM FOR RECENT YEARS AND INTERIM PERIODS; (II) REVIEWED CERTAIN INTERNAL FINANCIAL AND OPERATING DATA OF FRUIT OF THE LOOM, INCLUDING FINANCIAL PROJECTIONS PREPARED AND PROVIDED BY MANAGEMENT; (III) MET WITH CERTAIN MEMBERS OF SENIOR MANAGEMENT OF FRUIT OF THE LOOM TO DISCUSS FRUIT OF THE LOOM'S OPERATIONS AND FUTURE PROSPECTS; (IV) REVIEWED PUBLICLY AVAILABLE FINANCIAL DATA AND CONSIDERED THE MARKET VALUE OF PUBLIC COMPANIES WHICH Lazard DEEMED GENERALLY COMPARABLE to the OPERATING BUSINESS OF FRUIT OF THE LOOM; (V) CONSIDERED CERTAIN ECONOMIC AND INDUSTRY INFORMATION RELEVANT TO THE OPERATING BUSINESS; (VI) CONSIDERED THE FINANCIAL TERMS, TO THE EXTENT PUBLICLY AVAILABLE, OF CERTAIN HISTORICAL ACQUISITIONS OF COMPANIES WHOSE BUSINESSES ARE BELIEVED TO BE REASONABLY COMPARABLE TO THAT OF REORGANIZED FRUIT OF THE LOOM; AND (VII) CONDUCTED SUCH OTHER STUDIES, ANALYSES, INQUIRIES, AND INVESTIGATIONS AS IT DEEMED APPROPRIATE. ALTHOUGH Lazard CONDUCTED A REVIEW AND ANALYSIS OF FRUIT OF THE LOOM'S BUSINESS, IT ASSUMED AND RELIED ON THE ACCURACY AND COMPLETENESS OF ALL (I) FINANCIAL AND OTHER INFORMATION FURNISHED TO IT BY FRUIT OF THE LOOM, AND (II) PUBLICLY AVAILABLE INFORMATION, INCLUDING, TO THE EXTENT RELEVANT, PRECEDENT TRANSACTIONS. IN ADDITION, Lazard DID NOT INDEPENDENTLY VERIFY MANAGEMENT'S PROJECTIONS IN CONNECTION WITH SUCH ESTIMATES OF THE REORGANIZATION VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF fruit OF THE LOOM WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH.

         THE ESTIMATED RANGE OF REORGANIZATION VALUES PREPARED BY LAZARD REPRESENT THE HYPOTHETICAL REORGANIZATION ENTERPRISE VALUE OF REORGANIZED FRUIT OF THE LOOM AND ITS SIGNIFICANT NON-OPERATING ASSETS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION AND NEGOTIATION OF A PLAN OF REORGANIZATION AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED REORGANIZATION ENTERPRISE VALUE OF

REORGANIZED FRUIT OF THE LOOM THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

         THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT, AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF REORGANIZATION VALUES OF REORGANIZED FRUIT OF THE LOOM SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER FRUIT OF THE LOOM, LAZARD, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE VALUATION OF NEWLY-ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL MARKETS, THE DESIRE OF CREDITORS TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

         REORGANIZED FRUIT OF THE LOOM MAY, IN ITS DISCRETION, SEEK TO LIST NEW COMMON STOCK FOR TRADING. THERE CAN BE NO ASSURANCE, HOWEVER, THAT THE STOCK WILL BE SO LISTED AND, IF SO LISTED, THAT AN ACTIVE TRADING MARKET WOULD DEVELOP.

                              VALUATION METHODOLOGY

         Lazard performed a variety of generally accepted valuation analyses and considered a variety of factors in preparing the valuation estimate of Reorganized Fruit of the Loom. While several generally accepted valuation techniques for estimating Reorganized Fruit of the Loom's enterprise value were used, Lazard primarily relied on two methodologies: comparable public company analysis and discounted cash flow analysis. Lazard placed different weights on each of these analyses and made judgements as to the relative significance of each analysis in determining Reorganized Fruit of the Loom's indicated enterprise value range. Lazard also considered precedent transactions, but for the reasons set forth below, Lazard placed very little weight on this analysis. Lazard's valuation must be considered as a whole and selecting just one methodology or portions of the analyses, without considering the analyses as a whole, could create a misleading or incomplete conclusion as to Reorganized Fruit of the Loom's reorganization value.

         The following summary does not purport to be a complete description of the analyses and factors undertaken to support Lazard's conclusions. The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, and the application of those analyses and factors under the particular circumstances. As a result, the process involved in preparing a valuation is not readily summarized.

         In its analysis, Lazard necessarily made numerous assumptions with respect to Reorganized Fruit of the Loom, industry performance, general business, regulatory, economic, market and financial conditions, and other matters which are beyond Fruit of the Loom's control.

         COMPARABLE PUBLIC COMPANY ANALYSIS

         A Comparable Public Company Analysis estimates value based on a comparison of the target company's financial statistics with the financial statistics of public companies that are similar to the target company. It establishes a benchmark for asset valuation by deriving the value of "comparable" assets, standardized using a common variable such as revenues, earnings, and cash flows. The analysis includes a detailed multi-year financial comparison of each company's income statement, balance sheet, and cash flow. In addition, each company's performance, profitability, margins, leverage and business trends are also examined. Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company's relative performance and valuation.

         A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the target company. Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of businesses, business risks, target market segments, growth prospects, maturity of businesses, market presence, size and scale of operations. The selection of truly comparable companies is often difficult and subject to interpretation. However, the underlying concept is to develop a premise for relative value, which when coupled with other approaches, presents a foundation for determining firm value.

         In performing the Comparable Public Company Analysis, five publicly traded companies deemed generally comparable to Reorganized Fruit of the Loom in some or all of the factors described above, were selected. They are: VF Corporation, The Warnaco Group, Inc., Kellwood Company, Russell Corporation and Gildan Activewear Inc. Lazard excluded several apparel manufacturers that were deemed not comparable because of their focus on higher fashion products, higher margin products, lower sales, or lack of focus on the mass merchandiser sales channel. Lazard analyzed the current trading value for the five comparable companies as a multiple of latest twelve months revenue, Adjusted EBITDA and EBIT. Lazard also considered the relationship between current market values and 2001 forecasted levels of revenue, Adjusted EBITDA and EBIT for each of the comparable companies. Estimates of 2001 results take into account year over year growth prospects for Reorganized Fruit of the Loom and the comparable companies. These multiples were then applied to Reorganized Fruit of the Loom's 2000 and forecast 2001 financial results to determine a range of enterprise values.

DISCOUNTED CASH FLOW ANALYSIS

         The discounted cash flow ("DCF") valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The DCF methodology is a "forward looking" approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar to Fruit of the Loom. The expected future cash flows have two components: the present value of the projected unlevered after-tax free cash flows for a determined period; and the present value of the terminal value of cash flows (representing firm value beyond the time horizon of the projections). Lazard's discounted cash flow valuation is based on a multi-year projection of Reorganized Fruit of the Loom's operating results. Lazard discounted the projected cash flows using Fruit of the Loom's adjusted weighted average cost of capital and calculated the terminal value of Reorganized Fruit of the Loom using both terminal multiple and perpetual growth methodologies.

         This approach relies on Fruit of the Loom's ability to project future cash flows with some degree of accuracy. Since Fruit of the Loom's projections reflect significant assumptions made by Fruit of the Loom's management concerning anticipated results and the Cayman holding structure, the assumptions and judgments used in the projections may or may not prove correct and therefore, no assurance can be provided that projected results are attainable or will be realized. To account for these uncertainties, Lazard has sensitized the projected results by using different discount rates and multiples to determine a range of values. Lazard cannot and does not make any representations or warranties as to the accuracy or completeness of Fruit of the Loom's projections.

PRECEDENT TRANSACTIONS ANALYSIS

         Precedent Transactions Analysis estimates value by examining public merger and acquisition transactions. An analysis of the disclosed purchase price as a multiple of various operating statistics reveals industry acquisition multiples for companies in similar lines of businesses to Fruit of the Loom. These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to Fruit of the Loom. Lazard specifically focused on prices paid as a multiple of revenue, Adjusted EBITDA and EBIT. These multiples are then applied to Fruit of the Loom's key operating statistics to determine the total enterprise value or value to a potential strategic buyer.

         Unlike the comparable public company analysis, the valuation in this methodology includes a "control" premium, representing the purchase of a majority or controlling position in a company's assets. Thus, this methodology generally produces higher valuations than the comparable public company analysis. Other aspects of value are incorporated in a precedent transaction analysis including:

- Circumstances surrounding a merger transaction may introduce "noise" into the analysis (e.g. an additional premium may be extracted from a buyer in the case of a competitive bidding contest)

- The market environment is not identical for transactions occurring at different periods of time

- Circumstances pertaining to the financial position of a company may have an impact on the resulting purchase price (e.g. a company in financial distress may receive a lower price due to its perceived weakness.)

         As with the Comparable Public Company Analysis, since no acquisition used in any analysis is identical to a target transaction, valuation conclusions cannot be based solely on quantitative results. The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction and there are inherent differences between the businesses, operations and prospects of each. Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors and issues which could affect the price an acquirer is willing to pay in an acquisition. This analysis is also limited by the number of completed transactions for which public data is available. Since the precedent transaction analysis explains other aspects of value besides the inherent value of a company, there are limitations as to its usage in Reorganized Fruit of the Loom's valuation.

         Lazard did not place any emphasis on the Precedent Transaction Analysis in determining a range of enterprise values for Reorganized Fruit of the Loom because many of the transactions involved smaller companies focused on different market segments and because of the significant contraction in market value multiples of most of Fruit of the Loom's comparable companies since many of the precedent transactions that were examined occurred.

OTHER ASSETS

         Lazard also prepared valuation estimates of Fruit of the Loom's significant non-operating assets, including certain third party notes receivables, the Rabbi Trust, FTL Investments, and NWI Land Mgmt. (including the TSC Preferred Stock). The Rabbi Trust and FTL Investments assets were valued at market value for public securities and at a discount to the price of the issuer's latest round of financing for private securities. A discount to the price for the latest round of financing was incorporated to account for the significant decline in market value of early stage internet, telecommunications, and biotechnology companies since mid-2000, and the lack of liquidity for these private securities. The value of the TSC Preferred Stock was determined by estimating the equity value of Velsicol, the major asset of TSC, and subtracting (a) Velsicol's debt and environmental obligations, and (b) NWI Land Mgmt.'s related environmental obligations (the contracts relating to such obligations have been rejected by NWI Land Mgmt.). The value of Fruit of the Loom's interest in Velsicol was discounted due to a number of factors, including the pending litigation between Fruit of the Loom and Velsicol's parent company which, if Velsicol's parent prevails, could offset Fruit of the Loom's claims against Velsicol, the absence of certain financial information, the lack of access to management of Velsicol, and the illiquidity of Velsicol's common stock absent a sale transaction.

         THE ESTIMATES OF THE REORGANIZATION VALUE DETERMINED BY LAZARD REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY VALUE OF REORGANIZED FRUIT OF THE LOOM ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION EQUITY VALUE RANGE FOR REORGANIZED FRUIT OF THE LOOM ASSOCIATED WITH LAZARD'S VALUATION ANALYSIS.

                                   CONCLUSION

         Based upon the analyses and factors described above, Lazard has estimated the range of reorganization values of Reorganized Fruit of the Loom to be approximately $920 million to $1,150 million (with a midpoint value of $1,035 million) as of the date of this Disclosure Statement. The reorganization value is comprised of a total enterprise value range of $875 million to $1,075 million and a range of approximately $45 million to $75 million for various non-operating assets of Fruit of the Loom.

                                    EXHIBIT E

                            THE SCHEME OF ARRANGEMENT


                                [TO BE PROVIDED]

                                    EXHIBIT F

                            THE EXPLANATORY STATEMENT


                                [TO BE PROVIDED]

                                    EXHIBIT G
                  CORPORATE CHART OF FRUIT OF THE LOOM DEBTORS

                                             `

                          -----------------------
                          FRUIT OF THE LOOM, LTD.
                             (Cayman Islands)
                          -----------------------
                                     |
                                     |
                                     |
                          -----------------------
                            Fruit of the Loom,
                              Inc. (Delaware)
                          -----------------------
                           |                  |
                           |                  |
                           |                  |
                    --------------     ---------------
                    NWI Land Mgmt.     Union Underwear
                         Inc.           Company, Inc.
                      (Delaware)          (New York)
                    --------------     ---------------
                                             |
                                             |
                                             |
=============================================================================
  ----------------   ----------------   ----------------   ----------------
     Aliceville       Fruit of the        The B.V.D.        FOL Caribbean
  Cotton Mill Inc.   Loom Arkansas,     Licensing Corp.         Corp.
     (Alabama)            Inc.            (Delaware)         (Delaware)
                       (Arkansas)
  ----------------   ----------------   ----------------   ----------------

  ----------------   ----------------   ----------------   ----------------           ----------------
  Fayette Cotton       Fruit of the       Fruit of the         FTL Sales                FTL Regional
    Mill, Inc.         Loom, Texas,     Loom, Caribbean,     Company, Inc.   ------   Sales Co., Inc.
     (Alabama)             Inc.               Inc.             (New York)                (Delaware)
                         (Texas)           (Delaware)
  ----------------   ----------------   ----------------   ----------------           ----------------

  ----------------   ----------------   ----------------   ----------------           ----------------
    Union Yarn       Greenville Manu-    FTL Receivables    Russell Hosiery            Leesburg Yarn
    Mills, Inc.      facturing, Inc.         Company          Mills, Inc.    ------     Mills, Inc.
     (Alabama)        (Mississippi)         (Delaware)      (North Carolina)             (Alabama)
  ----------------   ----------------   ----------------   ----------------           ----------------

  ----------------   ----------------   ----------------   ----------------            ----------------
  Winfield Cotton     Martin Mills,          Leesburg       Salem Sportswear                Salem
    Mill, Inc.             Inc.          Knitting Mills,      Corporation     ------   Sportswear, Inc.
     (Alabama)         (Louisiana)             Inc.            (Delaware)              (New Hampshire)
                                            (Alabama)                                  ----------------
  ----------------   ----------------   ----------------   ----------------

  ----------------   ----------------   ----------------   ----------------
  Rabun Apparel,      Whitmire Mfg.,       Fruit of the     Pro Player, Inc.
       Inc.                Inc.             Loom, Inc.         (New York)
     (Georgia)       (South Carolina)       (New York)
  ----------------   ----------------   ----------------   ----------------

  ----------------   ----------------   ----------------   ----------------           ----------------
  Artex Mfg. Co.,    Gitano Fashions      FOL R&D, Inc.,      Union Sales,              Fruit of the
       Inc.                Ltd.           f/k/a Jet Sew           Inc.       ------     Loom Trading
    (Delaware)          (Delaware)      Technologies, Inc.     (Delaware)                 Company
                                            (New York)                                   (Delaware
  ----------------   ----------------   ----------------   ----------------           ----------------
         |
         |           ----------------   ----------------   ----------------
         |             FTL Systems,        Sherman Whse     DeKalb Knitting
         |                 Inc.               Corp.              Corp.
         |             (Tennessee)        (Mississippi)        (Alabama)
         |           ----------------   ----------------   ----------------
=============================================================================
         |
  ----------------
  FTL Investments,
        Inc.
     (Delaware)
  ----------------

                                   APPENDIX 1


                         FORM 10K DATED MARCH ___, 2001





                                [TO BE PROVIDED]

                                                                       Exhibit A





                       IN THE UNITED STATES DISTRICT COURT
                          FOR THE DISTRICT OF DELAWARE

--------------------------------------------------x
                                                 :
In re:                                           :
                                                 :
FRUIT OF THE LOOM, INC., et al.                  :      Chapter 11
                                                 :
                               Debtors.          :      Case No. 99-4497 (PJW)
                                                 :
--------------------------------------------------x

                          JOINT PLAN OF REORGANIZATION
                          OF FRUIT OF THE LOOM DEBTORS
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                   MILBANK, TWEED, HADLEY & MCCLOY LLP
                                   1 Chase Manhattan Plaza New York,
                                   New York 10005-1413 212) 530-5000

                                            - and -

                                   SAUL EWING LLP
                                   222 Delaware Ave.
                                   P.O. Box 1266
                                   Wilmington, Delaware 19889-1266
                                   (302) 421-6800

                                   Attorneys for Fruit of the Loom, Inc. et al., Debtors and Debtors in Possession

                                   Dated: March 15, 2001

                                TABLE OF CONTENTS



                                                                        Page
                                                                        ----
   SECTION I DEFINITIONS............................................     1
   1.1          "8-7/8% Notes"......................................     1
   1.2          "8-7/8% Notes Trustee"..............................     1
   1.3          "1999 Pledge Agreement".............................     1
   1.4          "1997 Credit Agreement".............................     2
   1.5          "7% Debentures".....................................     2
   1.6          "7-3/8% Debentures".................................     2
   1.7          "6-1/2% Notes"......................................     2
   1.8          "Acceptable" or "Acceptability".....................     2
   1.9          "Adequate Protection Order".........................     2
   1.10         "Adequate Protection Payments"......................     2
   1.11         "Administrative Expense Claim"......................     2
   1.12         "Affiliate".........................................     3
   1.13         "Allow" or "Allowed"................................     3
   1.14         "Amended Bylaws"....................................     4
   1.15         "Amended Certificates of Incorporation".............     4
   1.16         "Articles of Association"...........................     4
   1.17         "Assignment Order"..................................     4
   1.18         "Avoidance Action"..................................     4
   1.19         "Ballot"............................................     4
   1.20         "Ballot Agent"......................................     4
   1.21         "Ballot Agent Order"................................     5
   1.22         "Bankruptcy Code"...................................     5
   1.23         "Bankruptcy Rules"..................................     5
   1.24         "Base Distribution".................................     5
   1.25         "BofA"..............................................     5
   1.26         "Business Day"......................................     5
   1.27         "Cash"..............................................     5
   1.28         "Cash Investment Yield".............................     5
   1.29         "Causes of Action"..................................     5
   1.30         "Cayman Court"......................................     6
   1.31         "Cayman Proceeding".................................     6
   1.32         "Claim".............................................     6
   1.33         "Claims Agent"......................................     6
   1.34         "Class".............................................     6
   1.35         "Class Action Claims"...............................     6
   1.36         "Collateral"........................................     7
   1.37         "Committee Avoidance Action"........................     7
   1.38         "Confirmation Date".................................     7
   1.39         "Confirmation Hearing"..............................     7
   1.40         "Confirmation Order"................................     7
   1.41         "Consent"...........................................     7

   1.42         "Consolidated Estate"...............................     8
   1.43         "Corporate Indemnities".............................     8
   1.44         "Court".............................................     8
   1.45         "Creditors' Committee"..............................     8
   1.46         "Creditors' Securities Fraud Claims"................     8
   1.47         "Cure"..............................................     9
   1.48         "D&O Policies"......................................     9
   1.49         "Debtor Subsidiaries"...............................     9
   1.50         "Debtors"...........................................     9
   1.51         "Debtors in Possession".............................    10
   1.52         "Differential"......................................    10
   1.53         "DIP Agent".........................................    10
   1.54         "DIP Facility"......................................    10
   1.55         "DIP Facility Claims"...............................    10
   1.56         "DIP Financing Order"...............................    10
   1.57         "DIP Lenders".......................................    10
   1.58         "Disallow" or "Disallowed"..........................    10
   1.59         "Disclosure Statement"..............................    10
   1.60         "Disclosure Statement Approval Date"................    11
   1.61         "Disclosure Statement Approval Order"...............    11
   1.62         "Disputed Claim"....................................    11
   1.63         "Disputed Reserve"..................................    11
   1.64         "Distributable Shares"..............................    11
   1.65         "Distributed Shares"................................    11
   1.66         "Distributions".....................................    11
   1.67         "Effective Date"....................................    11
   1.68         "Equity Interest"...................................    12
   1.69         "Estate"............................................    12
   1.70         "Excluded Claims and Defenses"......................    12
   1.71         "Exit Facility".....................................    12
   1.72         "Exit Facility Commitment Letter"...................    12
   1.73         "Farley"............................................    12
   1.74         "Farley Assignment".................................    12
   1.75         "Farley Bank Agent".................................    12
   1.76         "Farley Credit Agreement"...........................    12
   1.77         "Farley Deficiency Claim"...........................    13
   1.78         "Farley Guaranty"...................................    13
   1.79         "Farley Guaranty Claims"............................    13
   1.80         "Farley Lenders"....................................    13
   1.81         "Farley Settlement Amount"..........................    13
   1.82         "Final Order".......................................    13
   1.83         "Fruit of the Loom".................................    13
   1.84         "Fruit of the Loom Group"...........................    14
   1.85         "FTL, Inc.".........................................    14
   1.86         "GAAP"..............................................    14
   1.87         "Indemnification Parties"...........................    14
   1.88         "Indemnification Rights"............................    14

   1.89         "Indenture".........................................    14
   1.90         "Indenture Trustee".................................    14
   1.91         "Informal Noteholders' Committee"...................    14
   1.92         "Initial Distribution Date".........................    14
   1.93         "JPLs"..............................................    14
   1.94         "Key Employee Equity Incentive Compensation Program"    15
   1.95         "Lazard"............................................    15
   1.96         "Letter of Transmittal".............................    15
   1.97         "Liabilities".......................................    15
   1.98         "Lien"..............................................    15
   1.99         "Liquidating Debtor"................................    15
   1.100        "Liquidation Agent".................................    15
   1.101        "Liquidation Agent Agreement".......................    15
   1.102        "Master Ballot".....................................    16
   1.103        "Material"..........................................    16
   1.104        "Memorandum of Association".........................    16
   1.105        "New Common Stock"..................................    16
   1.106        "New FTL, Ltd.".....................................    16
   1.107        "New FTL, Ltd. Certificate of Incorporation"........    16
   1.108        "New Indenture Agreement"...........................    16
   1.109        "New Notes".........................................    16
   1.110        "New Union Underwear Common Stock"..................    17
   1.111        "Nondebtor Affiliates"..............................    17
   1.112        "NWI Effective Date"................................    17
   1.113        "NWI Land Mgmt."....................................    17
   1.114        "NWI Land Mgmt. Claims".............................    18
   1.115        "Northwest".........................................    18
   1.116        "Old Capital Stock".................................    18
   1.117        "Old Common Stock"..................................    18
   1.118        "Old FTL, Inc. Capital Stock".......................    18
   1.119        "Old FTL, Inc. Preferred Stock".....................    18
   1.120        "Old FTL, Ltd.".....................................    18
   1.121        "Old FTL, Ltd. Capital Stock".......................    18
   1.122        "Old Stock Options".................................    18
   1.123        "Petition Date".....................................    18
   1.124        "Plan"..............................................    19
   1.125        "Plan Supplement"...................................    19
   1.126        "Plan Transactions".................................    19
   1.127        "Postpetition Credit Agreement".....................    19
   1.128        "Prepetition Agent".................................    19
   1.129        "Prepetition Bank Lenders"..........................    19
   1.130        "Prepetition Bank Lenders' Claims"..................    19
   1.131        "Prepetition Claim".................................    19
   1.132        "Prepetition Collateral Agent"......................    19
   1.133        "Prepetition Secured Creditor Claim"................    20
   1.134        "Prepetition Secured Creditors".....................    20

   1.135        "Priority Non-Tax Claim"............................    20
   1.136        "Priority Tax Claim"................................    20
   1.137        "Professional Fees".................................    20
   1.138        "Quarterly Distribution Date".......................    20
   1.139        "Ratable Proportion"................................    20
   1.140        "Record Date".......................................    20
   1.141        "Reinstated" or "Reinstatement".....................    20
   1.142        "Rejection and Assignment Schedule".................    21
   1.143        "Released Parties"..................................    21
   1.144        "Reorganization Cases"..............................    21
   1.145        "Reorganizing Debtors"..............................    21
   1.146        "Reorganized Fruit of the Loom".....................    21
   1.147        "Reorganized Subsidiaries"..........................    22
   1.148        "Reorganized Union Underwear".......................    22
   1.149        "Schedules".........................................    22
   1.150        "Scheme Claim"......................................    22
   1.151        "Scheme Priority Claims"............................    22
   1.152        "Scheme of Arrangement".............................    22
   1.153        "Secured Claim".....................................    22
   1.154        "Secured Creditor New Common Stock".................    23
   1.155        "Securities Act"....................................    23
   1.156        "Securities Claims".................................    23
   1.157        "Securities Class Action Plaintiffs"................    23
   1.158        "Securities Class Actions"..........................    23
   1.159        "Senior Notes"......................................    23
   1.160        "Senior Noteholder".................................    23
   1.161        "Senior Noteholder Claim"...........................    23
   1.162        "Stock Distribution"................................    23
   1.163        "Subsidiary"........................................    24
   1.164        "Subsidiary Equity Interests".......................    24
   1.165        "Synthetic Lease"...................................    24
   1.166        "Synthetic Lease Agent".............................    24
   1.167        "Synthetic Lease Lenders"...........................    24
   1.168        "Trade Claim".......................................    24
   1.169        "Trade Claim Maximum Class Payment Amount"..........    24
   1.170        "Trade Election Claim"..............................    25
   1.171        "Union Underwear"...................................    25
   1.172        "United States Trustee".............................    25
   1.173        "Unofficial Bank Steering Committee"................    25
   1.174        "Unsecured Claim"...................................    25
   1.175        "Unsecured Creditor New Common Stock"...............    25
   1.176        "Unsecured Creditor Trust"..........................    25
   1.177        "Unsecured Creditor Trust Agreement"................    25
   1.178        "Unsecured Deficiency Claim"........................    25
   1.179        "Voting Deadline"...................................    26

SECTION II  INTERPRETATION: APPLICATION OF DEFINITIONS, RULES OF
            CONSTRUCTION, AND COMPUTATION OF TIME...................    26

SECTION III PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS, PRIORITY
            TAX CLAIMS, AND OTHER UNCLASSIFIED CLAIMS ALLOWED
            AGAINST THE CONSOLIDATED ESTATE ........................    27
   3.1          Administrative Expense Claims.......................    27
   3.2          DIP Facility Claims.................................    27
   3.3          Priority Tax Claims.................................    27

SECTION IV  CLASSIFICATION OF CLAIMS AGAINST, AND EQUITY INTERESTS
            IN, FRUIT OF THE LOOM...................................    28

SECTION V   TREATMENT OF CLAIMS AGAINST, AND EQUITY INTERESTS IN,
            THE CONSOLIDATED ESTATE UNDER THE PLAN..................    30
   5.1          Distributions Under the Plan........................    30
   5.2          No Duplication of Claims or Distributions...........    30
   5.3          Class 1:  Priority Non-Tax Claims...................    30
   5.4          Class 2:  Prepetition Secured Creditor Claims.......    30
   5.5          Class 3:  Other Secured Claims......................    31
   5.6          Class 4:  Unsecured Claims..........................    32
   5.7          Class 5:  Trade Claims and Trade Election Claims....    32
   5.8          Class 6: Creditors' Securities Fraud Claims.........    33
   5.9          Class 7:  Old Capital Stock.........................    33
   5.10         Class 8:  Subsidiary Equity Interests...............    33
   5.11         Class 9:  Other Equity Interests....................    33

SECTION VI  PROVISIONS REGARDING NEW NOTES AND NEW COMMON STOCK
            DISTRIBUTED PURSUANT TO THE PLAN........................    34
   6.1          New Notes...........................................    34
   6.2          New Common Stock....................................    34
   6.3          New Union Underwear Common Stock....................    34

SECTION VII IMPAIRED AND UNIMPAIRED CLASSES OF CLAIMS AND EQUITY
            INTERESTS UNDER THE PLAN; ACCEPTANCE OR REJECTION
            OF THE PLAN.............................................    35
   7.1          Holders of Claims and Equity Interests Entitled
                to Vote.............................................    35
   7.2          Nonconsensual Confirmation..........................    35
   7.3          Revocation of the Plan..............................    35

SECTION VIII MEANS OF IMPLEMENTATION OF THE PLAN....................    36
   8.1          Substantive Consolidation...........................    36
   8.2          Treatment of Intercompany Claims....................    37
   8.3          Reorganized Fruit of the Loom's Obligations Under
                the Plan............................................    38

   8.4          Continuation of Business............................    38
   8.5          Charter and Bylaws..................................    38
   8.6          Cancellation of Equity Interests....................    38
   8.7          The Board of Directors of Reorganized Fruit of
                the Loom............................................    38
   8.8          Operations of Fruit of the Loom Between the
                Confirmation Date and the Effective Date............    39
   8.9          Exclusivity Period..................................    39
   8.10         Revesting of Assets.................................    39
   8.11         Creditors' Committee................................    39
   8.12         Effectuating Documents; Further Transactions........    40
   8.13         Assumption of Obligations Under the Plan............    40
   8.14         Distributions under the Plan........................    40
   8.15         Treatment of Certain Claims Related to Farley.......    40
   8.16         Substantial Consummation............................    41
   8.17         Preservation of Certain Causes of Action
                and Defenses........................................    41
   8.18         Cancellation of Existing Securities.................    42
   8.19         Scheme of Arrangement...............................    42
   8.20         Exit Facility.......................................    42
   8.21         Key Employee Equity Compensation Program............    42
   8.22         Liquidation of NWI Land Mgmt........................    43
   8.23         Liquidation of the Liquidating Debtors..............    44
   8.24         Unsecured Creditor Trust............................    45

SECTION IX DISTRIBUTIONS UNDER THE PLAN.............................    46
   9.1          Timing of Distributions.............................    46
   9.2          Record Date for Distributions.......................    46
   9.3          Delivery of Distributions...........................    47
   9.4          Manner of Cash Payments Under the Plan..............    47
   9.5          Time Bar to Cash Payments by Check..................    48
   9.6          Disputed Reserves...................................    48
   9.7          Limitations on Funding of Disputed Reserves.........    48
   9.8          Tax Requirements for Income Generated by Disputed
                Reserves............................................    48
   9.9          Estimation of Claims................................    49
   9.10         Distributions After Effective Date..................    49
   9.11         No Distributions of Fractional Shares...............    49
   9.12         No Payments of Fractional Cents.....................    49
   9.13         Interest on Claims..................................    50
   9.14         No Distribution in Excess of Allowed Amount
                of Claim............................................    50
   9.15         Ordinary Course Liabilities.........................    50
   9.16         Setoff and Recoupment...............................    50
   9.17         Payment of Taxes on Distributions Received Pursuant
                to the Plan.........................................    50
   9.18         Entities to Exercise Function of Liquidation Agent..    50
   9.19         Surrender of Senior Notes and 8-7/8% Notes..........    51

SECTION X DISPUTED CLAIMS...........................................    52
   10.1         Objection Deadline..................................    52
   10.2         Prosecution of Objections after the Effective Date..    52
   10.3         No Distributions Pending Allowance..................    52
   10.4         Withholding of Allocated Distributions..............    52
   10.5         Distributions When a Disputed Claim Becomes an
                Allowed Claim.......................................    53

SECTION XI SECURITIES CLAIMS........................................    53
   11.1         Release by Fruit of the Loom of its Directors,
                Officers, and Employees from All Class
                Action Claims ......................................    53
   11.2         Release and Discharge of All Securities Claims
                Against Fruit of the Loom...........................    53

SECTION XII EXECUTORY CONTRACTS AND UNEXPIRED LEASES UNDER
            THE PLAN................................................    54
   12.1         General Treatment...................................    54
   12.2         Rejected or Assigned Executory Contracts; Rejection
                and Assignment Schedule.............................    54
   12.3         Fruit of the Loom's Corporate Indemnities...........    55
   12.4         Payments Related to Assumption of Executory
                Contracts and Unexpired Leases......................    55
   12.5         Bar Date for Rejection Damages......................    55
   12.6         Compensation and Benefit Programs...................    55
   12.7         Retiree Benefits....................................    56

SECTION XIII CONDITIONS PRECEDENT TO THE CONFIRMATION DATE AND THE
             EFFECTIVE DATE.........................................    56
   13.1         Conditions Precedent to the Confirmation of
                the Plan............................................    56
   13.2         Conditions Precedent to the Effective Date of
                the Plan............................................    59
   13.3         Waiver of Conditions Precedent......................    60
   13.4         Effect of Failure or Absence of Waiver of Conditions
                Precedent to the Effective Date of the Plan.........    60

SECTION XIV EFFECT OF CONFIRMATION..................................    60
   14.1         Reorganized Fruit of the Loom's Authority...........    60
   14.2         Vesting and Liens...................................    61
   14.3         Discharge of Fruit of the Loom......................    61
   14.4         Term of Injunctions or Stays........................    62

SECTION XV RELEASES, INJUNCTION, AND WAIVER OF CLAIMS...............    62
   15.1         Release of Fruit of the Loom and Reorganized Fruit
                of the Loom.........................................    62
   15.2         Exculpation and Limited Release With Respect to
                Postpetition Actions................................    62
   15.3         Injunction..........................................    63
   15.4         Avoidance and Recovery Actions......................    63
   15.5         Release of Released Parties by Fruit of the Loom....    63

SECTION XVI RETENTION OF JURISDICTION...............................    64
   16.1         Retention of Jurisdiction...........................    64
   16.2         Modification of the Plan............................    66

SECTION XVII MISCELLANEOUS PROVISIONS...............................    67
   17.1         Payment of Statutory Fees...........................    67
   17.2         Governing Law.......................................    67
   17.3         Notices.............................................    67
   17.4         Further Documents and Actions.......................    68
   17.5         Plan Supplement.....................................    68
   17.6         Plan Controls.......................................    69
   17.7         Reservation of Rights...............................    69
   17.8         Injunction Regarding Worthless Stock Deduction......    69
   17.9         Tax Reporting and Compliance........................    69
   17.10        Binding Effect......................................    69

                JOINT PLAN OF REORGANIZATION OF THE FRUIT OF THE
              LOOM DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                  FTL, Inc., Old FTL, Ltd., and the Debtor Subsidiaries, as Debtors and Debtors in Possession in these Reorganization Cases, propose this Joint Plan of Reorganization pursuant to the provisions of Chapter 11 of the Bankruptcy Code.

                  For a discussion of Fruit of the Loom's history, businesses, properties, key contracts, and future business plans, creditors and shareholders of Fruit of the Loom should consult the Disclosure Statement to which the Plan is attached. All creditors are encouraged to consult the Disclosure Statement and to read the Plan carefully before voting to accept or reject the Plan.

                  NO SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED HEREWITH AND APPROVED BY THE BANKRUPTCY COURT, HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT FOR USE IN SOLICITING ACCEPTANCE OR REJECTION OF THE PLAN.

                                   SECTION I

                                   DEFINITIONS

                  The following terms, when used in the Plan, shall have the meanings set forth below:

                  1.1 "8-7/8% Notes" means the 8-7/8% senior notes due 2006, issued by FTL, Inc. in the original principal amount of $250,000,000 pursuant to that certain indenture dated as of March 25, 1999 evidencing such notes, as the same may have been amended, modified, or supplemented from time to time.

                  1.2 "8-7/8% Notes Trustee" means the current trustee (including a current trustee that is such as a result of the addition, substitution, or replacement of any previous trustee) with respect to that certain indenture, dated as of March 25, 1999, by and among FTL, Inc., Old FTL, Ltd., the "Guarantor Subsidiaries" identified therein, and the Bank of New York as Trustee thereunder, as the same may have been amended, modified, or supplemented from time to time.

                  1.3 "1999 Pledge Agreement" means the Second Amended and Restated Pledge Agreement, dated as of March 10, 1999, executed by the members of Fruit of the Loom set forth therein, in favor of BofA as Collateral Agent thereunder, as the same may have been amended, modified, or supplemented from time to time.

                  1.4 "1997 Credit Agreement" means the Credit Agreement by and among FTL, Inc., certain Subsidiaries of FTL, Inc. identified therein, BofA as Administrative Agent, Bankers Trust Company as Syndication Agent, Chase Manhattan Bank and Bank of Nova Scotia as Co-Documentation Agents, and the Lenders identified as such therein, dated as of September 19,

1997, as the same may have been amended, modified, or supplemented from time to time, and including all of the "Senior Credit Documents" (as that term is defined in the 1999 Pledge Agreement).

                  1.5 "7% Debentures" means the 7% debentures due March 15, 2011, in the original principal amount of $125,000,000, issued by Northwest pursuant to that certain indenture dated March 15, 1981 evidencing such debentures, as the same may have been amended, modified, or supplemented from time to time.

                  1.6 "7-3/8% Debentures" means the 7-3/8% debentures due November 30, 2023, in the original principal amount of $150,000,000, issued by FTL, Inc. pursuant to that certain indenture evidencing such debentures dated November 30, 1993, as the same may have been amended, modified, or supplemented from time to time.

                  1.7 "6-1/2% Notes" means the 6-1/2% notes due November 30, 2003, in the original principal amount of $150,000,000, issued by FTL, Inc. pursuant to that certain indenture evidencing such notes dated November 30, 1993, as the same may have been amended, modified, or supplemented from time to time.

                  1.8 "Acceptable" or "Acceptability" means, with respect to any agreement, schedule, or any other document (or any of the terms thereof) that must be "Acceptable" to the Prepetition Secured Creditors, that the Prepetition Secured Creditors Consent to such document or the terms thereof.

                  1.9 "Adequate Protection Order" means the Final Order Pursuant to Sections 361, 363 and 364(d)(1) of the Bankruptcy Code and Rule 4001 of the Federal Rules of Bankruptcy Procedure Providing the Pre-Petition Secured Lenders Adequate Protection with Respect to the Debtors' (i) Obtaining Secured Postpetition Financing, and (ii) Authorizing Use of Cash Collateral, entered by the Court on or about February 4, 2000.

                  1.10 "Adequate Protection Payments" has the meaning ascribed thereto in Section 5.4.2.

                  1.11 "Administrative Expense Claim" means any right to payment constituting a cost or expense of administration of the Reorganization Cases that is Allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including (a) any actual and necessary costs and expenses of preserving the Estates of Fruit of the Loom, (b) any actual and necessary costs and expenses of operating the businesses of Fruit of the Loom, (c) any indebtedness or obligations incurred or assumed by Fruit of the Loom in the ordinary course of business in connection with the conduct of their business, (d) claims for reclamation Allowed in accordance with section 546(c)(2) of the Bankruptcy Code pursuant to a Final Order, (e) any "Professional Fees" of the kind described in clause (a) of the definition thereof, whether fixed before or after the Effective Date, (f) any fees or charges assessed against and payable by the Consolidated Estate under section 1930 of title 28, United States Code (including post-Confirmation Date and post-Effective Date fees and charges), and
(g) any Claim against Fruit of the Loom or any member thereof (i) that has been determined by a Final Order of the Court to constitute an administrative expense or priority Claim, and (ii) the payment of which is or has been authorized by any applicable Final Order of the Court.

                  1.12 "Affiliate" means (A) an Entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of another Entity, other than an Entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or (ii) solely to secure a debt, if such entity has not in fact exercised such power to vote; (B) a corporation 20 percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by an Entity, or by another Entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of the first Entity, other than an Entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or
(ii) solely to secure a debt, if such Entity has not in fact exercised such power to vote; or (C) an Entity whose business is operated under a lease or operating agreement by another Entity, or an Entity substantially all of whose property is operated under an operating agreement by another Entity.

                  1.13 "Allow" or "Allowed" means, with reference to any Claim or Equity Interest: (a) any Claim against or Equity Interest in any member of Fruit of the Loom, proof of which was filed within the applicable period of limitation fixed by the Court in accordance with Bankruptcy Rule 3003(c)(3) and as to which (i) no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or a Final Order, (ii) no action has been commenced to avoid the Claim or Equity Interest within the applicable period of limitation fixed by the Plan, or (iii) an objection has been interposed, but in such case only to the extent the Claim or Equity Interest has been allowed (whether in whole or in part) by a Final Order; (b) if no proof of claim was so filed or any applicable proof of claim that was filed has been withdrawn or Disallowed, any Claim against any member of Fruit of the Loom that has been listed by the applicable member(s) of Fruit of the Loom in their respective Schedules as liquidated in amount and not disputed or contingent; (c) if no proof of equity interest was so filed or any applicable proof of equity interest that was filed has been withdrawn, any Equity Interest listed in the consolidated stockholders list maintained by Fruit of the Loom as of the Confirmation Date; (d) any Claim arising from the recovery of property under sections 550 or 553 of the Bankruptcy Code and allowed in accordance with section 502(h) of the Bankruptcy Code; (e) any Claim or Equity Interest allowed under or pursuant to the terms of the Plan; (f) the Prepetition Secured Creditor Claims in the amounts set forth on Exhibit A, subject to adjustment as set forth in Sections 5.4.2 and 8.15.2; or (g) any other Claim or Equity Interest that has been allowed by a Final Order; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Court shall not be considered Allowed Claims hereunder. Unless otherwise specified herein or by order of the Court, Allowed Claims shall not, for any purpose under the Plan, include interest on such Claims from and after the Petition Date.

                  1.14 "Amended Bylaws" means the amended and restated bylaws of each member of Reorganized Fruit of the Loom other than New FTL Ltd., all of which shall be in all material respects Acceptable to the Prepetition Secured Creditors and substantially in the form contained in the Plan Supplement.

                  1.15 "Amended Certificates of Incorporation" means the amended and restated certificate of incorporation of each member of Reorganized Fruit of the Loom other than New FTL, Ltd., all of which shall be in all material respects Acceptable to the Prepetition Secured Creditors and substantially in the form contained in the Plan Supplement.

                  1.16 "Articles of Association" means the articles of association of New FTL, Ltd., which shall be in all material respects Acceptable to the Prepetition Secured Creditors and substantially in the form contained in the Plan Supplement.

                  1.17 "Assignment Order" has the meaning ascribed thereto in
Section 8.15.1.

                  1.18 "Avoidance Action" means any and all avoidance or recovery actions under sections 502(d), 542, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code.

                  1.19 "Ballot" means the form or forms distributed to each holder of an impaired Claim entitled to vote on the Plan, on which form or forms the holder may, among other things, vote to accept or reject the Plan and, if applicable, elect to have its Trade Claim treated as an Electing Trade Claim.

                  1.20 "Ballot Agent" means ______________, who was appointed in the Ballot Agent Order to be the agent to receive and tabulate Ballots from Entities authorized by the Bankruptcy Code, the Bankruptcy Rules, or a Final Order of the Court to vote on the Plan.

                  1.21 "Ballot Agent Order" means the order, entered by the Court on _______ __, 2001, that (among other things) approved the appointment of the Ballot Agent.

                  1.22 "Bankruptcy Code" means title 11 of the United States Code, as in effect on the Confirmation Date and as applicable to the Reorganization Cases.

                  1.23 "Bankruptcy Rules" means (a) the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under 28 U.S.C. Section 2075, and (b) the Local Rules of the Court, in each case as amended from time to time and as applicable to the Reorganization Cases.

                  1.24 "Base Distribution" has the meaning ascribed thereto in
Section 5.4.1.

                  1.25 "BofA" means Bank of America, N.A. (f/k/a NationsBank, N.A.).

                  1.26 "Business Day" means any day other than (a) a Saturday,
(b) a Sunday, (c) any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order, and (d) the Friday after Thanksgiving.

                  1.27 "Cash" means legal tender of the United States of America.

                  1.28 "Cash Investment Yield" means the net yield earned by Reorganized Fruit of the Loom from the investment of Cash held pending distribution in accordance with the provisions of the Plan, including any Cash received by Reorganized Fruit of the Loom on account of dividends and other distributions on New Common Stock.

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

                  1.29 "Causes of Action" means any and all actions, causes of action, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, claims, and demands whatsoever, whether known or unknown, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Reorganization Cases, including through the Effective Date.

                  1.30 "Cayman Court" means the Grand Court of the Cayman Islands, before which the Cayman Proceeding is pending.

                  1.31 "Cayman Proceeding" means the case commenced by Old FTL, Ltd.'s filing of a petition on December 30, 1999 in the Cayman Court (Cause No. 823 of 1999) for the appointment of two JPLs pursuant to the Cayman Islands Companies Law,Section99.

                  1.32 "Claim" means any claim against any member of Fruit of the Loom, whether or not asserted, as the term "claim" is defined in section 101(5) of the Bankruptcy Code, and includes all Administrative Expense Claims.

                  1.33 "Claims Agent" means Donlin, Recano & Company, Inc., the claims and noticing agent for Fruit of the Loom pursuant to the Order Approving Application of Debtors Authorizing Retention of Donlin Recano & Company, Inc. as Notice and Claims Agent of the Bankruptcy Court Pursuant to 11 U.S.C. Section 156(c), entered by the Court on or about December 30, 1999.

                  1.34 "Class" means a category of holders of Claims or Equity Interests described in Section IV.

                  1.35 "Class Action Claims" means all claims, demands, rights, liabilities, and causes of action of any kind whatsoever, known or unknown, asserted or which might have been asserted in a direct, derivative, or other capacity against any Entity arising out of, relating to, or in connection with
(a) Fruit of the Loom's financial statements, (b) the purchase, sale, or other decision or action made or taken, or declined, failed or refused to be made or taken, or otherwise foregone, concerning or relating to any Equity Interests,
(c) the facts, transactions, events, occurrences, acts, representations, disclosure, statements, omissions, or failures to act that were the subject of or were alleged or could have been alleged in the Securities Class Actions against Old FTL, Ltd., FTL, Inc., the other members of Fruit of the Loom, or any and all other Persons and Entities, or any other action that was or could have been initiated against any of the foregoing on or before the Confirmation Date, whether asserted individually or on behalf of a class of plaintiffs, and (d) the purchase, ownership, or sale of the common stock or other securities of FTL, Inc. or Old FTL, Ltd. The term "Class Action Claims" specifically includes all claims that have been, may be, or could be (or could have been) asserted in any of the Securities Class Actions.

                  1.36 "Collateral" means any property, or interest in property, of the Consolidated Estate or NWI Land Mgmt. subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or other applicable law.

                  1.37 "Committee Avoidance Action" means the adversary proceeding (Adv. Pro. No. 00-1022) initiated by the Creditors' Committee on August 24, 2000 against the Prepetition Secured Creditors to avoid certain liens, security interests, and transfers granted or made to the Prepetition Secured Creditors and to equitably subordinate the Claims of certain of those creditors.

                  1.38 "Confirmation Date" means the date on which the Confirmation Order is entered on the docket of the Court.

                  1.39 "Confirmation Hearing" means the hearing held by the Court on confirmation of the Plan, as it may be adjourned or continued from time to time.

                  1.40 "Confirmation Order" means the order of the Court confirming the Plan under section 1129 of the Bankruptcy Code.

                  1.41 "Consent" means, with respect to any action that requires the "Consent" of the Prepetition Secured Creditors, the consent of (i) the members of the Informal Noteholders' Committee holding or representing a majority in amount of the Senior Noteholder Claims held by members of the Informal Noteholders' Committee participating in the vote on the issue with respect to which such consent is sought, and (ii) the members of the Unofficial Bank Steering Committee holding a majority in amount of the Prepetition Bank Lenders' Claims held by members of the Unofficial Bank Steering Committee participating in the vote on the issue with respect to which such consent is sought; provided however, if (a) the members of the Unofficial Bank Steering Committee and their Affiliates hold, in the aggregate, less than 25% of the outstanding principal amount of the Prepetition Bank Lenders' Claims, then, with respect to any action, decision, or selection to be made by the Unofficial Bank Steering Committee, the Unofficial Bank Steering Committee shall initially have the right to make such action, decision or selection, but the Debtors, at their option, may elect (by notifying the Prepetition Agent) to submit such action, decision, or selection to the holders of at least a majority in amount of the Prepetition Bank Lenders' Claims, but until and unless the majority in amount of holders of the Prepetition Bank Lenders' Claims reverses the determination of the Unofficial Bank Steering Committee, or makes an alternative action, decision, or selection, the action, decision or selection of the Unofficial Bank Steering Committee shall constitute the action, decision, or selection of the Prepetition Bank Lenders; or (b) the members of the Informal Noteholders' Committee and their Affiliates hold, in the aggregate, less than 25% of the Senior Noteholder Claims, then, with respect to any action, decision, or selection to be made by the Informal Noteholders' Committee, the Informal Noteholders' Committee shall initially have the right to make such action, decision or selection, but the Debtors, at their option, may elect (by notifying counsel for the Informal Noteholders' Committee) to submit such action, decision or selection to the holders of at least a majority in amount of the Senior Noteholder Claims, but until and unless the majority in amount of holders of the Senior Noteholder Claims reverses the determination of the Informal Noteholders' Committee, or makes an alternative action, decision, or selection, the action, decision or selection of the Informal Noteholders' Committee shall constitute the action, decision, or selection of the Senior Noteholders.

                  1.42 "Consolidated Estate" means the single bankruptcy estate of Fruit of the Loom resulting from the substantive consolidation of the Estates of each member of Fruit of the Loom (with the exception of NWI Land Mgmt.) pursuant to Section 8.1.

                  1.43 "Corporate Indemnities" means any obligations of any member of Fruit of the Loom pursuant to its corporate charter, certificate of incorporation, bylaws, memorandum of association, articles of association, or other organizational documents, or agreements entered into any time prior to the Effective Date, to indemnify its directors, officers, or employees with respect to past, present, and future actions, suits, and proceedings against such member of Fruit of the Loom or such directors, officers, or employees, based upon any act or omission related to service with, for, or on behalf of such member of Fruit of the Loom.

                  1.44 "Court" means the United States District Court for the District of Delaware having jurisdiction over the Reorganization Cases and, to the extent of any reference under section 157 of title 28 of the United States Code, the bankruptcy unit of such District Court under section 151 of title 28 of the United States Code.

                  1.45 "Creditors' Committee" means the official committee of unsecured creditors appointed by the United States Trustee in the Reorganization Cases on January 10, 2000 to represent unsecured creditors of Fruit of the Loom, as it may be constituted from time to time.

                  1.46 "Creditors' Securities Fraud Claims" means any and all Claims of the type described in the definition of "Class Action Claims" that are, may be, or could have been asserted against Fruit of the Loom by any holder of the 8-7/8% Notes or any of the Senior Notes, the Indenture Trustees, or the 8-7/8% Notes Trustee, or any other Entity holding a Claim against any member of Fruit of the Loom.

                  1.47 "Cure" means the Distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Court, with respect to the assumption of an executory contract or unexpired lease pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all accrued, due, and unpaid monetary obligations, without interest (or such other amount as may be agreed upon by the parties or ordered by the Court), under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable nonbankruptcy law.

                  1.48 "D&O Policies" means (a) policy no. 856-05-81, issued by the National Union Fire Insurance Company of Pittsburgh, PA, a member company of the American International Group; (b) policy no. QB 346899 (01), issued by Lloyds of London through Illinois broker J&H Marsh & McLennan of Illinois, Inc.;
(c) policy no. GA0436201, issued by Gulf Insurance Company through J&H Marsh & McLennan of Illinois, Inc.; (d) policy no. YXB001700, issued by the Genesis Insurance Company through J&H Marsh & McLennan; (e) policy no. WCDO 100 012, issued by Westport Insurance Corporation; (f) policy no. 752-195137-99, issued by Executive Risk Indemnity, Inc.; (g) policy no. 858-21-54, issued by National Union Fire Insurance Co.; (h) policy no. 752-096955-98, issued by Executive Risk Specialty Insurance Co.; (i) policy no. NDA0136120-98, issued by Reliance Insurance Co.; (j) policy no. FD9804505, issued by Underwriter's at Lloyds, London; and (k) any and all similar


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

insurance policies providing insurance coverage to, among others, directors and officers of any member of Fruit of the Loom.

                  1.49 "Debtor Subsidiaries" means, collectively, Aliceville Cotton Mill Inc.; Artex Manufacturing Co., Inc.; DeKalb Knitting Corp.; Fayette Cotton Mill, Inc.; FOL Caribbean Corp.; Fruit of the Loom Arkansas, Inc.; Fruit of the Loom Caribbean Corp.; Fruit of the Loom, Inc. (a New York corporation); Fruit of the Loom, Texas, Inc.; Fruit of the Loom Trading Company; FTL Investments, Inc.; FTL Regional Sales Co., Inc.; FTL Sales Company, Inc.; FTL Systems, Inc.; Gitano Fashions Ltd.; Greenville Manufacturing, Inc.; Leesburg Knitting Mills, Inc.; Leesburg Yarn Mill, Inc.; Martin Mills, Inc.; NWI Land Mgmt.; ProPlayer, Inc.; FOL R & D, Inc. (formerly Jet Sew Technologies, Inc); Rabun Apparel, Inc.; Salem Sportswear Corporation; Salem Sportswear, Inc.; Sherman Warehouse Corp.; The B.V.D. Licensing Corp.; Union Sales, Inc.; Union Underwear; Union Yarn Mills, Inc.; Whitmire Manufacturing, Inc.; and Winfield Cotton Mill, Inc.; each of which is a direct or indirect Subsidiary of FTL, Inc. and is a Debtor and Debtor in Possession in the Reorganization Cases.

                  1.50 "Debtors" means, collectively, FTL, Inc., Old FTL, Ltd., and the Debtor Subsidiaries.

                  1.51 "Debtors in Possession" means the Debtors in their capacity as debtors in possession in the Reorganization Cases under sections 1107(a) and 1108 of the Bankruptcy Code.

                  1.52 "Differential" has the meaning ascribed thereto in
Section 5.4.2.

                  1.53 "DIP Agent" means BofA in its capacity as Agent under the DIP Facility, and any successor thereto.

                  1.54 "DIP Facility" means (a) the Postpetition Credit Agreement; (b) all ancillary documents contemplated thereby; and (c) all amendments and supplements to, or modifications of, any of the foregoing, all as approved by the Court pursuant to the DIP Financing Order.

                  1.55 "DIP Facility Claims" means all Claims of the DIP Agent and the DIP Lenders against Fruit of the Loom, directly or indirectly arising from or under the DIP Facility.

                  1.56 "DIP Financing Order" means the Final Order Authorizing Secured Post-Petition Financing on a Super Priority Basis Pursuant to 11 U.S.C.SectionSection363, 364, and 507(b) and Granting Relief from the Automatic Stay Pursuant to 11 U.S.C.Section362, entered by the Court on or about February 2, 2000.

                  1.57 "DIP Lenders" means those Entities identified as "Lenders" in the Postpetition Credit Agreement.

                  1.58 "Disallow" or "Disallowed" means, with respect to any Claim or Equity Interest, (a) a Claim or Equity Interest (or any portion thereof) that has been disallowed by a Final Order; or (b) a Claim that (i) is not scheduled by a Debtor as a fixed, liquidated, noncontingent, and undisputed Claim, and (ii) as to which a proof of claim bar date has been


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

established by the Bankruptcy Code, the Bankruptcy Rules, or a Final Order of the Court but as to which no proof of claim has been timely filed or deemed timely filed with the Court pursuant to the Bankruptcy Code, the Bankruptcy Rules, or any Final Order of the Court.

                  1.59 "Disclosure Statement" means the Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code With Respect to Joint Plan of Reorganization of Fruit of the Loom (including the exhibits and schedules thereto), as the same may be amended, modified, or supplemented from time to time and as approved by the Court pursuant to the Disclosure Statement Approval Order.

                  1.60 "Disclosure Statement Approval Date" means the date on which the clerk of the Court entered the Disclosure Statement Approval Order on the docket of the Court.

                  1.61 "Disclosure Statement Approval Order" means the order approving, among other things, the Disclosure Statement, entered by the Court on ______ __, 2001.

                  1.62 "Disputed Claim" means a Claim, or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim.

                  1.63 "Disputed Reserve" means a reserve of Cash, New Notes, or New Common Stock for the relevant Class, established herein for, among other things, the payment or other satisfaction of Disputed Claims that are Allowed after the Effective Date, which reserve shall be held in trust for the benefit of the holders of the foregoing types of Claims and, except as provided in
Section 9.6, will not constitute property of the Estates or of Reorganized Fruit of the Loom.

                  1.64 "Distributable Shares" means the shares of New Common Stock representing 50 million shares of New Common Stock.

                  1.65 "Distributed Shares" means, collectively, the 47 million shares of Secured Creditor New Common Stock and Unsecured Creditor New Common Stock that will be distributed to or for the benefit of holders of Allowed Claims pursuant to the Plan, excluding any shares of New Common Stock distributed or distributable pursuant to the Key Employee Equity Incentive Compensation Program.

                  1.66 "Distributions" means the distributions, to be made in accordance with the Plan, of (as the case may be) Cash, New Notes, or New Common Stock.

                  1.67 "Effective Date" means the first Business Day on which
(a) all conditions precedent set forth in Section 13.2 have been satisfied or waived as provided in Section 13.3, and (b) no stay of the Confirmation Order is in effect.

                  1.68 "Equity Interest" means, as of the Petition Date, any capital stock or other ownership interest in any member of Fruit of the Loom (whether or not transferable) and any option, warrant, or right to purchase, sell, or subscribe for an ownership interest in, or other equity security of, any member of Fruit of the Loom, including (a) the Old Capital Stock, and (b)


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

any and all redemption, conversion, exchange, voting, participation, or dividend rights or liquidation preferences relating to the Old Capital Stock.

                  1.69 "Estate" means, as to each member of Fruit of the Loom, the estate of such Entity in its Reorganization Case created by section 541 of the Bankruptcy Code upon the commencement of its Reorganization Case.

                  1.70 "Excluded Claims and Defenses" has the meaning ascribed thereto in Section 8.17.

                  1.71 "Exit Facility" means the postconfirmation financing facility to be entered into on the Effective Date by, among others, Reorganized Fruit of the Loom and the lenders providing such financing, as more fully described in Exhibit D.

                  1.72 "Exit Facility Commitment Letter" means the commitment letter for the Exit Facility, which shall be in all material respects Acceptable to Fruit of the Loom and the Prepetition Secured Creditors and substantially in the form contained in the Plan Supplement.

                  1.73 "Farley" means William Farley, formerly the chief executive officer of Old FTL, Ltd.. and currently a director of Old FTL, Ltd.

                  1.74 "Farley Assignment" has the meaning ascribed thereto in
Section 8.15.1.

                  1.75 "Farley Bank Agent" means BofA, in its capacity as Administrative Agent under the Farley Credit Agreement.

                  1.76 "Farley Credit Agreement" means the Credit Agreement among Farley, the Farley Bank Agent, Credit Suisse First Boston (as Syndication Agent), and the Farley Lenders, dated as of March 24, 1999, as the same may be amended, modified, or supplemented from time to time.

                  1.77 "Farley Deficiency Claim" has the meaning ascribed thereto in Section 8.15.2.

                  1.78 "Farley Guaranty" means the Guaranty of Payment, dated as of March 24, 1999, executed by Fruit of the Loom in favor of the Farley Lenders, guaranteeing the payment of certain loans, advances, and other credit facilities in the original principal amount of $65,000,000 made available by the Farley Lenders to Farley pursuant to the Farley Credit Agreement, as such guaranty may be amended, modified, or supplemented from time to time.

                  1.79 "Farley Guaranty Claims" has the meaning ascribed thereto in Section 8.15.2.

                  1.80 "Farley Lenders" means BofA, Credit Suisse First Boston, and the other Entities identified as "Lenders" in the Farley Credit Agreement.

                  1.81 "Farley Settlement Amount" has the meaning ascribed thereto in Section 8.15.2.

                  1.82 "Final Order" means an order or judgment of the Court as to which the time to appeal, petition for certiorari, seek mandamus, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending; provided, however, if an appeal, writ of certiorari, or petition for mandamus, reargument or rehearing thereof has been filed or sought, such order of the Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or mandamus, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for mandamus, reargument, or rehearing shall have expired; and provided further that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure (or any analogous rule under the Bankruptcy Rules) may be filed with respect to an order shall not cause that order not to be a Final Order.

                  1.83 "Fruit of the Loom" means, collectively, FTL, Inc., Old FTL, Ltd., and the Debtor Subsidiaries.

                  1.84 "Fruit of the Loom Group" means, collectively, Fruit of the Loom and the Nondebtor Affiliates.

                  1.85 "FTL, Inc." means Fruit of the Loom, Inc., a Delaware corporation that is a Debtor and Debtor in Possession in the Reorganization Cases.

                  1.86 "GAAP" means generally accepted accounting principles as used in the United States of America.

                  1.87 "Indemnification Parties" means all Persons that possess or assert Indemnification Rights against any member of Fruit of the Loom.

                  1.88 "Indemnification Rights" means all rights, if any, that any Person asserts or possesses based upon the Corporate Indemnities.

                  1.89 "Indenture" means a trust indenture (including any subsequent modifications, supplements, or amendments thereto) executed with respect to the 7% Debentures, the 6-1/2% Notes, and the 7-3/8% Debentures.

                  1.90 "Indenture Trustee" means the current trustee (including a current trustee that is such as a result of the addition, substitution, or replacement of any previous trustee) under any of the Indentures but does not include the 8-7/8% Notes Trustee.

                  1.91 "Informal Noteholders' Committee" means an ad hoc committee representing the interests of certain Senior Noteholders and currently comprised of the Indenture Trustees and certain of the Senior Noteholders.

                  1.92 "Initial Distribution Date" means a date selected by Reorganized Fruit of the Loom on or before the 45th day after the Effective Date or as soon thereafter as practicable.

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

                  1.93 "JPLs" means Theo Bullmore and Simon Whicker (and any replacement or additional Persons) in their capacity as Joint Provisional Liquidators in the Cayman Proceeding.

                  1.94 "Key Employee Equity Incentive Compensation Program" means the program described in Section 8.21.

                  1.95 "Lazard" means Lazard Freres & Co., LLC, which was retained by Fruit of the Loom pursuant to the Order Approving Application for Authority to Retain and Employ Lazard Freres & Co., LLC as Financial Advisor and Investment Banker, entered by the Court on or about March 14, 2000.

                  1.96 "Letter of Transmittal" has the meaning ascribed thereto in Section 9.20(a).

                  1.97 "Liabilities" means any and all costs, expenses, actions, Causes of Action, suits, controversies, damages, claims, liabilities, or demands of any nature, whether known or unknown, foreseen or unforeseen, now existing or hereinafter arising, liquidated or unliquidated, matured or unmatured, contingent, or direct or indirect, whether arising at common law, in equity, or under any statute, based in whole or in part on any act or omission or other occurrence arising or taking place on or before the Effective Date.

                  1.98 "Lien" has the meaning ascribed to that term in section 101(37) of the Bankruptcy Code, except that a lien that has been or may be avoided pursuant to an Avoidance Action shall not constitute a Lien.

                  1.99 "Liquidating Debtor" means any of the following: DeKalb Knitting Corp., FTL, Inc., Gitano Fashions Ltd., ProPlayer, Inc., Sherman Warehouse Corp., Salem Sportswear Corporation, Salem Sportswear, Inc., FOL R & D, Inc., and FTL Systems, Inc.

                  1.100 "Liquidation Agent" means (a) with respect to Old FTL, Ltd., the JPLs, and (b) with respect to NWI Land Mgmt. and any other Liquidating Debtor (as applicable), the Entity identified as such in the Liquidation Agent Agreement.

                  1.101 "Liquidation Agent Agreement" means an agreement, to be entered into by the Liquidation Agent and Reorganized Fruit of the Loom, on or prior to the Effective Date, setting forth the terms and conditions on which the Liquidation Agent will carry out its obligations hereunder.

                  1.102 "Master Ballot" means the form or forms distributed to brokers, banks, or other nominees (or as their proxy holders or agents) for beneficial owners of certain Claims against Fruit of the Loom (as described more specifically on each such Master Ballot) on which form or forms a nominee may, among other things, vote to accept or reject the Plan on behalf of the holders of those Claims.

                  1.103 "Material" issues and terms of the Plan include the capital structure and debt capacity of Reorganized Fruit of the Loom, terms of the new Notes, the classification and treatment of claims, and Adequate Protection Payments with respect to the Claims of the Prepetition Secured Creditors.

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

                  1.104 "Memorandum of Association" means the memorandum of association of New FTL, Ltd., which shall be in all material respects Acceptable to the Prepetition Secured Creditors and substantially in the form contained in the Plan Supplement.

                  1.105 "New Common Stock" means the 100 million shares of common stock of New FTL, Ltd., par value $0.01 per share, to be authorized by New FTL, Ltd. on the Effective Date, as set forth in Exhibit C.

                  1.106 "New FTL, Ltd." means, on and after the Effective Date, the Entity to which certain of the assets of Old FTL, Ltd. will be transferred pursuant to the Scheme of Arrangement, and any successor thereto by merger, consolidation, the operation of the Scheme of Arrangement, or otherwise.

                  1.107 "New FTL, Ltd. Certificate of Incorporation" means the certificate of incorporation of New FTL, Ltd. which shall be in all material respects Acceptable to the Prepetition Secured Creditors and substantially in the form contained in the Plan Supplement.

                  1.108 "New Indenture Agreement" means the indenture governing the terms of New Notes to be executed by Reorganized Union Underwear and an indenture trustee Acceptable to the Prepetition Secured Creditors. The form of the New Indenture Agreement shall be included in the Plan Supplement and be Acceptable to the Prepetition Secured Creditors.

                  1.109 "New Notes" means the promissory notes of Reorganized Union Underwear as described in Exhibit B, issued on and after the Effective Date and distributed in the manner provided in the Plan. The New Notes shall have the terms set forth in Exhibit B and shall be in all other material respects Acceptable to the Prepetition Secured Creditors and substantially in the form contained in the Plan Supplement.

                  1.110 "New Union Underwear Common Stock" has the meaning ascribed thereto in Section 6.3.

                  1.111 "Nondebtor Affiliates" means, collectively All Season & Design Ltd. (Republic of Ireland); All-Star Mfg. Co. Inc.; Apparel Outlet Stores, Inc.; AVX Management Co., Inc.; Brundidge Shirt Co.; Camp Hosiery Co., Inc.; Confecciones de Lourdes S.A. de C.V.; Confecciones dos Caminos S. De R.L. de C.V.; Confecciones dos Caminos S.A. de C.V.; Controladora Fruit of the Loom S.A. de C.V. (Mexico); Distribuidora Fruit of the Loom, S.A. de C.V. (Mexico); Distribuidora FTL, S.A. de C.V.; Dutton II Trading, Ltd.; Edifcadoru de Valle Hermosa S.A. de C.V.; El Porvenir Manufacturing, S. De R.L. de C.V.; FOL Holding Ltd.; FOL International; FOL International GmbH; FOL Ireland, Ltd.; Fruit of the Loom Italy, S.r.l.; Fruit of the Loom AG; Fruit of the Loom Benelux, S.A.; Fruit of the Loom Canada, Inc.; Fruit of the Loom de Mexico, S.A. de C.V.; Fruit of the Loom Distribution GmbH; Fruit of the Loom Distribution Ltd. (Rep. Of Ireland); Fruit of the Loom France, S.a.r.l.; Fruit of the Loom GmbH; Fruit of the Loom International, Ltd.; Fruit of the Loom International, Sp.zo.o; Fruit of the Loom Investments, Ltd.; Fruit of the Loom Ltd.(a United Kingdom corporation); Fruit of the Loom Management Co., Ltd.; Fruit of the Loom Maroc; Fruit of the Loom Nordic, AB; Fruit of the Loom Nordic, ApS; Fruit of the Loom Mfg. Co, Ltd.; Fruit of the Loom Operating Ltd.; Fruit of the Loom Spain S.A.; FTL Caribe Ltd. (Cayman Islands); FTL Finance Ltd.; FTL Receivables

Company; FTL Sourcing Ltd.; FTL License N.V., (Netherlands Antilles); Gitano of Jamaica Co.; FTL Costa Rica SRL (Costa Rica); Immobilaria de Miguel Aleman, S.A. de C.V.; Manufacturas Villanueva S. De R.L. de C.V.; NIW Industries, Inc.; NIWS, Inc.; NIWT, Inc.; Noel of Jamaica Ltd.; Northwest Properties Co.; NW Equipment Co.; NWI Properties. Inc.; NWT Investment Co.; P.S. Garment Ltd.; Panola Mills, Inc.; Productos San Jose S. De R.L. de C.V.; Proteam (Republic of Ireland); Rianzi Mfg., Inc.; Rogersville Apparel Corp.; Russell Hosiery Mills, Inc. (North Carolina); Salem International, Inc. (FSC) (U.S. Virgin Islands); Salem Screen South, Inc.; Superior Acquisition Corp.; Superior Underwear Mills, Inc. (NY); Superior Underwear Mills, Inc. (PA); Textiles Lourdes Limitada; W.P McCarter & Co., Ltd.; and Woodville Apparel Corp.

                  1.112 "NWI Effective Date" means the date on which the Liquidation Agent certifies to Reorganized Fruit of the Loom that NWI Land Mgmt. has been liquidated and all of the proceeds of the liquidation (net of the fees, costs, and expenses of the Liquidating Agent, as approved by the Court after notice and a hearing) have been Distributed to holders of Allowed Claims against NWI Land Mgmt. as set forth in Section 8.22.2.

                  1.113 "NWI Land Mgmt." means NWI Land Management Inc., which is a Debtor and Debtor in Possession in the Reorganization Cases and shall be liquidated in accordance with the provisions of Section 8.22.

                  1.114 "NWI Land Mgmt. Claims" means Claims asserted solely against NWI Land Mgmt. and Claims asserted against FTL, Inc. that arise solely out of its ownership interest in, or other relationships with, NWI Land Mgmt.

                  1.115 "Northwest" means Northwest Industries, Inc., a predecessor in interest to FTL, Inc.

                  1.116 "Old Capital Stock" means, collectively, the Old Common Stock and the Old Stock Options.

                  1.117 "Old Common Stock" means, collectively, the Old FTL, Inc. Capital Stock and the Old FTL, Ltd. Capital Stock.

                  1.118 "Old FTL, Inc. Capital Stock" means (a) the Old FTL, Inc. Preferred Stock; and (b) the common stock of FTL, Inc., each with a par value of $0.01 per share and, in each case including all exchange, conversion, redemption, and other rights, and all other claims and interests attendant thereto.

                  1.119 "Old FTL, Inc. Preferred Stock" means the exchangeable participating preferred stock of FTL, Inc. (5,229,421 shares outstanding as of the Petition Date), including all rights, claims, and interests attendant thereto.

                  1.120 "Old FTL, Ltd." means Fruit of the Loom, Ltd., a Cayman Islands corporation that holds all of the issued and outstanding common stock of FTL, Inc. that is a Debtor and Debtor in Possession in the Reorganization Cases, and that is the subject of the Cayman Proceeding.

                  1.121 "Old FTL, Ltd. Capital Stock" means (a) the Class A Ordinary Shares of Old FTL, Ltd., and (b) the Class B Redeemable Ordinary Shares of Old FTL, Ltd., each with a par value of $0.01 per share and, in each case including all exchange, conversion, redemption, and other rights, and all other claims and interests attendant thereto.

                  1.122 "Old Stock Options" means any options, warrants or other rights to purchase Old Capital Stock, whenever and by whomever granted.

                  1.123 "Petition Date" means December 29, 1999, the date on which the members of Fruit of the Loom filed their Chapter 11 petitions and commenced the Reorganization Cases.

                  1.124 "Plan" means this Joint Plan of Reorganization (including the Plan Supplement and all schedules and exhibits hereto or thereto), as the same may be amended, modified, or supplemented from time to time in accordance with its terms.

                  1.125 "Plan Supplement" means the form of documents specified in Section 17.5 of the Plan, which are incorporated herein by reference and which shall be filed with the Court no later than five days before the Voting Deadline.

                  1.126 "Plan Transactions" means the transactions effectuated or to be effectuated on or before the Effective Date pursuant to the terms of the Plan and the liquidation of NWI Land Mgmt., including the transactions described in Section VIII.

                  1.127 "Postpetition Credit Agreement" means the Post-Petition Loan and Security Agreement, dated as of December 29, 1999, by and among Fruit of the Loom, the DIP Agent, and the Lenders identified as such therein, as the same may be amended, modified, or supplemented from time to time.

                  1.128 "Prepetition Agent" means BofA, in its capacity as Administrative Agent under the 1997 Credit Agreement.

                  1.129 "Prepetition Bank Lenders" means those lenders identified as such in the 1997 Credit Agreement, together with their respective successors and assigns.

                  1.130 "Prepetition Bank Lenders' Claims" means, collectively, the Claims held by the Farley Lenders, the Prepetition Bank Lenders, and the Synthetic Lease Lenders.

                  1.131 "Prepetition Claim" means any Claim that arose prior to the Petition Date.

                  1.132 "Prepetition Collateral Agent" means BofA, in its capacity as collateral agent for the Prepetition Secured Creditors.

                  1.133 "Prepetition Secured Creditor Claim" means any Claim of any or all of the Prepetition Secured Creditors against Fruit of the Loom or any member thereof.

                  1.134 "Prepetition Secured Creditors" means the Prepetition Bank Lenders, the Senior Noteholders, the Farley Lenders, and the Synthetic Lease Lenders, including (as applicable) their respective agents and Indenture Trustees, and the respective successors and assigns of any of the foregoing.

                  1.135 "Priority Non-Tax Claim" means any Claim of a kind specified in section 507(a)(3), (4), (5), (6), (7), or (9) of the Bankruptcy Code.

                  1.136 "Priority Tax Claim" means any Claim of a governmental unit of the kind specified in section 502(i) or 507(a)(8) of the Bankruptcy Code.

                  1.137 "Professional Fees" means (a) any Claim of a professional retained in the Reorganization Cases or in any Reorganization Case, pursuant to sections 327, 328, or 1103 of the Bankruptcy Code or otherwise, for compensation or reimbursement of costs and expenses relating to services incurred prior to and including the Confirmation Date, when and to the extent any such Claim is Allowed by a Final Order entered pursuant to sections 330, 331, 503(b); and (b) any obligation for fees and expenses of a professional incurred by Fruit of the Loom after the Confirmation Date.

                  1.138 "Quarterly Distribution Date" means the first Business Day after the end of each quarterly calendar period (i.e., March 31, June 30, September 30, and December 31 of each calendar year) immediately following the Effective Date.

                  1.139 "Ratable Proportion" means, with reference to any Distribution on account of any Allowed Claim in any Class, the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed and Disputed Claims in that Class.

                  1.140 "Record Date" means the record date for determining an entitlement to receive Distributions under the Plan on account of Allowed Claims, which shall be the Confirmation Date.

                  1.141 "Reinstated" or "Reinstatement" means leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder thereof so as to leave the Claim unimpaired in accordance with section 1124 of the Bankruptcy Code, thereby entitling the holder of the Claim to (but not more than): (a) reinstatement of the original maturity of the obligations on which its Claim is based; and (b) payment, as provided herein, of an amount of Cash consisting solely of the sum of (i) matured but unpaid principal installments, without regard to any acceleration of maturity, accruing prior to the Effective Date, (ii) accrued but unpaid interest as of the Petition Date, and (iii) reasonable fees, expenses, and charges to the extent such fees, expenses, and charges are Allowed under the Bankruptcy Code and are specifically provided for in the agreement or agreements on which the Claim is based; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based (including financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence and prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors) shall not be required to be reinstated in order to accomplish Reinstatement.

                  1.142 "Rejection and Assignment Schedule" means the schedule of executory contracts and unexpired leases designated by the Debtors for, as may be the case, rejection or assumption and assignment as of the Effective Date of the Plan, pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code and
Section 12.2, which shall be in substantially the form contained in the Plan Supplement.

                  1.143 "Released Parties" has the meaning ascribed thereto in
Section 15.2.

                  1.144 "Reorganization Cases" means the cases commenced under chapter 11 of the Bankruptcy Code by Fruit of the Loom before the Court, as referenced by Case Nos. 99-4497 (PJW) through 99-4530 (PJW), all of which are procedurally consolidated under Case No. 99-4497 (PJW).

                  1.145 "Reorganizing Debtors" means the members of Fruit of the Loom other than NWI Land Mgmt., Old FTL, Ltd., and the Liquidating Debtors.

                  1.146 "Reorganized Fruit of the Loom" means, on and after the Effective Date, Fruit of the Loom (excluding the Liquidating Debtors, Old FTL, Ltd., and NWI Land Mgmt.) and any successor thereto by merger, consolidation, or otherwise and includes, collectively, Reorganized Union Underwear, New FTL, Ltd., and the Reorganized Subsidiaries. With respect to any action required or permitted to be taken under the Plan by "Reorganized Fruit of the Loom," the term shall include any individual member of Reorganized Fruit of the Loom that is required or permitted to take such action. The Nondebtor Affiliates are not members of Reorganized Fruit of the Loom.

                  1.147 "Reorganized Subsidiaries" means, on and after the Effective Date, the Debtor Subsidiaries other than Union Underwear and other than the Liquidating Debtors and NWI Land Mgmt. (the Liquidating Debtors and NWI Land Mgmt. shall not be Reorganized Subsidiaries or members of Reorganized Fruit of the Loom for any purpose hereunder), and any successor thereto by merger, consolidation, or otherwise.

                  1.148 "Reorganized Union Underwear" means, on and after the Effective Date, Union Underwear and any successor thereto by merger, consolidation, or otherwise.

                  1.149 "Schedules" means the respective schedules of assets and liabilities and the statements of financial affairs filed with the Court on or about April 6, 2000 by Fruit of the Loom under section 521 of the Bankruptcy Code and the Official Forms required by Bankruptcy Rule 9009, as such schedules and statements have been or may be supplemented or amended from time to time.

                  1.150 "Scheme Claim" means any claim entitled to a distribution solely under the Scheme of Arrangement.

                  1.151 "Scheme Priority Claims" means any Scheme Claim entitled to priority in distribution solely under the Scheme of Arrangement, by reason of security, statutory preference, or other rule of law applicable thereto.

                  1.152 "Scheme of Arrangement" means the Scheme of Arrangement between Old FTL, Ltd. and its "Scheme Creditors" (as defined in the Scheme of Arrangement) submitted to the Cayman Court on _______ __, 2001 and included in the Plan Supplement. The Scheme of Arrangement shall be in all material respects Acceptable to the Prepetition Secured Creditors.

                  1.153 "Secured Claim" means a Claim secured by a Lien on Collateral to the extent of the value of the Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or as otherwise agreed upon in writing by the Debtors and the holder of such Claim, subject to the approval of the Court. To the extent that the value of such interest is less than the amount of the Claim that has the benefit of such security, the unsecured portion of such Claim is an Unsecured Deficiency Claim unless (a) the Class of which such Claim is a part makes a valid and timely election under section 1111(b)(1)(A)(i) of the Bankruptcy Code to have the Claim treated as a Secured Claim to the extent the Claim has been Allowed, or (b) a holder of a Claim who is permitted to do so makes such an election under Bankruptcy Code section 111(b)(1)(A)(ii).

                  1.154 "Secured Creditor New Common Stock" means the 46.5 million shares of New Common Stock to be issued to the Prepetition Secured Creditors under the Plan.

                  1.155 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  1.156 "Securities Claims" means, collectively, the Class Action Claims and Creditors' Securities' Fraud Claims.

                  1.157 "Securities Class Action Plaintiffs" means, collectively, (a) the plaintiffs in the Securities Class Actions, and (b) any other Entity possessing the same or similar Causes of Action (including, without limitation, the Class Action Claims).

                  1.158 "Securities Class Actions" means New England Health Care Employees Pension Fund v. Fruit of the Loom, Inc. et al., Civil Action No. 98-CV-99 (W.D. Ky., filed July 1, 1998; and Bernard Fidel v. William Farley et al., Civil Action No. 1:00 CV-48M (W.D. Ky., filed March 22, 2000).

                  1.159 "Senior Notes" means the 7% Debentures, the 6-1/2% Notes, and the 7-3/8% Debentures.

                  1.160 "Senior Noteholder" means a holder of any of the Senior Notes.

                  1.161 "Senior Noteholder Claim" means any Claim held by any Senior Noteholder or any Indenture Trustee arising out of any payment obligation of any member of Fruit of the Loom pursuant to the Senior Notes or any Indenture executed in connection therewith, but does not include any Creditors' Securities Fraud Claims.

                  1.162 "Stock Distribution" means the Distribution of New Common Stock to the Prepetition Secured Creditors and to the Unsecured Creditors Trust for the benefit of holders of Allowed Unsecured Claims as provided in Sections V and 6.2.

                  1.163 "Subsidiary" means, with respect to any Entity (the "parent") at any date, any corporation, limited liability company, partnership, association, or other Entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other Entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or (in the case of a partnership) more than 50% of the general partnership interests are, as of such date, owned, controlled, or held (or that are, as of such date, otherwise controlled) by the parent or one or more Affiliates of the parent or by the parent and one or more Affiliates of the parent.

                  1.164 "Subsidiary Equity Interests" means (a) the common and preferred stock of any of the Debtor Subsidiaries, and (b) any options, warrants, or other rights to purchase any of the foregoing, whenever and by whomever granted.

                  1.165 "Synthetic Lease" means the CSFB Advantage Lease, dated as of September 30, 1994, by and between Chase Manhattan Bank (f/k/a Chemical
Bank), not in its individual capacity but solely as owner trustee and lessor thereunder, and Union Underwear and those of its Subsidiaries identified as the lessee thereunder, and the other documents, agreements, and instruments executed in connection therewith, in each case as the same may be supplemented, amended, or modified from time to time.

                  1.166 "Synthetic Lease Agent" means Credit Suisse First Boston in its capacity as agent for the Synthetic Lease Lenders.

                  1.167 "Synthetic Lease Lenders" means the various lenders who are parties to the Credit Agreement, dated as of September 30, 1994, which is one of the documents comprising the Synthetic Lease.

                  1.168 "Trade Claim" means an Unsecured Claim asserted by a creditor that arises out of the prepetition provision by such creditor of goods or services to any member of Fruit of the Loom.

                  1.169 "Trade Claim Maximum Class Payment Amount" has the meaning ascribed thereto in Section 5.5.

                  1.170 "Trade Election Claim" means a Trade Claim that the holder thereof elects to treat as a Trade Election Claim in accordance with
Section 5.7.

                  1.171 "Union Underwear" means Union Underwear Company, Inc., a subsidiary of FTL, Inc. and a Debtor and Debtor in Possession in the Reorganization Cases.

                  1.172 "United States Trustee" means the Acting United States Trustee appointed under section 591, title 28, United States Code, to serve in the District of Delaware.

                  1.173 "Unofficial Bank Steering Committee" means an ad hoc committee representing the interests of Prepetition Bank Lenders and currently comprised of Deutsche

Bank, BofA, The Chase Manhattan Bank, Credit Lyonnais Chicago Branch, and Credit Suisse First Boston.

                  1.174 "Unsecured Claim" means any Claim against one or more of the Debtors that is not an Administrative Expense Claim, a Secured Claim, a Priority Tax Claim, a Priority Non-Tax Claim, a Securities Claim, or an Administrative Convenience Claim.

                  1.175 "Unsecured Creditor New Common Stock" means the 0.5 million shares of New Common Stock to be issued to the Unsecured Creditor Trust for the benefit of holders of Allowed Unsecured Claims under the Plan.

                  1.176 "Unsecured Creditor Trust" means the trust established to administer the distribution of the Unsecured Creditor New Common Stock, as described in Section 8.24.

                  1.177 "Unsecured Creditor Trust Agreement" means the agreement described in Section 8.24, which agreement shall be in the form contained in the Plan Supplement and Acceptable to the Prepetition Secured Creditors.

                  1.178 "Unsecured Deficiency Claim" means, with reference to a Claim secured by a Lien against Collateral, an amount equal to the difference between (a) the aggregate amount of such Claim after giving effect to the operation of section 1111(b)(1)(A) of the Bankruptcy Code, and (b) the amount of such Claim that is a Secured Claim; provided, however, that in the event that the Class (or any member thereof entitled to do so under section 1111(b)(1)(A)(ii)) in which such Secured Claim is classified makes the election under section 1111(b)(2) of the Bankruptcy Code in accordance with Rule 3014 of the Bankruptcy Rules, the Unsecured Deficiency Claim otherwise relating to such Secured Claim shall be extinguished. An Unsecured Deficiency Claim is an Unsecured Claim.

                  1.179 "Voting Deadline" means the date set by the Court by which all Ballots for acceptance or rejection of the Plan must be received by the Ballot Agent.

                                   SECTION II

                   INTERPRETATION: APPLICATION OF DEFINITIONS,
                 RULES OF CONSTRUCTION, AND COMPUTATION OF TIME

                  Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter. For purposes of the Plan: (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented; and (c) unless otherwise specified, all references in the Plan to Sections, Schedules, and Exhibits are references to sections, schedules, and exhibits of or to the Plan. The words "herein," "hereof," "hereto," "hereunder," and other words of similar meaning refer to the

Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. A capitalized term used but not defined herein shall have the meaning given to that term in the Bankruptcy Code or in the exhibits hereto. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. The headings in the Plan are for convenience of reference only and shall not expand, limit, or otherwise affect the provisions of the Plan. Unless otherwise indicated herein, all references to dollars are to United States dollars. Any reference herein to the number of shares of New Common Stock (or to any percentage of New Common Stock) is to such number or percentage calculated on a fully diluted basis (i.e., after taking into account adjustments, if any, to such numbers or percentages resulting from stock splits, stock distributions, or any other similar events). Unless otherwise expressly provided herein, in computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                  SECTION III

                    PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS,
               PRIORITY TAX CLAIMS, AND OTHER UNCLASSIFIED CLAIMS
                     ALLOWED AGAINST THE CONSOLIDATED ESTATE

          3.1  ADMINISTRATIVE EXPENSE CLAIMS

                  Allowed Administrative Expense Claims against members of Fruit of the Loom (other than Allowed Administrative Expense Claims that are NWI Land Mgmt. Claims) shall be paid in Cash, in full, on the Effective Date, or as soon as practicable after such Claims become Allowed Claims if the date of allowance is later than the Effective Date, or in such amounts and on such other terms either (a) as may be agreed on between the holders of such Claims and Fruit of the Loom or Reorganized Fruit of the Loom, or (b) according to the ordinary business terms agreed upon by, and in the ordinary course of business of, Fruit of the Loom or Reorganized Fruit of the Loom and such holders. Allowed Administrative Expense Claims that are also NWI Land Mgmt. Claims shall be paid as and to the extent set forth in Section 8.22.2.

          3.2  DIP FACILITY CLAIMS

                  Allowed DIP Facility Claims against Fruit of the Loom shall be paid: (a) on the Effective Date in Cash, or in a manner otherwise permitted pursuant to the terms of the DIP Facility and the Postpetition Credit Agreement, in an amount equal to the Allowed amount of such Claims; or (b) on such other terms as may be mutually agreed upon among the holders of the DIP Facility Claims and Fruit of the Loom or Reorganized Fruit of the Loom.

          3.3  PRIORITY TAX CLAIMS

                  On the Effective Date, or as soon as practicable after a Priority Tax Claim becomes an Allowed Claim if the date of allowance is later than the Effective Date, each holder of an Allowed Priority Tax Claim against any member of Fruit of the Loom (other than Allowed Priority Tax Claims that are also NWI Land Mgmt. Claims) shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim: (a) deferred Cash payments in an aggregate principal amount equal to the amount of the Claim plus interest on the unpaid portion thereof at the rate of 6% per annum from the Effective Date through the date of payment thereof; or (b) such other treatment as to which Fruit of the Loom or Reorganized Fruit of the Loom and the holder shall have agreed upon in writing. If deferred Cash payments are made to a holder of an Allowed Priority Tax Claim, payments of principal shall be made in annual installments, the amount of each installment being equal to 10% of the Allowed Priority Tax Claim plus accrued and unpaid interest, with the first payment to be due on the first anniversary of the Effective Date and subsequent payments to be due on each successive anniversary of the first payment date or as soon thereafter as is practicable; provided, however, that any installments remaining unpaid on the date that is six years after the date of the assessment of the tax that is the basis of the Allowed Priority Tax Claim shall be paid on the first Business Day following such date together with any accrued and unpaid interest to the date of payment; and provided further that Fruit of the Loom and Reorganized Fruit of the Loom reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance on any Allowed Priority Tax Claim, in full at any time on or after the Effective Date without premium or penalty. Allowed Priority Tax Claims that are also NWI Land Mgmt. Claims shall be paid as and to the extent set forth in Section 8.22.2.

                                   SECTION IV

                      CLASSIFICATION OF CLAIMS AGAINST, AND
                     EQUITY INTERESTS IN, FRUIT OF THE LOOM

                  Except as otherwise provided herein, for purposes of all confirmation issues (including voting, confirmation, and distribution), all Claims against (except for Administrative Expense Claims, DIP Facility Claims, and Priority Tax Claims), and Equity Interests in, Fruit of the Loom (other than NWI Land Mgmt. Claims) are classified as follows:

CLASS                 CLASS NAME                                          STATUS
-----                 ----------                                          ------
Class 1A and 1B       Priority Non-Tax Claims                             Class 1A:  Unimpaired - deemed to have accepted the
                                                                          Plan and not entitled to vote
                                                                          Class 1B:  Unimpaired - deemed to have accepted the
                                                                          Plan and not entitled to vote

Class 2               Prepetition Secured Creditor Claims                 Impaired - entitled to vote

Class 3               Other Secured Claims (all Secured Claims other      Impaired - entitled to vote
                      than Secured Claims in Class 2)

Class 4A and 4B       Unsecured Claims                                    Class 4A:  Impaired - entitled to vote
                                                                          Class 4B:  Impaired - entitled to vote

Class 5               Trade Claims less than $2500 (including all Trade   Impaired - entitled to vote
                      Claims that the holders thereof have elected,
                      pursuant to Section 5.7, to have treated under
                      the Plan as Trade Election Claims)

Class 6               Creditors' Securities Fraud Claims                  Impaired - deemed to have rejected the Plan and not
                                                                          entitled to vote

Class 7               Old Capital Stock                                   Impaired - deemed to have rejected the Plan and not
                                                                          entitled to vote

Class 8               Subsidiary Equity Interests                         Unimpaired - deemed to have accepted the Plan and
                                                                          not entitled to vote

Class 9               Other Equity Interests not classified in Classes    Impaired - deemed to have rejected the Plan and not
                      7 or 8 (includes the interests of holders of Old    entitled to vote
                      Stock Options, Class Actions Claims other than
                      those in Class 7, and any and all other Claims of
                      the types described in section 510(b) of the
                      Bankruptcy Code that may be asserted by any
                      Entity)

Class 10              NWI Land Mgmt Claims Entitled to Priority Under     Unimpaired - deemed to have accepted the Plan and
                      Bankruptcy Code Section 507(a)(1)                   not entitled to vote

Class 11              NWI Land Mgmt Claims Entitled to Priority Under     Unimpaired - deemed to have accepted the Plan and
                      Bankruptcy Code Section 507(a)(8)                   not entitled to vote

The treatment of Equity Interests in NWI Land Mgmt. and of NWI Land Mgmt. Claims is set forth in Section 8.22.2.

                                   SECTION V

                     TREATMENT OF CLAIMS AGAINST, AND EQUITY
              INTERESTS IN, THE CONSOLIDATED ESTATE UNDER THE PLAN

                  The following treatment set forth in this Section V shall be accorded to Claims against, and Equity Interests in, Fruit of the Loom (other than Equity Interests in NWI Land Mgmt. and NWI Land Mgmt. Claims):

          5.1  DISTRIBUTIONS UNDER THE PLAN

                  No Class, member of any Class, or Holder of any Claim shall be entitled to or receive Cash, New Common Stock, or any other property allocated for Distribution to any other Class or to another holder of a Claim under the Plan, except as expressly specified in the Plan. Reorganized Fruit of the Loom shall not Distribute any Cash, New Common Stock, or other property allocated to a Class, member of any Class, or a holder of a Claim to any other Class, any member thereof, or holder of a Claim under the Plan, except as expressly specified in the Plan.

          5.2  NO DUPLICATION OF CLAIMS OR DISTRIBUTIONS

                  All Claims scheduled by or filed against Old FTL, Ltd. in its Reorganization Case are deemed to have been filed against Old FTL, Ltd. in the Cayman Proceeding. No holder of an Allowed Scheme Claim or an Allowed Scheme Priority Claim shall receive any Distribution with respect to such Claim except as specifically provided in the Scheme of Arrangement. Pursuant to the Scheme of Arrangement, Old FTL, Ltd. shall retain the obligation to make Distributions under the Plan (and in accordance with its terms) to the holders of Claims against Old FTL, Ltd. that have been Allowed in its Reorganization Case. No other or further distributions shall be made with respect to such Claims under the Plan or the Scheme of Arrangement.

          5.3  CLASS 1: PRIORITY NON-TAX CLAIMS

                  On the Effective Date, each holder of an Allowed Class 1A Priority Non-Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim: (a) Cash equal to the amount of the Claim, or (b) such other treatment to which Reorganized Fruit of the Loom and the holder shall have agreed upon in writing.

          5.4  CLASS 2: PREPETITION SECURED CREDITOR CLAIMS

               5.4.1 Base Distributions

                  Subject to adjustment as set forth in Section 5.4.2 and subject to Section 8.15.2, on the Effective Date, each holder of an Allowed Prepetition Secured Creditor Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for its Claim: (a) a Ratable Proportion of the New Notes, (b) a Ratable Proportion of the Secured Creditor New Common Stock, and (c) a Ratable Proportion of any available net proceeds of the liquidation of

NWI Land Mgmt. as set forth in Section 8.22.2 (collectively, a "Base Distribution"). Any deficiency amount relating to an Allowed Prepetition Secured Creditor Claim shall be treated as an Allowed Class 4 Unsecured Claim; provided, however, that if Class 4 votes to accept the Plan, all members of Class 2 holding Unsecured Deficiency Claims constituting Allowed Class 4 Unsecured Claims will be deemed to have waived their rights to receive any Distributions with respect to their Unsecured Deficiency Claims. On the Confirmation Date, the Prepetition Secured Creditor Claims shall be deemed Allowed in the amounts set forth in Exhibit A, subject to adjustment as set forth in Sections 5.4.2 and 8.15.2.

               5.4.2 Adjustments to Base Distributions

                  Pursuant to the Adequate Protection Order, Fruit of the Loom has made adequate protection payments to the Prepetition Secured Creditors in the current approximate amount of $125.5 million exclusive of professional fees and expenses paid to or for the benefit of the Prepetition Secured Creditors pursuant to the Adequate Protection Order (the "Adequate Protection Payments"). The amount of the Adequate Protection Payments was based on the interest rates set forth in the documents relating to each of the Prepetition Secured Creditor Claims and not on a single rate applicable to all Prepetition Secured Creditor Claims (the difference between the payments that were actually made and the payments that would have been made using a single rate being the "Differential"). If the Court determines that the Claims of the Prepetition Secured Creditors are oversecured, the Adequate Protection Payments shall be treated and applied as payments of postpetition interest on those Claims. If the Court determines that the Claims of the Prepetition Secured Creditors are not oversecured, (a) all Adequate Protection Payments shall be deemed to have been payments on the principal amount (set forth on Exhibit A) of each Prepetition Secured Claim unless the Court determines otherwise; and (b) the number of shares of Secured Creditor New Common Stock to be distributed to each holder of a Prepetition Secured Creditor Claim shall be adjusted, if and to the extent necessary, pursuant to a methodology agreed upon between the financial advisors to the Unofficial Bank Steering Committee and the Informal Noteholders' Committee, at an amount equal to 75% of the Differential from the Petition Date through February 28, 2001, and 100% of the Differential from March 1, 2001 through the Confirmation Date. In addition, the Allowed amount of Claims asserted in respect of Fruit of the Loom's payment obligations under the 7% Debentures shall be agreed upon among the Prepetition Secured Creditors or determined by the Court and, pending such agreement or determination, Fruit of the Loom shall, pursuant to Section 9.6, place in a Disputed Reserve an appropriate number of shares of Secured Creditor New Common Stock.

               5.5  CLASS 3: OTHER SECURED CLAIMS

                  Each holder of an Allowed Secured Claim against Fruit of the Loom that is not an Allowed Prepetition Secured Creditor Claim shall be treated as a separate subclass of Class 3. Each holder of an Allowed Other Secured Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim, either: (a) cash on the Effective Date equal to the Allowed amount of its Other Secured Claim, (b) secured notes on terms that satisfy section 1129(b)(2)(A) of the Bankruptcy Code or such other treatment as is permitted thereunder, (c) Reinstatement of its Other Secured Claim, (d) the Collateral securing its Other Secured Claim, or (e) such other treatment as may be agreed upon in writing between the holder and Fruit


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

of the Loom or Reorganized Fruit of the Loom. Any deficiency amount relating to an Allowed Other Secured Claim shall be treated as a Class 4 Unsecured Claim; provided, however, that no Other Secured Claim Allowed in an amount greater than $250,000, not to exceed an aggregate amount of $1,500,000, shall be treated in accordance with clause (a), (c), or (e) of this section 5.5 unless the Prepetition Secured Creditors Consent to such treatment with respect to that Claim.

               5.6  CLASS 4: UNSECURED CLAIMS

                  Class 4 shall be divided into two subclasses: (i) Class 4A, consisting of all Unsecured Claims against the Consolidated Estate; and (ii) Class 4B, consisting of all Unsecured NWI Land Mgmt. Claims. Each holder of an Allowed Unsecured Claim in Class 4A shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim, a beneficial interest in the unsecured Creditor Trust entitling it to a Ratable Proportion of 1% of the New Common Stock. Trade Claims in an amount of less than $2500 are automatically placed in Class 5. A holder of a Trade Claim in excess of $2500 (and only such a holder) that would otherwise hold a Claim in Class 4 may elect to have its Trade Claim treated as a Trade Election Claim in accordance with Section 5.7. Allowed Unsecured Claims in Classes 4B and 4C shall receive Distributions with respect to their Claims only as, and only to the extent set forth in, Section 8.22.2. If Class 4A votes to accept the Plan, (i) Fruit of the Loom and Reorganized Fruit of the Loom shall waive their rights to bring any Avoidance Actions against any member of the Class 4A, all as set forth in Section 15.4, and (ii) the Prepetition Secured Creditors shall waive their right to receive Distributions on account of their Unsecured Deficiency Claims.

               5.7  CLASS 5: TRADE CLAIMS AND TRADE ELECTION CLAIMS

                  If this Class votes to accept the Plan, then, in lieu of treatment under any subsection of this Section V that would otherwise apply to a Trade Claim (or a Trade Claim that the holder thereof elects to have treated as a Trade Election Claim pursuant to this Section 5.7), and in full satisfaction, settlement, release, and discharge of and in exchange for its Claim, a holder of an Allowed Trade Claim of less than $2500 or a Trade Election Claim shall receive Cash Distributions of up to 25% of the Allowed amount of its Claim (subject to the Trade Election Claim Maximum Class Payment Amount, as defined below) on the later of (a) the Initial Distribution Date, or (b) if a Trade Claim or Trade Election Claim becomes an Allowed Claim after the Initial Distribution Date, within 10 Business Days after it becomes an Allowed Claim, in either case subject to the following terms and conditions: Trade Claims of less than $2500 are automatically placed into Class 5. A holder with an Allowed Trade Claim in excess of $2500 will receive a Ballot for Class 4 but may elect, by affirmatively so marking the Ballot it receives with respect to that Claim, to have that Claim treated as an Allowed Trade Election Claim and placed in Class
5. Such an election shall constitute the agreement of the holder to reduce the amount of its Claim to $2500 and to waive any and all rights that it might otherwise have to receive any Distributions under the Plan with respect to the difference between the amount of its Allowed Claim and $2500. Only a holder of a Trade Claim in excess of $2500 is eligible to make an election to have its Trade Claim treated as a Trade Election Claim. Once made, an election to have a Trade Claim treated as a Trade Election Claim cannot be rescinded unless the Plan is revoked pursuant to Section 7.3 or, prior to confirmation, is modified or


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amended in a manner that results in the resolicitation of votes to accept or reject the Plan from one or more Classes (and, in case of any such resolicitation, only if the holder is a member of the Class from which votes to accept or reject the Plan are resolicited). No interest shall be paid on any Trade Claim or Trade Election Claim. Notwithstanding any other provision of this Section, however, (x) the total amount of Cash payments to be made to the members of Class 5 shall not exceed $1.5 million (the "Trade Election Claim Maximum Class Payment Amount") and if the total amount of Allowed Trade Election Claims exceeds the Trade Election Claim Maximum Class Payment Amount, each holder of an Allowed Claim in this Class shall receive a Ratable Proportion of Cash totaling $1.5 million; and (y) if Class 5 votes to reject the Plan, all Trade Claims and Trade Election Claims shall be placed in Class 4 in the amounts in which they would have been Allowed if no elections to reduce the amount of the Claims to the maximum amount set forth herein with respect to Trade Election Claims had been made, and each holder thereof shall receive (when and to the extent its Claim is Allowed) its pro rata Distribution of property to be distributed to the holders of Unsecured Claims in Class 4. If Class 5 votes to accept the Plan, Fruit of the Loom and Reorganized Fruit of the Loom shall waive their rights to bring any Avoidance Actions against any member of Class 5, all as set forth in Section 15.4.

               5.8  CLASS 6: CREDITORS' SECURITIES FRAUD CLAIMS

                  In accordance with section 510(b) of the Bankruptcy Code, Creditors' Securities Fraud Claims shall be subordinated to all other Unsecured Claims and no holder of a Creditors' Securities Fraud Claim shall receive or retain any Distribution under the Plan on account of those Claims.

               5.9  CLASS 7: OLD CAPITAL STOCK

                  Holders of Old Capital Stock shall receive no Distributions under the Plan on account of their interests.

               5.10 CLASS 8: SUBSIDIARY EQUITY INTERESTS

                  The Subsidiary Equity Interests (other than Subsidiary Equity Interests in any Liquidating Debtor and in NWI Land Mgmt.), which are held by certain of the members of Fruit of the Loom, shall remain outstanding except as otherwise provided in the Plan. Each holder of Subsidiary Equity Interests is a proponent of the Plan and a member of Fruit of the Loom and, as such, shall receive the benefit of the Distributions made under, and the settlements and transactions reflected in, the Plan. Such holders shall not be entitled to receive any other Distributions under the Plan on account of the Subsidiary Equity Interests. Notwithstanding anything herein to the contrary, all Equity Interests in any Liquidating Debtor shall automatically be cancelled and extinguished on the Effective Date without the need for any other or further action by the Court or by any Entity.

               5.11 CLASS 9: OTHER EQUITY INTERESTS

                  A holder of any Equity Interest in any member of Fruit of the Loom not otherwise classified in Class 7 or Class 8 shall be placed in Class 9 and shall receive no Distributions under the Plan on account of that interest.

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

                                   SECTION VI

               PROVISIONS REGARDING NEW NOTES AND NEW COMMON STOCK
                        DISTRIBUTED PURSUANT TO THE PLAN

               6.1  NEW NOTES

                  The New Notes will be issued by Reorganized Union Underwear on the Effective Date and guaranteed on an unsecured basis by each of the other Reorganized Subsidiaries, New FTL, Ltd., and all material domestic and foreign Affiliates of each of the foregoing existing on or after the Effective Date. The New Notes shall be governed by, and issued pursuant to, the New Indenture Agreement, shall contain such terms as are set forth in Exhibit B hereto, and shall be Acceptable to the Prepetition Secured Creditors. The issuance and Distribution of New Notes shall be made subject to the provisions of Sections 5.4.2, 8.15, and 9.6.

               6.2  NEW COMMON STOCK

                  The Memorandum of Association and Articles of Association shall authorize the issuance of 100 million shares of New Common Stock. On the Effective Date, holders of Allowed Claims in Class 2 shall receive Stock Distributions of the Secured Creditor New Common Stock in accordance with
Section 5.4, subject to the provisions of Sections 8.15 and 9.6. The Unsecured Creditor New Common Stock shall be distributed to the Unsecured Creditor Trust for the benefit of holders of Allowed Claims in Class 4A in accordance with
Section 5.6, subject to the provisions of Section 9.6.

               6.3  NEW UNION UNDERWEAR COMMON STOCK

                  On the Effective Date, Reorganized Union Underwear shall authorize, and be deemed to have issued to each creditor entitled to receive Distributions of New Common Stock under the Plan, 47 million shares of common stock in Reorganized Union Underwear (the "New Union Underwear Common Stock"). In consideration for the Distributions of New Common Stock to be made hereunder, each creditor deemed to receive any shares of New Union Underwear Common Stock pursuant to this section shall also be deemed to have immediately contributed such shares to Reorganized Union Underwear, which shall Distribute those shares to New FTL, Ltd. Reorganized Union Underwear shall then immediately be deemed to have accomplished a 47,000 to 1 reverse stock split, with the result that, following the deemed transactions described in this Section, there will be 1000 issued and outstanding shares of New Union Underwear Common Stock, all of which shall be held by New FTL, Ltd. Regardless of the date on which any particular creditor actually receives New Common Stock, the transactions described in this Section shall be deemed to have occurred on the Effective Date.

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

                                  SECTION VII

                    IMPAIRED AND UNIMPAIRED CLASSES OF CLAIMS
                      AND EQUITY INTERESTS UNDER THE PLAN;
                       ACCEPTANCE OR REJECTION OF THE PLAN

               7.1  HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE

                  Each holder of an Allowed Claim (and each holder of a Claim that has been temporarily allowed for voting purposes only under Bankruptcy Rule 3018(a)) in an impaired Class of Claims with respect to which any Distribution shall be made hereunder shall be entitled to vote separately to accept or reject the Plan as provided in the Disclosure Statement Approval Order. In accordance with section 1126(g) of the Bankruptcy Code, Classes 4B, 6, 7, and 9 are deemed to have rejected the Plan and the holders of Claims and Equity Interests in those Classes are not entitled to vote thereon. Class 4B is included in the foregoing because Fruit of the Loom believes it unlikely that the holders of Claims in those subclasses will receive any Distributions with respect thereto. To the extent that there are asserted against FTL, Inc. any NWI Land Mgmt. Claims, each such Claim will be placed in a corresponding subclass of the Class into which it would have been placed had it not been an NWI Land Mgmt. Claim and each such subclass will deemed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g). In accordance with section 1126(f) of the Bankruptcy Code, Class 1 is deemed to have accepted the Plan and the holders of Claims in that Class are not entitled to vote on the Plan. Each of Classes 2, 3, 4A, 5 is impaired under the Plan and the holders of Allowed Claims (and holders of Claims that have been temporarily allowed for voting purposes only under Bankruptcy Rule 3018(a)) in those Classes are entitled to vote on the Plan. Because the Class 8 Equity Interests are held by members of Fruit of the Loom who are also proponents of the Plan, Class 8 is deemed to have accepted the Plan and, accordingly, the holders of Equity Interests in this Class are not entitled to vote on the Plan.

               7.2  NONCONSENSUAL CONFIRMATION

                  In view of the deemed rejection of the Plan by Classes 4B, 4C, 6, 7 and 9, Fruit of the Loom will request that the Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code. If any of Classes 2, 3, 4A, or 5 fails to accept the Plan, Fruit of the Loom reserves its rights to (a) modify the Plan in accordance with Section 16.2, and (b) request that the Court confirm the Plan (whether or not it is modified) in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding such lack of acceptance, by finding that the Plan does not unfairly discriminate against, and provides fair and equitable treatment to, all impaired Classes of Claims and Equity Interests voting to reject the Plan or deemed to have rejected the Plan.

               7.3  REVOCATION OF THE PLAN

                  Subject to Section 17.8, Fruit of the Loom may revoke and withdraw the Plan at any time prior to entry of the Confirmation Order. If the Plan is so revoked or withdrawn, it shall be deemed null and void.

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

                                  SECTION VIII

                       MEANS OF IMPLEMENTATION OF THE PLAN

               8.1  SUBSTANTIVE CONSOLIDATION

                 8.1.1 Substantive Consolidation of Certain Members of Fruit of the Loom

                  Subject to Section 8.1.2, on the Effective Date, pursuant to section 105(a) of the Bankruptcy Code, the Estates of the Reorganizing Debtors and the Liquidating Debtors (i.e., the Estates of all members of Fruit of the Loom other than (a) the Estate of NWI Land Mgmt., which is expressly excluded from the operation of this Section 8.1 and shall not be substantively consolidated with the Estate of any other member of Fruit of the Loom for any purpose, and (b) Claims against FTL, Inc. arising from its ownership of Equity Interests in, and other relationships with, NWI Land Mgmt.) will be substantively consolidated for all purposes related to the Plan (but only for those purposes), including voting, confirmation, Distributions, and Claim determinations. The substantive consolidation of the Estates of the Reorganizing Debtors and the Liquidating Debtors shall have the following effects:

                    (a) All assets and Liabilities of the Estates of the Reorganizing Debtors and the Liquidating Debtors shall be treated as though they were assets and Liabilities of the single Consolidated Estate;

                    (b) No Distributions shall be made under the Plan on account of intercompany Claims among the members of Fruit of the Loom;

                    (c) No Distributions shall be made under the Plan on account of any Subsidiary Equity Interests except to the extent set forth in section 5.10;

                    (d) All guaranties by any of the Reorganizing Debtors or Liquidating Debtors of the obligations of any other Reorganizing Debtor or Liquidating Debtor and any Liability (whether primary or secondary, or individual or joint and several) of the Reorganizing Debtors or Liquidating Debtors with respect to members of the Fruit of the Loom Group shall be deemed to be one obligation of the Consolidated Estate; and

                    (e) Subject to Section 8.1.2, each and every Claim filed, to be filed, or deemed to have been or to be filed in the Reorganization Cases against any Reorganizing Debtor or Liquidating Debtor shall be deemed filed against the Consolidated Estate, and shall be deemed to be one Claim against, and the Liability of, the Consolidated Estate.

                  The substantive consolidation provided for herein shall not (other than for purposes related to the Plan and Distributions to be made hereunder, other than with respect to clause (z) below) affect (v) the legal and corporate structures of Fruit of the Loom or Reorganized Fruit of the Loom, (w) the Subsidiary Equity Interests, (x) the obligations owed by


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

any of the Nondebtor Affiliates to any members of Fruit of the Loom or any other Entity, (y) any obligations under any executory contract or unexpired leases assumed in the Plan or otherwise in the Reorganization Cases, and (z) the DIP Facility and the Exit Facility.

               8.1.2 Effect of Substantive Consolidation on the Scheme of Arrangement

                  The substantive consolidation provided for in Section 8.1.1 is effective only as to the Reorganization Cases that are governed by the Bankruptcy Code and other applicable United States law and not as to the Scheme of Arrangement or any rights, powers, duties, or obligations of Old FTL, Ltd. arising in the Cayman Proceeding pursuant to any applicable Cayman Islands law. Accordingly, all Claims against any member of Fruit of the Loom shall, for the purposes of the Reorganization Cases and as provided in Section 8.1.1, be deemed to be Claims against Old FTL, Ltd. in its Reorganization Case, but, notwithstanding the substantive consolidation provided for herein, (a) no Scheme Claim or Scheme Priority Claim shall constitute an Allowed Claim against any member of Fruit of the Loom in the Reorganization Cases unless it is also filed as a Claim against one or more members of Fruit of the Loom in the Reorganization Cases and Allowed in accordance with a Final Order of the Court or the applicable provisions of the Plan; and (b) the Allowance of a Claim against any member of Fruit of the Loom in the Reorganization Cases shall neither constitute the deemed Allowance of such Claim as a Claim against Old FTL, Ltd. in the Cayman Proceeding nor shall it confer upon the holder thereof standing to assert a Claim against Old FTL, Ltd. in the Cayman Proceeding except to the extent that such standing would otherwise exist under Cayman Islands law in the absence of the substantive consolidation of Old FTL, Ltd. with the other Reorganizing Debtors and the Liquidating Debtors pursuant to the Plan.

                    8.2  TREATMENT OF INTERCOMPANY CLAIMS

                  Consistent with the substantive consolidation of the Debtors and to the extent necessary to avoid adverse tax consequences to the Consolidated Estate and Reorganized Fruit of the Loom, (a) certain intercompany Claims between members of Fruit of the Loom may, at the option of Reorganized Fruit of the Loom, be contributed by one member of Fruit of the Loom to one or more other members of Fruit of the Loom prior to substantive consolidation pursuant to Section 8.1; and (b) all intercompany Claims not so contributed shall be extinguished and no distribution shall be made under the Plan with respect to any such Claim. Claims of any member of Fruit of the Loom against any Nondebtor Affiliates and Claims of Nondebtor Affiliates against any member of Fruit of the Loom shall be setoff against each other in accordance with Bankruptcy Code section 553 and any applicable nonbankruptcy law. If, after giving effect to such setoff, a Nondebtor Affiliate has any remaining intercompany Claim against any member of Fruit of the Loom, that Claim shall be contributed by or on account of the Nondebtor Affiliate to the appropriate member of Fruit of the Loom. If, after giving effect to such setoff, a member of Fruit of the Loom has any remaining intercompany Claim against any Nondebtor Affiliate, that Claim shall remain outstanding and be unaffected by confirmation of the Plan.

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

                    8.3  REORGANIZED FRUIT OF THE LOOM'S OBLIGATIONS UNDER THE
                         PLAN

                  From and after the Effective Date, Reorganized Fruit of the Loom will perform the obligations of Fruit of the Loom under the Plan.

                    8.4  CONTINUATION OF BUSINESS

                  On and after the Effective Date, Reorganized Fruit of the Loom shall continue to engage in business.

                    8.5  CHARTER AND BYLAWS

                  The Amended Bylaws, Amended Certificates of Incorporation, Articles of Association, Memorandum of Association, and New FTL, Ltd. Certificate of Incorporation shall be filed as part of the Plan Supplement and shall contain (a) such provisions as are necessary to satisfy the provisions of the Plan, and (b) indemnification provisions applicable to the officers, directors, and employees of Reorganized Fruit of the Loom, and (c) to the extent necessary, provisions to prohibit the issuance of nonvoting equity securities (other than any warrants) as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment thereof after the Effective Date as permitted by applicable law.

                    8.6  CANCELLATION OF EQUITY INTERESTS

                  On the Effective Date, all existing Equity Interests other than the Subsidiary Equity Interests in the Reorganizing Subsidiaries, Equity Interests in NWI Land Mgmt., and Equity Interests in Old FTL, Ltd. shall, without any further action, be canceled, annulled, and extinguished and any certificates representing such canceled, annulled, and extinguished Equity Interests shall be null and void. Although Equity Interests in Old FTL, Ltd. will not be extinguished, Old FTL, Ltd. will be dissolved pursuant to the Scheme of Arrangement and will thereafter cease to exist as a corporate entity. Equity Interests in NWI Land Mgmt. shall be cancelled and extinguished as provided in
Section 8.22.2.

                    8.7  THE BOARD OF DIRECTORS OF REORGANIZED FRUIT OF THE LOOM

                  On the Effective Date, the existing Board of Directors of each member of Fruit of the Loom shall be deemed to have resigned. The initial Board of Directors for each member of Reorganized Fruit of the Loom shall be identical and shall consist of seven directors selected jointly by the Unofficial Bank Steering Committee and the Informal Noteholders' Committee, with a minimum of two directors being senior officers of the Reorganizing Debtors. If the Unofficial Bank Steering Committee and the Informal Noteholders' Committee cannot agree in good faith on the selection of the directors, then the Unofficial Bank Steering Committee shall designate three directors, the Informal Noteholders' Committee shall designate two directors, and the two committees shall jointly select as directors two senior officers of the Reorganizing Debtors (if the two committees cannot agree on the latter two directors, then the Informal Noteholders' Committee and the Unofficial Bank Steering Committee shall each select one senior officer to serve as a director); provided, however, that if the two committees do not select all seven of the members of the initial post-Effective Date Boards of Directors at least 10 days


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

prior to the Confirmation Hearing, the existing Board of Directors of Old FTL, Ltd. shall select such directors (or such additional directors) as may be needed to ensure that the initial Boards of Directors of Reorganized Fruit of the Loom shall have seven members. A list setting forth the identities of the members of the Board of Directors for each member of Reorganized Fruit of the Loom, to the extent available, shall be filed as part of the Plan Supplement or submitted to the Court on or prior to the date of the Confirmation Hearing.

                    8.8 OPERATIONS OF FRUIT OF THE LOOM BETWEEN THE CONFIRMATION DATE AND THE EFFECTIVE DATE

                  Fruit of the Loom shall continue to operate as Debtors in Possession during the period from the Confirmation Date through and until the Effective Date.

                    8.9  EXCLUSIVITY PERIOD

                  Subject to further order of the Court, Fruit of the Loom shall, pursuant to section 1121 of the Bankruptcy Code, retain the exclusive right to amend the Plan (subject to the receipt of any necessary Consents as set forth in Section 16.2) and solicit acceptances thereof until the Effective Date (or until the date on which the Effective Date cannot occur pursuant to Section 13.4).

                    8.10 REVESTING OF ASSETS

                  Pursuant to section 1141(b) of the Bankruptcy Code, except with respect to the Liquidating Debtors, NWI Land Mgmt., and Old FTL, Ltd., or as otherwise provided in the Plan, the property of the Consolidated Estate and of Fruit of the Loom shall revest in Reorganized Fruit of the Loom on the Effective Date of the Plan. The property of Old FTL, Ltd. shall vest in New FTL, Ltd., as and to the extent set forth in the Scheme of Arrangement. From and after the Effective Date, Reorganized Fruit of the Loom may operate its business and may use, acquire, and dispose of property free of any restrictions imposed under or by the Bankruptcy Code, the Bankruptcy Rules, or the Court. As of the Effective Date, all property of Fruit of the Loom (other than property of Old FTL, Ltd.) and Reorganized Fruit of the Loom, and all property dealt with by the Plan, shall be free and clear of all Claims, Liens, and interests, except as specifically provided in the Plan or in the Confirmation Order. Without limiting the foregoing, Reorganized Fruit of the Loom may, without application to or approval by the Court, pay Professional Fees that Reorganized Fruit of the Loom may incur after the Effective Date. Any property of any Nondebtor Affiliates, and any Claims and Liens against any Nondebtor Affiliates or their respective properties shall not be affected or impaired by the operation of the Plan, the Confirmation Order, or otherwise, except as specifically provided herein.

                    8.11 CREDITORS' COMMITTEE

                  As of the Effective Date, the duties of the Creditors' Committee shall terminate, except with respect to any appeal of orders entered in the Reorganization Cases.

                    8.12 EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

                  The Chairman of the Board of Directors, the President, the Chief Operating Officer, the Chief Executive Officer, the Chief Administrative Officer, the Chief Financial Officer, and any other appropriate officer of each of the members of Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be, shall be, and hereby are, authorized to execute, deliver, file, and record such contracts, instruments, releases, indentures, certificates, and other agreements or documents, and take such actions as may deem to be reasonably necessary or appropriate, to effectuate and further evidence the terms and conditions of the Plan without the need for further action by the boards of directors or stockholders of any member of Fruit of the Loom or Reorganized Fruit of the Loom. The Secretary or Assistant Secretary of Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be, shall be authorized to certify or attest to any of the foregoing, if necessary.

                    8.13 ASSUMPTION OF OBLIGATIONS UNDER THE PLAN

                  On the Effective Date, the obligations to make the Distributions required by the Plan shall be assumed by Reorganized Fruit of the Loom, which shall have the liability for, and obligation to make, all Distributions of Cash, New Notes, New Common Stock, and other property to be issued or distributed by Reorganized Fruit of the Loom under the Plan or by Old FTL, Ltd. under the Scheme of Arrangement. Reorganized Fruit of the Loom shall also assume the obligation to pay any expenses of Fruit of the Loom in consummating the Plan and in performing its duties set forth in the Plan.

                    8.14 DISTRIBUTIONS UNDER THE PLAN

                  On the Effective Date, Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be, shall make, or shall make adequate reserve for, the Distributions required to be made under the Plan. Cash necessary to make the Distributions required under the Plan shall be provided from all excess Cash of Fruit of the Loom (if any), the Exit Facility, or any other source. All Distributions reserved pursuant to this Section shall be held by Fruit of the Loom or Reorganized Fruit of the Loom in trust for the benefit of the holders of Claims entitled to received such Distributions. Cash Distributions reserved under the Plan shall be placed in one segregated account for each Class with respect to which Cash Distributions are reserved hereunder.

               8.15      TREATMENT OF CERTAIN CLAIMS RELATED TO FARLEY

                    8.15.1 Assignment of Claims Against Farley to the Farley Lenders

                  On the Effective Date and subject to the entry of an order (which may be the Confirmation Order) releasing and discharging all Debtors from any and all claims of Farley other than prepetition Unsecured Claims of Farley, Fruit of the Loom will assign absolutely to the Farley Lenders all of its rights, claims and collateral interests against Farley, Farley's Affiliates, and the assets of any of the foregoing arising under or in connection with Farley's reimbursement obligations owed to FTL Delaware. Such assignment shall expressly include all collateral pledged by Farley and Farley's Affiliates to secure such reimbursement obligations.


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

After the Effective Date, the Farley Lenders shall have the right to pursue all such assigned claims and related collateral without further order of the court.

                    8.15.2 Distributions to the Farley Lenders Under the Plan

                  Upon the Effective Date, Reorganized Fruit of the Loom shall reserve for distribution to the Farley Lenders New Notes and the New Common Stock. The amount and allocation of these reserved securities shall be based pro rata upon the Allowed amount of the secured claims of the Farley Lenders in respect of the Farley Guaranty (the "Farley Guaranty Claims") in relation to the Allowed Claims of the other Prepetition Secured Creditors. The securities shall be held in such reserve pending the final determination, collection, or settlement of the Farley Lenders' claims (including the assigned claims) against Farley; provided, however, each of the Farley Lenders shall be able to designate some or all of the shares of New Common Stock held in such reserve to be sold to the standby purchaser and participate in the standby purchase transaction, the proceeds of such participation to be held in a Disputed Reserve. The amount which the Farley Lenders collect from Farley, as determined either through litigation or settlement, is the "Farley Settlement Amount." The amounts of the New Notes and the New Common Stock (or the proceeds thereof) held in reserve by Reorganized Fruit of the Loom shall be reduced to give effect to the reduction of the Farley Guaranty Claims by the Farley Settlement Amount (yielding the "Farley Deficiency Claim"). Upon such adjustment in the amounts of new Notes and New Common Stock to be issued to the Farley Lenders, (i) such reorganization securities (and any proceeds) shall be distributed to the Farley Lenders, and
(ii) the excess reorganization securities from the Disputed Reserve shall be allocated among the Prepetition Secured Creditors so that they are shared pro rata (using the Farley Deficiency Amount to determine the Farley Lenders' ratable shares).

                    8.16 SUBSTANTIAL CONSUMMATION

                  Substantial consummation of the Plan under section 1101(2) of the Bankruptcy Code shall not be deemed to occur, the Reorganization Cases shall remain open and not be deemed fully administered, and no final decree closing the Reorganization Cases shall be entered pursuant to section 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022 until on or after the Effective Date.

                    8.17 PRESERVATION OF CERTAIN CAUSES OF ACTION AND DEFENSES

                  Except as set forth in Section 15.4 or otherwise specifically provided in the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized Fruit of the Loom, in its capacity as successor in interest to Fruit of the Loom (other than the Liquidating Debtors, NWI Land Mgmt. and Old FTL, Ltd. as to the latter two of which Reorganized Fruit of the Loom is not a successor under the Plan or on any other basis) and the Consolidated Estate, shall retain and may enforce all claims, rights, and Causes of Action that are property of Fruit of the Loom or the Consolidated Estate, and Reorganized Fruit of the Loom shall retain and enforce all defenses and counterclaims to all Claims asserted against Fruit of the Loom or the Consolidated Estate, including setoff, recoupment, and any rights under section 502(d) of the Bankruptcy Code (collectively, the "Excluded Claims and Defenses"), as set forth on Schedule 1 hereto. Reorganized Fruit of the Loom may pursue, or otherwise assert in any manner, any of the


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

Excluded Claims and Defenses as appropriate and in accordance with its best interests, as determined by the Board of Directors of Reorganized Fruit of the Loom. The provisions of this Section apply, mutatis mutandis, to the Liquidation Agent with respect to all claims, rights, and Causes of Action that are property of NWI Land Mgmt., except that the Liquidation Agent shall not be deemed to be a successor to NWI Land Mgmt.

                    8.18 CANCELLATION OF EXISTING SECURITIES

                  On the Effective Date, except as otherwise provided for herein: (a) all existing securities, equity interests, notes, bonds, indentures, and other instruments or documents evidencing or creating any indebtedness, equity interest, or obligation of any member of Fruit of the Loom (except such notes or other instruments evidencing indebtedness or obligations of any member of Fruit of the Loom that are (i) Reinstated under the Plan, (ii) unaffected by the Plan, or (iii) obligations of any member of Fruit of the Loom under an executory contract or unexpired lease that is assumed in the Plan or otherwise) shall be extinguished and canceled; and (b) the obligations of members of Fruit of the Loom under any existing agreements, indentures, or certificates of designation governing any securities, equity interests, notes, bonds, indentures, and other instruments or documents evidencing or creating any indebtedness, equity interest, or obligation of the members of Fruit of the Loom (except notes or other instruments evidencing indebtedness or obligations of the members of Fruit of the Loom of the kind described in clause (a)(i) and (ii) of this Section 8.18), as the case may be, shall be discharged; provided, however, that the foregoing shall not affect any rights of the Indenture Trustees assertable against any Senior Noteholder pursuant to the Indentures.

                    8.19 SCHEME OF ARRANGEMENT

                  The terms of the Plan (with respect to Old FTL, Ltd. only and not with respect to any other member of Fruit of the Loom) will be incorporated into the Scheme of Arrangement.

                    8.20 EXIT FACILITY

                  Prior to the Confirmation Hearing, Fruit of the Loom will obtain the Exit Facility Commitment Letter, which will contain such terms, conditions, and covenants as are usual and customary for financings of this type and will be on terms and conditions Acceptable to the Prepetition Secured Creditors and set forth in Exhibit D. The terms and conditions of the documents establishing the Exit Facility shall be Acceptable to the Prepetition Secured Creditors.

                    8.21 KEY EMPLOYEE EQUITY COMPENSATION PROGRAM

                  Six percent of the New Common Stock shall be reserved for issuance in the form of stock options after the Effective Date to certain key employees of Reorganized Fruit of the Loom pursuant to an incentive compensation program. Within six months of the Effective Date, the boards of directors of Reorganized Fruit of the Loom shall (a) establish such a program, (b) identify the key employees entitled to receive distributions of options for the acquisition of New Common Stock thereunder, (c) allocate the options, and (d) make the distributions of such options to the key employees. The options issued under this Section will (w) vest in three years from the date of issuance thereof, subject to earlier vesting upon the occurrence of certain


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triggering events (including termination of the employment of such key employee or the sale of New FTL, Ltd., Reorganized Union Underwear, or Reorganized Fruit of the Loom to (or the merger of any of the foregoing with) any other Entity,
(x) have a term of ten years, (y) be priced at the fair market value thereof as determined by the board of directors of New FTL, Ltd. as of the date on which the options are granted, and (z) provide that the options must be exercised on or before 90 days after a merger, sale, or other similar transaction involving Reorganized Fruit of the Loom.

                    8.22 LIQUIDATION OF NWI LAND MGMT.

                  Notwithstanding anything to the contrary contained in the Plan, NWI Land Mgmt. and its properties, and all Claims against, and Equity Interests in, NWI Land Mgmt. shall be treated as provided in this Section 8.22.
8.22.1 Liquidation of NWI Land Mgmt.

                  On, or as soon as practicable after, the Effective Date, NWI Land Mgmt. shall be liquidated by the Liquidation Agent pursuant to the Liquidation Agreement. The proceeds of the liquidation shall be distributed to holders of Allowed Claims against NWI Land Mgmt. as set forth in Section 8.22.2.

                    8.22.2 Treatment of NWI Land Mgmt. Claims and Equity
                         Interests in NWI Land Mgmt.

                    (a)  General Provisions

                  For voting purposes, each NWI Land Mgmt. Claim shall be placed into a subclass of the Class into which the Claim would have been placed had it been asserted as a Claim against the Consolidated Estate. The Claims of the Prepetition Secured Creditors against NWI Land Mgmt. and FTL, Inc. are secured by Liens on all of the assets of both Debtors.

                    (b)  NWI Land Mgmt. Claims

                  Upon the liquidation of NWI Land Mgmt., the net proceeds of the liquidation shall be applied in accordance with Bankruptcy Code section 1129(b), with the result that upon the satisfaction of the Allowed Claims of the Prepetition Secured Creditors against NWI Land Mgmt. (by Distributions under the Plan, compromise, or otherwise), such proceeds shall be used for the payment in full of Allowed NWI Land Mgmt. Claims that constitute Administrative Priority Claims (Class 10), Allowed NWI Land Mgmt. Claims that constitute Priority Non-Tax Claims (Class 1B), and Allowed NWI Land Mgmt. Claims that constitute Priority Tax Claims (Class 11). Any remaining proceeds of the liquidation shall be distributed pro rata to holders of Allowed Unsecured NWI Land Mgmt. Claims.

                    (c)  Equity Interests in NWI Land Mgmt.

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

                  All Equity Interests in NWI Land Mgmt. shall automatically be canceled and extinguished as of the NWI Effective Date without the need for any further action by the Court or any Entity.

                    8.22.3 Rights and Powers of the Liquidation Agent

                  (a) Subject to the Plan, the Confirmation Order, the Liquidation Agent Agreement, or any other order of the Court entered pursuant to or in furtherance hereof, the Liquidation Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to implement the Plan, (ii) make Distributions contemplated hereby,
(iii) establish and administer any necessary Disputed Reserves with respect to NWI Land mgmt. Claims, (iv) comply herewith and with its obligations hereunder,
(v) object to Claims against NWI Land Mgmt., and resolve such objections as set forth in Section 10.2; (v) employ professionals to represent it with respect to its responsibilities, and (vi) exercise such other powers as may be vested in the Liquidation Agent or as deemed by Liquidation Agent to be necessary and proper to implement the provisions thereof. The Liquidating Agent shall be empowered to liquidate property as required to make Distributions contemplated hereby.

                  (b) Except as otherwise ordered by the Court, the amount of any fees and expenses incurred by the Liquidation Agent on or after the Effective Date (including, without limitation, taxes) and any compensation and expense reimbursement claims (including, without limitation, reasonable fees and expenses of counsel) made by the Liquidating Agent arising out of the liquidation of the Liquidating Debtors and NWI Land Mgmt. shall be paid (i) first, out of the proceeds of the liquidation of the Liquidating Debtors and NWI Land Mgmt., respectively, and (ii) second, by Reorganized Fruit of the Loom as set forth in the Liquidation Agent Agreement without further application or motion to, or order of, the Court.

                  (c) The Liquidation Agent shall make quarterly reports to Reorganized Fruit of the Loom regarding Distributions and file such reports with the Court.

                    8.23 LIQUIDATION OF THE LIQUIDATING DEBTORS

                  (a) All Liquidating Debtors shall be deemed to have been liquidated as of the Effective Date and all Equity Interests in any Liquidating Debtor shall automatically be canceled and extinguished as of the Effective Date without the need for any further action by the Court or any Entity. The Liquidating Debtors are part of the Consolidated Estate pursuant to Section 8.1 and all Allowed Claims against them shall be satisfied by the making of Distributions under the Plan to the holders thereof. Without limiting the generality of any applicable provision of Section XIV, all Claims against any member of Fruit of the Loom that is not a Liquidating Debtor and that arise out of or in any way based on or related to any Claim asserted against any Liquidating Debtor shall be discharged and released to the fullest extent provided for in Sections XIV and XV.

                  (b) Following the Effective Date, each of the Liquidating Debtors shall:

                    (i) File its certificate of dissolution, together with all other necessary corporate document, to effect its dissolution under the applicable laws of


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

                          its state of incorporation. Such actions shall be taken by each Liquidating Debtor as soon as practical following the Effective Date upon its completion of the actions required by the Plan. The filing by each Liquidating Debtor of its certificate of dissolution shall be authorized and approved in all respects without further action under applicable law, regulation, order or rule, including, without express or implied limitation, any action by the stockholders or the board of directors of each such Liquidating Debtor;

                    (ii) Transfer and assign to Reorganized Fruit of the Loom
                         full title to, and Reorganized Fruit of the Loom shall be authorized to take possession of, all of the books and records of each Liquidating Debtor. For purposes of this section, books and records include computer generated or computer maintained books and records and computer data, as well as electronically generated or maintained books and records or data, along with books and records of any Liquidating Debtor maintained by or in the possession of third parties, wherever located;

                   (iii) Complete and file within 90 days after the Effective date (or such longer period as may be authorized by the Bankruptcy Court for cause) its final federal, state, and local tax returns, and pursuant to 11 U.S.C.
                         Section 505(b), request an expedited determination of any unpaid tax liability of such Liquidating Debtor or its estate for any tax incurred during the administration of such Liquidating Debtor's bankruptcy case, as determined under applicable tax laws; and

                    (iv) Assign, transfer, and distribute any remaining assets, properties, or interests held or owned by each Liquidating Debtor to Reorganized Union Underwear.

               8.24 UNSECURED CREDITOR TRUST

                  (a) On the Effective Date, the Unsecured Creditor Trust shall be established pursuant to the Unsecured Creditor Trust Agreement, for the purpose of distributing the Unsecured Creditor New Common Stock to the Holders of Allowed Class 4A Claims in accordance with the terms of the Plan.

                  (b) The beneficiaries of the Unsecured Creditor Trust shall be the Holders of Allowed Claims in Class 4A. On the Effective Date, each Holder of an Allowed Unsecured Claim shall, by operation of the Plan, (i) become a beneficiary of the Unsecured Creditor Trust, (ii) be bound by the Unsecured Creditor Trust Agreement, and (iii) receive an uncertificated beneficial interest in the Unsecured Creditor Trust in proportion to its pro rata share of Allowed Unsecured Claims.

                  (c) The trustee of the Unsecured Creditor Trust shall be designated by the Creditors' Committee on or before the Confirmation Date. If the Creditors' Committee fails to designate a trustee on or before the Confirmation Date, then Fruit of the Loom shall designate a


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

trustee on the Confirmation Date. The trustee shall be the exclusive trustee of the assets of the Unsecured Creditor Trust for purposes of 31 U.S.C. Section 3713(b) and 26 U.S.C. Section 6012(b)(3), as well as the representative of the Consolidated Estate appointed pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code. Powers, rights, and responsibilities of the trustee shall be specified in the Unsecured Creditor Trust Agreement and shall include the authority and responsibility to: (a) receive, manage, invest, supervise, and protect trust assets; (b) pay taxes or other obligations incurred by the trust;
(c) retain and compensate, without further order of the Bankruptcy Court, the services of professionals to advise and assist in the administration, prosecution and distribution of trust assets, and (d) calculate and implement distributions of trust assets. Other rights and duties of the trustee and the beneficiaries shall be as set forth in the Unsecured Creditor Trust Agreement.

                  (d) Reorganized Fruit of the Loom shall fund the administration of the Unsecured Creditor Trust.

                  (e) The corpus of the FTL Unsecured Creditor Trust shall be comprised of the Unsecured Creditor New Common Stock.

                                   SECTION IX

                          DISTRIBUTIONS UNDER THE PLAN

               9.1  TIMING OF DISTRIBUTIONS

                  Any Distribution that is not made on the Effective Date or on any other date specified herein because the Claim that would have been entitled to receive that Distribution is not an Allowed Claim on such date shall be held by Fruit of the Loom in a Disputed Reserve pursuant to Section 9.6 and distributed on the first Quarterly Distribution Date after the Claim is Allowed. No interest shall accrue or be paid on the unpaid amount of any Distribution paid on a Quarterly Distribution Date in accordance with this Section. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

               9.2  RECORD DATE FOR DISTRIBUTIONS

                  Except as otherwise provided in a Final Order of the Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Record Date for any Distribution will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer may not have expired by the Record Date. Reorganized Fruit of the Loom, its agents and servicers, and each of the Prepetition Agent, the Farley Agent, the Synthetic Lease Agent, and the Indenture Trustees shall have no obligation to recognize any transfer of any Claim occurring after the Record Date. In making any Distribution with respect to any Claim, Reorganized Fruit of the Loom, its agents and servicers, and each of the Prepetition Agent, the Farley Agent, the Synthetic Lease Agent, and the Indenture Trustees shall be entitled instead to recognize and deal for all purposes hereunder only with the Entity who is listed on the proof of Claim filed with respect thereto or on Fruit of the Loom's Schedules as the holder thereof as of the close of business on the Record Date and upon such other evidence or record of transfer or assignment known by such Persons as of the Record Date.

               9.3  DELIVERY OF DISTRIBUTIONS

                    9.3.1 General Provisions; Undeliverable Distributions

                  Subject to Bankruptcy Rule 9010 and except as otherwise provided herein, Distributions to holders of Allowed Claims shall be made at (a) the address of each holder as set forth in the Schedules filed with the Court unless superseded by the address set forth on proofs of Claim filed by such holder, or (b) the last known address of such holder if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address; provided, however, that with respect to Distributions of New Notes and New Common Stock to the members of Class 2, such distributions shall be made to (w) the Prepetition Agent, (x) the Farley Agent, (y) each Indenture Trustee acting as such with respect to the applicable Senior Notes, and (z) the Synthetic Lease Agent; and provided further, that Distributions to the holders of the 8-7/8% Notes shall be made to the 8-7/8% Notes Trustee. If any Distribution is returned as undeliverable, Reorganized Fruit of the Loom may, in its discretion, make such efforts to determine the current address of the holder of the Claim with respect to which the Distribution was made as Reorganized Fruit of the Loom deems appropriate, but no Distribution to any holder shall be made unless and until Reorganized Fruit of the Loom has determined the then-current address of the holder, at which time the Distribution to such holder shall be made to the holder without interest. Amounts in respect of any undeliverable Distributions made through or by Reorganized Fruit of the Loom shall be returned to, and held in trust by, Reorganized Fruit of the Loom until such Distributions are claimed or are deemed to be unclaimed property under section 347(b) of the Bankruptcy Code as set forth herein.

                    9.3.2 Undeliverable Distributions as Unclaimed Property

                  Except with respect to property not distributed because such property is being held in a Disputed Reserve, Distributions of Cash, New Notes, or New Common Stock that are not claimed by the expiration of one year from the Effective Date shall be deemed to be unclaimed property under section 347(b) of the Bankruptcy Code and shall revest in Reorganized Fruit of the Loom, and the Claims with respect to which such Distributions are made shall be automatically canceled and extinguished by, Reorganized Fruit of the Loom. After the expiration of the one-year period referenced in the preceding sentence, the claim of any Entity to such Distributions shall be discharged and forever barred. Nothing contained in the Plan shall require Fruit of the Loom or Reorganized Fruit of the Loom to attempt to locate any holder of an Allowed Claim.

               9.4  MANNER OF CASH PAYMENTS UNDER THE PLAN

                  Cash payments made pursuant to the Plan shall be in United States dollars by checks drawn on a domestic bank selected by Reorganized Fruit of the Loom or by wire transfer from a domestic bank, at the option of Reorganized Fruit of the Loom.

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



         9.5      TIME BAR TO CASH PAYMENTS BY CHECK

         Checks issued by either Fruit of the Loom or Reorganized Fruit of the Loom on account of Allowed Claims shall be null and void if not negotiated within ninety days after the date of issuance thereof. Requests for reissuance of any check that becomes null and void pursuant to this Section 9.5 shall be made directly to Reorganized Fruit of the Loom by the holder of the Allowed Claim to whom the check was originally issued. Any claim in respect of such a voided check shall be made in writing on or before the later of the first anniversary of the Effective Date and the first anniversary of the date on which the Claim at issue became an Allowed Claim. After such date, all Claims in respect of void checks shall be discharged and forever barred and the proceeds of such checks shall revest in and become the property of Reorganized Fruit of the Loom as unclaimed property in accordance with Bankruptcy Code section 347(b).

         9.6      DISPUTED RESERVES

         Subject to Section 8.22.3, on the Initial Distribution Date (or on any earlier date on which Distributions for any particular Class of Claims are made pursuant to the Plan), and after making all Distributions required to be made on any such date under the Plan, Reorganized Fruit of the Loom shall establish a separate Disputed Reserve for each of the Classes, each of which Disputed Reserve shall be administered by Reorganized Fruit of the Loom. Reorganized Fruit of the Loom shall reserve the Ratable Proportion of all Cash, New Notes, and New Common Stock allocated for each Disputed Claim, or such amount as may be agreed by the holder of such Claim and Reorganized Fruit of the Loom or Fruit of the Loom, or as may otherwise be determined by order of the Court. All Cash, New Notes, and New Common Stock (as applicable) allocable to the relevant Class hereunder shall be distributed by Reorganized Fruit of the Loom to the relevant Disputed Reserve on the Initial Distribution Date (or such earlier date on which Distributions for any particular Class of Claims are made pursuant to the Plan). Each Disputed Reserve shall be closed and extinguished by Reorganized Fruit of the Loom upon the receipt of a written certification of Reorganized Union Underwear that all Distributions and other dispositions of all Cash, New Notes, or New Common Stock required to be made hereunder have been made in accordance with the terms of the Plan. Upon closure of a Disputed Reserve, (a) all Cash (including any Cash Investment Yield) held in that Disputed Reserve shall revest in and become the property of Reorganized Fruit of the Loom, and (b) all New Notes and New Common Stock shall revest in, become the property of, and automatically be canceled and extinguished by, Reorganized Fruit of the Loom.

         9.7      LIMITATIONS ON FUNDING OF DISPUTED RESERVES

         Except as expressly set forth in the Plan, neither Fruit of the Loom nor Reorganized Fruit of the Loom shall have any duty to fund the Disputed Reserves.

         9.8      TAX REQUIREMENTS FOR INCOME GENERATED BY DISPUTED RESERVES

         Reorganized Fruit of the Loom shall pay, or cause to be paid, out of the funds held in a particular Disputed Reserve, any tax imposed by any federal, state, or local taxing authority on the income generated by the funds or property held in the Disputed Reserve.


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
Reorganized Fruit of the Loom shall file, or cause to be filed, any tax or information return related to a Disputed Reserve that is required by any federal, state, or local taxing authority.

         9.9      ESTIMATION OF CLAIMS

         Fruit of the Loom or Reorganized Fruit of the Loom may, at any time, request that the Court estimate any contingent or unliquidated Claim for which either of them is or may be liable under the Plan (including any Claim for taxes) to the extent permitted by section 502(c) of the Bankruptcy Code regardless of whether Fruit of the Loom or Reorganized Fruit of the Loom has previously objected to the Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. If the Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on the Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on the Claim, Fruit of the Loom or Reorganized Fruit of the Loom may elect to pursue supplemental proceedings to object to the ultimate allowance of the Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Court.

         9.10      DISTRIBUTIONS AFTER EFFECTIVE DATE

         Distributions made after the Effective Date to holders of Claims that are not Allowed Claims as of the Effective Date but that later become Allowed Claims shall be deemed to have been made on the Effective Date or, if no Distribution with respect to such Claim is required to be made on the Effective Date, such other date as may be applicable to such Distribution.

         9.11      NO DISTRIBUTIONS OF FRACTIONAL SHARES

         Notwithstanding any other provision of the Plan to the contrary, no fractional shares shall be issued pursuant to the Plan. Whenever any payment of a fraction of a share under the Plan would otherwise be required, the actual Distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of half of a share being rounded up.

         9.12     NO PAYMENTS OF FRACTIONAL CENTS

         Notwithstanding any other provision of the Plan to the contrary, no payment of fractional cents shall be made pursuant to the Plan. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the actual Distribution made shall reflect a rounding of such fraction to the nearest whole penny (up or down), with half pennies or less being rounded down and fractions in excess of half of a penny being rounded up.

         9.13     INTEREST ON CLAIMS

         Except as specifically provided for in the Plan or the Confirmation Order, interest shall not accrue on Claims and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Petition Date to the date a final Distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim. Except as expressly provided herein or in a Final Order of the Court, no prepetition Claim shall be Allowed to the extent that it is for postpetition interest or other similar charges.

         9.14     NO DISTRIBUTION IN EXCESS OF ALLOWED AMOUNT OF CLAIM

         Notwithstanding anything to the contrary contained in the Plan, no holder of an Allowed Claim shall receive in respect of such Claim any Distribution (of a value set forth herein or in the Disclosure Statement or determined (as of the Effective Date) by a Final Order of the Court) in excess of the Allowed amount of such Claim.

         9.15     ORDINARY COURSE LIABILITIES

         Except as otherwise specifically provided in the Plan, holders of Claims against the Debtors (other than Claims for Professional Fees) based on Liabilities incurred after the Petition Date in the ordinary course of the Debtors' businesses shall not be required to file any request for payment of such Claims. Such Claims shall be assumed and paid by Reorganized Fruit of the Loom in the ordinary course of business of Reorganized Fruit of the Loom, in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to the transactions underlying such Claims, without any further action by the holders of such Claims.

         9.16     SETOFF AND RECOUPMENT

         Except as otherwise provided in the Plan, Fruit of the Loom and Reorganized Fruit of the Loom (as the case may be) may, but shall not be required to, set off against, or recoup from, any Claim and the Distributions to be made pursuant to the Plan in respect of such Claim, any claims or defenses of any nature whatsoever that Fruit of the Loom or Reorganized Fruit of the Loom may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by Fruit of the Loom or Reorganized Fruit of the Loom of any right of setoff or recoupment that any of them may have against the holder of such Claim.

         9.17     PAYMENT OF TAXES ON DISTRIBUTIONS RECEIVED PURSUANT TO THE
                  PLAN

         All Entities that receive Distributions under the Plan shall be responsible for reporting and paying, as applicable, taxes on account of such Distributions.

         9.18     ENTITIES TO EXERCISE FUNCTION OF LIQUIDATION AGENT


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
         Except as otherwise provided herein or in the Liquidation Agent Agreement, all Distributions by NWI Land Mgmt. under the Plan shall be made by the Liquidation Agent. The Liquidation Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court; and, in the event that a Liquidation Agent is otherwise so ordered, all costs and expenses of procuring any such bond or surety shall be paid as set forth in Section 8.22.3(b).

         9.19     SURRENDER OF SENIOR NOTES AND 8-7/8% NOTES

                  9.19.1   General Requirement of Surrender

         As a condition precedent to receiving any Distribution pursuant to the Plan on account of any of the Senior Notes or 8 7/8% Notes, the holder of the applicable note shall deliver it to Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be pursuant to a letter of transmittal (each one, a "Letter of Transmittal") furnished by Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be (either directly or through the applicable Indenture Trustee or 8 7/8% Notes Trustee). Each Letter of Transmittal shall be accompanied by instructions for the proper completion, execution, and delivery thereof and shall specify that delivery of any Senior Note or 8 7/8% Note will be effected, and the risk of loss and title thereto will pass, only upon the proper delivery of such Note and the Letter of Transmittal in accordance with such instructions. Each Letter of Transmittal shall also include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Senior Note or 8 7/8% Note to act and the authenticity of any signatures required on the Letter of Transmittal Each surrendered Senior Note or 8 7/8% Note shall be marked as cancelled and delivered to the applicable Indenture Trustee or 8 7/8% Notes Trustee; provided, however, that the cancellation of the Senior Notes shall not affect any rights of the Indenture Trustees assertable against any Senior Noteholder pursuant to the Indentures.

                  9.19.2   Lost, Stolen, Mutilated, or Destroyed Notes

         In addition to any requirements imposed by any applicable indenture, any holder of an Allowed Claim evidenced by a Senior Note or 8 7/8% Note that has been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such note, deliver to Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be, (i) an affidavit of loss and indemnity or such other evidence reasonably satisfactory to Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be, of the loss, theft, mutilation, or destruction, and (ii) such security or indemnity as may reasonably be required by Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be, to hold it and its agents harmless from any damages, liabilities, or costs incurred in treating such Entity as a holder of such note. Upon compliance with this paragraph by a holder of a Claim evidenced by a Senior Note or an 8 7/8% Note, such holder shall, for all purposes of this Plan, be deemed to have surrendered such note in accordance with the provisions of this Section 9.19.


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
                                   SECTION X

                                 DISPUTED CLAIMS

         10.1     OBJECTION DEADLINE

         As soon as practicable, but in no event later than six months after the Effective Date unless otherwise ordered by the Court, objections to Claims shall be filed with the Court and served upon the holders of each Claim to which an objection is made.

         10.2     PROSECUTION OF OBJECTIONS AFTER THE EFFECTIVE DATE

         On and after the Effective Date, except as to applications for allowances of Professional Fees, claims against Old FTL, Ltd. filed solely in the Cayman Proceeding, claims filed solely against NWI Land Mgmt., or as otherwise ordered by the Court, the filing, litigation, settlement, or withdrawal of all objections to Claims, including pending objections, shall be the sole responsibility of Reorganized Fruit of the Loom. Subject to the preceding sentence, any Claim that is not an Allowed Claim shall be determined, resolved, or litigated by Reorganized Fruit of the Loom. Prior to the Effective Date, the filing, litigation, settlement, or withdrawal of all objections shall be the responsibility of Fruit of the Loom; provided, however, that the Liquidation Agent shall file, prosecute, withdraw, or settle objections to Claims against NWI Land Mgmt., but only with the consent of Reorganized Fruit of the Loom. The resolution of claims filed solely in the Cayman Proceeding shall be the sole responsibility of the JPLs. The Liquidation Agent (in consultation with and with the consent of Reorganized Fruit of the Loom) shall have the sole discretion in commencing, continuing, prosecuting, withdrawing or settling Causes of Action arising under chapter 5 of the Bankruptcy Code that are the property of the Estate of NWI Land Mgmt. Nothing herein shall modify or limit the statutory duties, rights, and powers of the JPLs under Cayman Islands law.

         10.3 NO DISTRIBUTIONS PENDING ALLOWANCE

         Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or Distribution provided hereunder shall be made on account of the portion of the Disputed Claim unless and until it becomes an Allowed Claim, and the Distributions provided for in the Plan shall be made only on account of the portion of the Claim that is Allowed.

         10.4     WITHHOLDING OF ALLOCATED DISTRIBUTIONS

         Reorganized Fruit of the Loom shall withhold from the property to be distributed on the Initial Distribution Date (or such earlier date on which Distributions for any particular Class of Claims are made) under the Plan an amount sufficient to be distributed on account of Disputed Claims, which amount shall be deposited in the applicable Disputed Reserve.

         10.5     DISTRIBUTIONS WHEN A DISPUTED CLAIM BECOMES AN ALLOWED CLAIM

         Distributions to each holder of a Disputed Claim, to the extent that the Disputed Claim ultimately becomes an Allowed Claim (and to the extent that the holder of the Disputed Claim has not received prior Distributions on account of that Claim), shall be made in accordance with the provisions of the Plan governing the Class of Claims in which the Claim is classified and Section 9.1. On each Quarterly Distribution Date, Reorganized Fruit of the Loom shall make Ratable Proportion Distributions (or other Distributions in accordance with the provisions of the Plan) of Cash, New Notes, or New Common Stock reserved for any Disputed Claim that has become an Allowed Claim during the preceding quarterly period to the holder of such Allowed Claim, but only to the extent that the holder of any such Claim has not received prior distributions on account of such Claim.

                                  SECTION XI

                                SECURITIES CLAIMS

         11.1 RELEASE BY FRUIT OF THE LOOM OF ITS DIRECTORS, OFFICERS, AND EMPLOYEES FROM ALL CLASS ACTION CLAIMS


         On the Effective Date, Fruit of the Loom shall be deemed to have released its present and former directors, officers, and employees other than Farley (unless all claims of Fruit of the Loom or any member thereof against Farley shall have been satisfied in full) from any and all Class Action Claims that are property of Fruit of the Loom or any member thereof, the Consolidated Estate, or the Estate of NWI Land Mgmt. (including derivative claims and claims that Fruit of the Loom or any member thereof otherwise has legal authority to assert, compromise, or settle in connection with the Reorganization Cases), and any and all such released Class Action Claims shall be deemed waived and extinguished as of the Effective Date.

         11.2 RELEASE AND DISCHARGE OF ALL SECURITIES CLAIMS AGAINST FRUIT OF THE LOOM

         In accordance with their classification and treatment as Class 6 Creditors' Securities Fraud Claims or Class 9 Other Equity Interests and pursuant to section 510(b) of the Bankruptcy Code, all Securities Claims against Fruit of the Loom or any member thereof, whether held by the Securities Class Action Plaintiffs, the holders of any of the Senior Notes or the 8-7/8% Notes (including any Entity acting as a trustee or other agent with respect thereto), or any other Entity, will be discharged on the Effective Date, and Fruit of the Loom will be released from all such Claims, which discharge and release will be effective and binding on the Effective Date.

                                   SECTION XII

             EXECUTORY CONTRACTS AND UNEXPIRED LEASES UNDER THE PLAN

         12.1     GENERAL TREATMENT

         The Plan constitutes a motion by Fruit of the Loom to assume, as of the Effective Date, all executory contracts and unexpired leases to which any Reorganizing Debtor is a party except for: (a) the executory contracts and unexpired leases specifically listed on the Rejection and Assignment Schedule, which shall either be rejected or assumed and assigned as described therein; and
(b) any executory contracts and unexpired leases dealt with by a Final Order of the Court entered on or before the Effective Date or that is the subject of a motion to reject, assume, or assume and assign that is pending before the Court on the Effective Date. Each assumed (and, as applicable, assigned) executory contract and unexpired lease of Fruit of the Loom that relates to the use or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements, or franchises, and any other interests in real estate or rights in rem related to such premises.

         12.2 REJECTED OR ASSIGNED EXECUTORY CONTRACTS; REJECTION AND ASSIGNMENT SCHEDULE

         Except as otherwise provided herein or pursuant to a Final Order of the Court, effective as of the Effective Date, all executory contracts and unexpired leases of the Debtors specifically listed on the Rejection and Assignment Schedule shall be deemed to be automatically (as set forth therein) assumed and assigned as of the Effective Date or, as applicable, rejected as of the Petition Date. The Confirmation Order shall constitute an order of the Court approving such rejections and assumptions and assignments (as the case may be) pursuant to section 365 of the Bankruptcy Code as of the Effective Date or the Petition Date, as applicable. Fruit of the Loom may at any time on or before the Confirmation Date amend the Rejection and Assignment Schedule to delete therefrom or add thereto any executory contract or unexpired lease, in which event such executory contract or unexpired lease shall be deemed to be rejected, assumed, or assumed and assigned, as the case may be. Fruit of the Loom shall provide notice of any amendments to the Rejection and Assignment Schedule to the parties to the executory contracts or unexpired leases affected thereby, counsel to the Creditors' Committee, and to parties who have requested notice pursuant to Bankruptcy Rule 2002. The fact that any contract or lease is listed on the Rejection and Assignment Schedule shall not constitute or be construed to constitute an admission that the contract or lease is an executory contract or unexpired lease within the meaning of section 365 or 502 of the Bankruptcy Code or that Fruit of the Loom or any successor in interest (including Reorganized Fruit of the Loom) has any liability thereunder. Notwithstanding anything herein to the contrary, all executory contracts and unexpired leases of NWI Land Mgmt. and of FTL, Inc. to the extent they relate to NWI Land


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
Mgmt. shall be rejected under the Plan and the Confirmation Order shall provide for such rejection.

         12.3     FRUIT OF THE LOOM'S CORPORATE INDEMNITIES

         Notwithstanding anything in the Plan to the contrary, the Corporate Indemnities shall be treated in accordance with terms to be included in the Plan Supplement.

         12.4 PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default shall be satisfied by Cure pursuant to section 365(b)(1) of the Bankruptcy Code. If there is a dispute regarding (a) the nature or the amount of any Cure, (b) the ability of Fruit of the Loom or Reorganized Fruit of the Loom (and, as applicable, any assignee thereof) to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption or assignment, Cure shall occur following the entry of a Final Order resolving the dispute and shall be made in accordance with the applicable Final Order.

         12.5     BAR DATE FOR REJECTION DAMAGES

         If the rejection by Fruit of the Loom, pursuant to the Plan and not pursuant to a prior order of the Court, of an executory contract or unexpired lease results in a Claim, such Claim shall be discharged and barred forever and shall not be enforceable against Fruit of the Loom (other than the Liquidating Debtors), Reorganized Fruit of the Loom, or any of their respective properties unless a proof of Claim or proof of Administrative Expense Claim is filed with the clerk of the Court and served upon counsel to Fruit of the Loom within thirty days after the Confirmation Date.

         12.6     COMPENSATION AND BENEFIT PROGRAMS

         Except as to NWI Land Mgmt. and except for the (i) Fruit of the Loom, Inc. Supplemental Executive Retirement Plan, dated January 1, 1995, (ii) Fruit of the Loom, Inc. Senior Executive Officer Deferred Compensation Trust, dated March 17, 1997, by and between FTL Inc. and Wachovia, as trustee, and (iii) Fruit of the Loom, Inc. Senior Executive Officer Deferred Compensation Plan, dated March 17, 1997, or as otherwise provided in Sections 12.1, 12.2, and 12.3 of the Plan, all employment and severance practices and policies, all qualified pension plans, and all compensation and benefit plans, policies, and programs, of Fruit of the Loom applicable to their directors, officers, or employees are treated as executory contracts under the Plan and shall be assumed pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code by operation of the Plan.

         12.7     RETIREE BENEFITS

         Payments, if any, due to any Entity for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by Fruit of the Loom prior to the Petition Date shall be continued for the duration of the period Fruit of the Loom is obligated to provide such benefits.

                                    SECTION XIII

                           CONDITIONS PRECEDENT TO THE
                    CONFIRMATION DATE AND THE EFFECTIVE DATE

         13.1     CONDITIONS PRECEDENT TO THE CONFIRMATION OF THE PLAN

         The following are conditions precedent to confirmation of the Plan that must be satisfied, unless waived in accordance with Section 13.3:

         (a) Entry of the Confirmation Order. The Confirmation Order shall be in form and substance Acceptable to Fruit of the Loom and the Prepetition Secured Creditors, and shall, among other things:

                  (i) Decree that the assets of Reorganized Fruit of the Loom shall be free and clear of all Claims, Liens, encumbrances, and interests of any Entity other than Reorganized Fruit of the Loom except for any Liens granted to secure the Exit Facility or otherwise expressly provided for in the Plan;

                  (ii) Decree that the Confirmation Order shall supersede any orders of the Court issued prior to the Confirmation Date to the extent that such prior orders may be inconsistent with the Confirmation Order;

                  (iii) Decree that, except with respect to (X) obligations specifically contemplated by the Plan or the order approving the Exit Facility, (Y) any Administrative Expense Claims incurred postpetition by the Consolidated Estate in the ordinary course of Fruit of the Loom's business, and (Z) any Administrative Expense Claims arising pursuant to postpetition agreements or transactions entered into by Fruit of the Loom with Court approval, each member of Fruit of the Loom that is not a Liquidating Debtor is discharged effective as of the Effective Date and in accordance with the Plan from any Claims and any Liability on any Claims; and its Liability in respect thereof that arose from (A) any agreement of any member of Fruit of the Loom entered into or obligation of such member of Fruit of the Loom incurred before the Effective Date, or (B) any action, inaction, or any other conduct of any nature of any member of Fruit of the Loom prior to the Effective Date, is extinguished completely, whether the Claim or Liability is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, asserted, unasserted, known, or unknown and regardless of whether the Claim or liability accrued before or after the Petition Date;

                  (iv) Decree that all transfers of assets of Fruit of the Loom contemplated under the Plan, and the transfer of equity of Reorganized Fruit of the Loom contemplated under the Plan, shall be free and clear of all Claims, Liens, and all other encumbrances and interests in or against such assets in favor of any Entity, except to the extent specifically provided for in the Plan;

                  (v) Authorize the implementation of the Plan in accordance with its terms;

                  (vi) Provide that any transfers effected or mortgages or other security documents entered into or to be effected or entered into under the Plan, including the mortgages and other security documents securing Reorganized Fruit of the Loom's obligations under the Exit Facility, shall be and are exempt from any state, city, or other municipality transfer taxes, mortgage recording taxes, and any other stamp or similar taxes pursuant to section 1146(c) of the Bankruptcy Code;

                  (vii) Provide that the registration exemption of Section 1145 of the Bankruptcy Code applies to all securities issued and distributed pursuant to the Plan;

                  (viii) Approve in all respects the other settlements, transactions, and agreements to be effected pursuant to the Plan;

                  (ix) Provide that all executory contracts or unexpired leases assumed by Fruit of the Loom and assigned during the Reorganization Cases or under the Plan shall remain in full force and effect notwithstanding any provision in any contract or lease (including provisions of the kinds described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits assignment or transfer thereof or that enables or requires termination or modification of such contract or lease upon assignment thereof;

                  (x) Provide that all executory contracts or unexpired leases assumed by Fruit of the Loom during these Reorganization Cases or under the Plan shall remain in full force and effect for the benefit of Reorganized Fruit of the Loom;

                  (xi) Provide that the transfers of property by Fruit of the Loom to Reorganized Fruit of the Loom (A) are or shall be legal, valid, and effective transfers of property, (B) vest or shall vest Reorganized Fruit of the Loom with good title to such property free and clear of all Liens,


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
                           Claims, encumbrances, and interests, except as expressly provided in the Plan or Confirmation Order,
                           (C) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (D) do not and shall not subject Reorganized Fruit of the Loom to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, any laws affecting successor or transferee liability;

                  (xii) Find that the Plan does not provide for the liquidation of all or substantially all of the property of the Reorganizing Debtors and that confirmation of the Plan is not likely to be followed by the liquidation of Reorganized Fruit of the Loom or the need for further financial reorganization, except as specifically provided in the Plan;

                  (xiii) Determine that any objection to the adequacy of the information contained in the Disclosure Statement that has not previously been withdrawn or settled is overruled, and that the information contained in the Disclosure Statement was adequate for the purpose of soliciting votes for acceptance of the Plan;

                  (xiv) Provide that all obligations of any member of Fruit of the Loom under the Adequate Protection Order are terminated as of the Effective Date;

                  (xv) Find that the Plan complies with all applicable provisions of the Bankruptcy Code, including, without limitation, that the Plan was proposed in good faith and that the Confirmation Order was not procured by fraud;

                  (xvi) Provide for the rejection of all executory contracts and unexpired leases of NWI Land Mgmt. and of FTL, Inc. to the extent they relate to NWI Land Mgmt.;

                  (xvii) Decree that the Plan effects a settlement of the Committee Avoidance Action and that the Committee Avoidance Action is dismissed with prejudice as of the Effective Date; and

                  (xviii) Except as expressly provided in the Plan, provide that all Equity Interests shall be extinguished and canceled effective upon the Effective Date.

         (b) Exit Facility. A binding Exit Facility Commitment Letter, on terms Acceptable to Fruit of the Loom and the Prepetition Secured Creditors, shall have been obtained and shall not have been terminated, and the lenders committing to provide such financing shall be reasonably Acceptable to Fruit of the Loom.


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
         13.2     CONDITIONS PRECEDENT TO THE EFFECTIVE DATE OF THE PLAN

         The Plan shall not become effective and the Effective Date shall not occur unless and until the following conditions shall have been satisfied or waived in accordance with Section 13.3:

         (a) Confirmation Order. The Confirmation Date shall have occurred and the Confirmation Order, in form and substance Acceptable to Fruit of the Loom and the Prepetition Secured Creditors and consistent with section 13.1 hereof, shall have been signed by the judge presiding over the Reorganization Cases, and shall have become a Final Order.

         (b) Closing of the Exit Facility. The Exit Facility shall have closed, or shall be closed concurrently with the Effective Date of the Plan, with the terms and in an amount Acceptable to Fruit of the Loom and the Prepetition Secured Creditors and the lenders providing such financing being acceptable to Fruit of the Loom.

         (c) Scheme of Arrangement. All conditions to the effectiveness of the Scheme of Arrangement (other than the effectiveness of the Plan) shall have been satisfied or waived in accordance with the terms of the Scheme of Arrangement.

         (d) Conditions to the Confirmation of the Plan Remain Satisfied. All conditions precedent to the Confirmation of the Plan shall have been satisfied and shall continue to be satisfied.

         (e) Completion and Execution of Documents. All actions, documents, and agreements necessary to implement the provisions of the Plan to be effectuated on or prior to the Effective Date shall be reasonably satisfactory to Fruit of the Loom and Acceptable to the Prepetition Secured Creditors and such actions, documents, and agreements shall have been effected or executed and delivered. All documents to be contained in the Plan Supplement shall be completed and in final form and, as applicable, executed by the parties thereto and all conditions precedent contained in any of the foregoing shall have been satisfied or waived.

         (f) Amended Charter Documents. The Memorandum of Association, the Articles of Association, and the Amended Certificates of Incorporation and Amended Bylaws shall have been adopted by the members of Reorganized Fruit of the Loom.

         (g) Selection of New Boards of Directors. The new boards of directors for Reorganized Fruit of the Loom shall have been selected as set forth herein.

         (h) Designation of Trustees and Liquidation Agent. An indenture trustee shall have been designated and agreed to serve as such with respect to the New Trust Indenture. A trustee shall have been designated and agreed to serve as such under the Unsecured Creditor Trust Agreement. A Liquidation Agent shall have been selected to serve as such with respect to NWI Land Mgmt. and the Liquidating Debtors.

         13.3     WAIVER OF CONDITIONS PRECEDENT

         Each of the conditions precedent in Sections 13.1 and 13.2 may be waived or modified, in whole or in part, by Fruit of the Loom, upon the receipt of written Consent for such waiver by the Prepetition Secured Creditors (which Consent shall not be unreasonably withheld). Any such waiver or modification of a condition precedent in Sections 13.1 and 13.2 may be effected at any time, without notice (other than to the Creditors' Committee), without leave or order of the Court, and without any other formal action.

         13.4 EFFECT OF FAILURE OR ABSENCE OF WAIVER OF CONDITIONS PRECEDENT TO THE EFFECTIVE DATE OF THE PLAN


         If one or more of the conditions specified in Section 13.2 of the Plan shall not have occurred or been waived on or before 60 days after the Confirmation Date, Fruit of the Loom may extend the period during which those conditions may be satisfied or waived for an additional 30 days. If all of the conditions specified in Section 13.2 shall not have occurred or been waived at the expiration of the additional 30 day-period, upon notification submitted by Fruit of the Loom to the Court, the United States Trustee, and counsel for the Prepetition Secured Creditors and counsel to the Creditors' Committee, then: (a) the Confirmation Order shall be vacated and shall be of no further force or effect, (b) no Distributions under the Plan shall be made, (c) Fruit of the Loom and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (d) Fruit of the Loom's obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Causes of Action or any other claims of or against Fruit of the Loom or any other Entity or to prejudice in any manner the rights of Fruit of the Loom or any Entity in any further proceedings involving Fruit of the Loom.

                                   SECTION XIV

                             EFFECT OF CONFIRMATION

         14.1     REORGANIZED FRUIT OF THE LOOM'S AUTHORITY

         Until the Effective Date, the Court shall retain custody and jurisdiction of Fruit of the Loom and their properties, interests in property, and operations. On and after the Effective Date, Reorganized Fruit of the Loom and their properties, interests in property, and operations shall be released from the custody and jurisdiction of the Court, except as provided in Section 16.1; provided, however, that the Cash, New Notes, and New Common Stock to be distributed pursuant to the Plan and which, to the extent not distributed by Reorganized Fruit of the Loom, shall be held in trust by Reorganized Fruit of the Loom, shall remain subject to the jurisdiction and custody of the Court until they are distributed or become unclaimed property pursuant to Sections 9.2, 9.3, and 9.6 and Bankruptcy Code section 347(b).


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
         14.2     VESTING AND LIENS

         On the Effective Date, all property of Fruit of the Loom (other than property of Old FTL, Ltd., which shall be treated as provided in the Scheme of Arrangement, and property of NWI Land Mgmt.) will be vested in Reorganized Fruit of the Loom free and clear of all Liens other than Liens granted to secure the Exit Facility or that are expressly provided for herein. A schedule of the Liens that will encumber the property of Reorganized Fruit of the Loom or any member thereof shall be included in the Plan Supplement.

         14.3     DISCHARGE OF FRUIT OF THE LOOM

                  14.3.1   Scope

         Except as otherwise provided in the Plan or the Confirmation Order and in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of the Confirmation Order shall discharge, effective as of the Effective Date, all debts of, Claims against, Liens on the property of, and Equity Interests or any other interests in Fruit of the Loom (and each member thereof other than the Liquidating Debtors, Old FTL, Ltd., and NWI Land Mgmt.) and their assets and properties that arose at any time before the entry of the Confirmation Order (including, without limiting the generality of the foregoing, all claims that have been, may be, or could have been asserted against NWI Land Mgmt. and on which any other member of Fruit of the Loom or Reorganized Fruit of the Loom is or may be liable in any amount and for any reason). The discharge of Fruit of the Loom shall be effective as to each and all Claims and Equity Interests, regardless of whether a proof of Claim or Equity Interest therefor was filed, whether the holder thereof votes to accept the Plan, or whether the Claim or Equity Interest receives any distribution under the Plan. On the Effective Date, as to every discharged Claim and Equity Interest, any holder of such Claim or Equity Interest shall be precluded from asserting against Fruit of the Loom and Reorganized Fruit of the Loom (and each member of either of the foregoing), their successors, or their assets or properties, any other or further Claim or Equity Interest based upon any document, instrument, act, omission, transaction, or other action or inaction of any kind or nature that occurred before the Effective Date.

                  14.3.2 Injunction

         Except as otherwise provided in the Plan, the Scheme of Arrangement, or the Confirmation Order or a separate order of the Court, as of the Effective Date, all entities that have held, currently hold, or may hold a Claim or other debt or Liability that is discharged or an Equity Interest or other right of an equity security holder that is terminated and canceled pursuant to the terms of the Plan, are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or Liabilities, or terminated and canceled Equity Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against any member of Fruit of the Loom, Reorganized Fruit of the Loom, the Consolidated Estate or the Estate of any member of Fruit of the Loom, or any properties and interests in properties of any of the foregoing; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the any member of Fruit of the Loom, Reorganized Fruit of the Loom, the Consolidated Estate, or any properties and interests in properties of any of the foregoing; (c) creating, perfecting, or enforcing any lien or encumbrance against any member of Fruit of the Loom, Reorganized Fruit of the Loom, the Consolidated Estate or the Estate of any member thereof, or any properties and interests in properties of any of the foregoing; (d) asserting a setoff, right of subrogation, or recoupment of any kind against any obligation due to any member of Fruit of the Loom, Reorganized Fruit of the Loom, the Consolidated Estate, or any properties and interests in properties of any of the foregoing; and (e) commencing or continuing any action, in any manner or in any place, that does not comply with or is inconsistent with the provisions of the Plan, the Scheme of Arrangement, or the Confirmation Order.

                  14.3.3   Release of Collateral

         Unless a particular Secured Claim is Reinstated: (a) each holder of a Secured Claim or a Claim that is purportedly secured shall, on or before the Effective Date, (i) turn over and release to the relevant member of Fruit of the Loom (or its successor, as the case may be) any and all property of the relevant member of Fruit of the Loom that secures or purportedly secures such Claim, and
(ii) execute such documents and instruments as Reorganized Fruit of the Loom may reasonably require to evidence such holder's release of such property; and (b) on the Effective Date, all claims, right, title, and interest in such property shall revert to the relevant member of Reorganized Fruit of the Loom (or any other successor to any member of Fruit of the Loom, as the case may be) free and clear of all Claims and Equity Interests, including (without limitation) Liens, charges, pledges, interests, encumbrances, security interests, and any other interests of any kind.

         14.4     TERM OF INJUNCTIONS OR STAYS

         Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Reorganization Cases pursuant to sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                                  SECTION XV

                   RELEASES, INJUNCTION, AND WAIVER OF CLAIMS

         15.1     RELEASE OF FRUIT OF THE LOOM AND REORGANIZED FRUIT OF THE LOOM

         Without limiting the provisions of Section 14.3, from and after the Effective Date, Fruit of the Loom and Reorganized Fruit of the Loom are released from all Liabilities from the beginning of time, except as expressly provided herein.

         15.2     EXCULPATION AND LIMITED RELEASE WITH RESPECT TO POSTPETITION
                  ACTIONS

         Except as otherwise specifically provided for by the Plan, upon confirmation of the Plan, all Entities shall be conclusively presumed to have released the following parties (but solely to the extent set forth below): (a) Fruit of the Loom and Reorganized Fruit of the Loom; (b) the Creditors' Committee and the present and former members thereof (including ex officio members), (c) the Unofficial Bank Steering Committee and the members thereof,
(d) the Informal Noteholders' Committee and the members thereof, (e) the Indenture Trustees, (f) the DIP Agent and the DIP Lenders, (g) the Prepetition Secured Creditors, (h) the Prepetition Agent, the Collateral Agent, the Synthetic Lease Agent, and the Farley Agent, (i) the JPLs, and (j) all directors, officers, agents, attorneys, affiliates, employees, accountants, advisors, financial advisors of any of the foregoing (other than Farley, unless the claims of Fruit of the Loom against Farley shall have been fully satisfied) (each of the foregoing, a "Released Party"), from any claim or Cause of Action based on, arising from, or in any way connected with, (A) the Reorganization Cases and the Cayman Proceeding (including, without limitation, any actions taken and/or not taken with respect to the administration of any Estate or the operation of the business of any member of the Fruit of the Loom Group), (B) the Plan or the Scheme of Arrangement, or (C) the negotiation, formulation, and preparation of the Plan, the Scheme of Arrangement, or the Postpetition Credit Agreement (including any of the terms, settlements, and compromises reflected in any of the foregoing and any orders of the Court related thereto), except to the extent any such claim or Cause of Action against any Released Party arises solely as a direct result of that Released Party's fraud or willful misconduct; and, in all respects, Fruit of the Loom, Reorganized Fruit of the Loom, and each of the Released Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         15.3     INJUNCTION

         The satisfaction, release, and discharge pursuant to Sections 11.1, 11.2, 14.3, 15.1, 15.2, and 15.5 shall also act as an injunction against any Entity commencing or continuing any action, employment of process, or other act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under the Plan.

         15.4     AVOIDANCE AND RECOVERY ACTIONS

         If Class 4A or Class 5, or both, votes to accept the Plan, Fruit of the Loom and Reorganized Fruit of the Loom (but not NWI Land Mgmt.) shall waive all their rights to bring Avoidance Actions against any member of the accepting Class or Classes. The Liquidation Agent will retain the right to bring, prosecute, and (with the consent of Reorganized Fruit of the loom) settle all Avoidance Actions of NWI Land Mgmt. All other rights of Fruit of the Loom and Reorganized Fruit of the Loom to bring Avoidance Actions against any other Entity are hereby preserved in accordance with Section 8.17.

         15.5     RELEASE OF RELEASED PARTIES BY FRUIT OF THE LOOM

         Without limiting any other applicable provisions of Section XIV, or XV, as of the Effective Date, Fruit of the Loom and Reorganized Fruit of the Loom hereby release and are permanently enjoined from any prosecution or attempted prosecution of any and all Causes of Action that they have, may have, or claim to have, which are property of, assertable on behalf of, or derivative of Fruit of the Loom or the Estates of Fruit of the Loom (or, in each case, any member of Fruit of the Loom), against the Released Parties.

                                  SECTION XVI

                            RETENTION OF JURISDICTION

         16.1     RETENTION OF JURISDICTION

         The Court may retain jurisdiction and, if the Court exercises its retained jurisdiction, shall have exclusive jurisdiction, of all matters arising out of or relating to the Reorganization Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

         (a) To hear and determine pending motions (if any) for the assumption or rejection of executory contracts or unexpired leases, whether filed pursuant to the Plan or otherwise, and the allowance of Claims resulting therefrom;

         (b) To determine any and all adversary proceedings, applications, and contested matters;

         (c) To consider and rule on the compromise and settlement of any Claim against or Cause of Action on behalf of Fruit of the Loom or its Estates;

         (d) To ensure that Distributions to holders of Allowed Claims are accomplished as provided herein;

         (e) To hear and determine any timely objections to Administrative Expense Claims or to proofs of Claim and Equity Interests filed at any time, including any objections to the classification of any Claim or Equity Interest, and to Allow or Disallow any Disputed Claim or Disputed Equity Interest in whole or in part;

         (f) To hear and determine any and all applications for the allowance of Professional Fees other than Professional Fees payable pursuant to Section 8.10 hereof;

         (g) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

         (h) To issue orders in aid of execution of the Plan in accordance with section 1142 of the Bankruptcy Code;

         (i) To consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency, in the Plan or in any order of the Court as may be necessary to carry out the purposes and intent of the Plan and to implement and effectuate the Plan;

         (j) To hear and determine all applications for awards of compensation for services rendered and reimbursement of expenses relating to implementation and effectuation of the Plan other than Professional Fees payable pursuant to Section 8.10;

         (k) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, including, but not limited to, disputes relating to the Plan Transactions;

         (l) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

         (m) To compel the conveyance of property and other performance contemplated under the Plan and the documents executed in connection herewith;

         (n)      To enforce remedies upon any default under the Plan;

         (o) To enforce, interpret, and determine any disputes arising in connection with any orders, stipulations, judgments, and rulings entered in connection with the Reorganization Cases (whether or not the Reorganization Cases have been closed);

         (p) To resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan, or any Entity's obligations incurred in connection herewith;

         (q) To determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

         (r) To issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the occurrence of the Effective Date, the consummation of the Plan, or the enforcement of any rights, remedies, or obligations created under the Plan;

         (s) To determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, or the Confirmation Order;

         (t) To issue such orders as may be necessary or appropriate in aid of confirmation and/or to facilitate consummation of the Plan;

         (u) To determine such other matters as may be provided for in the Confirmation Order or other orders of the Court as may be authorized under the provisions of the Bankruptcy Code or any other applicable law;

         (v) To hear and determine (A) all motions, applications, adversary proceedings, and contested and litigated matters pending on the Effective Date, and (B) all claims by or against any member of Fruit of the Loom arising under the Bankruptcy Code or nonbankruptcy law if made applicable by the Bankruptcy Code, whether such claims arose before or after the Effective Date;

         (w) To hear any other matter arising out of or related to the liquidation of NWI Land Mgmt.;

         (x) To hear any other matter if the Court's exercise of jurisdiction thereover is not inconsistent with the Bankruptcy Code or title 28 of the United States Code; and

         (y)      To enter a final decree closing the Reorganization Cases.

         Nothing in this Section 16.1 shall be construed as a limitation on the jurisdiction of the Cayman Court over the Cayman Proceeding.

         16.2     MODIFICATION OF THE PLAN

                  16.2.1   Modification Before the Confirmation Date

         Subject to Sections 7.3 and 17.8, Fruit of the Loom may alter, amend, or modify the Plan or any provision or portion thereof under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date; provided, however, that Fruit of the Loom shall make no Material modification to the Plan without the Consent of the Prepetition Secured Creditors. Fruit of the Loom shall provide parties in interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or any order of the Court and shall, in any event, provide such notice to counsel for the Creditors' Committee and the Prepetition Secured Creditors. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended, modified, or clarified, unless the proposed alteration, amendment, modification, or clarification materially and adversely changes the treatment of the Claim of such holder.

                  16.2.2 Modification After the Confirmation Date and Before Substantial Consummation

         After the Confirmation Date and prior to "substantial consummation" (as that term is defined in section 1101(2) of the Bankruptcy Code) of the Plan, Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be, may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and otherwise provide for such matters as may be necessary to carry out the purpose and effect of the Plan, as long as such proceedings do not adversely affect the treatment of holders of Claims or Equity Interests under the Plan; provided, however, that, to the extent required, the Bankruptcy Rules or an order of the Court, prior notice of such proceedings shall be served in accordance therewith; and, provided further, that neither Fruit of the Loom nor Reorganized Fruit of the Loom shall seek any Material modification to the Plan without the Consent of the Prepetition Secured Creditors. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim of such holder.

                                   SECTION XVII

                            MISCELLANEOUS PROVISIONS

         17.1     PAYMENT OF STATUTORY FEES

         All fees payable pursuant to section 1930, title 28, United States Code, shall be paid on the Effective Date.

         17.2     GOVERNING LAW

         Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent a schedule or exhibit hereto or instrument, agreement or other document executed under the Plan provides otherwise, the rights, duties and obligations arising under the Plan, and the instruments, agreements, and other documents executed in connection with the Plan, shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to any choice of law provisions that would require the application of the law of any other jurisdiction.

         17.3     NOTICES

         To be effective, all notices, requests, and demands must be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

             TO FRUIT OF THE LOOM OR REORGANIZED FRUIT OF THE LOOM:

                             Fruit of the Loom, Inc.
                            One Fruit of the Loom Dr.
                             Bowling Green, KY 42103
                          Attn: John J. Ray, III, Esq.
                                 David Whitaker
                             Telephone: 312-899-1325
                             Facsimile: 312-899-1340


                                 WITH A COPY TO:

                       Milbank, Tweed, Hadley & McCloy LLP
                                        -
                             1 Chase Manhattan Plaza
                             New York, NY 10005-1413
                           Attn: Luc A. Despins, Esq.
                              Dennis F. Dunne, Esq.
                            Telephone: (212) 530-5000
                            Facsimile: (212) 530-5219

                TO COUNSEL FOR THE PREPETITION SECURED CREDITORS:

                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                               New York, NY 10019
                         Attn: Richard D. Feintuch, Esq.
                              Phone: (212) 403-1000
                               Fax: (212) 403-2000

                                     And to:

                    Akin, Gump, Strauss, Hauer & Feld, L.L.P
                         590 Madison Avenue, 20th Floor
                               New York, NY 10022
                           Attn: Fred S. Hodara, Esq.
                              Phone: (212) 872-1000
                               Fax: (212) 872-1002

                    TO COUNSEL FOR THE CREDITORS' COMMITTEE:

                  Otterbourg, Steindler, Houston & Rosen, P.C.
                            230 Park Ave., 29th Floor
                               New York, NY 10169
                              Phone: (212) 661-9100
                               Fax: (212) 682-6104

         17.4     FURTHER DOCUMENTS AND ACTIONS

         Fruit of the Loom and Reorganized Fruit of the Loom shall execute, and are authorized to file with the Court and deliver, such agreements and other documents or information, and to take or cause to be taken such actions, as may be necessary or appropriate to effect and further evidence the terms and conditions of the Plan and to consummate the transactions and transfers contemplated by the Plan. Fruit of the Loom, Reorganized Fruit of the Loom, and all other necessary or appropriate parties shall execute any and all documents and instruments that must be executed under or in connection with the Plan in order to implement the terms of the Plan or to effectuate the Distributions under the Plan, provided that such documents and instruments are reasonably acceptable to such party or parties.

         17.5     PLAN SUPPLEMENT

         Except as otherwise provided in the Plan, forms of the following documents shall be contained in the Plan Supplement and filed with the Clerk of the Court at least five days prior to the Voting Deadline: the Rejection and Assignment Schedule, the Amended Certificates of Incorporation, the Amended Bylaws, the Exit Facility Commitment Letter, the New Notes, the Farley Assignment, the schedule of Liens that will encumber the property of Reorganized Fruit of the Loom or any member thereof, the Scheme of Arrangement, the list of the initial members of the boards of directors of Fruit of the Loom, and the treatment of Indemnification Rights under the Plan. Upon its filing with the Court, the Plan Supplement may be inspected in the office of the Clerk of the Court during normal Court hours. Holders of Claims may obtain a copy of the Plan Supplement upon written request to Fruit of the Loom in accordance with Section 17.4.

         17.6     PLAN CONTROLS

         To the extent the Plan is inconsistent with the Disclosure Statement or the Scheme of Arrangement, the provisions of the Plan shall be controlling.

         17.7     RESERVATION OF RIGHTS

         If the Plan is not confirmed by a Final Order, or if the Plan is confirmed and does not become effective, the rights of all parties in interest in the Reorganization Cases are and will be reserved in full. Any concessions or settlements reflected herein (if any), are made for purposes of the Plan only, and if the Plan does not become effective, no party in interest in the Reorganization Cases shall be bound or deemed prejudiced by any such concession or settlement.

         17.8     INJUNCTION REGARDING WORTHLESS STOCK DEDUCTION

         At the Confirmation Hearing, the Debtors may request that the Court include in the Confirmation Order a provision enjoining any "50-percent shareholder" of Old FTL, Ltd. within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, from claiming a worthless stock deduction with respect to Old Capital Stock for any taxable year of such shareholder ending prior to the Effective Date.

         17.9     TAX REPORTING AND COMPLIANCE

         In connection with the Plan and all instruments issued in connection therewith and Distributions thereon, Fruit of the Loom and Reorganized Fruit of the Loom shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all Distributions hereunder shall be subject to any such withholding and reporting requirements. No holder of an Allowed Claim against Fruit of the Loom shall effectuate any withholding with respect to the cancellation or satisfaction of such Allowed Claim under the Plan. Reorganized Fruit of the Loom is hereby authorized to request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all taxable periods of Fruit of the Loom ending after the Petition Date through, and including, the Effective Date of the Plan.

         17.10    BINDING EFFECT

         The rights, benefits, and obligations of any Entity named or referred to in the Plan, or whose actions may be required to effectuate the terms of the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Entity (including, but not limited to, any trustee appointed for Fruit of the Loom under Chapter 7 or 11 of the Bankruptcy Code). The Confirmation Order shall provide that the terms and provisions of the Plan and the Confirmation Order shall survive and remain effective after entry of any order which may be entered converting any of Fruit of the Loom's Reorganization Cases to a case under Chapter 7 of the Bankruptcy Code, and the terms and provisions of the Plan shall continue to be effective in this or any superseding case under the Bankruptcy Code.

                                  [END OF TEXT]

         IN WITNESS WHEREOF, each of the undersigned has duly executed the Plan as of the date first above written.

                                    FRUIT OF THE LOOM, LTD.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Chief Administrative Officer,
                                           General Counsel and Secretary


                                    FRUIT OF THE LOOM, INC.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Chief Administrative Officer,
                                           General Counsel and Secretary


                                    UNION UNDERWEAR COMPANY, INC.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President


                                    ALICEVILLE COTTON MILL INC.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President

                                    FRUIT OF THE LOOM ARKANSAS, INC.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President

                                    NWI LAND MANAGEMENT INC.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President

                                    THE B.V.D. LICENSING CORP.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President

                                    FOL CARIBBEAN CORP.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President

                                    FAYETTE COTTON MILL, INC.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President

                                    FRUIT OF THE LOOM TEXAS, INC.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President

                                    FRUIT OF THE LOOM CARIBBEAN CORP.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President

                                    FTL SALES COMPANY, INC.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President

                                    UNION YARN MILLS, INC.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President

                                    GREENVILLE MANUFACTURING, INC.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President

                                    WINFIELD COTTON MILL, INC.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President

                                    MARTIN MILLS, INC.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President

                                    LEESBURG KNITTING MILLS, INC.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President

                                    SALEM SPORTSWEAR CORPORATION



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President

                                    RABUN APPAREL, INC.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President

                                    WHITMIRE MANUFACTURING, INC.



                                    BY: /s/ John J. Ray III
                                    NAME: John J. Ray III
                                    TITLE: Vice President

                                    EXHIBIT A


             ALLOWED AMOUNTS OF PREPETITION SECURED CREDITOR CLAIMS

                                   EXHIBIT B
                             TERMS OF THE NEW NOTES

         - Initial Principal Amount: $275 million, which shall be adjusted upward in an amount equal to the net proceeds of all asset sales occurring from and after January 1, 2001 until the Effective Date; provided, however, that (i) no upward adjustment shall be made as a result of asset sales until the net proceeds from all such sales exceeds $15 million, at which point the upward adjustment shall commence on a dollar-by-dollar basis to the extent of such net proceeds exceeding $15 million, (ii) only asset sales producing net proceeds in a minimum amount of $200,000 will be used to adjust the principal amount of New Notes to be issued, and
                  (iii) in no event will the principal amount of the New Notes exceed $300 million

         -        Issuer: Reorganized Union Underwear

         - Guarantors: Each of the other Reorganized Subsidiaries, New FTL, Ltd., and all material domestic and foreign Affiliates of each of the foregoing existing on or after the Effective Date on an unsecured basis

         -        Security: None

         -        Maturity Date: Seventh anniversary of the Effective Date

         - Interest Rate: 688 basis points over 7-year treasury notes, fixed as of the Effective Date, with a floor of 11% and a cap of 13%. Interest shall be payable semiannually in cash commencing six months after the Effective Date

         - Principal Amortization: No payment of principal required until the maturity date

         - Redemption: redeemable at the option of the issuer in whole or in part on or after the third anniversary of the effective date according to the following schedule: (i) Year 4: par plus -1/2 of the coupon amount; (ii) Year 5: par plus -1/4 of the coupon amount; and (iii) Year 6-7: par.

         -        Representations and Warranties: [TO BE DETERMINED]

         -        Covenants: [TO BE DETERMINED]

         -        Events of Default: [TO BE DETERMINED]

         -        Remedies: [TO BE DETERMINED]

                                    EXHIBIT C


                                NEW COMMON STOCK


         - Par Value: The New Common Stock shall have a par value of $0.01 per share.

         - Rights: Holders of the New Common Stock will be entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the board of directors from legally available funds, and to share pro rata in any distribution of New FTL Ltd.'s assets after payment of all debts and other liabilities. Holders of the New Common Stock will not have preemptive rights or other rights to subscribe for additional shares, and the New Common Stock will not be subject to conversion or redemption. When issued, the shares of the New Common Stock will be fully paid and nonassessable.

         - Dilution: The shares of New Common Stock to be distributed under the Plan will be subject to dilution only by the Key Employee Equity Incentive Compensation Program.

                                    EXHIBIT D


                                  EXIT FACILITY


         - Principal Amount: Up to $425 million (including a term loan and a revolver).

         - Security: Reorganized Fruit of the Loom's obligations under the Exit Facility will be secured by first-priority, perfected liens (or, to the extent such liens cannot be granted on certain of Reorganized Fruit of the Loom's property, the highest priority liens that can be granted with respect thereto) on all of the real and personal (both tangible and intangible) property of Reorganized Fruit of the Loom.

         - Borrowers and Guarantors: Each member of Reorganized Fruit of the Loom will be liable as either a co-borrower or a guarantor under the Exit Facility.

         - Letters of Credit Under the DIP Facility: Outstanding letters of credit issued under the DIP Facility will be replaced by new letters of credit to be issued under the Exit Facility.

         -        Term: Four years.

         -        Interest: [TO BE DETERMINED]

         -        Mandatory and Optional Repayments: [TO BE DETERMINED]

         - Purposes: (a) Repay the outstanding balances under the DIP Facility as of the Effective Date, (b) Fund other payments contemplated by the Plan, (c) Meet the working capital needs of Reorganized Fruit of the Loom, and (d) Other corporate purposes as deemed necessary or appropriate by the Boards of Directors of Reorganized Fruit of the Loom and permitted by the documents to be executed in conjunction with the Exit Facility.

         -        Representations and Warranties: [TO BE DETERMINED]

         -        Covenants: [TO BE DETERMINED]

         -        Events of Default: [TO BE DETERMINED]

         -        Remedies: [TO BE DETERMINED]